Exhibit 4.3

AMENDMENT NO. 9 TO CREDIT AGREEMENT

AMENDMENT NO. 9 TO CREDIT AGREEMENT, dated as of June 4, 2024 (this “Amendment”), among OMAHA HOLDINGS LLC, a Delaware limited liability company (“Existing Holdings”), as assignor, GATES INDUSTRIAL HOLDCO LIMITED, a corporation incorporated under the laws of England and Wales (“Parent”), as assignee, OMAHA ACQUISITION INC., a Delaware corporation (“New Holdings”), GATES GLOBAL LLC (the “Existing Borrower”), as assignor, GATES CORPORATION (the “New Borrower” or the “Borrower”), as assignee, each of the Guarantors party hereto, UBS AG CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity and including any permitted successor or assign, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below), UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and L/C Issuer (as defined in the Credit Agreement), the Lenders party hereto and JPMorgan Chase Bank, N.A., as the Fronting Lender (as defined below).

W I T N E S S E T H:

WHEREAS, Existing Holdings, the Existing Borrower, the Lenders, the Administrative Agent and certain other parties entered into a Credit Agreement dated as of July 3, 2014 (as amended by Amendment No. 1 dated as of April 7, 2017, as amended by Amendment No. 2 dated as of November 22, 2017, as amended by Amendment No. 3 dated as of January 24, 2018, as amended by Amendment No. 4 dated as of February 24, 2021, as amended by Amendment No. 5 dated as of November 18, 2021, as amended by Amendment No. 6 dated as of November 16, 2022, as amended by Amendment No. 7 dated as of March 1, 2023, as amended by Amendment No. 8 dated as of October 10, 2023 and as further amended, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement);

WHEREAS, Existing Holdings and Existing Borrower desire that Existing Holdings assign all of its rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents as “Holdings” to Parent;

WHEREAS, Existing Holdings and the Existing Borrower desire that the Existing Borrower assign all of its rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents as the “Borrower” (including for the avoidance of doubt as “Co-Borrower”) to the New Borrower;

WHEREAS, (i) Parent agrees to assume such rights, title, interests, duties, liabilities and obligations of Existing Holdings under the Credit Agreement and the other Loan Documents by executing this Amendment, (ii) the New Borrower agrees to assume such rights, title, interests, duties, liabilities and obligations of the Existing Borrower under the Credit Agreement and the other Loan Documents by executing this Amendment and (iii) each Guarantor (including New Holdings) confirms that its Guaranty applies to the New Borrower’s obligations under the Loan Documents;

WHEREAS, in accordance with Section 10.26 of the Existing Credit Agreement, the Administrative Agent, the Collateral Agent and the Lenders waive the prohibition on Existing Holdings and the Existing Borrower assigning and transferring all of their respective rights and obligations under the Existing Credit Agreement and the other Loan Documents to Parent and the New Borrower and the assumption by Parent and the New Borrower of such rights and obligations of Existing Holdings and the Existing Borrower, respectively, under the Credit Agreement and all other Loan Documents, as the same may be modified by this Amendment or from time to time amended, supplemented and/or otherwise modified from time to time;

WHEREAS, Section 2.15 of the Existing Credit Agreement permits the Lenders to, upon the request of the Borrower, refinance all or any portion of any Class of Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under the Credit Agreement, with Other Revolving Credit Loans and Other Revolving Credit Commitments, as the case may be, pursuant to the procedures described therein and a Refinancing Amendment;

WHEREAS, the Borrower has requested that the Lenders listed on Schedule I hereto (each, a “Refinancing Revolving Lender”) provide “Other Revolving Credit Commitments” (the “Refinancing Revolving Commitments”) and “Other Revolving Credit Loans” (if applicable) (the “Refinancing Revolving Loans”) under Section 2.15 of the Credit Agreement (collectively, the “Refinancing Revolving Facility”) to refinance all Revolving Credit Commitments and Revolving Credit Loans (if applicable) outstanding immediately prior to the effectiveness of this Amendment (such Revolving Credit Commitments and Revolving Credit Loans, collectively, and including for the avoidance of doubt, Revolving Credit Commitments and Revolving Credit Loans that are converted or exchanged into the Refinancing Revolving Facility pursuant to this Amendment, the “Refinanced Revolving Facility” (the Refinancing Revolving Commitments together with the Incremental Revolving Commitments (as defined below), the “New Revolving Facility”);

WHEREAS, the Refinancing Revolving Lenders will comprise, and the New Revolving Facility will be made by, (i) in part, Lenders under the Refinanced Revolving Facility and who agree to convert or exchange all of their Refinanced Revolving Facility to or for the Refinancing Revolving Facility; and (ii) in part, Persons providing new Refinancing Revolving Facility Commitments which, and the proceeds of which (if applicable) will be used by the Borrower to repay lenders under the Refinanced Revolving Facility that will not be so converted or exchanged;

WHEREAS, Section 2.14 of the Credit Agreement permits the Borrower to establish Incremental Revolving Credit Commitments and to amend the Credit Agreement to give effect to the establishment thereof;

WHEREAS, the Borrower has requested that the Refinancing Revolving Lenders (in such capacity, the “Incremental Revolving Lenders”) provide a Revolving Commitment Increase, in respect of the Refinancing Revolving Facility as previously effected pursuant to this Amendment, under Section 2.14 of the Credit Agreement in an aggregate principal amount of $250,000,000 (such Revolving Commitment Increase in such principal amount referred to herein as the “Incremental Revolving Commitments”; together with the Refinancing Revolving Commitments, the “New Revolving Commitments”; the loans made pursuant thereto, the “New Revolving Loans”) such that the Refinancing Revolving Commitments under the Refinancing Revolving Facility previously effected pursuant to this Amendment, plus the Incremental Revolving Commitments, shall be the aggregate amount set forth on Schedule I hereto opposite such Refinancing Revolving Lender;

WHEREAS, the New Revolving Loans will be made under one new facility, after giving effect to both the Refinancing Revolving Facility and the Incremental Revolving Commitments and the New Revolving Loans will be held by Refinancing Revolving Lenders and the Incremental Revolving Lender ratably in accordance with their New Revolving Commitments.

WHEREAS, the Refinancing Revolving Lenders are willing, subject to the terms and conditions set forth herein and in the Credit Agreement, to severally make to the Borrower the amount of the New Revolving Commitments set forth opposite its name on Schedule I hereto and on the terms set forth with respect to “Revolving Credit Commitments” and “Revolving Credit Loans” as set forth in the Credit Agreement (after giving effect to this Amendment);

WHEREAS, Section 2.15 of the Existing Credit Agreement permits the Lenders to, upon the request of the Borrower, refinance all or any portion of any Class of Term Loans then outstanding under the Credit Agreement, with Refinancing Loans and Refinancing Term Commitments, as the case may be, pursuant to the procedures described therein and a Refinancing Amendment;

WHEREAS, the Borrower has requested that the Lenders listed on Schedule I (each, a “Refinancing Term Lender”; together with the Refinancing Revolving Lenders, the “Refinancing Lenders”) provide “Refinancing Term Commitments” (the “Refinancing Term Commitments”) and “Refinancing Term Loans” (the “Refinancing Term Loans”) under Section 2.15 of the Credit Agreement (collectively, the “Refinancing Term Facility”) to refinance all Initial B-3 Dollar Term Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to the effectiveness of this Amendment (such Initial B-3 Dollar Term Loans that are refinanced by the Refinancing Term Facility pursuant to this Amendment, the “Refinanced Term Loans” or “Initial B-5 Dollar Term Loans”;

WHEREAS, the Refinancing Term Lenders are willing, subject to the terms and conditions set forth herein and in the Credit Agreement, to severally make to the Borrower the amount of the Refinancing Term Commitments set forth opposite its name on Schedule I hereto and on the terms set forth with respect to “Initial B-5 Dollar Term Commitments” and “Initial B-5 Dollar Term Loans” as set forth in the Credit Agreement (after giving effect to this Amendment);

WHEREAS, Existing Holdings, the Existing Borrower, New Holdings and New Borrower have requested, (i) to refinance all of the existing Revolving Credit Commitments and upsize the Revolving Credit Commitments by an aggregate principal amount equal to $250,000,000, (ii) refinance the entire amount of the Initial B-3 Dollar Term Loans with the Initial B-5 Dollar Term Loans, (iii) to amend the definition of “Applicable Rate” with respect to the Initial B-4 Dollar Term Loans and (iv) to make certain other amendments to the Credit Agreement pursuant to which certain provisions of the Credit Agreement will be amended as set forth herein;

WHEREAS, Section 10.01 of the Credit Agreement provides that the parties hereto may amend the Credit Agreement for the purposes set forth herein;

WHEREAS, (i) Citigroup Global Markets, Inc., JPMorgan Chase Bank, N.A., HSBC Securities (USA) Inc., Goldman Sachs Bank USA, Barclays Bank PLC, CIBC World Markets Corp., PNC Capital Markets LLC, Santander Bank, N.A. and UBS Securities LLC are joint lead arrangers and joint bookrunners for this Amendment (the “Amendment No. 9 Arrangers”) and (ii) BofA Securities, Inc., KeyBanc Capital Markets, Morgan Stanley Senior Funding, Inc. and Royal Bank of Canada are co-managers for this Amendment (the “Amendment No. 9 Co-Managers”).

WHEREAS, each Lender holding Initial B-4 Dollar Term Loans immediately prior to the Amendment No. 9 Effective Date (the “Existing Term B-4 Loans”, and each of the Lenders with Existing Term B-4 Loans, the “Existing Term B-4 Lenders”) that executes and delivers a consent (a “Consent”) in the form of Annex A to this Amendment by 10:00 a.m., New York City time on Thursday, May 23, 2024 (the “Consent Deadline”) will have agreed to the terms of this Amendment upon the effectiveness of this Amendment on the Amendment No. 9 Effective Date (as defined below). For purposes hereunder, the Initial B-4 Dollar Term Loans after giving effect to this Amendment shall be referred to as the “Repriced Term Loans”, and each Existing Term B-4 Lender that executed and delivers a consent in accordance with the terms hereof shall be referred to as a “Consenting Lender”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Amendments

The Existing Credit Agreement is, effective as of the Amendment No. 9 Effective Date, hereby amended as follows:

(a)           to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto;

(b)           Schedule 1.01A of the Existing Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit B hereto; and

(c)           The existing Exhibits to the Existing Credit Agreement are hereby amended and restated in their entirety as set forth in Exhibit C hereto.

(d)           Parent will enter into an English law governed debenture, dated as of the date hereof (the “UK Security Agreement”), among Parent and the Administrative Agent, for the benefit of the Secured Parties, substantially in for form set forth in Exhibit D hereto.

ARTICLE II

Refinancing Revolving Facility and Incremental Revolving Commitments

Section 2.1.           Subject to the occurrence of the Amendment No. 9 Effective Date:

(a)           Each Refinancing Revolving Lender hereby (x) consents to the terms of this Amendment and (y) if such Refinancing Revolving Lender held Revolving Credit Loans or Revolving Credit Commitments immediately prior to this Amendment in an amount less than, equal to or greater than the amount opposite such Refinancing Revolving Lender on Schedule I hereto, irrevocably agrees that the entire amount of its Revolving Credit Loans and Revolving Credit Commitments, as in effect immediately prior to the Amendment No. 9 Effective Date, will be repaid, if applicable, or converted to New Revolving Loans as amended hereby and New Revolving Commitments as amended hereby, respectively, pursuant to the provisions of Section 2.15 of the Credit Agreement.

(b)           Immediately after the establishment of the Refinancing Revolving Facility, each Incremental Revolving Lender hereby severally agrees to provide the Incremental Revolving Commitments and, for the avoidance of doubt, the Incremental Revolving Commitments, together with the Refinancing Revolving Commitments, equal to the amount opposite such Incremental Revolving Lender on Schedule I hereto and irrevocably agrees that the entire amount of its Incremental Revolving Credit Commitments will be converted to New Revolving Commitments as amended hereby, respectively, pursuant to the provisions of Section 2.14 of the Credit Agreement.

(c)           After giving effect to the Refinancing Revolving Commitments and the Incremental Revolving Commitments, the New Revolving Commitments of each Refinancing Revolving Lender under the New Revolving Facility will be as set forth under the caption “New Revolving Commitments” on Schedule I hereto. The New Revolving Commitments and New Revolving Loans shall be subject to all of the terms and conditions set forth herein and in the Credit Agreement.

(d)           Each Refinancing Revolving Lender shall be deemed to be a “Lender”, a “Revolving Credit Lender” and a “Secured Party” for all purposes under the Credit Agreement and each other Loan Document.

(e)           Pursuant to Sections 2.14, 2.15 and 10.01 of the Credit Agreement, on the Amendment No. 9 Effective Date, the New Revolving Commitments shall (x) have the terms set forth in the Credit Agreement with respect to “Revolving Credit Commitments” and (y) automatically (and without any further action or notice by any party) become Revolving Credit Commitments for all purposes of the Credit Agreement and the other Loan Documents. The participations in any outstanding Letters of Credit (which, for the avoidance of doubt, includes participations in the Existing Letters of Credit (as defined below)) shall each be adjusted in accordance with each Lender’s respective percentage of the aggregate New Revolving Commitments.

(f)            This Amendment is a Refinancing Amendment referred to in Section 2.15 of the Credit Agreement and an Incremental Amendment referred to in Section 2.14 of the Credit Agreement.

(g)           The parties hereto agree that those letters of credit listed on Schedule II to this Amendment (the “Existing Letters of Credit”) shall be deemed Letters of Credit for all purposes under the Credit Agreement, without any further action by the Borrower and all Existing Letters of Credit shall be deemed to be issued under the Credit Agreement in the name of the Borrower for the benefit of the Borrower or any Subsidiary of Holdings in whose name such Existing Letter of Credit is outstanding immediately prior to the Amendment No. 9 Effective Date and shall constitute Letters of Credit subject to the terms of the Credit Agreement.

Refinancing Term Facility

Section 2.2.           Subject to the occurrence of the Amendment No. 9 Effective Date:

(a)           Each Refinancing Term Lender hereby consents to the terms of this Amendment.

(b)           The Refinancing Term Commitments of each Refinancing Term Lender under the Refinancing Term Facility will be as set forth under the caption “Refinancing Term Commitments” on Schedule I hereto. The Initial B-5 Dollar Term Loans shall be subject to all of the terms and conditions set forth herein and in the Credit Agreement. Each Refinancing Term Commitment will terminate in full upon the making of the related Refinancing Term Loans. The aggregate amount of the Refinancing Term Commitment is $1,300,000,000.

(c)           Substantially simultaneously with the borrowing of Refinancing Term Loans, the Borrower shall fully prepay any outstanding Refinanced Term Loans, together with accrued and unpaid interest thereon on the Amendment No. 9 Effective Date.

(d)           The Refinancing Term Commitment provided pursuant to this Amendment shall constitute a “Refinancing Term Commitment” referred to in Section 2.15 of the Existing Credit Agreement and, upon the Amendment No. 9 Effective Date, the Refinancing Term Commitment of any Refinancing Term Lender shall become the “Refinancing Term Loans” of such Refinancing Term Lender.

(e)           Each Refinancing Term Lender shall be deemed to be a “Lender”, a “Term Lender” and a “Secured Party” for all purposes under the Credit Agreement and each other Loan Document.

(f)            Pursuant to Sections 2.15 and 10.01 of the Credit Agreement, on the Amendment No. 9 Effective Date, the Initial B-5 Dollar Term Loans shall (x) have the terms set forth in the Credit Agreement with respect to “Initial B-5 Dollar Term Loans” and (y) automatically (and without any further action or notice by any party) become Initial Term Loans and Term Loans for all purposes of the Credit Agreement and the other Loan Documents.

ARTICLE III

Assignment and Assumption; Release of Existing Borrower and Existing Holdings

Section 3.1.           As of the Amendment No. 9 Effective Date:

(a)           (x) the Existing Borrower hereby assigns any and all of its rights and obligations as the Borrower under the Credit Agreement and the other Loan Documents to the New Borrower and (y) the New Borrower hereby assumes all of the rights and obligations (including, for the avoidance of doubt, the Obligations) of the Existing Borrower as the “Borrower” under the Credit Agreement and the other Loan Documents and accepts such assignment from the Existing Borrower and hereby agrees to be unconditionally bound in respect of all duties, obligations and liabilities as the Borrower under the Credit Agreement and the other Loan Documents as if the New Borrower were initially named as the “Borrower” thereunder;

(b)           (x)  Existing Holdings hereby assigns any and all of its rights and obligations as Holdings under the Credit Agreement and the other Loan Documents to Parent and (y) Parent hereby assumes all of the rights and obligations (including, for the avoidance of doubt, the Obligations) of Existing Holdings as “Holdings” under the Credit Agreement and the other Loan Documents and accepts such assignment from Existing Holdings and hereby agrees to be unconditionally bound in respect of all duties, obligations and liabilities as Holdings under the Credit Agreement and the other Loan Documents as if Parent were initially named as the “Holdings” thereunder;

(c)           (x) the Existing Borrower is hereby released solely from its obligations as the “Borrower” under the Credit Agreement and any other Loan Document to which it is a party in its capacity as the “Borrower” and (y) Existing Holdings is hereby released solely from its obligations as “Holdings” under the Credit Agreement and any other Loan Document to which it is a party in its capacity as “Holdings”;

(d)           (x) the New Borrower hereby confirms its acceptance of, and agrees to be bound by, all covenants and other terms and provisions of the Credit Agreement and the other Loan Documents applicable to the Borrower and (y) Parent hereby confirms its acceptance of, and agrees to be bound by, all covenants and other terms and provisions of the Credit Agreement and the other Loan Documents applicable to Holdings;

(e)           (x) the New Borrower hereby makes all representations and warranties required to be made by the Borrower on the Amendment No. 9 Effective Date as set forth in the Credit Agreement and the other Loan Documents and (y) Parent hereby makes all representations and warranties required to be made by Holdings on the Amendment No. 9 Effective Date as set forth in the Credit Agreement and the other Loan Documents; and

(f)           (x) all references in the Credit Agreement or the other Loan Documents to the “Borrower” or “Borrowers” shall mean a reference to the New Borrower in its capacity as a Borrower and (y) all references in the Credit Agreement or the other Loan Documents to “Holdings” shall mean a reference to Parent in its capacity as Holdings.

Section 3.2.           Reaffirmation of Guarantors.

(a)           Each Guarantor by its signature below affirms and confirms that its Guaranty and the pledge of and the grant of a security interest in its assets as Collateral as provided in the Collateral Documents as originally executed, in each case, applies to the New Borrower’s obligations under the Loan Documents.

ARTICLE IV

Repricing of the Existing Term B-4 Loans and other Amendments

Section 4.1.           Consenting Lenders, Assigning Lenders and Non-Consenting Lenders.

(a)           If any Existing Term B-4 Lender (each, a “Non-Consenting Lender”) declines or fails to consent to this Amendment by failing to return an executed Consent to the Administrative Agent prior to the Consent Deadline or elects to assign its Existing Term B-4 Loans as provided in its executed Consent (each, an “Assigning Lender”), then pursuant to and in compliance with the terms of Section 3.07(a) of the Existing Credit Agreement, such Non-Consenting Lender or Assigning Lender may be replaced and all of its interests, rights and obligations under the Existing Credit Agreement and the related Loan Documents with respect to its Existing Term B-4 Loans may be purchased and assumed by JPMorgan Chase Bank, N.A. (the “Fronting Lender”). As of the Amendment No. 9 Effective Date, each Non-Consenting Lender and Assigning Lender will be deemed to have executed the Assignment and Assumption Agreement posted to the Existing Term B-4 Lenders on May 28, 2024 (the “Assignment Agreement”) for all of its then outstanding Existing Term B-4 Loans and will be deemed to have assigned all of its then outstanding Existing Term B-4 Loans to the Fronting Lender, in each case pursuant to and in compliance with the terms of Section 3.07(b) of the Credit Agreement.

(b)           Each Consenting Lender hereby agrees to continue to hold 100% of the outstanding principal amount of its Existing Term B-4 Loans (or such lesser principal amount allocated to such Consenting Lender (or one or more of its Affiliates) by the Fronting Lender in its sole discretion) in the form of Repriced Term Loans.

(c)           Each Assigning Lender here agrees to assign 100% of its outstanding principal amount of its Existing Term B-4 Loans in accordance with Section 4.1(a) and further agrees to purchase by assignment (or cause one or more of your Affiliates) from the Fronting Lender a like principal amount of Repriced Term Loans (or such lesser principal amount allocated to such Assigning Lender (or one or more of its Affiliates) by the Fronting Lender in its sole discretion).

(d)           The Administrative Agent hereby consents to this Amendment and consents to the assignment of the then outstanding Existing Term B-4 Loans of each Non-Consenting Lender and Assigning Lender to the Fronting Lender in accordance with Section 10.07 of the Existing Credit Agreement.

(e)           The marketing term sheet posted to the Existing Term B-4 Lenders on May 20, 2024 shall constitute the notice required under Section 3.07(a) of the Existing Credit Agreement.

(f)           For the avoidance of doubt, all Existing Term B-4 Loans shall continue to be outstanding as Initial B-4 Dollar Term Loans under the Credit Agreement (as amended hereby) on and after the Amendment No. 9 Effective Date, subject to the terms of this Amendment, and for the avoidance of doubt the Initial B-4 Dollar Term Loans shall continue as the same Class of Term Loans for all purposes under the Credit Agreement.

ARTICLE V

Conditions to Effectiveness

Section 5.1.           This Amendment shall become effective on the date (the “Amendment No. 9 Effective Date”) on which:

(a)           The Administrative Agent (or its counsel) shall have received from (i) the Administrative Agent, (ii) the Collateral Agent, (iii) each Refinancing Revolving Lender and Incremental Revolving Lender, (iv) each L/C Issuer, (v) each Refinancing Term Lender, (vi) the Fronting Lender and (vii) each Loan Party, (x) a counterpart of this Amendment signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include a telecopy or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b)           The Administrative Agent (or its counsel) shall have received, from Parent originals or pdf copies or other facsimiles, properly executed by a Responsible Officer of Parent of (i) the UK Security Agreement and (ii) a limited joinder to the Security Agreement, each in form and substance reasonably satisfactory to the Administrative Agent (or its counsel).

(c)           The Administrative Agent (or its counsel) shall have received a customary written legal opinion (addressed to the Administrative Agent, the Refinancing Revolving Lenders, the Refinancing Term Lenders, the Consenting Lenders and the Fronting Lender) from (i) Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel and (ii) Davis Polk & Wardwell London LLP, English counsel to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent. Each of the Borrower, Parent and New Holdings hereby instruct such counsel to deliver such legal opinion.

(d)           The Administrative Agent (or its counsel) shall have received such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates, certificates of incorporation (or confirmation of no change since last delivered to the Administrative Agent) and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party on the Amendment No. 9 Effective Date (including, for the avoidance of doubt, with respect to the Parent, a certificate signed by a director of the Parent and attaching the articles of association of the Parent and resolutions of the board of directions of the Parent authorizing the Parent to enter into this Amendment and the other Loan Documents).

(e)           The Borrower shall have paid to the Administrative Agent all fees and expenses due to the Administrative Agent, the Amendment No. 9 Arrangers and the Amendment No. 9 Co-Managers, as separately agreed in writing, on the Amendment No. 9 Effective Date. All out-of-pocket and documented reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent) of the Administrative Agent and the Amendment No. 9 Arrangers in connection with this Amendment and the transactions contemplated hereby shall have been paid, to the extent invoiced.

(f)            The representations and warranties of each Loan Party set forth in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of this Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as of such earlier date.

(g)           At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall exist or would result from this Amendment or from the application of the proceeds therefrom.

(h)           The Administrative Agent shall have received a certificate, dated the Amendment No. 9 Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (f) and (g) of this Section 5.1.

(i)           The Borrower shall have paid to the Administrative Agent all accrued and unpaid interest on the Initial B-3 Dollar Term Loans to, but not including, the Amendment No. 9 Effective Date.

(j)            If applicable, the Administrative Agent shall have received a Committed Loan Notice with respect to the New Revolving Loans (if any) to be made on the Amendment No. 9 Effective Date at the Administrative Agent’s Office at least three Business Days prior to the Amendment No. 9 Effective Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion), and such Committed Loan Notice shall otherwise meet the requirements set forth in Section 2.02 of the Credit Agreement.

(k)           If applicable, the Administrative Agent shall have received a prepayment notice with respect to the existing Revolving Credit Loans (if any) to be prepaid on the Amendment No. 9 Effective Date at the Administrative Agent’s Office at least three Business Days prior to the Amendment No. 9 Effective Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion), and such prepayment notice shall otherwise meet the requirements set forth in Section 2.05 of the Credit Agreement.

(l)            The Administrative Agent (or its counsel) shall have received satisfactory evidence of the consummation of the repayment in full of all outstanding indebtedness under the ABL Credit Agreement (as defined in the Existing Credit Agreement) and the termination of all commitments thereunder and all security interests and guarantees in connection therewith.

(m)          The Borrower shall have delivered to the Administrative Agent a Request for Credit Extension in respect of the Initial B-5 Dollar Term Loans accordance with the requirements under the Existing Credit Agreement.

(n)           The Administrative Agent shall have received at least 3 Business Days prior to the Amendment No. 9 Effective Date all documentation and other information about the New Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and, with respect to the New Borrower, the Beneficial Ownership Regulation, in each case, that has been requested by the Administrative Agent in writing at least 10 Business Days prior to the Amendment No. 9 Effective Date.

(o)           The Administrative Agent (or its counsel) shall have received a Consent in the form of Exhibit A to this Amendment, duly executed by each Existing Term B-4 Lender (excluding any Non-Consenting Lender) prior to the Amendment No. 9 Effective Date, in each case, by the Consent Deadline.

(p)           With respect to each Mortgaged Property, the Collateral Agent shall have received a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, and, to the extent any improved Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to be a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of flood insurance as required by Section 6.07(c) of the Credit Agreement. For the avoidance of doubt, the Administrative Agent confirms this condition has been satisfied as of the Amendment No. 9 Effective Date.

ARTICLE VI

Representations and Warranties.

Section 6.1.           Each Loan Party represents and warrants that:

(a)           Organization; Power. Each Loan Party (i) is duly organized or incorporated, validly existing and, to the extent such concept is applicable in the corresponding jurisdiction, in good standing under the laws of the jurisdiction of its organization or incorporation and (ii) has all requisite organizational or constitutional power and authority to execute and deliver this Amendment and perform its obligations under the Credit Agreement as amended by this Amendment, and the other Loan Documents to which it is a party, except, in the case of clauses (i) and (ii), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           Authorization; Enforceability. This Amendment has been duly authorized by all necessary corporate, shareholder or other organizational action by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)           Loan Document Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Amendment No. 9 Effective Date and except that the representations and warranties which by their terms are made as of an earlier date are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) only as of such specified date.

(d)           No Default. At the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

ARTICLE VII

Miscellaneous

Section 7.1.           Each Loan Party represents and warrants that:

(a)           On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, mean and are a reference to the Credit Agreement as modified by this Amendment. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(b)           The Credit Agreement, as specifically amended by this Amendment, and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all of the respective Obligations of Holdings and the Borrower under the Loan Documents, in each case as the Credit Agreement is amended by this Amendment.

(c)           The execution, delivery and effectiveness of this Amendment does not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents nor constitute a waiver of any provision of any of the Loan Documents. This Amendment shall not constitute a novation of the Credit Agreement.

(d)           The parties hereto hereby agree that this Amendment shall constitute the notice with respect to the establishment of the Incremental Revolving Commitments, Refinancing Revolving Commitment and Refinancing Term Commitments required pursuant to Section 2.14 and 2.15 of the Credit Agreement and notice with respect to the addition of L/C Issuers required pursuant to Section 2.03(k) of the Credit Agreement.

Section 7.2.           Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the other Loan Documents and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of this Amendment. Any signature to this Amendment may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

Section 7.3.           GOVERNING LAW, etc. This AMENDMENT shall be construed in ACCORDANCE with and governed by the law of the State of New York. The provisions of Sections 10.15(b) and 10.16 of the Credit Agreement are incorporated herein and apply to this Amendment mutatis mutandis. Parent hereby irrevocably appoints the Borrower as its agent for service of process with respect to this Amendment, the Credit Agreement, all other Loan Documents and all other related agreements to which it is a party (the “Process Agent”) and the Borrower hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to Parent all legal process addressed to Parent received by the Process Agent.

Section 7.4.           Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 7.5.           Reaffirmation. Each Loan Party hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, (ii) its guarantee of the Obligations under each Guaranty, as applicable, (iii) its prior grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents and (iv) agrees that (x) each Collateral Document to which it is a party shall continue to be in full force and effect, after giving effect to this Amendment and (y) all guarantees, Liens, pledges, grants and other obligations under the Loan Documents shall continue to be in full force and effect and shall secure the Obligations after giving effect to this Amendment.

ARTICLE VIII.

Section 8.1.           Post-Closing Mortgage Amendments. Within 90 days of the Amendment No. 9 Effective Date (unless extended by the Administrative Agent in its reasonable discretion), the Collateral Agent shall have received with respect to each Mortgaged Property, in each case in form and substance reasonably acceptable to the Administrative Agent, either:

(a)           written or e-mail confirmation from local counsel in the jurisdiction in which the Mortgaged Property is located substantially to the effect that: (i) the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the Lien created by such mortgage as security for the Obligations, including the Obligations evidenced by this Amendment and the other documents executed in connection herewith, for the benefit of the Secured Parties, and (ii) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by such mortgage as security for the Obligations, including the Obligations evidenced by this Amendment and the other documents executed in connection herewith, for the benefit of the Secured Parties; or

(b)          (i)  an amendment to the existing Mortgage (the “Mortgage Amendment”) to reflect the matters set forth in this Amendment, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certifications, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law;

(ii)           a favorable opinion, addressed to the Collateral Agent and the Secured Parties covering the enforceability of the applicable Mortgage as amended by the Mortgage Amendment;

(iii)           a date down endorsement (or other title product where a date down endorsement is not available in the applicable jurisdiction) to the existing Mortgage Policy, which shall reasonably assure the Collateral Agent as of the date of such endorsement (or other title product) that the real property subject to the lien of such Mortgage is free and clear of all defects and encumbrances except for Liens permitted pursuant to Section 7.01 of the Credit Agreement or Liens otherwise consented to by the Administrative Agent;

(iv)           evidence of payment by the Borrower of all escrow charges and related charges, mortgage recording taxes, fees, charges and costs and expenses required for the recording of the Mortgage Amendment referred to above; and

(v)           such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title company to issue the endorsement (or other title product) contemplated above and evidence of payment of all applicable title insurance premiums, search and examination charges, and related charges required for the issuance of the endorsement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

GATES GLOBAL LLC,
as Existing Borrower

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

GATES CORPORATION,
as New Borrower

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

OMAHA HOLDINGS LLC,
as Existing Holdings

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

GATES INDUSTRIAL HOLDCO LIMITED,
as Parent

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Director

[Signature Page to Amendment No. 9]

OMAHA ACQUISITION INC., as New Holdings and a Guarantor

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

[Signature Page to Amendment No. 9]

Omaha Holdings LLC
Gates Holdings 1 LLC
Gates Global LLC
GATES INVESTMENTS, LLC
GATES ADMINISTRATION CORP.
PHILIPS HOLDING CORPORATION
TOMKINS BP US HOLDING CORP.
GATES E&S NORTH AMERICA, INC.
GATES TPU, INC.
GATES INTERNATIONAL HOLDINGS, LLC
ATLAS HYDRAULICS LLC

each as a Guarantor

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

[Signature Page to Amendment No. 9]

Accepted and Acknowledged:

UBS AG CAYMAN ISLANDS BRANCH, as Administrative Agent

/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Executive Director

/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Director

[Signature Page to Amendment No. 9]

UBS AG, SAMFORD BRANCH, as Collateral Agent

/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Executive Director

/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Executive Director

[Signature Page to Amendment No. 9]

JPMORGAN CHASE BANK, N.A., as Refinancing Term Lender, Refinancing Revolving Lender, Incremental Revolving Lender, L/C Issuer and Fronting Lender

/s/ Christopher L. Beery
Name:	Christopher L. Beery
Title:	Vice President

[Signature Page to Amendment No. 9]

CITIBANK, N.A., as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ James Oleskewicz
Name:	James Oleskewicz
Title:	Vice President

[Signature Page to Amendment No. 9]

GOLDMAN SACHS BANK USA, as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Dana Siconolfi
Name:	Dana Siconolfi
Title:	Authorized Signatory

[Signature Page to Amendment No. 9]

HSBC Bank USA, NATIONAL ASSOCIATION, as Refinancing Revolving Lender, Incremental Revolving Lender, and L/C Issuer

/s/ David Sanders
Name:	David Sanders
Title:	Senior Vice President

[Signature Page to Amendment No. 9]

BARCLAYS BANK PLC, as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

[Signature Page to Amendment No. 9]

CIBC BANK USA, as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ James Belletire
Name:	James Belletire
Title:	Managing Director

[Signature Page to Amendment No. 9]

PNC BANK, NATIONAL ASSOCIATION, as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Dana Kerpsack
Name:	Dana Kerpsack
Title:	Vice President

[Signature Page to Amendment No. 9]

SANTANDER BANK, N.A., as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Dwayne Foo
Name:	Dwayne Foo
Title:	Vice President

[Signature Page to Amendment No. 9]

UBS AG, STAMFORD BRANCH, as Refinancing Revolving Lender, Incremental Revolving Lender, and L/C Issuer

/s/ Muhammad Afzal
Name:	Muhammad Afzal
Title:	Director

/s/ Danielle Calo
Name:	Danielle Calo
Title:	Associate Director

[Signature Page to Amendment No. 9]

BANK OF AMERICA, N.A., as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Karen Virani
Name:	Karen Virani
Title:	Senior Vice President

[Signature Page to Amendment No. 9]

KEYBANK NATIONAL ASSOCIATION, as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Andrew Ashley
Name:	Andrew Ashley
Title:	Managing Director

[Signature Page to Amendment No. 9]

MORGAN STANLEY SENIOR FUNDING, INC., as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Amendment No. 9]

ROYAL BANK OF CANADA, as Incremental Revolving Lender, Refinancing Revolving Lender, and L/C Issuer

/s/ Nikhil Madhok
Name:Nikhil Madhok
Title:Authorized Signatory

[Signature Page to Amendment No. 9]

Annex A

[On file with the Administrative Agent]

SCHEDULE I

[On file with the Administrative Agent]

Schedule II

[On file with the Administrative Agent]

Exhibit A

Credit Agreement

Exhibit A to Amendment No. 9

~~CONFORMED VERSION THROUGH~~

~~AMENDMENT NO. 8 TO CREDIT AGREEMENT~~

~~(as of October 10, 2023)~~

CREDIT AGREEMENT

Dated as of July 3, 2014,

As amended by Amendment No. 1 on April 7, 2017

As amended by Amendment No. 2 on November 22, 2017

As amended by Amendment No. 3 on January 24, 2018

As amended by Amendment No. 4 on February 24, 2021

As amended by Amendment No. 5 on November 18, 2021

As amended by Amendment No. 6 on November 16, 2022

As amended by Amendment No. 7 on March 1, 2023

As amended by Amendment No. 8 on October 10, 2023

As amended by Amendment No. 9 on June 4, 2024

among

~~Omaha holdings llc~~Gates Industrial Holdco Limited,
as Holdings,

~~GATES GLOBAL LLC~~Gates Corporation,
as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

~~CREDIT SUISSE~~UBS AG~~,~~  CAYMAN ISLANDS BRANCH,
as Administrative Agent,

UBS AG, STAMFORD BRANCH,

as Collateral Agent~~, Swing Line Lender~~  and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

~~CREDIT SUISSE SECURITIES (USA) LLC~~JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

HSBC SECURITIES (USA) INC.,

GOLDMAN SACHS BANK USA,

BARCLAYS BANK PLC,

CIBC WORLD MARKETS CORP.,

PNC CAPITAL MARKETS LLC,

~~CITIBANK~~SANTANDER BANK, N.A.

~~GOLDMAN SACHS LENDING PARTNERS LLC,~~

~~MORGAN STANLEY SENIOR FUNDING, INC.,~~

~~DEUTSCHE BANK SECURITIES INC.,~~and
UBS SECURITIES LLC
~~and~~
~~MACQUARIE CAPITAL (USA) INC.~~,
as Amendment No. 9 Joint Lead Arrangers and Joint Bookrunners,

~~BLACKSTONE HOLDINGS FINANCE CO. L.L.C.,~~

~~as Co-Manager~~

TABLE OF CONTENTS

Page
ARTICLE I
Definitions and Accounting Terms

SECTION 1.01	Defined Terms	1
SECTION 1.02	Other Interpretive Provisions	~~78~~98
SECTION 1.03	Accounting Terms	~~80~~103
SECTION 1.04	Rounding	~~80~~103
SECTION 1.05	References to Agreements, Laws, Etc.	~~80~~103
SECTION 1.06	Times of Day	~~81~~104
SECTION 1.07	Timing of Payment or Performance	~~81~~104
SECTION 1.08	Cumulative Credit Transactions	~~81~~104
SECTION 1.09	Divisions	~~81~~104
SECTION 1.10	Additional Approved Currencies	104

ARTICLE II
The Commitments and Credit Extensions

SECTION 2.01	The Loans	~~81~~105
SECTION 2.02	Borrowings, Conversions and Continuations of Loans	~~82~~107
SECTION 2.03	Letters of Credit	~~84~~109
SECTION 2.04	~~Swing Line Loans~~[Reserved]	~~94~~122
SECTION 2.05	Prepayments	~~97~~123
SECTION 2.06	Termination or Reduction of Commitments	~~108~~137
SECTION 2.07	Repayment of Loans	~~109~~138
SECTION 2.08	Interest	~~111~~140
SECTION 2.09	Fees	~~112~~141
SECTION 2.10	Computation of Interest and Fees	~~113~~142
SECTION 2.11	Evidence of Indebtedness	~~113~~142
SECTION 2.12	Payments Generally	~~114~~143
SECTION 2.13	Sharing of Payments	~~115~~145
SECTION 2.14	Incremental Credit Extensions	~~116~~145
SECTION 2.15	Refinancing Amendments	~~122~~153
SECTION 2.16	Extension of Term Loans; Extension of Revolving Credit Loans	~~123~~155
SECTION 2.17	Defaulting Lenders	~~126~~158

ARTICLE III
Taxes, Increased Costs Protection and Illegality

SECTION 3.01	Taxes	~~128~~160
SECTION 3.02	Illegality	~~130~~164
SECTION 3.03	Inability to Determine Rates	~~131~~164
SECTION 3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves ~~on RFR Loans~~	~~132~~165
SECTION 3.05	~~Funding Losses.~~[Reserved]	~~133~~166

-i-

Page

SECTION 3.06	Matters Applicable to All Requests for Compensation	~~133~~167
SECTION 3.07	Replacement of Lenders under Certain Circumstances	~~135~~168
SECTION 3.08	Survival	~~136~~169

ARTICLE IV
Conditions Precedent to Credit Extensions

SECTION 4.01	Conditions to Initial Credit Extension	~~136~~170
SECTION 4.02	Conditions to All Credit Extensions	~~139~~173

ARTICLE V
Representations and Warranties

SECTION 5.01	Existence, Qualification and Power; Compliance with Laws	~~140~~173
SECTION 5.02	Authorization; No Contravention	~~140~~174
SECTION 5.03	Governmental Authorization; Other Consents	~~141~~174
SECTION 5.04	~~Binding Effect.~~Execution, Delivery and Enforceability	~~141~~174
SECTION 5.05	Financial Statements; No Material Adverse Effect	~~141~~175
SECTION 5.06	Litigation	~~142~~175
SECTION 5.07	[Reserved]	~~142~~175
SECTION 5.08	Ownership of Property; Liens; Real Property	~~142~~175
SECTION 5.09	Environmental Matters	~~142~~176
SECTION 5.10	Taxes	~~143~~176
SECTION 5.11	ERISA Compliance	~~143~~177
SECTION 5.12	Subsidiaries; Equity Interests	~~144~~177
SECTION 5.13	Margin Regulations; Investment Company Act	~~144~~178
SECTION 5.14	Disclosure	~~144~~178
SECTION 5.15	Labor Matters	~~144~~178
SECTION 5.16	[Reserved]	~~145~~178
SECTION 5.17	Intellectual Property; Licenses, Etc.	~~145~~178
SECTION 5.18	Solvency	~~145~~179
SECTION 5.19	Subordination of Junior Financing~~; First Lien Obligations.~~	~~145~~179
SECTION 5.20	OFAC; USA PATRIOT Act; FCPA	~~145~~179
SECTION 5.21	Security Documents	~~146~~180

ARTICLE VI
Affirmative Covenants

SECTION 6.01	Financial Statements	~~147~~181
SECTION 6.02	Certificates; Other Information	~~148~~182
SECTION 6.03	Notices	~~150~~184
SECTION 6.04	Payment of Obligations	~~150~~184
SECTION 6.05	Preservation of Existence, Etc.	~~150~~185
SECTION 6.06	Maintenance of Properties	~~151~~185
SECTION 6.07	Maintenance of Insurance	~~151~~185
SECTION 6.08	Compliance with Laws	~~151~~186
SECTION 6.09	Books and Records	~~152~~186
SECTION 6.10	Inspection Rights	~~152~~186

-ii-

Page

SECTION 6.11	Additional Collateral; Additional Guarantors	~~152~~187
SECTION 6.12	Compliance with Environmental Laws	~~154~~188
SECTION 6.13	Further Assurances	~~154~~189
SECTION 6.14	Designation of Subsidiaries	~~154~~189
SECTION 6.15	Maintenance of Ratings	~~155~~190
SECTION 6.16	~~Post-Closing Covenants~~[Reserved]	~~155~~190
SECTION 6.17	Transactions with Affiliates	190
SECTION 6.18	Use of Proceeds	191
SECTION 6.19	Accounting Changes	192
SECTION 6.20	Change in Nature of Business	192

ARTICLE VII
Negative Covenants

SECTION 7.01	Liens	~~155~~192
SECTION 7.02	Investments	~~160~~198
SECTION 7.03	Indebtedness	~~163~~203
SECTION 7.04	Fundamental Changes	~~169~~210
SECTION 7.05	Dispositions	~~170~~212
SECTION 7.06	Restricted Payments	~~173~~215
SECTION 7.07	~~Change in Nature of Business.~~[Reserved]	~~176~~221
SECTION 7.08	~~Transactions with Affiliates.~~[Reserved]	~~176~~221
SECTION 7.09	Burdensome Agreements	~~177~~222
SECTION 7.10	~~Use of Proceeds.~~[Reserved]	~~178~~223
SECTION 7.11	Financial Covenant	~~178~~223
SECTION 7.12	~~Accounting Changes.~~[Reserved]	~~179~~223
SECTION 7.13	Prepayments, Etc. of Indebtedness	~~179~~224
~~SECTION 7.14~~	~~Permitted Activities~~	~~180~~

ARTICLE VIII
Events of Default and Remedies

SECTION 8.01	Events of Default	~~180~~226
SECTION 8.02	Remedies Upon Event of Default	~~183~~229
SECTION 8.03	Exclusion of Immaterial Subsidiaries	~~183~~229
SECTION 8.04	Application of Funds	~~184~~230
SECTION 8.05	~~Borrower’s~~ Right to Cure	~~185~~231

-iii-

Page

ARTICLE IX
Administrative Agent and Other Agents

SECTION 9.01	Appointment and Authorization of Agents	~~185~~232
SECTION 9.02	Delegation of Duties	~~186~~233
SECTION 9.03	Liability of Agents	~~187~~233
SECTION 9.04	Reliance by Agents	~~187~~234
SECTION 9.05	Notice of Default	~~188~~234
SECTION 9.06	Credit Decision; Disclosure of Information by Agents	~~188~~234
SECTION 9.07	Indemnification of Agents	~~188~~235
SECTION 9.08	Agents in Their Individual Capacities	~~189~~235
SECTION 9.09	Successor Agents	~~189~~236
SECTION 9.10	Administrative Agent May File Proofs of Claim	~~190~~237
SECTION 9.11	Collateral and Guaranty Matters	~~191~~238
SECTION 9.12	Other Agents; Arrangers and Managers	~~192~~239
SECTION 9.13	Withholding Tax Indemnity	~~193~~240
SECTION 9.14	Appointment of Supplemental Agents	~~193~~240
SECTION 9.15	Certain ERISA Matters	241
SECTION 9.16	Erroneous Payments	242

ARTICLE X
Miscellaneous

SECTION 10.01	Amendments, Etc.	~~194~~244
SECTION 10.02	Notices and Other Communications; Facsimile Copies	~~197~~248
SECTION 10.03	No Waiver; Cumulative Remedies	~~198~~250
SECTION 10.04	Attorney Costs and Expenses	~~198~~250
SECTION 10.05	Indemnification by the Borrower	~~199~~251
SECTION 10.06	Payments Set Aside	~~200~~252
SECTION 10.07	Successors and Assigns	~~200~~253
SECTION 10.08	Confidentiality	~~208~~263
SECTION 10.09	Setoff	~~209~~264
SECTION 10.10	Interest Rate Limitation	~~210~~264
SECTION 10.11	Counterparts	~~210~~265
SECTION 10.12	Integration; Termination	~~211~~265
SECTION 10.13	Survival of Representations and Warranties	~~211~~265
SECTION 10.14	Severability	~~211~~265
SECTION 10.15	GOVERNING LAW	~~211~~266
SECTION 10.16	WAIVER OF RIGHT TO TRIAL BY JURY	~~212~~266
SECTION 10.17	Binding Effect	~~212~~267
SECTION 10.18	USA PATRIOT Act~~.~~; Beneficial Ownership	~~213~~267
SECTION 10.19	No Advisory or Fiduciary Responsibility	~~213~~267
SECTION 10.20	Electronic Execution of Assignments	~~214~~268
SECTION 10.21	Effect of Certain Inaccuracies	~~214~~268
SECTION 10.22	Judgment Currency	~~214~~269
SECTION 10.23	Acknowledg~~e~~ment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~215~~269
SECTION 10.24	Cashless Rollovers	270
SECTION ~~10.24~~10.25	Acknowledg~~e~~ment Regarding ~~any~~Any Supported QFCs	~~215~~270

-iv-

Page

ARTICLE XI
Guaranty

~~SECTION 10.25~~	~~Borrower Obligations~~	~~216~~
~~SECTION 10.26~~	~~Restructuring Transactions~~	~~217~~
~~SECTION 10.27~~		~~217~~
SECTION 11.01	The Guaranty	~~219~~274
SECTION 11.02	Obligations Unconditional	~~219~~274
SECTION 11.03	Reinstatement	~~220~~275
SECTION 11.04	Subrogation; Subordination	~~221~~275
SECTION 11.05	Remedies	~~221~~276
SECTION 11.06	Instrument for the Payment of Money	~~221~~276
SECTION 11.07	Continuing Guaranty	~~221~~276
SECTION 11.08	General Limitation on Guarantee Obligations	~~221~~276
SECTION 11.09	Information	~~222~~276
SECTION 11.10	Release of Guarantors	~~222~~276
SECTION 11.11	Right of Contribution	~~222~~277
SECTION 11.12	UK Limitation on Guarantee Obligations	277
SECTION ~~11.12~~11.13	Cross-Guaranty	~~223~~278

-v-

SCHEDULES

1.01A	Commitments
1.01B	Collateral Documents
1.01C	Unrestricted Subsidiaries
5.05	Certain Liabilities
5.06	Litigation
5.08	Ownership of Property
5.09(a)	Environmental Matters
5.10	Taxes
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.01	Borrower’s Website
~~6.16~~	~~Post-Closing Covenants~~
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(f)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.02(a)	Notice Information

EXHIBITS

Form of

A	Committed Loan Notice
B	Letter of Credit Issuance Request
C	~~Swing Line Loan Notice~~[Reserved]
D-1	Term Note
D-2	Revolving Credit Note
~~D-3~~	~~Swing Line Note~~
E-1	Compliance Certificate
E-2	Solvency Certificate
F	Assignment and Assumption
G	Security Agreement
H	Perfection Certificate
I	Intercompany Note
J-1	~~First Lien~~Equal Priority Intercreditor Agreement
J-2	~~ABL~~Junior Priority Intercreditor Agreement
~~L~~K	Administrative Questionnaire
~~M~~L-1	Affiliated Lender Assignment and Assumption
~~M~~L-2	Affiliated Lender Notice
~~M~~L-3	Acceptance and Prepayment Notice
~~M~~L-4	Discount Range Prepayment Notice
~~M~~L-5	Discount Range Prepayment Offer
~~M~~L-6	Solicited Discounted Prepayment Notice
~~M~~L-7	Solicited Discounted Prepayment Offer
~~M~~L-8	Specified Discount Prepayment Notice
~~M~~L-9	Specified Discount Prepayment Response
~~N~~M	United States Tax Compliance Certificate
~~O~~	~~Co-Borrower Joinder Agreement~~

-vi-

CREDIT AGREEMENT

This CREDIT AGREEMENT ~~(as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”)~~ is entered into as of July 3, 2014~~,~~ (as amended by Amendment No. 1 on April 7, 2017, as amended by Amendment No. 2 on November 22, 2017, as amended by Amendment No. 3 on January 24, 2018, as amended by Amendment No. 4 on February 24, 2021, as amended by Amendment No. 5 on November 18, 2021, as amended by Amendment No. 6 on November 16, 2022, as amended by Amendment No. 7 on March 1, 2023 ~~and~~, as amended by Amendment No. 8 on October 10, 2023 ~~among omaha holdings llc, a Delaware limited liability company, Gates global llc, a Delaware limited liability company~~ and as amended by Amendment No. 9 on June 4, 2024 and as further amended, modified, refinanced and/or restated from time to time, this “Agreement”), among Gates Industrial Holdco Limited, a corporation incorporated under the laws of England and Wales, with registered number 10986334 having its registered office at 1 Bartholomew Lane, London, England, EC2N 2AX, Gates Corporation, a Delaware corporation (the “Borrower”), the Guarantors party hereto from time to time, ~~CREDIT SUISSE~~UBS AG~~,~~  CAYMAN ISLANDS BRANCH, as Administrative Agent, UBS AG, STAMFORD BRANCH, as Collateral Agent~~, Swing Line Lender~~  and L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

~~Pursuant to Amendment No. 7, and upon satisfaction of the conditions set forth therein, the Original Credit Agreement is being amended in the form of this Agreement.~~

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
Definitions and Accounting Terms

SECTION 1.01  Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

~~“2026 Dollar Senior Notes” means collectively the Dollar-denominated unsecured notes of the Borrower and Gates Global Co. due 2026 in an aggregate principal amount of $568,000,000 issued November 2019.~~

~~“ABL Collateral Agent” means Citibank, N.A. and any successor, as agent under the ABL Credit Agreement, or if there is no ABL Credit Agreement, the “ABL Collateral Agent” designated pursuant to the terms of the ABL Debt.~~

~~“ABL Credit Agreement” means the loan and security agreement, to be dated as of the Closing Date among the Borrower, Holdings I, certain other Subsidiaries of the Borrower, the ABL Collateral Agent and the other financial institutions party thereto, as amended, restated, supplemented or otherwise modified from time to time.~~

~~“ABL Debt” means (1) any Indebtedness outstanding from time to time under the ABL Credit Agreement, (2) all obligations with respect to such Indebtedness and any Swap Contract incurred with any ABL Lender (or its Affiliates) and secured by the ABL Facility Collateral and (3) all Treasury Services Agreement incurred with any ABL Lender (or its Affiliates) and secured by the ABL Facility Collateral.~~

~~“ABL Facility Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.~~

~~“ABL Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J-2 (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among Holdings I, the Borrower, the Subsidiaries of the Borrower from time to time party thereto, the Collateral Agent, the ABL Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Liens securing the Obligations.~~

~~“ABL Lender” means any lender or holder or agent or arranger of Indebtedness under the ABL Credit Agreement.~~

~~“ABL Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.~~

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acceptable Jurisdiction” means each of the United States, Bermuda, the Cayman Islands, Luxembourg, England and Wales, the Netherlands, Ireland, Belgium and Switzerland.

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit ~~M~~L-3.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to ~~the Borrower~~Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Acquisition” means the acquisition by Omaha Acquisition Inc., directly or indirectly, of all of the outstanding class A and class B shares of the Company on the terms and subject to the conditions set forth in the Purchase Agreement.

“Additional B~~-3~~-4 Dollar Term Commitments” means, with respect to the Additional B~~-3~~-4 Dollar Term Lender, its commitment to make ~~an~~ Initial B~~-3~~-4 Dollar Term Loans on the Amendment No. ~~4~~6 Effective Date in an amount equal to $~~272,077,056.06 (which amount represents the entire aggregate principal amount of the Initial B-2 Dollar Term Loans outstanding immediately prior to the Amendment No. 4 Effective Date minus the aggregate principal amount of Converted Initial B-2 Dollar Term Loans on the Amendment No. 4 Effective Date).~~575,000,000.

“Additional B~~-3~~-4 Dollar Term Lender” means the Person identified as such in Amendment No. ~~4~~6.

“Additional B~~-4~~-5 Dollar Term Commitments” means, with respect to the Additional B~~-4~~-5 Dollar Term Lender, its commitment to make Initial B~~-4~~-5 Dollar Term Loans on the Amendment No. ~~6~~9 Effective Date in an amount equal to $~~575,000,000~~1,300,000,000.

“Additional B~~-4~~-5 Dollar Term Lender” means the Person identified as such in Amendment No. ~~6~~9.

“Additional Lender” has the meaning set forth in Section 2.14(c).

~~“Additional Notes” means the aggregate principal amount of $150,000,000 of Dollar Senior Notes issued by the Borrower on March 30, 2017 pursuant to the Senior Notes Indenture.~~

“Additional Refinancing Lender” has the meaning set forth in Section 2.15(a).

~~“Adjusted Daily Simple SOFR” means, for any Interest Period, a rate per annum equal to Daily Simple SOFR plus 0.10%; provided that if Adjusted Daily Simple SOFR would be less than the Applicable Term SOFR Floor, such rate shall be deemed equal to the Applicable Term SOFR Floor.~~

~~“Adjusted Term SOFR” means, for any Interest Period, a rate per annum equal to Term SOFR plus 0.10%; provided that if Adjusted Term SOFR would be less than the Applicable Term SOFR Floor, such rate shall be deemed to be equal to the Applicable Term SOFR Floor.~~

“Administrative Agent” means ~~Credit Suisse~~UBS AG~~,~~  Cayman Islands Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit ~~L~~K or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, any Lender that is a direct or indirect holding company of Holdings or an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than Holdings, the Borrower or any of its Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate of an Investor at such time.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(l)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(l)(iii).

“Affiliated Lender Notice” means the notice substantially in the form of Exhibit L-2.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Co-Manager and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness~~, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees or Term SOFR or Base Rate floor; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include~~  on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower in consultation with the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that “Term SOFR” or any similar component of such formula is included in the calculation of All-In Yield) or similar devices, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally by or on behalf of the Borrower to Lenders or other institutions providing such Indebtedness, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees, ~~consent fees paid to consenting lenders, ticking fees on undrawn commitments or other fees~~closing payments, call protection or other similar fees, in each case payable to any lead arranger ~~(or its~~, bookrunner, manager, agent or Person in a similar capacity (or their affiliates) in connection with the commitment ~~or~~, syndication, marketing or offering of such Indebtedness~~.~~ and not payable to all Lenders, and customary consent or amendment fees paid generally to consenting Lenders (other than solely in connection with a Repricing Transaction), ticking fees accruing prior to the funding of any such Indebtedness and any other fees of the type not paid or payable generally by or on behalf of the Borrower to Lenders or other institutions in connection with the commitment, marketing or offering of such Indebtedness; provided that, with respect to any Indebtedness that includes a “floor”, (A) to the extent that Term SOFR (for a period of three months) or any Successor Alternative Benchmark Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate floor (or, at the option of the Borrower, the interest rate margin in lieu of adding the amount of such difference to the interest rate floor) for such Indebtedness for the purpose of calculating the All-In Yield and (B) to the extent that Term SOFR (for a period of three months) or any Successor Alternative Benchmark Rate on the date that the All-In Yield is being calculated is greater than such floor, then the interest rate floor shall be disregarded in calculating the All-In Yield.

~~“Amendment No. 1” means Amendment No. 1 to this Agreement dated as of April 7, 2017.~~

~~“Amendment No. 1 Effective Date” means April 7, 2017.~~

~~“Amendment No. 2” means Amendment No. 2 to this Agreement dated as of November 22, 2017.~~

~~“Amendment No. 2 Effective Date” means November 22, 2017.~~

“Amendment No. ~~3~~4” means Amendment No. ~~3~~4 to this Agreement dated as of ~~January~~February 24, ~~2018~~2021.

“Amendment No. ~~3~~4 Effective Date” means ~~January 29, 2018~~February 24, 2021.

“Amendment No. ~~4~~6” means Amendment No. ~~4~~6 to this Agreement dated as of ~~February 24, 2021~~November 16, 2022.

“Amendment No. ~~4~~6 Arrangers” has the meaning set forth in Amendment No. ~~4~~6.

“Amendment No. ~~4~~6 Effective Date” means ~~February 24, 2021~~November 16, 2022.

“Amendment No. ~~5~~7” means Amendment No. ~~5~~7 to this Agreement dated as of ~~November 18~~March 1, ~~2021~~2023.

~~“Amendment No. 5 Arrangers” has the meaning set forth in Amendment No. 5.~~

“Amendment No. ~~5~~7 Effective Date” means ~~November 18~~March 1, ~~2021~~2023.

“Amendment No. ~~6~~8” means Amendment No. ~~6~~8 to this Agreement dated as of ~~November 16, 2022~~October 10, 2023.

“Amendment No. ~~6~~8 Arrangers” has the meaning set forth in Amendment No. ~~6~~8.

“Amendment No. ~~6~~8 Effective Date” means ~~November 16, 2022~~October 10, 2023.

“Amendment No. ~~7~~9” means Amendment No. ~~7~~9 to this Agreement dated as of ~~March 1~~June 4, ~~2023~~2024.

~~“Amendment No. 7 Effective Date” means March 1, 2023.~~

~~“Amendment No. 8” means Amendment No. 8 to this Agreement dated as of October 10, 2023.~~

“Amendment No. ~~8~~9 Arrangers” has the meaning set forth in Amendment No. ~~8~~9.

“Amendment No. ~~8~~9 Effective Date” means ~~October 10~~June 4, ~~2023~~2024.

“Applicable Asset Sale Percentage” means (a) 100.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available is greater than 1.50 to 1.00, (b) 50.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available is equal to or less than 1.50 to 1.00 and greater than 1.00 to 1.00 and (c) 0.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available is equal to or less than 1.00 to 1.00, in each case, calculated on a Pro Forma Basis after giving effect to such Disposition and related prepayment; provided that, for the avoidance of doubt, if, after giving effect to such Disposition and related prepayment, more than one of the preceding subclauses would be applicable, the subclause with the lowest percentage shall apply.

“Applicable Authority” means the Term SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is greater than 4.25 to 1.00, (b) 25.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.25 to 1.00 and greater than 3.75 to 1.00 and (c) 0.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.75 to 1.00~~.~~, in each case, calculated on a Pro Forma Basis, after giving effect to the required prepayment of the ECF Payment Amount pursuant to Section 2.05(b)(i); provided that, for the avoidance of doubt, if, after giving effect to such prepayment more than one of the preceding subclauses would be applicable, the subclause with the lowest percentage shall apply.

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Proceeds” has the meaning set forth in Section 2.05(b)(ii).

“Applicable Rate” means:

(a)           ~~with respect to the Initial Term Loans, a percentage per annum equal to:~~

(i)            with respect to Initial B~~-3~~-4 Dollar Term Loans~~:~~

~~(A)          until delivery of financial statements for the first full fiscal quarter ending after the Amendment No. 4 Effective Date pursuant to Section 6.01~~, a percentage per annum equal to (1) for Term SOFR Loans, ~~2.75~~2.25% and (2) for Base Rate Loans, ~~1.75~~1.25%; and

~~(B)           thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):~~

~~Applicable Rate~~
~~Pricing Level~~	~~Consolidated Total Net Leverage Ratio~~	~~Term SOFR for Initial B-3 Dollar Term Loans~~	~~Base Rate for Initial B-3 Dollar Term Loans~~
~~1~~	~~> 3.75:1.00~~	~~2.75%~~	~~1.75%~~
~~2~~	~~≤ 3.75:1.00~~	~~2.50%~~	~~1.50%~~

(ii)           with respect to Initial B~~-4~~-5 Dollar Term Loans, a percentage per annum equal to (1) for Term SOFR Loans, ~~3.00~~2.25% and (2) for Base Rate Loans, ~~2.00~~1.25%;

~~(b)           with respect to Revolving Credit Loans,~~

~~(i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date, pursuant to Section 6.01, a percentage per annum equal to: (A) for Term SOFR Loans, RFR Loans and Letter of Credit fees, 2.75%, (B) for Base Rate Loans, 1.75% and (C) for facility fees on the Revolving Credit Commitments, 0.50%; and~~

(~~ii~~b)  ~~thereafter~~with respect to Revolving Credit Loans, the following percentages per annum, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

~~Applicable Rate~~
Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR and RFR for Revolving Credit Loans and Letter of Credit Fees	Base Rate for Revolving Credit Loans	~~Facility Fee Rate~~
1	> ~~4.00~~2.00:1.00	~~2.75~~2.25%	~~1.75~~1.25%	~~0.50%~~
2	≤ ~~4.00~~2.00:1.00 and > ~~3.00~~1.00:1.00	~~2.50~~2.00%	~~1.50~~1.00%	~~0.375%~~
3	≤ ~~3.00~~1.00:1.00	~~2.25~~1.75%	~~1.25~~0.75%	~~0.375%~~

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien ~~Net Leverage Ratio or Consolidated Total~~ Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent or the applicable Required Class Lenders, the highest pricing level (i.e., Pricing Level 1) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Applicable Term SOFR Floor” means the Term SOFR floor applicable to any Facility under which a Loan is being made and (a) solely with respect to the ~~New~~ Revolving Credit Facility, means 0.00% per annum, (b) solely with respect to the Initial B~~-3~~-4 Dollar Term Loans, means ~~0.75~~ 0.50% per annum and (c) solely with respect to the Initial B~~-4~~-5 Dollar Term Loans, means 0.50% per annum.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class~~,~~ and (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders ~~and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders~~.

“Approved Counterparty” means (i) any Agent, Lender or any Affiliate of an Agent or Lender at the time (or after) it entered into a ~~Secured Hedge Agreement~~Swap Contract or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, ~~in each case~~ notwithstanding whether such Approved Counterparty may cease to be an Agent, Lender or an Affiliate of an Agent or Lender ~~after entering into such~~thereafter, as applicable and (ii) any other Person from time to time selected by Borrower who has executed and delivered to the Administrative Agent a customary joinder or acknowledgment agreement affirming the designation of the Administrative Agent as its agent and the other terms applicable to Secured Hedge Agreements or Treasury Services Agreements~~, as applicable~~ set forth in Article IX.

“Approved Currency” means each of (x)(i) Dollars, (ii) euros, (iii) Sterling and (iv) Yen and (y) solely with respect to Letters of Credit, (i) Canadian dollars, (ii) United Arab Emirates dirhams and (iii) Polish złoty.

“Approved Foreign Currency” means any Approved Currency other than Dollars.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender, in each case other than any Fund that is a Disqualified Lender.

“Asian JV” means Gates Unitta Asia Company (organized under the laws of Japan), Gates ~~Korea~~Unitta Asia Trading Company ~~Limited~~Pte Ltd (organized under the laws ~~of Korea), Gates Unitta Asia Trading Company PTE LTD (organized under the laws~~ of Singapore), Gates Unitta India Company Private Limited (organized under the laws of India), Gates Unitta Korea Co., Ltd. (organized under the laws of Korea), Gates Nitta Belt Company, LLC~~.L.C.~~  (organized under the laws of Delaware) and Gates Unitta (Thailand) Co., Ltd~~.~~ (organized under the laws of Thailand), or wholly owned subsidiaries thereof and any successor entities of the foregoing.

“Assignees” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F, or such other form as agreed to by the Administrative Agent.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes ~~all~~the reasonable and documented out-of-pocket fees~~, expenses~~  and ~~disbursements~~other charges of any law firm or other external legal counsel.

~~“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.~~

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

~~“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries as of each of December 31, 2013 and 2012 and the audited consolidated statements of operations, comprehensive income, cash flows and equity of the Company and its Subsidiaries for the fiscal years ended December 31, 2013, 2012 and 2011.~~

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Incremental Amount” has the meaning set forth in Section 2.14(d)(v).

“Available RP Capacity Amount” means (i) the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 7.06(d), (g), (h), (l) and (p), minus (ii) the sum of the amount of the Available RP Capacity Amount utilized by Holdings or any Restricted Subsidiary to (A) make Restricted Payments in reliance on Sections 7.06(d), (g), (h), (l) or (p), (B) make Investments pursuant to Section 7.02(n)(z) and (C) make prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity utilizing the Available RP Capacity Amount pursuant to Section 7.13(a)(vi) .

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) ~~(i) with respect to Initial B-3 Dollar Term Loans, Adjusted Term SOFR and (ii)~~ with respect to Revolving Credit Loans ~~and~~, Initial B-4 Dollar Term Loans and Initial B-5 Dollar Term Loans, Term SOFR, in each case, on such day (or if such day is not a Business Day, the immediately preceding Business Day) for deposits in Dollars for a one-month Interest Period plus 1.00%; provided that, for the avoidance of doubt, Term SOFR for any day shall be based on the Term SOFR Reference Rate, at approximately 5:00 p.m. (Chicago time) two U.S. Government Business Days prior to such day, for a term of one month commencing on such day; provided, further that, for the avoidance of doubt, (x) solely with respect to the Initial B~~-3 Dollar Term Loans, the Base Rate shall be deemed to be not less than 1.75% per annum and (y) solely with respect to the Initial B~~-4 Dollar Term Loans, the Base Rate shall be deemed to be not less than 1.50% per annum and (y) solely with respect to the Initial B-5 Dollar Term Loans, the Base Rate shall be deemed to be not less than 1.50% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, as the case may be.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Benchmark Discontinuation Event” has the meaning set forth in the definition of “RFR.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BFEA EURIBOR” has the meaning provided in the definition of “EURIBO Rate”.

“BHC Act Affiliate” has the meaning set forth in Section 10.25(b).

“Blackstone Funds” means, individually or collectively, Blackstone Inc. and its Affiliates and any investment fund, partnership, co-investment vehicles and/or other similar vehicles or accounts, in each case managed ~~by an Affiliate of~~, advised or controlled by, Blackstone Inc. or one or more of its Affiliates, or any ~~of their respective~~ successors of any of the foregoing.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement. ~~Subject to Section 10.25(a) and~~For the avoidance of doubt, after the Amendment No. ~~6~~9 Effective Date~~, solely with respect to the Initial B-4 Dollar Term Loans and the Initial B-4 Dollar Term Loan Obligations~~, references herein (including, for the avoidance of doubt, Section 7.04) and in the other Loan Documents to the Borrower shall be deemed to refer to ~~the Borrower and each Co-Borrower~~Gates Corporation.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing~~, a Swing Line Borrowing~~  or a Term Borrowing of a particular Class, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to ~~a Term SOFR Loan or~~an RFR Loan, any fundings, disbursements, settlements and payments in respect of any such ~~Term SOFR Loan or~~ RFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such ~~Term SOFR Loan or~~ RFR Loan, means a day (a) if such RFR Loan is denominated in euros, on which ~~the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System~~T2 is open, (b) if such day relates to any fundings, disbursements, settlements or payments in connection with a Revolving Credit Loan or Letter of Credit denominated in Sterling and in relation to the calculation and computation for SONIA, means any day other than a Saturday, Sunday or other day on which banks are closed for general business in London and (c) if such day relates to any fundings, disbursements, settlements or payments in connection with a Revolving Credit Loan or Letter of Credit denominated in Japanese Yen and in relation to the calculation and computation for TIBOR, means any such day, on which banks are open for foreign exchange business in Tokyo, Japan; provided, however, that, when used in connection with a Term SOFR Loan or a Daily SOFR Loan, as applicable, the term “Business Day” shall mean a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under ~~Capitalized~~Financing Leases) by Holdings and the ~~Borrower and its~~ Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures or purchases of equipment and leasehold improvements on the consolidated statement of cash flows of Holdings and the ~~Borrower and its~~ Restricted Subsidiaries.

~~“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Borrower or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Borrower as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.~~

~~“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.~~

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by ~~the Borrower~~Holdings and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of ~~the Borrower~~Holdings and the Restricted Subsidiaries.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g). “Cash Collateralized” and “Cash Collateralizing” have the meanings correlative thereto.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by ~~the Borrower~~Holdings or any Restricted Subsidiary:

(1)           Dollars;

(2)           (a)  Canadian dollars, Sterling, Yen, euros or any national currency of any Participating Member State of the ~~EMU~~Economic and Monetary Union (EMU) or other currencies held by Holdings or the Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice or industry norm; or

(b)           cash in such local currencies held by ~~the Borrower~~Holdings or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with industry practices;

(3)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)           certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding ~~one year~~24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $~~250.0 million in the case of U.S. banks and $100.0 million~~100,000,000 (or the ~~D~~dollar ~~E~~equivalent thereof in foreign currencies as of the date of determination) ~~in the case of non-U.S. banks~~;

(5)           repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)           commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7)           marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(8)           readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9)           readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10)           Investments with average maturities of ~~12~~24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(11)           securities with maturities of ~~12~~24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12)           Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13)           investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

In addition, in the case of Investments by any captive insurance subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of twelve months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than twelve months that would otherwise constitute Cash Equivalents of the kind described in any of clauses (1) through (13) of this definition or clause (a) above, if the maturity of such Investment was twelve months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by ~~the Borrower~~Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or ~~r~~Real ~~p~~Property ~~(including any improvements thereon)~~ to replace or repair such equipment, fixed assets or ~~r~~Real ~~p~~Property.

~~“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.~~

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” shall be deemed to occur if:

~~(a)           at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;~~

(~~b~~a)    at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 ~~and~~or 13d-5 under the Exchange Act as in effect on the Closing Date), other than (i) any combination of the Investors ~~or~~and/or the Permitted Holders or (ii) any “group” including any Permitted Holders (provided that Permitted Holders beneficially own more than 50% of all Voting Stock beneficially owned by such “group”), shall have acquired beneficial ownership ~~of 35% or~~ (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Closing Date) of more than 50%, on a fully diluted basis, of the total voting ~~interest in Holdings I’s Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests;~~power of the Voting Stock of Holdings’, in each case, other than in connection with any transaction or series of transactions in which Holdings shall become the wholly owned Subsidiary of a Holding Company;

(~~c~~b)  a “change of control” (or similar event) shall occur under the ~~ABL Credit Agreement, the~~ Senior Notes or any other Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(~~d~~c)         Holdings shall cease to own directly or indirectly 100% of the ~~Equity Interests~~Voting Stock of the Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 and 13d-5 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s direct or indirect parent holding companies (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s direct or indirect parent holding companies and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the Voting Stock of Holdings is directly or indirectly owned by parent holding companies, all references to Holdings shall be deemed to refer to its ultimate parent holding company (but excluding any Permitted Holder) that directly or indirectly owns such Voting Stock.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are ~~New~~ Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Extended Term Loans of a given Extension Series, Revolving Commitment Increases, Other Revolving Credit Commitments, Initial B~~-2~~-4 Dollar Term Commitments, Initial B~~-3 Dollar Term Commitments, Initial B-4~~-5 Dollar Term Commitments, Incremental Term Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are ~~New~~ Revolving Credit Loans, Revolving Credit Loans under Revolving Commitment Increases, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Revolving Credit Loans under Other Revolving Credit Commitments, Initial B~~-2~~-4 Dollar Term Loans, Initial B~~-3~~-5 Dollar Term ~~Loans, Initial B-4 Dollar Term Loans~~Commitments, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series~~. New~~, Revolving Credit Commitments, Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments, Other Revolving Credit Commitments, Initial B~~-2~~-4 Dollar Term Commitments, Initial B~~-3~~-5 Dollar Term Commitments~~, Initial B-4 Dollar Term Commitments~~, Incremental Term Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of three Classes of revolving credit facilities and ~~five~~six Classes of term loan facilities under this Agreement at any time outstanding under this Agreement.

“Closing Date” means July 3, 2014, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Fees” means those fees required to be paid on the Closing Date pursuant to the Fee Letter.

~~“Co-Borrower” means each Subsidiary Guarantor that becomes a party hereto as a co-borrower pursuant to Section 10.25. For the avoidance of doubt, each Co-Borrower shall remain a Subsidiary Guarantor and a Guarantor for purposes of the Loan Documents, after it becomes a party hereto as a co-borrower provided that, solely for purposes of Article XI, a Co-Borrower will not be a Guarantor of its own primary obligations.~~

~~“Co-Manager” means Blackstone Holdings Finance Co. L.L.C.~~

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“COLI Loans” means those certain loans borrowed from time to time by The Gates Corporation against group life insurance policies from Mass Mutual (or any successor thereto) and the associated group life insurance policies.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” (or similar term) as defined in any other Collateral Document, (iii) Mortgaged Property and (iv) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document; that, for the avoidance of doubt, “Collateral” shall not include any Excluded Assets.

“Collateral Agent” means ~~Credit Suisse~~UBS AG, ~~Cayman Islands~~Stamford Branch, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01~~(a)~~  or from time to time pursuant to Section 6.11, Section 6.13 or ~~Section 6.16~~the Security Agreement, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)            the Obligations shall have been guaranteed by Holdings and each Subsidiary of the Borrower (other than the Excluded Subsidiaries) pursuant to the Guaranty;

(c)            subject to any applicable Intercreditor Agreement, the Obligations and the Guaranty shall have been secured pursuant to the Security Agreement by a ~~first-priority~~ perfected security interest with the priority required by the Collateral Documents and any applicable Intercreditor Agreement in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Restricted Subsidiary (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (f) or (j)(y) of the definition thereof)) directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) (and the Administrative Agent shall have, subject to the exceptions described in the Security Agreement, received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d)           all Pledged Debt owing to any Loan Party that is evidenced by a promissory note shall have been delivered to the Administrative Agent pursuant to the Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)            the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Collateral Documents and any applicable Intercreditor Agreement;

(f)            subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (~~c~~e) above or under Sections 6.11~~,~~ or 6.13 ~~or 6.16~~ (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax or similar charge will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property covered by such Mortgage (as reasonably determined by the Borrower) at the time the Mortgage is entered into if such limitation results in such mortgage tax or similar charge being calculated based upon such fair market value), (ii) a fully paid American Land Title Association Lender’s polic~~ies~~y of title insurance (or a marked-up title insurance commitment~~s~~ having the effect of a polic~~ies~~y of title insurance) on ~~the~~such Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (each, a “Mortgage Policy”, and collectively, the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the ~~real~~ propert~~ies~~y covered thereby), insuring ~~the~~such Mortgage~~s~~ to be valid subsisting first priority Lien~~s~~ on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 or Liens otherwise consented to by the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates, (iii) opinions from local counsel in each jurisdiction (A) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (B) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Collateral Agent, (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance, to the extent required under Section 6.07(c) hereof and (v) a new ALTA/NSPS or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above;

(g)           except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements for filing~~s~~ with the United States Patent and Trademark Office and United States Copyright Office, as applicable, required by the Collateral Documents, applicable Law or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, any applicable Intercreditor Agreement and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(h)           after the Closing Date, each Restricted Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Restricted Subsidiary of the Borrower that Guarantees (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) ~~the Senior Notes, the ABL Credit Agreement (other than Canadian Subsidiaries which guarantee Indebtedness under the ABL Credit Agreement) or~~ any Junior Financing with a principal amount in excess of the Threshold Amount or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)          the foregoing definition shall not require, unless otherwise stated in this clause (A) and other than pursuant to the floating charge granted by Holdings under the UK Security Agreement, the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the following (collectively, “Excluded Assets”): (i) any property or assets owned by any Foreign Subsidiary or ~~an~~any Unrestricted Subsidiary, (ii) any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, ~~Capitalized~~Financing Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement or other general intangible, ~~Capitalized~~Financing Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property (other than Material Real Properties), (iv) any interest in leased real property (including any requirement to deliver landlord waivers, estoppels and collateral access letters), (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vi) Margin Stock and Equity Interests of any Person other than ~~wholly-owned~~wholly owned Subsidiaries that are Restricted Subsidiaries (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (f) or (j)(y) of the definition thereof)), (vii) any trademark application filed in the United States Patent and Trademark Office on the basis of the Borrower’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to Holdings, the Borrower, or any of ~~its~~the Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provision of the Uniform Commercial Code and other (1) applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition or restriction, (x) pledges and security interests prohibited or restricted by applicable Law (including any requirement to obtain the consent of any governmental authority or third party (other than a Loan Party)) or (2) any contract binding on a Loan Party or that would require any consent, approval, license or other authorization of any third party (other than any Loan Party) or governmental or regulatory authority pursuant to such a contract (provided that such prohibition or requirement described in this clause (2) either (A) existed on or prior to the Closing Date or at the time of the acquisition of such asset by the Borrower or any Restricted Subsidiary, as applicable, and was not incurred in contemplation thereof or (B) is of a similar type of arrangement as those existing on such date that is entered into in the ordinary course of business or is consistent with past practice of the applicable Loan Party), in each case, after giving effect to the anti-assignment provision of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition or restriction, (xi) all commercial tort claims ~~in an amount less than $10.0 million~~, (xii) [reserved], (xiii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiv) cash and Cash Equivalents (other than cash and Cash Equivalents representing proceeds of Collateral, it being understood that all proceeds of Collateral shall be Collateral), (xv) any particular assets if the burden, cost or consequence of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents as mutually agreed by the Borrower and the Administrative Agent and communicated in writing delivered to the Collateral Agent ~~and~~, (xvi) voting Equity Interests in any Foreign Subsidiary, CFC or any FSHCO, in each case, representing more than 65% of the voting power of all outstanding Equity Interests of such Foreign Subsidiary, CFC or FSHCO and (xvii) proceeds from any and all of the foregoing assets described in clauses (i) through (xvi) above to the extent such proceeds would otherwise be excluded pursuant to clauses (i) through (xvi) above;

(B)            (i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements; (ii) other than in respect of Holdings under the UK Security Agreement, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any IP Rights and other intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (iii) other than in respect of Holdings under the UK Security Agreement or except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clauses (i) or (ii) of this clause (B);

(C)            the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or surveys or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower and communicated in writing delivered to the Collateral Agent, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or surveys or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party~~,~~ and (ii) ~~filings with the United States Copyright Office and the United States Patent and Trademark Office and (iii)~~  any certificates or instruments representing or evidencing Equity Interests of the Borrower and its Domestic Subsidiaries (other than any Equity Interests constituting Excluded ~~Subsidiary~~Assets) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); ~~provided further that the Collateral Agent shall have received the items set forth on Schedule 6.16 on or prior to the date(s) set forth therein; and~~

(D)            in the event that, at the option of the Borrower (subject to clause (iii) of the definition of “Guarantor”), a Foreign Subsidiary becomes a Guarantor such Loan Party shall grant a perfected lien on substantially all of its assets pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower, pursuant to documentation and subject to customary limitations in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Borrower, and nothing in the definition of “Excluded Asset” or other limitation in this Agreement shall in any way limit or restrict the pledge of assets and property by any such Foreign Subsidiary that is a Guarantor or the pledge of the Equity Interests of such Foreign Subsidiary by any other Loan Party that holds such Equity Interests; and

(~~D~~E)      Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the UK Security Agreement, the Intellectual Property Security Agreements, each of the Mortgages, if any, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11~~,~~ or Section 6.13 ~~or Section 6.16~~ and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a ~~New~~ Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Other Revolving Credit Commitment of a given Refinancing Series, Initial B~~-3 Dollar Term Commitment, Initial B~~-4 Dollar Term Commitment, Initial B-5 Dollar Term Commitments, Incremental Term Commitment or Refinancing Term Commitment of a given Refinancing Series as the context may require.

“Commitment Fee Rate” means with respect to the unused Revolving Credit Commitments, (x) if the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is greater than 1.00 to 1.00, a percentage per annum equal to 0.375% and (y) if the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is less than or equal to 1.00 to 1.00, a percentage per annum equal to 0.25%.

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Required Revolving Credit Lenders, the highest Commitment Fee Rate (e.g., 0.375%) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Commitment Fee Rate otherwise determined in accordance with this definition shall apply).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of RFR Loans or Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A~~.~~ or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.).

“Company” means Pinafore Holdings B.V.

“Company Parties” means the collective reference to Holdings and its Restricted Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E-1.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1)            increased (without duplication) by the following, in each case (other than with respect to clauses (f), (h) ~~and~~, (k) and (m) and the applicable pro forma adjustments in clause (o)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)            (x) provision for taxes based on income, profits or capital gains ~~of the Borrower and the Restricted Subsidiaries~~, including, without limitation, federal, state, municipal, foreign, franchise and similar taxes and ~~foreign~~sales taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (y) if the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of the Borrower in respect of such period in accordance with Section 7.06(i) and (z) the net tax expense associated with any adjustments made pursuant to clauses (1) through (~~16~~22) of the definition of “Consolidated Net Income”; plus

(b)            Fixed Charges for such period (including (w) non-cash rent expense, (x) net losses or any obligations on Swap Obligations or other derivative instruments ~~entered into for the purpose of hedging interest rate risk~~, (y) bank fees, letter of credit fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(~~r~~o) through (z) in the definition thereof); plus

(c)            ~~with respect to the Borrower for such period,~~ the total amount of depreciation and amortization expenses and capitalized fees ~~related to any~~, including, without limitation, the amortization of capitalized fees related to any Qualified Securitization Facility and the amortization of intangible assets, content databases, internal labor costs, deferred financing costs, debt issuance costs, commissions, fee and expenses, and any Capitalized Software Expenditures of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d)            the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(e)            any other non-cash charges, expenses or losses, including non-cash losses on the sale of assets, impairments and any write-offs or write-downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) ~~the Borrower~~Holdings may elect not to add back such non-cash charge in the current period and (B) to the extent ~~the Borrower~~Holdings elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period~~)~~; plus

(f)             the amount of any non-controlling interest or minority interest expense ~~consisting of Subsidiary income~~or any expense or deduction attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g)            the amount of (x) board fees, management, monitoring, consulting, transaction, advisory ~~fees~~ and other fees (including termination fees) and indemnities, costs and expenses paid or accrued in such period ~~under the Investor Management Agreement (and related agreements or arrangements) or otherwise to the Investors to the extent otherwise permitted under Section 7.08~~to the Permitted Holders or otherwise to any member of the board of directors (or similar body) of Holdings, the Borrower, any Subsidiary of the Borrower or any direct or indirect parent of the Borrower, any Permitted Holder or any Affiliate of a Permitted Holder, (y) payments made to option holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Loan Documents and (z) any fees and other compensation paid to the members of the board of directors (or the equivalent thereof) of the Borrower or any of its parent entities; plus

(h)            the amount of (x) pro forma adjustments, including pro forma “run rate” cost savings (including sourcing), operating expense reductions ~~and~~, operating improvements (including the entry into new or revised contracts and arrangements) and cost synergies, product margin and other synergies related to ~~the Transactions~~ mergers, amalgamations and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements and expense reductions, cost savings initiatives, new or revised contracts, discontinued operations, operational changes, business expansions, Permitted Tax Restructuring and other similar transactions or initiatives (including the modification and renegotiation of contracts and other arrangements and the entry into new contracts and arrangements) and including Consolidated EBITDA pursuant to contracted pricing (at the highest contracted rate) that are reasonably identifiable and ~~factually supportable and~~ projected by ~~the Borrower~~Holdings in good faith to result from or relating to actions that have been taken or initiated, or have been committed to be taken or initiated, with respect to which substantial steps have been taken or initiated (in each case, including from any steps or actions taken or initiated in whole or in part prior to the applicable consummation date of such transaction, initiative or event) or are expected to be taken ~~(in the good faith~~or initiated (in the good-faith determination of ~~the Borrower~~Holdings) within 36 months after ~~the Closing Date~~any such transaction, initiative, contract or event is consummated or entered into, net the amount of actual benefits realized during such period from such actions, ~~and (y) “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net the amount of actual benefits realized during such period from such actions,~~ in each case, calculated on a ~~p~~Pro ~~f~~Forma ~~b~~Basis as though such cost savings, operating improvements and expense reductions ~~and synergies~~, product margin and other synergies and Consolidated EBITDA improvements based on contracted pricing (at the highest contracted rate) and similar arrangements had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating improvements and expense reductions, product margin and other synergies and Consolidated EBITDA were realized ~~during~~on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating improvements and expense reductions, product margin and other synergies and Consolidated EBITDA shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that any adjustments made pursuant to this clause (h) shall not include any revenue adjustments, including, for the avoidance of doubt, any revenue adjustments relating to new contracts and arrangements and product margin; plus

~~(i)            [reserved]; plus~~

(i)            (A) the amount of any fee, loss, charge, expense, cost, accrual or reserve of any kind incurred or accrued in connection with sales of receivables and related assets in connection with any Qualified Securitization Facility and (B) Securitization Fees and the amount of loss on sale of receivables and related assets to the Securitization Subsidiary in connection with a Securitization Facility; plus

(j)            any costs or expense incurred by ~~the Borrower~~Holdings or a Restricted Subsidiary or a direct or indirect parent entity of the Borrower to the extent paid by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement~~, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Equity Interest) solely to the extent that such cash proceeds or net cash proceeds are excluded from the calculation of Cumulative Credit~~; plus

(k)            cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l)  any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations~~;~~, (ii) in respect of facilities no longer used or useful in the conduct of the business of Holdings or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Holdings; plus

(m)            at the option of Holdings with respect to any quarterly period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period; plus

(n)            (i) compensation expense attributable to positive investment income with respect to funded deferred compensation account balances and (ii) any non-cash long-term incentive payments relating to compensation arrangements or non-cash accruals related to long-term incentive plans; plus

(o)            any other adjustments, exclusions and add-backs of the type (but not including, for the avoidance of doubt, any deductions) reflected in any quality of earnings analysis prepared by independent registered public accountants of recognized national or international standing or any other accounting or valuation firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or other permitted Investment; plus

(p)            the amount of any gains or losses arising from embedded derivatives in the customer contracts of Holdings or a Restricted Subsidiary and any gain or loss attributable to mark-to-market adjustments in the valuation of pension liabilities, including actuarial gain or loss on pension and post-retirement plans, curtailments and settlements; plus

(q)            charges, expenses or losses incurred in connection with any Permitted Tax Restructuring; plus

(r)            charges relating to the sale of products in new locations, including start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing; plus

(s)            charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees;

(2)            decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)             non-cash gains increasing Consolidated Net Income of ~~the Borrower~~Holdings for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b)            any net income from disposed, abandoned or discontinued operations.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by ~~the Borrower~~Holdings or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by ~~the Borrower~~Holdings or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of ~~the definition of the term “Permitted Acquisition,”~~ compliance with the covenant set forth in Section 7.11 and the calculation of the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio ~~and~~, the Consolidated Total Net Leverage Ratio and the Consolidated Interest Coverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by ~~the Borrower~~Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

~~Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014, Consolidated EBITDA for such fiscal quarters shall be $158.8 million, $149.2 million, $142.1 million and $149.5 million, respectively, in each case, as may be subject to any adjustment set forth in the immediately preceding paragraph for the applicable Test Period with respect to any acquisitions, dispositions or conversions occurring after the Closing Date.~~

“Consolidated First Lien Net Debt” means Consolidated Total Net Debt, minus, without duplication, the sum of (i) the portion of Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary included in Consolidated Total Net Debt that is not secured, in whole or in part, by any Lien on property or assets of ~~the Borrower~~Holdings or any Restricted Subsidiary and (ii) the portion of Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary included in Consolidated Total Net Debt that is ~~secured by Liens on property or assets of the Borrower or any Restricted Subsidiary, which Liens are~~ expressly subordinated ~~or~~in right of payment to, or that is secured on a junior lien basis to the Liens securing, the Obligations ~~pursuant to the Junior Lien Intercreditor Agreement. For the avoidance of doubt, ABL Debt will be deemed to be Consolidated First Lien Net Debt~~.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such ~~Test P~~period to (b) Consolidated EBITDA of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such ~~Test P~~period.

“Consolidated Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period to (b) Consolidated Interest Expense for Holdings and its Restricted Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(1)            consolidated cash interest expense of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of ~~original issue discount~~OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) ~~non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP)~~[reserved], (d) the interest component of ~~Capitalized~~Financing Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (~~r~~n) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under this Agreement or other credit facilities, (o) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to the Senior Notes or other securities, (~~s~~p) costs associated with obtaining Swap Obligations, (~~t~~q) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase or acquisition accounting in connection with the Transactions or any acquisition or other transaction, (~~u~~r) penalties and interest relating to taxes, (~~v~~s) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (~~w~~t) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees ~~and~~, expenses and discounted liabilities and any other amounts of non-cash interest, (~~x~~u) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions ~~or~~, any acquisitions after the Closing Date~~, (y~~ or other transaction, (v) Securitization Fees, commissions, discounts, yield, make-whole premiums and other fees and charges (including any interest expense) incurred in connection with any Qualified Securitization Facility, (w) any accretion of accrued interest on discounted liabilities and any prepayment ~~premium or penalty~~, make-whole or breakage premium, cost or penalty, (x) interest expense attributable to a parent entity resulting from push-down accounting, (y) any lease, rental or other expense in connection with a Non-Financing Lease Obligation and (z) the interest component associated with COLI Loans~~)~~; plus

(2)            consolidated ~~capitalized~~cash interest of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any pay in kind interest); less

(3)            interest income of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a ~~Capitalized~~Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by ~~the Borrower~~Holdings to be the rate of interest implicit in such ~~Capitalized~~Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, for any period, the net income (loss) of ~~the Borrower~~Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)            any ~~after-tax effect of~~ extraordinary, ~~non-recurring or~~exceptional, one-time, infrequent, non-operating, unusual or nonrecurring gains ~~or~~, losses ~~(less~~or expenses (including all fees and expenses relating thereto) (including any extraordinary, exceptional, one-time, infrequent, non-operating, unusual or nonrecurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, exceptional, infrequent, unusual or nonrecurring items, charges or expenses (including relating to any multi-year strategic initiatives)), costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs, Transaction Expenses, restructuring and duplicative running costs, restructuring charges or reserves (including any restructuring charge related to any Permitted Tax Restructuring), earn-out payments or other consideration paid or payable in connection with an acquisition to the extent recorded as cash compensation expense, relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges~~, costs~~), payments made pursuant to the terms of change-in-control agreements that Holdings or a Restricted Subsidiary or a parent entity of Holdings had entered into with employees of Holdings, any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of Holdings, the Borrower, a Restricted Subsidiary or a direct or indirect parent entity of the Borrower, pre-opening, opening, consolidation, discontinuation, re-configuration, integration, ramp-up costs, moving and closing costs and expenses for locations, facilities and stores, losses, costs or cost inefficiencies relat~~ing~~ed to ~~pre-opening and opening costs for~~ facilit~~ies~~y or property disruptions or shutdowns, signing, retention and completion bonuses, ~~costs incurred in connection with any strategic initiatives, transition~~recruiting costs, costs incurred in connection with ~~acquisitions and~~any strategic initiatives, transition costs, litigation and arbitration fees (whether or not recurring) and charges, fees and expenses (including settlements), expenses in connection with one-time rate changes, costs incurred in connection with acquisitions, investments and/or dispositions, travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), litigation and arbitration costs (whether or not recurring), charges, fees and expenses (including related judgments and settlements), management transition costs, advertising costs, losses associated with temporary decreases in business volume and expenses related to maintaining underutilized personnel, non-recurring product and ~~intellectual property~~IP Rights development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions, retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives or operating expense reductions, product margin synergies and other synergies and similar initiatives and other expenses relating to the realization of synergies, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2)            at the election of Holdings with respect to any quarterly period, the cumulative after-~~t~~Tax effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies ~~during such period~~ shall be excluded;

(3)            any net after-~~t~~Tax effect of gains or losses on (i) disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, and any accretion or accrual of discontinued liabilities on the disposal of such disposed, abandoned and discontinued operation and (ii) facilities or distribution centers that have been closed during such period, shall be excluded;

(4)            any net after-~~t~~Tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to (i) asset dispositions (including~~, for the avoidance of doubt,~~ dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers or bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person or (ii) returned surplus assets of any pension plan, in each case other than in the ordinary course of business shall be excluded;

(5)           the net income for such period of any Person that is not Holdings or a Subsidiary of ~~the Borrower~~Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of ~~the Borrower~~Holdings shall be increased by the amount of dividends or distributions or other payments ~~(other than Excluded Contributions)~~ that are actually paid in cash or Cash Equivalents (or to the extent converted ~~into cash) to the Borrower~~, or having the ability to be converted, into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period or that could, in the reasonable determination of Holdings, have been distributed to Holdings or a Restricted Subsidiary thereof in respect of such period;

(6)           solely for ~~the~~ purposes of determining the amount of ~~the Cumulative Credit and~~ Excess Cash Flow, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release); provided that the Consolidated Net Income of ~~the Borrower~~Holdings and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) to ~~the Borrower~~Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)           effects of adjustments (including the effects of such adjustments pushed down to ~~the Borrower~~Holdings and its Restricted Subsidiaries) in ~~the Borrower’s~~Holdings’ consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans and leases, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or other transaction or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(8)            any after-~~t~~Tax effect of income (loss) from the ~~early~~ extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(9)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)          any equity-based or non-cash compensation or similar charge or expense or reduction of revenue including any such charge ~~or~~, expense or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“~~e~~Equity ~~i~~Incentives”), any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan, any one-time cash charges associated with the ~~e~~Equity ~~i~~Incentives or other long-term incentive compensation plans (including under ~~the Borrower’s~~ deferred compensation arrangements~~), roll-over~~ of Holdings, the Borrower or any of its direct or indirect parent entities or subsidiaries), rollover, acceleration, or payout of Equity Interests by management, ~~other~~future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of Holdings, the Borrower or any of its direct or indirect parent ~~companies~~entities or subsidiaries, and any cash awards granted to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of Holdings and its Subsidiaries or any of its direct or indirect parent entities in replacement for forfeited equity awards, shall be excluded;

(11)          any fees, costs, expenses, premiums or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, asset sale, disposition, option buyout, incurrence or repayment of Indebtedness (including such fees, expenses, premiums or charges related to the offering and issuance of the Senior Notes and other securities and the syndication and incurrence of ~~the ABL Credit Agreement and~~ any Facility (including such fees, expenses or charges relating to any rating of the Senior Notes, other securities or any other Facility by the Rating Agencies), issuance of Equity Interests of the Borrower or its direct or indirect parent entities, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes and other securities and ~~the ABL Credit Agreement and~~ any Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(12)          accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or ~~within twelve months~~ after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(13)          any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as ~~the Borrower~~Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14)          any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or any other applicable accounting principle relating to the expensing of equity-related compensation, shall be excluded;

(15)          any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112; and any other items of a similar nature, shall be excluded;

(16)          income or expense related to changes in the fair value of contingent liabilities recorded in connection with the Transactions or any acquisition or other Investment shall be excluded;

(17)          all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Facility shall be excluded;

(18)          the effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded;

(19)          any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period;

(20)          the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included;

(~~15~~21)      the following items shall be excluded:

(a)            any net ~~unrealized~~ gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging or any other comparable applicable accounting standard,

(b)            any net ~~unrealized~~ gain or loss (after any offset) resulting in such period from currency translation or transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk and those resulting from intercompany Indebtedness) and any other foreign currency translation or transactions gains and losses, to the extent such gain or losses are non-cash items,

(c)            any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable accounting standard or regulation,

(d)            at the election of Holdings with respect to any quarterly period, effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, ~~and~~

(e)            earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price or valuation adjustments~~;~~, and

(f)            the impact of capitalized, accrued or accredited or pay in kind interest; and

(~~16~~22)      if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of ~~the Borrower~~Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Secured Net Debt” means Consolidated Total Net Debt, minus, without duplication, the sum of (i) the portion of Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary included in Consolidated Total Net Debt that is not secured, in whole or in part, by any Liens on property or assets ~~of the Borrower~~and (ii) the portion of Indebtedness of Holdings or any Restricted Subsidiary included in Consolidated Total Net Debt that is subordinated in right of payment to the Obligations (whether or not secured).

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such ~~Test P~~period to (b) Consolidated EBITDA of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such ~~Test P~~period.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of ~~the Borrower~~Holdings and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money~~, Attributable~~ (other than in respect of Section 7.11, the definition of “Applicable Rate” and the definition of “Commitment Fee Rate”, discounted for any OID in connection with such ~~I~~indebtedness~~,~~) and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus the aggregate amount of all cash and Cash Equivalents on the balance sheet of ~~the Borrower~~Holdings and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder; provided, further, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts or in respect of Non-Financing Lease Obligations do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such ~~Test P~~period to (b) Consolidated EBITDA of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such ~~Test P~~period.

“Consolidated Working Capital” means, with respect to ~~the Borrower~~Holdings and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” has the meaning set forth in ~~the definition of “Excess Cash Flow.”~~Section 2.05(b)(i).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”, “Controlled” and “Controlling” have has the meanings set forth in the definition of “Affiliate”.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Investors, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“~~Control~~Converted Restricted Subsidiary” has the meaning set forth in the definition of “~~Affiliate~~Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converting Initial B~~-2~~-3 Dollar Term Lender” means each Person that was an Initial B~~-2~~-3 Dollar Term Lender immediately prior to the Amendment No. ~~4~~9 Effective Date and provided the Administrative Agent with a counterpart to Amendment No. ~~4~~9 executed by such Lender within the time period specified in Amendment No. ~~4~~9; provided that the Additional B~~-3~~-5 Dollar Term Lender will be deemed to be a Converting Initial B~~-2~~-3 Dollar Term Lender with respect to its Post-Closing Settlement Term Loans (as defined in Amendment No. ~~4~~9).

~~“Converted Initial B-3 Dollar Term Loan” means each Initial B-2 Dollar Term Loan held by a Converting Initial B-2 Dollar Term Lender on the Amendment No. 4 Effective Date immediately prior to the effectiveness of Amendment No. 4 (including, for the avoidance of doubt, the Post-Closing Settlement Term Loans held by the Additional B-3 Dollar Term Lender); provided that the amount of such Converting Initial B-2 Dollar Term Lender’s Converted Additional B-3 Dollar Term Loan may be such lesser amount as provided in Amendment No. 4.~~

“~~Converted Restricted Subsidiary~~Covered Entity” has the meaning set forth in ~~the definition of “Consolidated EBITDA.”~~Section 10.25(b).

~~“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”~~

“Covered Party” has the meaning set forth in Section ~~10.24~~10.25(a).

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Credit Loans (or Commitments in respect to Revolving Credit ~~Commitments~~Loans), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness has a maturity no earlier than, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater~~,~~  than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the other terms and conditions of such Indebtedness ~~(except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt being refinanced (except for covenants or other provisions~~ shall reflect terms and conditions that are otherwise as agreed between the Borrower and the lender, holder or other provider of such Credit Agreement Refinancing Indebtedness (provided that to the extent any more restrictive financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness, such financial maintenance covenant shall be added for the benefit of the Revolving Credit Facility that then benefits from such financial maintenance covenant and is remaining outstanding (except to the extent such financial maintenance covenant is applicable only to periods after the Latest Maturity Date ~~at the time of incurrence of such Indebtedness and it being understood that to the extent any financial maintenance covenant is added for the benefit of any Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility at the time of such refinancing) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees~~of such Revolving Credit Facility))~~,~~  and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)            the greater of (x) $~~100,000,000 and (y) 1.50% of Total Assets; provided that no Event of Default has occurred and is continuing or would result from any action taken pursuant to this clause (a),~~300,000,000 and (y) 40% of LTM Consolidated EBITDA; plus

(b)           50% of Consolidated Net Income of Holdings and its Restricted Subsidiaries for the period from the first day of the fiscal quarter of ~~the Borrower~~Holdings during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of ~~the Borrower or, in the case Consolidated Net Income for such period is a deficit, minus 100% of such deficit; provided that no Event of Default has occurred and is continuing or would result from any action taken pursuant to this clause (b)~~Holdings for which financial statements are internally available, which amount shall not be less than zero for any period, plus

(c)            the Cumulative Retained Asset Sale Proceeds Amount at such time, plus

(~~c~~d)         the cumulative amount of ~~the~~ cash and Cash Equivalent proceeds (other than Excluded Contributions) ~~from~~ and/or the fair market value of assets received (i) from the sale or transfer of Equity Interests (other than any Disqualified Equity Interests and other than any Designated Equity Contribution or the Equity Contribution) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds or assets have been contributed as common equity to the capital of ~~the Borrower or (ii)~~Holdings, (ii) from any increase to the equity capital account of Holdings as a result of any consolidation, merger or similar transaction between any Person (other than Holdings or any Restricted Subsidiary) and Holdings or any Restricted Subsidiary or (iii) the common Equity Interests of ~~the Borrower (or~~ Holdings (or any direct or indirect parent of Holdings) (other than Disqualified Equity Interests of ~~the Borrower~~Holdings (or any direct or indirect parent of ~~the Borrower~~Holdings) and other than any Designated Equity Contribution or the Equity Contribution) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of ~~the Borrower~~Holdings or any Restricted Subsidiary ~~of the Borrower~~ owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, not previously applied for a purpose other than use in the Cumulative Credit (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(i)(y)); plus

(~~d~~e)      100% of the aggregate amount of contributions to the common capital (other than from a Restricted Subsidiary and other than any Designated Equity Contribution or the Equity Contribution) of ~~the Borrower received in (x) cash and Cash Equivalents or (y) in the case of a Specified IPO, 100% of the Equity Interests of a subsidiary holding the net proceeds of such Specified IPO in the form of cash or Cash Equivalents, in each case~~Holdings received after the Closing Date (other than Excluded Contributions or the Equity Contribution), excluding any such amount that has been applied in accordance with Section 7.03(m)(i)(y); plus

(~~e~~f)      100% of the aggregate amount received by ~~the Borrower~~Holdings or any Restricted Subsidiary ~~of the Borrower in cash and Cash Equivalents~~ from:

(A)           the issuance, sale or other transfer or Disposition (other than to ~~the Borrower~~Holdings or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, joint venture or any minority investments, or

(B)            any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority investment (except to the extent increasing Consolidated Net Income and excluding Excluded Contributions or the Equity Contribution), or

(C)            any interest, returns ~~of~~, profits, distributions, principal payments and similar payments by an Unrestricted Subsidiary or joint venture or received in respect of any minority investments (except to the extent increasing Consolidated Net Income), plus

(~~f~~g)          in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, ~~the Borrower~~Holdings or a Restricted Subsidiary, the fair market value of the Investments of ~~the Borrower~~Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(y), plus

(~~g~~h)         to the extent not already included in Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents and/or fair market value of assets (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by ~~the Borrower~~Holdings or any Restricted Subsidiary in respect of any Investments ~~made pursuant to Section 7.02(n)(y)~~not prohibited hereunder, plus

(~~h~~i)          100% of the aggregate amount of any Declined Proceeds, minus

(~~i~~j)            any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(y) after the Closing Date and prior to such time, minus

(~~j~~k)           any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h)(y) after the Closing Date and prior to such time, minus

(~~k~~l)           any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(iv)(y) after the Closing Date and prior to such time.

“Cumulative Retained Asset Sale Proceeds Amount” means the cumulative portion (since the Amendment No. 9 Effective Date) of the Net Proceeds of Dispositions not required to be applied to prepay the Term Loans pursuant to Section 2.05(b)(ii) and the Net Proceeds of any Disposition not otherwise prohibited by Section 7.05, including those Net Proceeds not required to prepay the Term Loans due to the Applicable Asset Sale Percentage being less than 100%, but excluding, for the avoidance of doubt, any Declined Proceeds.

“Cure Expiration Date” has the meaning set forth in Section 8.05(a).

“Current Assets” means, with respect to ~~the Borrower~~Holdings and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) of ~~the Borrower~~Holdings and the Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of ~~the Borrower~~Holdings and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to ~~the Borrower~~Holdings and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities of ~~the Borrower~~Holdings and the Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of ~~the Borrower~~Holdings and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, and (e) any Revolving Credit Exposure.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day the “SOFR Determination Date”) that is five Business Days (or such other period as determined by the Borrower and the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, and (b) the Applicable Term SOFR Floor. If by 5:00 pm (New York City time) on the second Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the Federal Reserve Bank of New York’s Website and a Replacement Event with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the Federal Reserve Bank of New York’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than five consecutive Business Days.

“Daily SOFR Loan” means any Loan bearing interest at a rate determined by reference to Daily Simple SOFR and made pursuant to clause (a)(ii) of the definition of “Term SOFR” ~~or Section 3.03~~.

“Debt Fund Affiliate” means (i) any fund or client managed by, or under common management with ~~GSO Capital Partners LP~~Blackstone Alternative Credit Advisors LP, Blackstone Real Estate Special Situations Advisors L.L.C. and Blackstone Tactical Opportunities Fund L.P., (ii) any fund or client managed by ~~GSO Debt Funds Management LLC,~~an adviser within the credit focused division of Blackstone ~~Debt~~Inc. or Blackstone ISG-I Advisors L.~~P., Blackstone Distressed Securities Advisors L.P., Blackstone Mezzanine Advisors L.P. or Blackstone Mezzanine Advisors II L.P., and (iii~~L.C., (iii) The Blackstone Strategic Opportunity Funds (including masters, feeders, onshore, offshore and parallel funds), (iv) funds and accounts managed by Blackstone Alternative Solutions, L.L.C. or its Affiliates and (v) any other Affiliate of the ~~Investors or Holdings~~Permitted Holders or the Borrower that is a ~~b~~Bona ~~f~~Fide ~~d~~Debt ~~f~~Fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Insolvency Act 1986, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(~~x~~viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Revolving Credit Loans that are Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a RFR Loan or a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning set forth in Section 10.25(b).

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit ~~M~~L-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit ~~M~~L-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to ~~the Borrower~~Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any ~~s~~Sale and ~~leaseback~~Lease-Back ~~t~~Transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than obligations under any Secured Hedge Agreement, obligations under any Treasury Services Agreement, contingent indemnification obligations and other contingent obligations not then due and payable) that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable or exchangeable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than obligations under any Secured Hedge Agreement, obligations under any Treasury Services Agreement, contingent indemnification obligations and other contingent obligations not then due and payable) that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of ~~employees~~future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings (or any direct or indirect parent thereof), ~~the Borrower~~Holdings or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by ~~the Borrower~~Holdings or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations~~.~~; provided further, however, that any Equity Interests held by any future, current or former employee, officer, manager, consultant, director, employee or independent contractor (or their Controlled Investment Affiliates or Immediate Family Members), of Holdings, any of its Subsidiaries, any of its parent entities or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors (or similar body) of the Borrower (or any direct or indirect parent thereof), in each case pursuant to any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries; and provided further, however, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Disqualified Lenders” means (i) ~~those persons identified by the Borrower (or one of its Affiliates) or the Sponsor to the Administrative Agent in writing on or prior to April 4, 2014, (ii)~~ competitors of the Borrower identified by the Borrower to the Administrative Agent in writing from time to time before or after the Closing Date and (ii~~i~~) any Affiliate of any Person described in clause (i~~) or (ii~~) that is reasonably identifiable by name as an Affiliate of such Person, other than bona fide debt fund Affiliates of such Person. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Dollar Denominated ~~Loan~~Letter of Credit” means any ~~Loan~~Letter of Credit incurred in Dollars.

“Dollar Denominated ~~Letter of Credit~~Loan” means any ~~Letter of Credit~~Loan incurred in Dollars.

“Dollar Equivalent” means, with respect to an amount of an Approved Currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such Approved Currency.

“Dollar Senior Notes” means collectively the Dollar-denominated unsecured notes of the Borrower ~~and Gates Global Co.~~ due ~~2022~~2029 in an aggregate principal amount of $~~1,040,000,000~~500,000,000 issued ~~on~~ June ~~26~~4, ~~2014 pursuant to the Senior Notes Indenture and the Additional Notes~~2024.

“Dollar Senior Notes Documents” means the Senior Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“Dollar Term Lender” means, at any time, any Lender that has an Initial B~~-2~~-4 Dollar Term Commitment, an Initial B~~-3 Dollar Term Commitment, an Initial B-4~~-5 Dollar Term Commitment or a Dollar Term Loan.

“Dollar Term Loan” means any Initial B~~-2~~-4 Dollar Term Loan, any Initial B~~-3~~-5 Dollar Term Loan~~, an Initial B-4 Dollar Term Loan,~~  or any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Dollar Term Loan,” as the context may require.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Payment Amount” has the meaning set forth in Section 2.05(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

~~“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the original stated life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness.~~

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to exposure to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries ~~directly or indirectly~~ resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials~~,~~ or (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials ~~or (e) any~~, including, in each case of (a) through (d), any such liability which any Loan Party has retained or assumed pursuant to any written contract, agreement or other consensual arrangement ~~pursuant to which liability is assumed or imposed with respect to any of the foregoing~~.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equal Priority Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J-1 (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among Holdings, the Borrower, the Subsidiaries of the Borrower from time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that are not prohibited under Section 7.03 to be, and intended to be, secured on an equal priority basis (without giving effect to the control of remedies) basis with the Liens on the Collateral securing the Obligations.

“Equity Contribution” means the direct or indirect contribution by the Investors and certain other Persons (including the Management Stockholders) to the Borrower of an aggregate amount of cash and rollover equity in Holdings (or another direct or indirect parent company of the Borrower) (which, to the extent in respect of any equity of Holdings other than common stock, shall be on terms reasonably acceptable to the Lead Arrangers and which, to the extent in respect of any equity of the Borrower, shall be in the form of common stock) that represents not less than 22.5% of the sum of (1) the aggregate gross proceeds received from the Initial Dollar Term Loans and Initial Euro Term Loans, (2) the aggregate gross proceeds received from Revolving Credit Loans, if any, and loans under the ABL Credit Agreement (as defined in this Agreement as of the Closing Date), if any, made on the Closing Date, excluding any loans to fund working capital needs on the Closing Date, (3) the aggregate gross proceeds received from the Senior Notes issued on the Closing Date, excluding any increase in funded debt to fund original issue discount or upfront fees added to the Senior Notes on the Closing Date, (4) the aggregate principal amount of any other Indebtedness for borrowed money incurred to fund any portion of (or assumed in connection with) the Transactions and (5) the amount of such cash contribution by the Investors and such other Persons and the fair market value of the equity of management and existing shareholders of the Company rolled over or invested, in each case on the Closing Date.

“Equity Incentives” has the meaning set forth in clause (10) of the definition of “Consolidated Net Income”.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Offering” means any public or private sale or issuance of Equity Interests (excluding Disqualified Equity Interests) of the Borrower or any of its direct or indirect parent companies other than (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common equity registered on Form S-8 and (b) issuances to any Subsidiary of Holdings and any such public or private sale or issuance that constitutes an Excluded Contribution.

“Equityholding Vehicle” means any direct or indirect parent entity of Holdings and any equityholder thereof through which Management Stockholders hold Equity Interests of Holdings or such parent entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event ~~with respect to a Pension Plan~~; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a notification or determination that a Multiemployer Plan is ~~in reorganization~~insolvent; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section~~s~~ 4041 or Section 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302~~, 303 or 304~~  of ERISA) applicable to such Pension Plan, whether or not waived; (g) any Foreign Benefit Event; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 9.16(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.16(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.16(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.16(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means, with respect to any RFR Loan denominated in Euro for any Interest Period, the rate per annum equal to the European Money Markets Institute EURIBO Rate (“BFEA EURIBOR”), as published by Reuters (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two TARGET Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “EURIBOR Screen Rate”); provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euro are offered for such relevant Interest Period to major banks in the European interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two TARGET Days prior to the beginning of such Interest Period; provided that solely with respect to the Initial Term Loans, the EURIBO Rate shall be deemed to not be less than 0.00% per annum in all cases.

“EURIBOR Screen Rate” has the meaning provided in the definition of “EURIBO Rate.”

“euro” means the single currency of ~~P~~participating ~~M~~member ~~S~~states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Euro Sublimit” means the Dollar Equivalent of euros equal to $25,000,000.

“Euros Outstanding” means the Outstanding Amount of all Revolving Credit Loans~~,~~ and L/C Obligations ~~and Swing Line Loans~~, in each case, to the extent denominated in euros.

~~“Euro Senior Notes” means the euro-denominated unsecured notes of the Borrower and Gates Global Co. due 2022 in an aggregate principal amount of €235,000,000 issued on June 26, 2014 pursuant to the Senior Notes Indenture.~~

~~“Euro Senior Notes Documents” means the Senior Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).~~

~~“Euro Term Lender” means, at any time, any Lender that has an Initial B-2 Euro Term Commitment or a Euro Term Loan.~~

~~“Euro Term Loan” means any Initial B-2 Euro Term Loan or any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Euro Term Loan,” as the context may require.~~

~~“Euro Sublimit” means the Dollar Equivalent of euros equal to $25,000,000.~~

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount (which shall not be less than zero) equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term accounts receivable of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by ~~the Borrower~~Holdings and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by ~~the Borrower~~Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) or any cash gain, in each case to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (~~17)~~22) and the last paragraph of the definition of “Consolidated Net Income,” (ii~~) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash or borrowings under the Revolving Credit Facility and were not made by utilizing clause (b) of the definition of the Cumulative Credit, (iii) the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries during such period (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and all prepayments and repayments of Revolving Credit Loans and Swing Line Loans and (Y) all prepayments in respect of any other revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash, (iv~~) an amount equal to the aggregate net non-cash gain on Dispositions by ~~the Borrower~~Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (~~v~~iii) increases in Consolidated Working Capital and long-term accounts receivable of ~~the Borrower~~Holdings and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by ~~the Borrower~~Holdings and its Restricted Subsidiaries during such period or the application of purchase accounting), (~~vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made by the Borrower and its Restricted Subsidiaries during such period and paid in cash pursuant to Section 7.02 (other than Section 7.02(a), (c) or (x)) to the extent that such Investments and acquisitions were financed with internally generated cash or the proceeds of Revolving Credit Loans and were not made by utilizing clause (b) of the definition of the Cumulative Credit, (viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(i) (clauses (i), (ii) or (iii) only) or Section 7.06(g) to the extent such Restricted Payments were financed with internally generated cash or the proceeds of Revolving Credit Loans, (ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and were financed using internally generated cash, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures or acquisitions of intellectual property to the extent not expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash not utilizing clause (b) of the definition of the Cumulative Credit actually utilized to finance such Investment, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, (xiii~~iv) cash expenditures in respect of Swap Contracts during such ~~fiscal year~~period to the extent not deducted in arriving at such Consolidated Net Income~~,~~  and (~~xiv~~v) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset. Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for ~~the Borrower~~Holdings and its Restricted Subsidiaries on a consolidated basis.

~~“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2015.~~

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by ~~the Borrower~~Holdings from:

(1)            contributions to its common equity capital;

(2)            dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries; and

(3)            the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of ~~the Borrower~~Holdings ) of Equity Interest (other than Disqualified Equity Interests, the Equity Contribution and preferred stock) of ~~the Borrower~~Holdings (or any direct or indirect parent of ~~the Borrower~~Holdings to the extent contributed as common Equity Interests by ~~the Borrower~~Holdings);

in each case to the extent designated as Excluded Contributions by ~~the Borrower within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be~~Holdings.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary of a Guarantor that does not have total assets in excess of 1.0% of Total Assets, individually or in the aggregate with all other Subsidiaries excluded via this clause (b), (c) ~~[reserved]~~any Securitization Subsidiary, (d) any Subsidiary that is prohibited by applicable Law (whether on the Closing Date or thereafter) or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any direct or indirect Foreign Subsidiary of the Borrower, (g) any Subsidiary with respect to which the provision of a guarantee by it would result in material adverse tax consequences to Holdings, the Borrower, or any of ~~its~~the Restricted Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent, (h) any not-for-profit Subsidiaries, (i) any Unrestricted Subsidiaries ~~and~~, (j) any direct or indirect Subsidiary (x) that is a direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary that is a CFC or (y) substantially all of the assets of which consist of capital stock and/or indebtedness of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in clause (j)(x) above or this clause (j)(y), and any other assets incidental thereto (any Subsidiary described in this clause (j)(y), a “FSHCO”), (k) any special purpose entities and (l) any captive insurance subsidiaries~~.~~; provided that for the avoidance of doubt (i) at the option of the Borrower, any Excluded Subsidiary may issue a Guaranty and become a Guarantor as described in clause (iii) of the definition of “Guarantors” and (ii) any Person that becomes a Guarantor pursuant to clause (iii) of the definition of “Guarantors” shall cease to constitute an Excluded Subsidiary, and shall not be released from its obligations under the Guaranty, solely on the basis that, prior to becoming a Guarantor, such Person constituted an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Letters of Credit” means those letters of credit in existence on the Amendment No. 9 Effective Date and listed on Schedule II to Amendment No. 9.

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

~~“Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).~~

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b). ~~The New Revolving Credit Commitments shall be deemed Extended Revolving Credit Commitments for all purposes of this Agreement.~~

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment. ~~The New Revolving Credit Loans shall be deemed Extended Revolving Credit Loans for all purposes of this Agreement.~~

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c). ~~The New Revolving Credit Lenders shall be deemed Extending Revolving Credit Lenders for all purposes of this Agreement.~~

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d). Amendment No. ~~4~~9 shall be deemed an Extension Amendment with respect to the ~~Initial B-3 Dollar Term Loans for all purposes of this Agreement. Amendment No. 5 shall be deemed an Extension Amendment with respect to the New~~ Revolving Credit Commitments for all purposes of this Agreement.

“Extension Election” has the meaning set forth in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Initial B~~-2 Dollar Term Loans, , the Initial B-3~~-4 Dollar Term Loans, the Initial B~~-4~~-5 Dollar Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, a given Extension Series of Extended Term Loans, the ~~New~~ Revolving Credit Facility, a given Class of Incremental Revolving Credit Commitments, a given Refinancing Series of Other Revolving Credit Commitments or a given Extension Series of Extended Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code ~~(including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code),~~ as of the Closing Date (~~and~~or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other ~~official~~published administrative guidance promulgated thereunder ~~and any intergovernmental~~or official interpretations thereof, any agreements entered into ~~in connection with the implementation thereof.~~pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements, treaties, or conventions among Governmental Authorities implementing the foregoing, and any laws, fiscal or regulatory legislation, or official guidance, rules or practices, in each case, adopted by a non-U.S. jurisdiction to implement the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated April 25, 2014, among Omaha Acquisition Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., UBS AG, Stamford Branch, UBS Securities LLC, Macquarie Capital (USA) Inc., MIHI LLC and Blackstone Holdings Finance Co. L.L.C., as amended, supplemented, modified or further restated from time to time.

“Financial Covenant” has the meaning set forth in Section 7.11.

“Financial Covenant Event of Default” has the meaning provided in Section 8.01(b).

“Financing Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Financing Lease; provided that any obligations of Holdings or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Holdings as financing or capital lease obligations and (ii) that are subsequently recharacterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as financing or capital lease obligations, Financing Lease Obligations or Indebtedness.

“Financing Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as a financing or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes; provided that at any time following the Closing Date and upon notice to the Administrative Agent, Holdings may elect that “GAAP” as used in this definition, shall mean GAAP as in effect on January 1, 2015 and, if such election is made by Holdings, then for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP as in effect on January 1, 2015. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Fitch” means Fitch Ratings, Inc. or any successor by merger or consolidation to its business.

~~“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.~~

~~“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J-1 (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among Holdings, the Borrower, the Subsidiaries of the Borrower from time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Liens securing the Obligations.~~

~~“Fixed Asset Collateral” means the “Cash Flow Collateral” as such term is defined in the ABL Intercreditor Agreement.~~

“Fixed Charges” means, with respect to ~~the Borrower~~Holdings and its Restricted Subsidiaries for any period, the sum of, without duplication:

(1)            Consolidated Interest Expense of Holdings and its Restricted Subsidiaries for such period (including for purposes of clause (1)(b) of the definition of “Consolidated EBITDA” only, any non-cash interest expense);

(2)            all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(3)            all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from any applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

~~“Foreign Currency Denominated Loan” means any Loan incurred in any Approved Foreign Currency.~~

“Foreign Currency Denominated Letter of Credit” means any Letter of Credit denominated in an Approved Foreign Currency, other than, with respect to each L/C Issuer, those Approved Foreign Currencies not authorized to be issued by such L/C Issuer as notified to the Administrative Agent and the Borrower from time to time.

“Foreign Currency Denominated Loan” means any Loan incurred in any Approved Foreign Currency.

“Foreign Disposition” has the meaning set forth in Section 2.05(b)(xi).

“Foreign Pension Plan” means any benefit plan that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect ~~Restricted~~ Subsidiary ~~of the Borrower~~ that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined on a consolidated basis in accordance with GAAP in good faith by a Responsible Officer.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free and Clear Incremental Amount” has the meaning set forth in Section 2.14(d)(v).

“Fronting Exposure” means, at any time there is a Defaulting Lender, ~~(a)~~ with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof~~, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.~~.

“FSHCO” ~~means any direct or indirect Subsidiary substantially all of whose assets consist of Equity Interests and/or indebtedness of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in this definition; provided that in no event shall the term FSHCO be construed to include a Co-Borrower.~~has the meaning set forth in the definition of “Excluded Subsidiary”.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, but in the case of an amendment requested by the Required Lenders, only to the extent that, without undue burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such change in accounting principles or change as a result of the adoption or modification of accounting policies had not occurred, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof~~,~~  and (iii) the accounting for operating leases and financing or capital leases under GAAP as in effect on ~~the date hereof~~January 1, 2015 (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of ~~Capitalized~~Financing Leases and obligations in respect thereof.

“Governmental Authority” means any nation or government, any state or local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, self-regulatory organization or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government ~~including any applicable supranational bodies (such as the European Union or the European Central Bank)~~.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness ~~or other monetary obligation~~ payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness ~~or other monetary obligation~~, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness ~~or other monetary obligation~~ of the payment or performance of such Indebtedness ~~or other monetary obligation~~, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or ~~other monetary obligation~~ is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets ~~permitted~~not prohibited under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) Holdings, (ii) New Holdings, (iii) the wholly owned Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary), (~~iii~~iv) those wholly owned Domestic Subsidiaries of the Borrower that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11 or ~~otherwise~~any other Person (including any Excluded Subsidiary) organized under the laws of the United States, any state thereof or the District of Columbia or, to the extent reasonably acceptable to the Administrative Agent (and subject to clause (D) of the definition of “Collateral and Guarantee Requirement”), any other jurisdiction that, at the option of the Borrower, issues a Guaranty of the Obligations after the Closing Date and (~~iv~~v) solely in respect of any Secured Hedge Agreement or Treasury Services Agreement to which the Borrower is not a party, the Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all hazardous or toxic materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides~~, fertilizers,~~  or toxic mold, in each case that are regulated pursuant to, or which ~~c~~would give rise to liability under, applicable Environmental Law.

“Holding Company” means (i) any Person so long as such Person directly or indirectly holds 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or (ii) any Public Company or SPAC IPO Entity, and at the time such Person, Public Company or SPAC IPO Entity, as applicable, acquired such voting power, no Person and no group (within the meaning of Rules 13d-3 and 14d(2) under the Exchange Act as in effect on the Closing Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person.

~~“Holdings” means Holdings I, or, after giving effect to the occurrence of a Holdings II Event and unless the context requires otherwise, Holdings I and Holdings II, collectively, in which case Holdings I and Holdings II shall together own 100% of the issued and outstanding Equity Interests in the Borrower.~~

~~“Holdings I” means Omaha Holdings LLC, a Delaware limited liability company, if it is the direct parent of the Borrower, or, if not, any Domestic Subsidiary of Omaha Holdings LLC that (other than in the case of a Holdings II Event) directly owns 100% of the issued and outstanding Equity Interests in the Borrower and issues a Guarantee of the Obligations and agrees to assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.~~

“Holdings ~~II~~” means~~, a direct~~ Gates Industrial Holdco Limited, a corporation incorporated under the laws of England and Wales, and any entity (or combination of entities) that is a Subsidiary of (or are Subsidiaries of) Holdings ~~I, 100% owned by Holdings I and~~or any direct or indirect parent ~~company~~ of Holdings ~~I, organized under the Laws of the United States, any state thereof or the District of Columbia, which is designated in writing to the Administrative Agent by Holdings I or~~ and directly or indirectly owns 100% of the issued and outstanding Equity Interests in the Borrower ~~as “Holdings II”~~ and issues a Guarant~~ee~~y of the Obligations and agrees to ~~separately, and jointly and severally, incur~~assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent~~, in each case in accordance with the last sentence of Section 7.14 (the occurrence thereof, a “Holdings II Event”)~~.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is Controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Base Amount” means the greater of (x) $~~590,000,000~~750,000,000 and (y) an amount equal to 100% of LTM Consolidated EBITDA ~~for the most recently ended period of four consecutive fiscal quarters ended prior to the date of determination for which financial statements are internally available, calculated on a Pro Forma Basis~~.

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(~~u~~w).

“Incremental Equivalent First Lien Debt” has the meaning set forth in Section 7.03(q).

“Incremental Equivalent Junior Lien Debt” has the meaning set forth in Section 7.03(q).

“Incremental Equivalent Unsecured Debt” has the meaning set forth in Section 7.03(~~u~~w).

“Incremental Facility” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Loans” has the meaning set forth in Section 2.14(b).

“Incremental ~~Loan Request~~Reallocated General Debt Amount” has the meaning set forth in Section 2.14(~~a~~d)(v).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Credit Loans” has the meaning set forth in Section 2.14(b).

“Incremental Revolving Facility” has the meaning set forth in Section 2.14(a).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term ~~Commitments~~Facility” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Incurrence-Based Incremental Amount” has the meaning set forth in Section 2.14(d)(v).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property (including Financing Lease Obligations) or services (other than (i) obligations in respect of a commercial or trade letter of credit, current trade or other ordinary course payables or liabilities or trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation ~~until such obligation becomes~~except to the extent such earn-out (x) remains unpaid more than 60 days after the same has become due and payable (and such earn-out is not being contested by the Borrower in good faith) and (y) is treated as a liability on the balance sheet of ~~such Person in accordance with GAAP and~~Holdings and its Restricted Subsidiaries, (iii) accruals for payroll and other liabilities accrued in the ordinary course), (iv) liabilities associated with customer prepayments and deposits and (v) obligations resulting from take-or-pay contracts entered into in the ordinary course of business or consistent with past practices or industry norm;

(e)            indebtedness (excluding prepaid interest thereon) of the type designated in any of the causes (a) through (d) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all ~~Attributable Indebtedness~~Financing Lease Obligations;

(g)            all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that any of the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and

(h)            to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

in each case if and to the extent the any of the foregoing in clauses (a) through (d) (other than letters of credit and obligations under Swap Contracts) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of ~~the Borrower~~Holdings and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude contingent obligations incurred in the ordinary course of business or consistent with industry practice, obligations under or in respect of Non-Financing Lease Obligations, Qualified Securitization Facilities, straight-line leases, operating leases ~~or~~, ~~s~~Sale ~~lease-back~~and Lease-Back ~~t~~Transactions (except any resulting ~~Capitalized~~Financing Lease Obligations) or lease lease-back transactions, (D) exclude ~~COLI Loans and (E) exclude receivables or payables financing or factoring facilities~~obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice and (E) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) accrued expenses and royalties, (v) in connection with the purchase by Holdings or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (vi) any obligations in respect of workers’ compensation claims, unemployment insurance, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (vii) any liability for taxes, (viii) asset retirement obligations and other pension and other post-employment benefit related obligations (including pensions and retiree medical care) and (ix) the COLI Loans. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness (not to exceed the maximum amount of such Indebtedness for which such Person could be liable) and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document, in each case, other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed in lieu of net income Taxes, by a jurisdiction (~~A~~a) as a result of such ~~recipient~~Agent or Lender being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (~~B~~b) as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, ~~or~~receiving or perfecting a security interest under, enforcing~~,~~ or having sold or assigned an interest in any Loan or any Loan Document, (ii) Taxes attributable to the failure by ~~any Agent or~~such Lender or Agent to deliver the documentation required to be delivered pursuant to Section 3.01(d) or (g), (iii) any branch profits Taxes imposed by the United States, or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax that is imposed pursuant to a law in effect on the date such Lender acquires an interest in ~~a Loan or Commitment~~the applicable Commitment (or, in the case of an applicable interest in a Loan not funded by such Lender pursuant to a prior Commitment, the date such Lender acquired such interest in such Loan), or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, and (v) any withholding Taxes imposed under FATCA. For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer ~~and Swing Line Lender~~.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial B~~-1~~-3 Dollar Term ~~Commitment” means the Term Commitments of the~~ Lender” means, at any time, any Lender that has Initial B-3 Dollar Term ~~Lenders as of the Amendment No. 1 Effective Date~~Loan at such time.

“Initial B~~-1~~-3 Dollar Term Loans” means the Dollar-denominated term loans made by the Lenders on the Amendment No. ~~1~~4 Effective Date to the Borrower pursuant to Section 2.01(a)(~~ii).~~

iv). The initial aggregate principal amount of the ~~“~~Initial B~~-1 Euro Term Commitment” means the Term Commitments of the Euro Term Lenders as of the~~-3 Dollar Term Loans on the Amendment No. ~~1~~4 Effective Date~~.~~ was $1,377,407,894.37. The outstanding aggregate principal amount of the~~“~~ Initial B~~-1 Euro~~-3 Dollar Term Loans~~” means the euro-denominated term loans made by the Lenders~~  on the Amendment No. ~~1~~9 Effective Date ~~to the Borrower pursuant to Section 2.01(b)(ii)~~is $0.

“Initial B~~-2~~-4 Dollar Term Commitment” means the ~~Term Commitments of the~~Additional B-4 Dollar Term ~~Lenders as of the Amendment No. 2 Effective Date~~Commitment.

“Initial B-4 Dollar Term Lender” means, at any time, any Lender that has an Initial B-4 Dollar Term Loan at such time.

~~“Initial B-2 Dollar Term Loans” means the Dollar-denominated term loans made by the Lenders on the Amendment No. 2 Effective Date to the Borrower pursuant to Section 2.01(a)(iii).~~

~~“Initial B-2 Euro Term Commitment” means, as to each Euro Term Lender, its obligations to make an Initial B-2 Euro Term Loan in euros to the Borrower pursuant to Section 2.01(b)(iii) in an aggregate amount not to exceed the amount set forth opposite such Euro Term Lender’s name in Schedule 1.01A under the caption “Initial B-2 Euro Term Commitment” or in the Assignment and Assumption pursuant to which such Euro Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The initial aggregate amount of the Initial B-2 Euro Term Commitments on the Amendment No. 2 Effective Date is €655,194,710.89.~~

~~“Initial B-2 Euro Term Loans” means the euro-denominated term loans made by the Lenders on the Amendment No. 2 Effective Date to the Borrower pursuant to Section 2.01(b)(iii).~~

“Initial B~~-3~~-4 Dollar Term ~~Commitment~~Loan Obligations” means the ~~Additional~~Obligations in respect of the Initial B~~-3~~-4 Dollar Term ~~Commitment~~Loans.

“Initial B~~-3~~-4 Dollar Term Loans” means the Dollar-denominated term loans made by the Lenders on the Amendment No. ~~4~~6 Effective Date to the Borrower pursuant to Section 2.01(a)(~~iv~~v). The initial aggregate principal amount of the Initial B~~-3~~-4 Dollar Term Loans on the Amendment No. ~~4~~6 Effective Date ~~is~~was $~~1,377,407,894.37~~575,000,000.

“Initial B-5 Dollar Term Commitment” means the Additional B-5 Dollar Term Commitment.

“Initial B~~-3~~-5 Dollar Term Lender” means, at any time, any Lender that has an ~~Additional B-3 Dollar Term Commitment or~~ Initial B~~-3~~-5 Dollar Term Loan at such time.

~~“Initial B-4 Dollar Term Commitment” means the Additional B-4 Dollar Term Commitment.~~

“Initial B~~-4~~-5 Dollar Term Loan Obligations” means the Obligations in respect of the Initial B~~-4~~-5 Dollar Term Loans.

“Initial B~~-4~~-5 Dollar Term Loans” means the Dollar-denominated term loans made by the Lenders on the Amendment No. ~~6~~9 Effective Date to the Borrower pursuant to Section 2.01(a)(v). The initial aggregate principal amount of the Initial B~~-4~~-5 Dollar Term Loans on the Amendment No. ~~6~~9 Effective Date is $~~575,000,000~~1,300,000,000.

~~“Initial B-4 Dollar Term Lender” means, at any time, any Lender that has an Initial B-4 Dollar Term Loan at such time.~~

“Initial Dollar Term Commitment” means the Term Commitments of the Dollar Term Lenders as of the Closing Date.

“Initial Dollar Term Loans” means the Dollar-denominated term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a)(i).

~~“Initial Euro Term Commitment” means the Term Commitments of the Euro Term Lenders as of the Closing Date.~~

“Initial Euro Term Loans” means the euro-denominated term loans made by the Lenders on the Closing Date to the Borrower ~~pursuant to Section 2.01(b)(i)~~.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans on the Closing Date; provided that, without limitation, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from existing issuers of letters of credit outstanding on the Closing Date agreeing to become L/C Issuers under this Agreement).

“Initial Term Commitments” means, collectively, the Initial B~~-2 Dollar Term Commitments, Initial B-3~~-4 Dollar Term Commitments and the Initial B~~-4~~-5 Dollar Term Commitments.

“Initial Term Loans” means, collectively, the Initial B~~-2 Dollar Term Loans, the Initial B-3~~-4 Dollar Term Loans and the Initial B~~-4~~-5 Dollar Term Loans.

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

“Intercompany License Agreement” means any cost-sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, IP Rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of Holdings and any Restricted Subsidiary thereof.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercreditor Agreements” means ~~the First Lien Intercreditor Agreement, the ABL~~any Equal Priority Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any RFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a RFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan ~~(including a Swing Line Loan)~~, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made, (c) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (d) with respect to any Daily SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month (or, at the Borrower’s option, three months) after the borrowing date of such Daily SOFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the date on which such Daily SOFR Loan is repaid (including the Maturity Date) or converted in full.

“Interest Period” means,

(a) (i) as to each SONIA Rate Loan, the applicable SONIA Interest Period, and (ii) as to each other RFR Loan, the period commencing on the date such RFR Loan is disbursed or converted to or continued as a RFR Loan and ending on the date one, two (other than with respect to the ~~New~~ Revolving Credit Facility), three or six months thereafter or, to the extent agreed by each Lender of such RFR Loan, twelve months or, to the extent agreed by the Administrative Agent, less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; and

(b) as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability);

provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)            any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; ~~and~~

(iii)            no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made~~.~~; and

(iv)            to the extent for purposes of creating a fungible Class of Term Loans, an Interest Period may end on the date of incurrence of any Incremental Term Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business) to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of ~~the Borrower~~Holdings and its Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations, in each case, in the ordinary course of business or consistent with past practice and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment~~.~~ but less all returns, distributions and similar amounts received on such Investment (which amounts received shall, for the avoidance of doubt, include the face amount of any Indebtedness of any Person making such Investment which is assumed by an applicable counterparty, in each case, in respect of such Investment).

“Investor Management Agreement” means an agreement among the Borrower and/or Holdings (or any direct or indirect parent entity of Holdings) and Affiliates of (or management entities associated with) one or more of the Investors, as in effect from time to time and as the same may be amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders; provided that any management, monitoring, consulting and advisory fees payable by the Borrower and/or Holdings and its Subsidiaries for any fiscal year shall not exceed an amount equal to 2.0% of Consolidated EBITDA for such fiscal year.

“Investors” means any of the Blackstone Funds and any of their Affiliates (other than any portfolio operating companies).

“IP Rights” has the meaning set forth in Section 5.17.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” ~~published by the Institute of~~ (International ~~Banking Law & Practice, Inc.~~Chamber of Commerce publication number 590) (or such later version thereof as may be in effect at the time of issuance).

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior ~~Lien~~Priority Intercreditor Agreement” means an intercreditor agreement substantially in the form ~~and substance reasonably satisfactory to the~~ of Exhibit J-2 (which agreement in such form, with immaterial changes thereto or with changes thereto that are posted to the Lenders and not objected to in writing by the Required Lenders within five (5) Business Days, in each case, the Collateral Agent ~~and the Borrower, between the Collateral~~is authorized to enter into by all Lenders) among the Administrative Agent and one or more collateral agents or representatives for the holders of Indebtedness ~~issued or incurred pursuant to~~that is not prohibited under Section~~s~~ 7.03~~(g)(y)(i), (q)(y) or (s) that are~~ that is, or is intended to be, secured by the Collateral on a ~~basis~~ junior Lien basis to the Liens securing the ~~Obligations. Wherever in this Agreement, an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien on a basis junior to the Liens securing the Obligations, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.~~Initial Term Loans.

~~“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.~~

~~“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.~~

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.03, as such commitment is set forth on Schedule 1.01A or if an L/C Issuer has entered into an Assignment and Assumption, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means ~~(i) Credit Suisse AG, Cayman Islands Branch, (ii)~~each of Citibank, N.A., ~~(iii) Barclays Bank PLC, (iv)~~ Goldman Sachs Bank USA ~~and (v)~~, HSBC Bank USA~~, N.A.~~, National Association, JPMorgan Chase Bank, N.A., Barclays Bank PLC, CIBC Bank USA, PNC Bank, National Association, Santander Bank, N.A., UBS AG, Stamford Branch, Bank of America, N.A., KeyBank National Association, Morgan Stanley Senior Funding, Inc. and Royal Bank of Canada, in each case, including through any of their respective Affiliates or branches (in each case, with respect to standby letters of credit only), and any other Lender that becomes an L/C Issuer in accordance with Sections 2.03(k) or 10.07(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Obligations” means, as at any date of determination, the aggregate principal amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(l). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP or Rule 36 of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC~~A~~T Election” has the meaning set forth in Section 1.02(h).

“LC~~A~~T Test Date” has the meaning set forth in Section 1.02(h).

“Lead Arrangers” means Credit Suisse Securities (USA) LLC, Citibank, N.A., Goldman Sachs Lending Partners LLC, Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc., UBS Securities LLC and Macquarie Capital (USA) Inc., in their respective capacities as joint lead arrangers and joint bookrunners under this Agreement. With respect to Amendment No. ~~1, the Lead Arrangers shall be Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Siemens Financial Services, Inc. and Macquarie Capital (USA) Inc. With respect to Amendment No. 2, the Lead Arrangers shall be Credit Suisse Securities (USA) LLC, Citibank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Macquarie Capital (USA) Inc. With respect to Amendment No.~~ 4, the Lead Arrangers shall be the Amendment No. 4 ~~Arrangers. With respect to Amendment No. 5, the Lead Arrangers shall be the Amendment No. 5~~ Arrangers. With respect to Amendment No. 6, the Lead Arrangers shall be the Amendment No. 6 Arrangers. With respect to Amendment No. 8, the Lead Arrangers shall be the Amendment No. 8 Arrangers. With respect to Amendment No. 9, the Lead Arrangers shall be the Amendment No. 9 Arrangers.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and ~~the Swing Line Lender, and~~ their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within two Business Days after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless subject to a good faith dispute or such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under the Revolving Credit Facility or under other agreements generally in which it commits to extend credit; (iv) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Credit Facility~~; (~~, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied; provided that a Lender Default under this clause (iv) shall cease to exist upon receipt of such written confirmation by such Lender; or (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event~~;~~  or ~~(vi) a Lender has become the subject of a~~a Bail-~~i~~In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (~~vi~~v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer~~, each Swing Line Lender~~  and each Lender.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof~~, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.~~.

“Lending Office” means, as to any Lender, the applicable branch, office or ~~offices~~Affiliate of such Lender described as such in such Lender’s Administrative Questionnaire, or such other branch, office or ~~offices~~Affiliate as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be issued in any Approved Currency.

“Letter of Credit Expiration Date” means the day that is five ~~(5)~~ Business Days prior to the scheduled Maturity Date then in effect for the ~~New~~applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Issuance Request” means a letter of credit request substantially in the form of Exhibit B.

~~“Letter of Credit Percentage” shall mean, (x) with respect to (i) Citibank, N.A., 30.92%, (ii) Barclays Bank PLC, 17.27%, (iii) Goldman Sachs Bank USA, 17.27%, (iv) Credit Suisse AG, Cayman Islands Branch, 17.27% and (v) HSBC Bank USA, N.A., 17.27% (in each case as may be reduced to reflect any percentage allocated to another L/C Issuer pursuant to the immediately succeeding clause (y)), and (y) any other Letter of Credit Issuer, a percentage to be agreed between the Borrower and such L/C Issuer.~~

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $~~75,000,000~~150,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means, any mortgage, deed of trust, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any ~~Capitalized~~Financing Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

~~“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent on or prior to the date the definitive agreements for such acquisition are entered into.~~

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) or other transaction, (2) any incurrence, issuance, prepayment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Disqualified Equity Interests, (3) any Restricted Payment, including the designation of any Restricted Subsidiary or Unrestricted Subsidiary, (4) the making of any Disposition or any fundamental change and (5) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (1) through (4).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan~~,~~ or a Revolving Credit Loan ~~or a Swing Line Loan~~ (including any Incremental Term Loan and any extensions of credit under any Revolving Commitment Increase).

“Loan Documents” means, collectively, (i) this Agreement, (ii) Amendment No. ~~1~~4, (iii) Amendment No. ~~2~~6, (iv) Amendment No. ~~3~~7, (v) Amendment No. ~~4~~8, (vi) Amendment No. ~~5~~9, (vii) ~~Amendment No. 6, (viii) Amendment No. 7, (ix) Amendment No. 8, (x)~~ the Notes, (~~xi~~viii) the Collateral Documents, (~~xii~~ix) each Intercreditor Agreement to the extent then in effect, (~~xiii~~x) each Letter of Credit Issuance Request and (xi~~v~~) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“LTM Consolidated EBITDA” means Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters ended prior to the date of determination for which financial statements are internally available, calculated on a Pro Forma Basis.

“Management Stockholders” means the future, present and former members of management, employees, directors, officers, managers, members or partners (and their Controlled Investment Affiliates and Immediate Family Members) of Holdings~~, the Borrower~~  or any of its Subsidiaries who are investors in Holdings, the Borrower or any direct or indirect parent thereof including any such future, present or former employees, directors, officers, managers, members or partners owning through an Equityholding Vehicle.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of a Qualified IPO Entity on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of ~~the Borrower~~Holdings and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Intellectual Property” means any intellectual property owned by Holdings or any of its Restricted Subsidiaries that is material to the business of Holdings and its Restricted Subsidiaries, taken as a whole (as reasonably determined by the Borrower).

“Material Real Property” means any fee owned ~~r~~Real ~~p~~Property located in the United States that is owned by any Loan Party with a fair market value in excess of $7,500,000 (at the Closing Date or, with respect to fee owned ~~r~~Real ~~p~~Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (i)  with respect to the Initial B~~-3 Dollar Term Loans, March 31, 2027, (ii) with respect to the Initial B~~-4 Dollar Term Loans, November 16, 2029, (ii) with respect to the Initial B-5 Dollar Term Loans, June 4, 2031, (iii) with respect to the ~~New~~ Revolving Credit Facility, the date that is the earliest of (x) ~~November 18, 2026,~~June 4, 2029 and (y) if greater than $500 million in aggregate principal amount of the ~~Initial B-2 Euro Term Loans is outstanding on December 31, 2023, December 31, 2023 and (z) if greater than $500 million in aggregate principal amount of the 2026~~ Dollar Senior Notes are outstanding on ~~October 16~~April 1, ~~2025~~2029, ~~October 16~~April 1, ~~2025~~2029, (iv) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (v) with respect to any Refinancing Term Loans or Other Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (vi) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent and the Borrower with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Section 6.11~~,~~ or 6.13 ~~or 6.16~~, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Section~~s~~ 3(37) or Section 4001(a)(3) of ERISA, to which ~~the Borrower~~any Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the ~~preceding~~ six years preceding the applicable date of reference, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)            100% of the cash proceeds actually received by ~~the Borrower~~Holdings or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien ~~(other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations)~~  on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents~~), including, for the avoidance of doubt, ABL Debt in respect of any ABL Priority Collateral or Non-U.S. ABL Facility Collateral subject to such Disposition or Casualty Event~~ or otherwise subject to an Intercreditor Agreement), (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of ~~the Borrower~~Holdings or a wholly owned Restricted Subsidiary as a result thereof, (iv) ~~taxes~~any costs associated with unwinding any related Swap Obligations in connection with such transaction, (v) Taxes (including Tax distributions paid pursuant to Section 7.06(i)(iii)) paid or reasonably estimated to be payable as a result thereof, and (~~v~~vi) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by ~~the Borrower~~Holdings or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that ~~if no Default exists,~~ the Borrower may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within ~~12~~18 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within ~~12~~18 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such ~~12~~18-month period but within such ~~12~~18-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within ~~18~~24 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso~~; it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing); provided, further, that no~~); provided, further, that the Borrower may retroactively elect to deem expenditures that otherwise would be permissible as a reinvestment of proceeds in accordance with foregoing proviso that occur prior to the receipt of the proceeds in respect of such Disposition to have been invested in accordance with the foregoing proviso (it being agreed that such deemed expenditure shall have been made or have been committed to be made no earlier than 180 days prior to such Disposition); provided, further, that (x) the proceeds realized in ~~a~~any single transaction or series of related transactions shall not constitute Net Proceeds unless ~~(x)~~the amount of such proceeds ~~shall exceed $40,000,000~~exceeds (and only to the extent in excess of) the greater of (1) $115,000,000 and (ii) 15% of LTM Consolidated EBITDA and (y) only the aggregate amount of net proceeds (exclud~~ed~~ing ~~under~~, for the avoidance of doubt, Net Proceeds described in the preceding clause (x) in exce~~ed~~ss of the greater of (i) $~~100,000,000~~230,000,000 and (ii) 30% of LTM Consolidated EBITDA in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b)            100% of the cash proceeds from the incurrence, issuance or sale by ~~the Borrower~~Holdings or any of the Restricted Subsidiaries of any Indebtedness, net of all ~~t~~Taxes (including Tax distributions paid pursuant to Section 7.06(i)(iii)) paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale~~.~~ (and, in the case of the incurrence, issuance or sale of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent or as may be required by applicable Law and any relocation costs incurred are a result of such event.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to ~~the Borrower~~Holdings or any Restricted Subsidiary shall be disregarded.

“New Holdings” means Omaha Acquisition Inc., a Delaware corporation, and any entity (or combination of entities) that is a Domestic Subsidiary of (or are Domestic Subsidiaries of) Holdings or any direct or indirect parent of Holdings that is organized under the Laws of the United States, any state thereof or the District of Columbia and directly owns 100% of the issued and outstanding Equity Interests in the Borrower and issues a Guaranty of the Obligations and agrees to assume the obligations of “New Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.

~~“New Revolving Credit Borrowing” means a borrowing consisting of simultaneous New Revolving Credit Loans of the same Type, in the same Approved Currency, and, in the case of Term SOFR Loans or RFR Loans, having the same Interest Period made by each of the New Revolving Credit Lenders pursuant to Section 2.01(c).~~

~~“New Revolving Credit Commitment” means, as to each New Revolving Credit Lender, its obligation to (a) make New Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate Principal Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 5 under the caption “New Revolving Credit Commitments” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate New Revolving Credit Commitments of all New Revolving Credit Lenders shall be $250,000,000 on the Amendment No. 5 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.~~

~~“New Revolving Credit Exposure” means as to each New Revolving Credit Lender, the sum of the amount of the outstanding Principal Amount of such New Revolving Credit Lender’s New Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations and the Swing Line Obligations at such time.~~

~~“New Revolving Credit Facility” means, at any time, the aggregate amount of the New Revolving Credit Commitments at such time.~~

~~“New Revolving Credit Lender” means (a) as of the Amendment No. 5 Effective Date, each Revolving Credit Lender with respect to any Revolving Credit Commitment of such Lender that has been extended pursuant to Amendment No. 5 and whose name and the aggregate principal amount of its Revolving Credit Commitment so extended are set forth on Schedule I to Amendment No. 5 under the caption “New Revolving Credit Commitment” and (b) after the Amendment No. 5 Effective Date, each Lender that holds a New Revolving Credit Commitment.~~

~~“New Revolving Credit Loan” shall have the meaning provided in Section 2.01(c).~~

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Debt Fund Affiliate” means any Affiliate of the ~~Investors~~Borrower other than (a) Holdings or any Subsidiary of Holdings, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

~~“Non-Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).~~

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

~~“Non-U.S. ABL Facility Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.~~

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) was not ~~utilized~~used to make Investments pursuant to Sections ~~8.05, (~~7.02(n), (p), (v), (w), (y) or (z), (d) was not ~~applied to incur Indebtedness pursuant to Section 7.03(m)(y), (e) was not utilized to~~used to make Restricted Payments pursuant to Section 7.06 (other than pursuant to Section 7.06(h)(y)), (~~f~~e) was not ~~utilized to make Investments pursuant to Sections 7.02(n), (p), (v), (w) or (z), (g) was not utilized~~used to make prepayments ~~of any Junior Financing~~, redemptions, purchases, defeasances or other payments pursuant to Section ~~7.13~~7.10 (other than ~~7.13~~Section 7.10(a)(iv)(y)) ~~or~~, (~~h~~f) was not utilized to increase availability under clause (~~c~~d) of the definition of Cumulative Credit or (g) was not utilized pursuant to Section 8.05. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Note” means a Term Note~~,~~ or a Revolving Credit ~~Note or a Swing Line~~ Note, as the context may require.

“Notice of Intent to Cure” has the meaning set forth in Section 8.05(a).

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of ~~any Loan Party~~Holdings or any Restricted Subsidiary arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, at the option of the Borrower, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty, but only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

~~“Original Credit Agreement” means this Credit Agreement as in effect immediately prior to the Amendment No. 6 Effective Date.~~

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Debt Representative” means, with respect to any series of ~~Permitted First Priority Refinancing Debt or Permitted Junior Lien Refinancing Debt~~Indebtedness permitted to be incurred hereunder on an equal priority basis (but without giving effect to the control of remedies) or junior lien basis to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Revolving Credit Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans~~,~~ and Revolving Credit ~~Loans and Swing Line~~ Loans on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) ~~and Swing Line Loans~~, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding Principal Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Approved Foreign Currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).

~~“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.~~

“Payment Notice” has the meaning set forth in Section 9.16(b).

“Payment Recipient” has the meaning set forth in Section 9.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Perfection Certificate” means a certificate in the form of Exhibit H hereto or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Earlier Maturity Indebtedness Exception” means, with respect to the incurrence of any Incremental Term Loans, Credit Agreement Refinancing Indebtedness and any Indebtedness incurred under Sections 7.03(g) (to the extent incurred but not assumed), (q) or (w) permitted to be incurred hereunder, such Indebtedness (a) up to an aggregate principal amount of the greater of (i) $375,000,000 and (ii) 50% of LTM Consolidated EBITDA, in each case determined at the time of incurrence of such Indebtedness, (b) incurred pursuant to the Incremental Reallocated General Debt Amount, or (c) consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the applicable maturity requirements and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, or constituting term “a” loan facilities (as determined by the Borrower in good faith) (collectively, the “Specified Debt”), may, in each case, have a maturity date that is earlier than and a Weighted Average Life to Maturity that is shorter than, the Indebtedness with respect to which the Specified Debt is otherwise required to have a later maturity date.

“Permitted First Lien Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt”.

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by ~~the Borrower~~Holdings and/or any Restricted Subsidiary in the form of one or more tranches of loans not under this Agreement; provided that (i) such Indebtedness is secured by the Collateral on ~~a pari passu~~an equal priority basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors ~~or~~, (iii) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness does not mature ~~on or~~ prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued or have a shorter ~~w~~Weighted ~~a~~Average ~~l~~Life to ~~m~~Maturity than the Initial Term Loans~~.~~ and (iv) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement then in effect or that will be in effect at the time of incurrence of such Indebtedness.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by ~~the Borrower~~Holdings and/or any Restricted Subsidiary in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (i)such Indebtedness is secured by the Collateral on ~~a pari passu~~an equal priority basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iii) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) ~~on or~~ prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued~~,~~ and (iv~~) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v~~) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement then in effect or that will be in effect at the time of incurrence of such Indebtedness. Permitted First Priority Refinancing ~~Debt~~Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (~~x~~a) the Investors ~~and~~, (~~y~~b) the Management Stockholders ~~(provided that if the~~and any Affiliates thereof (including any Management Stockholders ~~own beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of Holdings I in the aggregate, they shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting stock of Holdings I at such time).~~holding Equity Interests through an Equityholding Vehicle), (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of the Borrower or any of its direct or indirect parent companies, acting in such capacity, (d) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Closing Date)) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder and any member of such group; provided that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in clauses (a) through (c), collectively, have beneficial ownership of more than 50% of the total voting power of the issued and outstanding Equity Interests of the Borrower or any of its direct or indirect parent companies held by such group, (e) any Holding Company and (f) any Permitted Plan.

“Permitted Intercompany Activities” means any transactions (A) between or among ~~the Borrower~~Holdings and/or its ~~Restricted~~ Subsidiaries that are entered into in the ordinary course of business of ~~the Borrower~~Holdings and its ~~Restricted~~ Subsidiaries and, in the good faith judgment of ~~the Borrower~~Holdings are necessary or advisable in connection with the ownership or operation of the business of ~~the Borrower~~Holdings and its ~~Restricted~~ Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements, (B) between or among Holdings, its Restricted Subsidiaries and/or any captive insurance subsidiaries or (C) constituting any Permitted Tax Restructuring.

“Permitted Junior Lien Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by ~~the Borrower~~Holdings and/or any Restricted Subsidiary in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”, such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) ~~such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii)~~ an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to ~~the Junior Lien~~each applicable Intercreditor Agreement ~~as a “Junior Lien Representative” thereunder and the ABL Intercreditor Agreement~~then in effect or that will be in effect at the time of incurrence of such Indebtedness, and (~~iv~~iii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Secured Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt”.

“Permitted Other Debt Conditions” means that such applicable Indebtedness (i) subject to the Permitted Earlier Maturity Indebtedness Exception, does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred~~,~~ and (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors~~, and (iii) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent).~~.

“Permitted Plan” means any employee benefit plan of Holdings or any of its Affiliates (including any Equityholding Vehicle) and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Ratio Debt” means Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary so long as immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof (but without netting the proceeds thereof) (~~i) no Event of Default shall be continuing or result therefrom and (ii) (~~x) if such Indebtedness is secured ~~on a pari passu basis~~by the Collateral on an equal priority basis (without giving effect to the control of remedies) with the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio is no greater than either (I) 4.75 to 1.00 or (II) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and any consummation of related transactions, in each case, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available ~~and~~(“Permitted First Lien Ratio Debt”), (y) if such Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the ~~Obligations~~Initial Term Loans, the Consolidated Secured Net Leverage Ratio is no greater than either (I) 6.00 to 1.00 or (II) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and the consummation of any related transactions, in each case, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available~~; provided that~~ (“Permitted Junior Secured Ratio Debt”) and (z) if such Indebtedness is unsecured (or secured by assets that do not constitute Collateral), either (I) the Consolidated Interest Coverage Ratio is no less than either (A) 2.00 to 1.00 or (B) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness and the consummation of any related transactions or (II) the Consolidated Total Net Leverage Ratio is no greater than either (A) 6.25 to 1.00 or (B) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and the consummation of any related transactions, in each case, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available (“Permitted Unsecured Ratio Debt”); provided that, subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness shall (A) in the case of clause (x) above, have a maturity date that is on or after the Latest Maturity Date at the time such Indebtedness is incurred~~,~~  and in the case of clause (y) or (z) above, have a maturity date ~~that is~~ at least ninety-one (91) days after the Latest Maturity Date) at the time such Indebtedness is incurred, (B) in the case of clause (x) above, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and, in the case of clause (y) or (z) above, shall not be subject to scheduled amortization prior to maturity, (C) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party ~~on a junior basis to the Liens securing the Obligations, be subject to the Junior Lien~~, an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement ~~and, if the Indebtedness is secured on a pari passu basis with the Liens securing the Obligations, be (x) in the form of debt securities and (y) subject to the First Lien Intercreditor Agreement~~then in effect or that will be in effect at the time of incurrence of such Indebtedness and (D) have terms and conditions ~~(other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions)that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (D) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (D), shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness incurred pursuant to clauses (x) or (y) above by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g), 7.03(q), 7.03(u) or 7.03(w), does not exceed in the aggregate at any time outstanding the greater of (i) $165,000,000 and (ii) 2.25% of Total Assets, in each case determined at the time of incurrence.~~that are otherwise as agreed between the Borrower and the lender, holder or other provider of such Indebtedness.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, unless otherwise permitted under any basket or exception under Section 7.03 (with such amounts being deemed utilization of the applicable basket or exception under Section 7.03), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) and subject to the Permitted Earlier Maturity Indebtedness Exception, such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date ~~equal to~~on or ~~l~~after ~~than~~ the final maturity date of, and except for revolving Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c~~) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d~~) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended~~,~~ and (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (~~iii~~d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to ~~such~~the appropriate Intercreditor Agreement(s).

“Permitted Tax Restructuring” means any reorganizations and other transactions entered into among the Borrower (or any direct or indirect parent entity thereof) and/or its Restricted Subsidiaries for tax planning (as determined by the Borrower in good faith) so long as such reorganizations and other transactions do not impair the value of the Loan Documents and the Guarantees, taken as a whole, in any material respect.

“Permitted Unsecured Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt”.

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by ~~the Borrower~~Holdings and/or any Restricted Subsidiary in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) ~~constitutes~~ otherwise satisfies the requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness” and (ii) meets the Permitted Other Debt Conditions. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but excluding any Multiemployer Plan) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the ~~first~~thirty-six month anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“primary obligor” has the meaning set forth in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum determined from time to time by ~~Credit Suisse~~UBS AG~~,~~  Cayman Islands Branch, as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Principal Amount” means (i) the stated or principal amount of each Dollar Denominated Loan or Dollar Denominated Letter of Credit or L/C Obligation with respect thereto, as applicable, and (ii) the Dollar Equivalent of the stated or principal amount of each Foreign Currency Denominated Loan and Foreign Currency Denominated Letter of Credit or L/C Obligation with respect thereto, as the context may require.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken or initiated, actions with respect to which substantial steps have been taken or initiated or actions that are expected to be taken or initiated during such Post-Acquisition Period for the purposes of realizing reasonably identifiable ~~and factually supportable~~“run rate” cost savings, operating expense reductions and synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of ~~the Borrower~~Holdings and the Restricted Subsidiaries; provided, that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $~~25,000,000,~~50,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs~~, as applicable,~~  will be accrued or incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of ~~the Borrower~~Holdings or any division, product line, or facility used for operations of ~~the Borrower~~Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction~~,~~”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by ~~the Borrower~~Holdings or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction~~,~~ and (y) expected to have a continuing impact on ~~the Borrower~~Holdings and the Restricted Subsidiaries ~~and (z) factually supportable~~ or (ii) otherwise consistent with the definition of Pro Forma Adjustment; (II) that when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) the definitions of “Applicable Rate~~,~~” and “Commitment Fee Rate” and (ii~~) the Applicable ECF Percentage and (iii~~) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.11, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; ~~and~~ (III) when calculating the Consolidated First Lien Net Leverage Ratio for purposes of the Applicable ECF Percentage or Applicable Asset Sale Percentage, such percentage shall be calculated giving pro forma effect to any prepayment to be made pursuant to Section 2.05(b)(i) or Section 2.05(b)(ii), as applicable, in connection with such calculation and any other Indebtedness prepaid subsequent to the end of the applicable Test Period and on or prior to such date of determination; and (IV) in determining Pro Forma Compliance with the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio or any other incurrence test (other than in respect of Section 7.11, the definition of “Applicable Rate” and the definition of “Commitment Fee Rate”), in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, (i) the incurrence of any Indebtedness in respect of the Revolving Credit Facility, any Incremental Revolving Facility or any other revolving credit facility immediately prior to or in connection therewith included in the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio or such other incurrence test calculation immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made ~~shall be disregarded; provided, further, that with respect to any incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or such other incurrence test calculation, any Indebtedness being incurred (or expected to be incurred) substantially simultaneously or contemporaneously with the incurrence of any such Indebtedness or any applicable transaction or action in reliance on any “basket” set forth in this Agreement (including the Incremental Base Amount and any “baskets” measured as a percentage of Total Assets or Consolidated EBITDA)~~ and (ii) the incurrence under the Revolving Credit Facility, any Incremental Revolving Facility or under any other revolving facility used to finance working capital needs of Holdings and its Restricted Subsidiaries (as reasonably determined by the Borrower), in each case, shall be disregarded. In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” ~~within the same covenant~~ in a single transaction or series of related transactions (including utilization of the Free and Clear Incremental Amount and the Incurrence-Based Incremental Amount), (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets”, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets”, any incurrence and repayments of Indebtedness) and all other permitted Pro Forma Adjustments (except that (i) the incurrence of any Indebtedness under the Revolving Credit Facility (including any Incremental Revolving Facility) or any other revolving credit facility immediately prior to or in connection therewith and (ii) the incurrence of any Indebtedness under the Revolving Credit Facility (including any Incremental Revolving Facility) or any other revolving credit facility used to finance working capital needs of Holdings and its Restricted Subsidiaries (as reasonably determined by the Borrower), in each case, shall be disregarded (other than in respect of Section 7.11, the definition of “Applicable Rate” and the definition of “Commitment Fee Rate”)), and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated. Whenever Pro Forma Effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and, notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by a Responsible Officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.

~~“Pro Forma Financial Statements” means a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Restricted Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period covered by the Audited Financial Statements and the Unaudited Financial Statements, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).~~

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Equity Interests that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Hong Kong Stock Exchange, The International Stock Exchange or any comparable stock exchange or similar market.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Public Lender” has the meaning set forth in Section 6.02.

“Purchase Agreement” mean that certain Share Purchase Agreement, dated April 4, 2014 (together with all exhibits and schedules thereto).

“Purchase Agreement Representations” means the representations and warranties made by the Company in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliates) have the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or such Affiliates’) obligations under the Purchase Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties.

“QFC” has the meaning set forth in Section 10.25(b).

“QFC Credit Support” has the meaning set forth in Section ~~10.24~~10.25.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings I or any direct or indirect parent of Holdings (such entity a “Qualified IPO Entity”) of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified IPO Entity” has the meaning set forth in the definition of “Qualified IPO”.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors or management of Holdings or the Borrower shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Borrower, and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) or (b) constituting a receivables or payables financing or factoring facility.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Rating Agencies” means Moody’s ~~and~~, S&P and Fitch.

“Real Property” means, collectively, all right, title and interest (including any fee, easement, leasehold, license, mineral or other estate) in and to any and all parcels of or interests in real property owned, used or leased by any Person, whether by lease, easement, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment thereon, all general intangibles and contract rights and other property and rights incidental to the ownership, lease, use or operation thereof.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

~~“Refinancing” means the repayment in full of all third party Indebtedness of the Borrower and its Subsidiaries existing prior to the consummation of the Transactions (other than existing ordinary course working capital facilities and ordinary course capital leases, purchase money debt and equipment financings and any Indebtedness of the Borrower and its Subsidiaries set forth on Schedule 7.03(b)) with the proceeds of the Initial Dollar Term Loans, Initial Euro Term Loans, a portion of the Revolving Credit Facility, a portion of the loans available under the ABL Credit Agreement, the Senior Notes and the termination and release of all commitments, security interests and guarantees in connection therewith.~~

“Refinancing Amendment” means an amendment to this Agreement (i) executed by each of (a) the Borrower, (b) ~~the Administrative Agent~~Holdings, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15 and (ii) acknowledged by the Administrative Agent; provided that failure to obtain such acknowledgement shall in no way affect the effectiveness of any Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same ~~Effective~~All-In Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act ~~of 1933~~, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating ~~in~~ into~~, onto or through~~  the Environment.

~~“Replacement Event” has the meaning specified in the definition of “Term SOFR”.~~

“Relevant Screen Rate” means (i) with respect to any SONIA Rate Borrowing denominated in Sterling, the SONIA Rate, (ii) with respect to any Borrowing denominated in Japanese Yen, the TIBOR Screen Rate and (iii) with respect to any Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Replacement Event” has the meaning specified in the definition of “Term SOFR”.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.

“Repricing Initial B-4 Dollar Term Loans Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial B-4 Dollar Term Loans with the incurrence by the Borrower or any Restricted Subsidiary of any syndicated term loan financing in the same currency having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such syndicated term loan financing, and without taking into account any fluctuations in Term SOFR) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Initial B-4 Dollar Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Initial B-4 Dollar Term Loans or the incurrence of any ~~R~~replacement ~~T~~term ~~L~~loans, in each case the primary purpose of which was to reduce such effective interest cost or weighted average yield and other than in connection with a Change of Control, Qualified IPO or Transformative ~~Acquisition~~Transaction.

“Repricing Initial B-5 Dollar Term Loans Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial B-5 Dollar Term Loans with the incurrence by the Borrower or any Restricted Subsidiary of any broadly marketed or syndicated term “b” loan financing in the same currency secured by liens on the Collateral that rank on an equal priority basis (without giving effect to the control of remedies) with the liens on the Collateral securing the Obligations having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such broadly marketed or syndicated term “b” loan financing, and without taking into account any fluctuations in Term SOFR) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Initial B-5 Dollar Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Initial B-5 Dollar Term Loans or the incurrence of any replacement term loans, in each case the primary purpose of which was to reduce such effective interest cost or weighted average yield and other than in connection with a Change of Control or Transformative Transaction.

“Repricing Transaction” means, collectively, Repricing Initial B-4 Dollar Term Loans Transaction and Repricing Initial B-5 Dollar Term Loans Transaction.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice~~,~~ and (b) with respect to an L/C Credit Extension, a Letter of Credit Issuance Request~~, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice~~.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such ~~Facility~~Class; provided that the unused Commitments of, and the portion of the outstanding Loans under such Class held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations ~~and Swing Line Loans, as applicable,~~ under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations ~~and Swing Line Loans~~ being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans~~, Swing Line Loans~~  and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations ~~and Swing Line Loans~~ being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans~~, Swing Line Loans~~  and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, director, president, vice president, chief financial officer, chief legal officer, treasurer ~~or~~, assistant treasurer, controller or assistant controller or other similar officer of a Loan Party or designee of a Responsible Officer and in the case of a limited partnership or an exempted limited partnership, any officer or director of the general partner or ultimate general partner, as the case may be, and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and any officer or employee of the applicable Loan Party whose signature is included on an incumbency certificate or similar certificate reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of ~~the Borrower~~Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to ~~the Borrower’s~~Holdings’ or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of ~~the Borrower~~Holdings other than an Unrestricted Subsidiary.

~~“Restructuring Consent Date” means the first date on which Lenders constituting the requisite Lenders of each applicable Class that shall have consented to the Restructuring Transactions, by amending Section 10.26 to reflect such consent or otherwise.~~

~~“Restructuring Transactions” has the meaning set forth in Section 10.26.~~

“Revaluation Date” means (a) with respect to any Loan denominated in an Approved Currency, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement~~,~~ and (iii~~) the last day of each fiscal quarter of the Borrower and (iv~~) in the case of a Revolving Credit Loan, the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.06(a); (b) with respect to any Letter of Credit denominated in an Approved Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of any amendment of such Letter of Credit that would have the effect of increasing the face amount thereof and (iii) the last day of each fiscal quarter; and (c) such additional dates as the Administrative Agent or the respective L/C Issuer shall determine, or the Required Revolving Credit Lenders shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) to the extent that, and for so long as, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 90% of the aggregate amount of the Revolving Credit Commitments~~; and (d) the last day of each fiscal quarter~~.

“Revolver Extension Request” has the meaning set forth in Section 2.16(b).

“Revolver Extension Series” has the meaning set forth in Section 2.16(b).

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a ~~New~~borrowing consisting of simultaneous Revolving Credit ~~Borrowing~~Loans of the same Type, in the same Approved Currency, and, in the case of Term SOFR Loans or RFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means ~~(a) prior to the Amendment No. 5 Effective Date, with respect to each Lender, the “~~, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit ~~Commitment” as defined under this Agreement as in effect at any time prior to such date, (b) on and after the Amendment No. 5 Effective Date, with respect to each Lender, the Lender’s New Revolving Credit Commitments and (c) in the case of any Lender that becomes a Lender after the Amendment No. 5 Effective Date, the amount specified in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable,~~ Loans to the Borrower pursuant to Section 2.01(c) and (b) purchase participations in L/C Obligations in respect of Letters of Credit, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $~~250,000,000~~500,000,000, on the Amendment No. ~~5~~9 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means ~~the New~~as to each Revolving Credit ~~Exposure.~~ Lender, the sum of the amount of the outstanding Principal Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations at such time.

“Revolving Credit Facility” means ~~the New~~ , at any time, the aggregate amount of the Revolving Credit ~~Facility~~Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Commitment in respect of Revolving Credit Loans at such time, including Revolving Credit Commitment ~~at such time or, if the Revolving Credit~~, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series and Other Revolving Credit Commitment of a given Refinancing Series, or, if such Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any ~~New~~ Revolving Credit Loan made pursuant to Section 2.01(c), Incremental Revolving Credit Loans, Other Revolving Credit Loans or Extended Revolving Credit Loans, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“RFR” means the EURIBO Rate, the TIBOR Rate or the SONIA Rate, as applicable; provided that, notwithstanding anything to the contrary in the definition of “EURIBO Rate”, the definition of “TIBOR Rate”, the definition of “SONIA Rate” or this Agreement, if (i) the Borrower and the Administrative Agent reasonably determine in good faith that an interest rate (including, without limitation, the EURIBO Rate, the TIBOR Rate or the SONIA Rate) is not ascertainable pursuant to this Agreement and the inability to ascertain such rate is unlikely to be temporary or (ii) the circumstances set forth in the preceding clause (i) have not arisen but the supervisor for the administrator of the Relevant Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Relevant Screen Rate shall no longer be made available or used for determining interest rates for loans, the Administrative Agent shall so notify the applicable Lenders in writing (the occurrence of either of the foregoing conditions, a “Benchmark Discontinuation Event”) and the “EURIBO Rate”, the “TIBOR Rate” and/or the “SONIA Rate”, as applicable, shall be an alternate benchmark floating rate of interest established by the Administrative Agent and the Borrower that is generally accepted as one of the then prevailing market conventions for determining a rate of interest for similar syndicated loans in the United States at such time and shall include (A) the spread or method for determining a spread or other adjustment or modification that is generally accepted as one of the then prevailing market conventions for determining such spread, method, adjustment or modification and (B) other adjustments to such alternate term rate and this Agreement (x) to not increase or decrease pricing in effect for the Interest Period on the Business Day immediately preceding the Business Day on which such alternate rate is selected pursuant to this provision (but for the avoidance of doubt which would not reduce the Applicable Rate) and (y) other changes necessary to reflect the available interest periods for such alternate rate) for similar syndicated leveraged loans of this type in the United States at such time (any such rate, the “Successor Benchmark Rate”), and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, if a Successor Benchmark Rate has not been established pursuant to the immediately preceding proviso after the Borrower and the Administrative Agent have reached such a determination, the Borrower and the Required Facility Lenders may select a different alternate rate as long as it is reasonably practicable for the Administrative Agent to administer such different rate and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, such Required Facility Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement. For the avoidance of doubt, if a Benchmark Discontinuation Event occurs, the Applicable Rate for any Loan shall be determined in accordance with Section 3.06(c) until the date a Successor Benchmark Rate or other alternate term rate determined pursuant to the proviso above has been established in accordance with the requirements of this definition. Notwithstanding the foregoing, RFR and any applicable Successor Benchmark Rate shall be deemed to not be less than 0% per annum.

“RFR Loan” means a Loan that bears interest at a rate based on the EURIBO Rate, the TIBOR Rate or the SONIA Rate, as applicable.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s ~~Ratings~~Financial Services~~, a division of The McGraw Hill-Companies, Inc.~~ LLC, and any successor thereto.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing (or similar arrangement) by Holdings or any of its Restricted Subsidiaries of any Real Property or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing (or similar arrangement); provided that any leasing arrangement by any entity other than Holdings or a Restricted Subsidiary of the Borrower shall not constitute a Sale and Lease-Back Transaction.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any ~~international~~ economic sanctions administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or ~~Her~~His Majesty’s Treasury.

“Sanctioned Countries” means any country or territory that is the target of comprehensive Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract ~~permitted under Article VII~~ that is entered into by and between ~~the Borrower~~Holdings or any Restricted Subsidiary and any Approved Counterparty ~~and~~(unless otherwise designated ~~as a “Secured Hedge Agreement” under this Agreement; provided that such Swap Contract is not secured by the ABL Facility Collateral.~~in writing by the Borrower and the applicable Approved Counterparty to the Administrative Agent as unsecured, which notice may designate all Swap Contracts under a specified Master Agreement as unsecured).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, performance guaranties and indemnities made in connection with such facilities) to Holdings or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Holdings or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that engages in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among Holdings, the Borrower, certain ~~s~~Subsidiaries of the Borrower and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Notes” means the Dollar Senior Notes ~~and the Euro Senior Notes~~.

“Senior Notes Documents” means the Dollar Senior Notes Documents ~~and the Euro Senior Notes Documents~~.

“Senior Notes Indenture” means the Indenture for the Dollar Senior Notes ~~and the Euro Senior Notes~~, dated as of June ~~26~~4, ~~2014~~2024, among the Borrower ~~and Gates Global Co.~~, as ~~co-issuers~~issuer, the guarantors listed therein, U.S. Bank Trust Company, National Association, as trustee, ~~escrow agent, dollar transfer agent, dollar registrar and dollar paying agent, Elavon Financial Services Limited, UK Branch, as euro paying agent and euro transfer agent and Elavon Financial Services Limited, as euro registrar,~~ as amended or supplemented from time to time.

“Similar Business” means (1) any business conducted or proposed to be conducted by ~~the Borrower~~Holdings or any of its Restricted Subsidiaries (or any Subsidiary thereof) on the ~~Closing~~Amendment No. 9 Effective Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which ~~the Borrower~~Holdings and its Restricted Subsidiaries (or any Subsidiary thereof) are engaged or propose to be engaged on the ~~Closing~~Amendment No. 9 Effective Date.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit ~~M~~L-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit ~~M~~L-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SONIA” ~~shall~~ means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” ~~shall~~ means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” ~~shall~~ means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Interest Day” has the meaning set forth in the definition of “SONIA Rate”.

“SONIA Interest Period” ~~shall~~ means, with respect to any SONIA Rate Borrowing, the period beginning on (and including) the date on which such SONIA Rate Borrowing is made or continued to (but excluding) the date which is one month thereafter; provided that (a) if any SONIA Interest Period would end on a day other than a Business Day, such SONIA Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any SONIA Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such SONIA Interest Period) shall end on the last Business Day of the last calendar month at the end of such SONIA Interest Period and (c) no SONIA Interest Period shall extend beyond the ~~Revolving Credit~~ Maturity Date of the Revolving Credit Facility. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“SONIA Rate” ~~shall~~ means, for any day (a “SONIA Interest Day”), SONIA for the day that is the fifth Business Day prior to (A) if SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding SONIA Interest Day. Any change in the SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower. If by 5:00 pm (London time) on the second (2nd) Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark ~~Replacement Date~~Discontinuation Event with respect to SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of the SONIA Rate for no more than three (3) consecutive Business Days. The SONIA Rate shall be deemed to not be less than 0.00% per annum in all cases.

“SONIA Rate Loans” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the SONIA Rate.

“SPAC IPO” means the acquisition, purchase, merger, amalgamation or other combination of the Borrower or any direct or indirect parent company of the Borrower, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common Equity Interests of the Borrower, any direct or indirect parent company of the Borrower or such SPAC IPO entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or market in Canada, the United Kingdom or any country of the European Union.

“SPAC IPO Entity” has the meaning set forth in the definition of “SPAC IPO”.

“SPC” has the meaning set forth in Section 10.07(i).

~~“Specified Default” means a Default under Section 8.01(a), (f) or (g).~~

“specified currency” has the meaning set forth in Section 10.22.

“Specified Debt” has the meaning set forth in the definition of “Permitted Earlier Maturity Indebtedness Exception”.

“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit ~~M~~L-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit ~~M~~L-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).

“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interests of Holdings other than Disqualified Equity Interests.

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).

~~“Specified IPO” means a Qualified IPO generating aggregate gross proceeds of at least $450.0 million, the net proceeds (including, but not limited to, net of investment banking fees, underwriting discounts and commissions, and other reasonable out-of-pocket expenses and other customary expenses (including attorney’s fees and other customary fees, issuance costs, discounts and other costs and expenses)) of which are contributed, directly or indirectly, to the Borrower in the form of cash, Cash Equivalents or 100% of the Equity Interests in a subsidiary holding such net proceeds in the form of cash or Cash Equivalents and, in each case, promptly applied by the Borrower to repay, redeem or otherwise defease outstanding Indebtedness.~~

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.04, 5.13, 5.18~~, 5.20(a), 5.20(c)~~  and 5.21.

“Specified Transaction” means any Investment, Disposition, incurrence or prepayment, redemption, repurchase, defeasance, acquisition similar payment, extinguishment, retirement or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that a Revolving Commitment Increase, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on such date; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Sterling Outstanding” means the Outstanding Amount of all Revolving Credit Loans~~,~~ and L/C Obligations ~~and Swing Line Loans~~, in each case, to the extent denominated in Sterling.

“Sterling Sublimit” means the Dollar Equivalent of Sterling equal to $25,000,000.

“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, limited partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise ~~c~~Controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Restricted Subsidiary”, “Unrestricted Subsidiary” or “Subsidiary” or to “Restricted Subsidiaries”, “Unrestricted Subsidiaries” or “Subsidiaries” shall refer to a Restricted Subsidiary, Unrestricted Subsidiary or Subsidiar~~ies~~y, as applicable of Holdings and the Borrower shall be deemed to be a Restricted Subsidiary of Holdings. For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’, the Borrower’s or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantor” means ~~any Guarantor other than~~, collectively, the Subsidiaries of Holdings that are Guarantors.

“Successor Alternative Benchmark Rate” has the meaning set forth in the definition of “Term SOFR”.

“Successor Benchmark Rate” has the meaning set forth in the definition of “RFR”.

“Successor ~~Company~~Borrower” has the meaning set forth in Section 7.04(d)(I).

“Successor Holdings” has the meaning set forth in Section 7.04(d)(II).

“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning set forth in Section ~~10.24~~10.25.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

~~“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.~~

~~“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.~~

~~“Swing Line Lender” means Credit Suisse AG, Cayman Islands Branch, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.~~

~~“Swing Line Loan” has the meaning set forth in Section 2.04(a).~~

~~“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C.~~

~~“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit D-3 hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans.~~

~~“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.~~

~~“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.~~

“TARGET Day” means any day on which ~~the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and which was launched on November 19, 2007,~~T2 is open for the settlement of payments in ~~E~~euro.

“Tax Group” has the meaning set forth in Section 7.06(i)(iii).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of RFR Loans and Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a), an Incremental Amendment, a Refinancing Amendment or an Extension.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension.

“Term Lender” means, at any time, any Lender that has an Initial B~~-2~~-4 Dollar Term Commitment, Initial B~~-3~~-5 Dollar Term Commitment~~, Initial B-4 Dollar Term Commitment~~, a Term Commitment or a Term Loan at such time.

~~“Term Loans” means any Initial B-2 Dollar Term Loan, Initial B-3 Dollar Term Loan, Initial B-4 Dollar Term Loan or any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Term Loan,” as the context may require.~~

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Loan Standstill Period” has the meaning provided in Section 8.01(b).

“Term Loans” means any Initial B-4 Dollar Term Loan, Initial B-5 Dollar Term Loan or any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Term Loan,” as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of ~~each~~the applicable Class made by such Term Lender.

~~“Term Priority Collateral” has the meaning provided for in the ABL Intercreditor Agreement.~~

~~“Term Priority Collateral Account” means a deposit account or securities account under the sole dominion and control of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Collateral Agent, which deposit account or securities account holds exclusively identifiable proceeds of Term Priority Collateral.~~

“Term SOFR” means,

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then, at the option of the Borrower, (i) Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (ii) Term SOFR shall be deemed to equal Daily Simple SOFR for each day the applicable Loan remains outstanding, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that, if (i) the Borrower and the Administrative Agent reasonably determine in good faith that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition and the inability to ascertain such rate is unlikely to be temporary or (ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of Term SOFR (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of Term SOFR (any such event or circumstance in the foregoing clauses (i) and (ii) of this proviso, a “Replacement Event”), “Term SOFR” shall be an alternate rate of interest established by the Administrative Agent and the Borrower that is generally accepted as one of the then prevailing market conventions for determining a rate of interest for similar syndicated loans in the United States at such time, which shall include (A) the spread or method for determining a spread or other adjustment or modification that is generally accepted as one of the then prevailing market convention for determining such spread, method, adjustment or modification and (B) other adjustments to such alternate rate and this Agreement (x) to not increase or decrease the pricing in effect at the time of selection of such alternate rate (but for the avoidance of doubt which would not reduce the Applicable Rate) and (y) other changes necessary to reflect the available interest periods for such alternate rate for similar syndicated leveraged loans of this type in the United States at such time (any such rate, the “Successor Alternative Benchmark Rate”). The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that if a Successor Alternative Benchmark Rate has not been established pursuant to the immediately preceding proviso after the Borrower and the Administrative Agent have reached such a determination, the Borrower and the Required Facility Lenders with respect to any Facility may select a different alternate rate as long as it is reasonably practicable for the Administrative Agent to administer such different rate and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Required Facility Lenders with respect to such Facility and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement. Notwithstanding the foregoing, if Term SOFR as so determined would be less than the Applicable Term SOFR Floor with respect to any Facility, such rate shall be deemed to be the Applicable Term SOFR Floor with respect to such Facility for purposes of this Agreement. For the avoidance of doubt, if a Replacement Event occurs, the Applicable Rate for any Term SOFR Loan shall be determined in accordance with the proviso to clause (a) or (b) of this definition, as applicable, until the date a Successor Alternative Benchmark Rate or other alternative term rate determined pursuant to the proviso above has been established in accordance with the requirements of this definition.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate as mutually agreed by the Administrative Agent and the Borrower).

“Term SOFR Loan” means ~~(a) an Initial B-3 Dollar Term Loan (or any one or more portions thereof) that bears interest based on Adjusted Term SOFR or (b)~~ a Revolving Credit Loan or an Initial B-4 Dollar Term Loan or an Initial B-5 Dollar Term Loan (or any one or more portions thereof) that bears interest based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of ~~the Borrower~~Holdings for which financial statements have been delivered to the Administrative Agent on or prior to the ~~Closing~~Amendment No. 9 Effective Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Testing Party” has the meaning set forth in Section 1.02(h).

“Threshold Amount” means the greater of (i) $~~100,000,000~~200,000,000 and (ii) 25% of LTM Consolidated EBITDA.

“TIBOR Rate” shall mean, for any Borrowing denominated in Japanese Yen and for any Interest Period, the rate per annum equal to the Tokyo Interbank Offered Rate as administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Reuters page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Tokyo time) two Business Days prior to the commencement of such Interest Period (the “TIBOR Screen Rate”).

“TIBOR Screen Rate” shall have the meaning specified in the definition of “TIBOR Rate”.

“Total Assets” means the total assets of ~~the Borrower~~Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Sections 6.01(a) or (b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities or the ABL Credit Agreement (as such term was defined in the Credit Agreement as of the Closing Date) and any original issue discount or upfront fees), the Investor Management Agreement (to the extent accrued on or prior to the Closing Date), this Agreement and the other Loan Documents, the Senior Notes and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Initial Dollar Term Loans, the Initial Euro Term Loan and any Initial Revolving Borrowing on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (b) the Refinancing (as such term was defined in the Credit Agreement as of the Closing Date), (c) the issuance of the Senior Notes, (d) ~~the entrance into of the ABL Credit Agreement and the initial funding of a portion of the loans thereunder~~[reserved], (e) the making of the Equity Contribution and (f) the payment of Transaction Expenses.

“Transferred Guarantor” ~~has the meaning set forth in Section 11.10~~means any Subsidiary Guarantor that is sold or otherwise transferred to a person or persons, none of which is a Loan Party.

“Transformative ~~Acquisition~~Transaction” means any merger, acquisition, Disposition, dissolution, consolidation or Investment by ~~the Borrower~~Holdings or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment ~~or~~, (b) is for consideration of greater than $250,000,000 at the time of determination or (c) if permitted by the terms of this Agreement immediately prior to the consummation of such ~~acquisition or Investment~~transaction, would not provide ~~the Borrower~~Holdings and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Services Agreement” means any agreement between ~~the Borrower~~Holdings or any Subsidiary and any Approved Counterparty relating to (i) treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any overdraft or similar services~~; provided that such agreement is not secured by the ABL Facility Collateral.~~ or (ii) letters of credit, guarantees or other credit support provided in respect of trade payables of Holdings or any Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers, including tooling vendors.

“Type” as to any Loan or Borrowing, shall refer to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate, the EURIBOR Screen Rate, the SONIA Rate, TIBOR Rate, or Term SOFR, as applicable.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“UCC Filing Collateral” means any Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended fro~~r~~m time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

~~“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2014 and related consolidated statements of operations, comprehensive income, cash flows and equity of the Company and its Subsidiaries for the year to date period ended March 31, 2014.~~

“UK Security Agreement” means the English law governed debenture entered in accordance with the terms of Amendment No. 9 between Holdings and the Collateral Agent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibit M hereto.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.01C, (ii) any Subsidiary of ~~the Borrower~~Holdings designated by ~~the board of managers of the Borrower~~Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary; provided that New Holdings may not be designated as an Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors (or similar body) of such Person.

~~“U.S. Borrower” means a Borrower that is, or is treated for U.S. federal income tax purposes as disregarded as separate from, a U.S. Person.~~

~~“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.~~

~~“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.~~

~~“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.~~

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness~~.~~; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” mean lawful money of Japan.

“Yen Outstanding” means the Outstanding Amount of all Revolving Credit Loans~~,~~ and L/C Obligations ~~and Swing Line Loans~~, in each case, to the extent denominated in Yen.

“Yen Sublimit” means the Dollar Equivalent of Yen equal to $10,000,000.

“Yield Differential” has the meaning set forth in Section 2.14(e)(iii).

SECTION 1.02      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)            In connection with any action being taken ~~solely~~ in connection with a Limited Condition ~~Acquisition~~Transaction, for purposes of:

(x)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio ~~or~~, the Consolidated Total Net Leverage Ratio or the Consolidated Interest Coverage Ratio; or

(y)            testing availability under baskets or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of Total Assets, Consolidated EBITDA, Consolidated Interest Expense or by reference to the Cumulative Credit or the Available RP Capacity Amount, if any);

in each case, at the option of the Borrower, any of its Restricted Subsidiaries, a direct or indirect parent of the Borrower, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”) (such election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive documentation, letter of intent, submission of notice or the making of definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder shall be deemed to be (v) in the case of any acquisition or other Investment (including by way of merger, amalgamation or consolidation), any Disposition or any assumption or incurrence of Indebtedness or issuance of Equity Interests, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended reference period) of entry into a letter of intent or the definitive agreements (or, if applicable, a binding offer, or launch of a “certain funds” tender offer) for, or the date any declaration is provided or made with respect to, such Limited Condition Transaction, (w) in the case of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or refinancing of Indebtedness or Equity Interests, the date that the notice, which may be conditional, of such prepayment, redemption, repurchase, defeasance, acquisition or other payment or refinancing of Indebtedness or Equity Interests is given, (x) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended reference period) of the declaration of such Restricted Payment, (y) in the case of any designation of a subsidiary as restricted or unrestricted, the date of delivery of a certificate of a Responsible Officer of the Borrower is given with respect to such designation or redesignation, or (z) in the case of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the applicable date determined pursuant to the foregoing clauses (v) through (z), the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCT Test Date, Holdings or its Restricted Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with.

~~in each case, at the option of the Borrower  (the Borrower’s  election to exercise such option in connection with any Limited Condition  Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA  Test Date~~”)~~, and if, after giving pro forma effect to the Limited Condition Acquisition  and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower  could have taken such action on the relevant LCA  Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.~~ For the avoidance of doubt, if the Borrower has made an LC~~A~~T Election and any of the ratios, calculations or baskets for which compliance was determined or tested as of the LC~~A~~T Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower, the target company or the Person subject to such Limited Condition ~~Acquisition, at~~Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations~~. If the Borrower~~ and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that, (a) if financial statements for one or more subsequent Test Periods shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Consolidated Interest Expense with respect to any Indebtedness expected to be incurred in connection with such Limited Condition Transaction will, for purposes of the Consolidated Interest Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith. If the Testing Party has made an LC~~A~~T Election for any Limited Condition ~~Acquisition~~Transaction, then, in connection with any subsequent calculation of ~~any~~the ratios ~~or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary~~, baskets or financial metrics on or following the relevant LC~~A~~T Test Date and prior to the earlier of (i) the date on which such Limited Condition ~~Acquisition~~Transaction is consummated or (ii) the date that the definitive agreement, letter of intent, notice or declaration for such Limited Condition ~~Acquisition is~~Transaction is abandoned, terminated or expires without consummation of such Limited Condition ~~Acquisition~~Transaction, any such ratio ~~or~~, basket or financial metric shall be ~~tested by~~ calculat~~ing~~ed ~~the availability under such ratio or basket~~ on a ~~p~~Pro ~~f~~Forma ~~b~~Basis assuming such Limited Condition ~~Acquisition~~Transaction and other transactions in connection therewith ~~have been consummated~~ (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, calculation or test with respect to the incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, Dispositions, mergers or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, letter of intent, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, calculation or test shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

In connection with any action being taken in connection with a Limited Condition ~~Acquisition~~Transaction, for purposes of determining compliance with any provision of this Agreement ~~which~~that requires that any representations and warranties are true and correct or no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as such representations and warranties are true and correct (to the extent required by such provisions) as of, or no Default, Event of Default or specified Event of Default, as applicable, exists on, the LCT Test ~~d~~Date ~~the definitive agreements~~ for such Limited Condition ~~Acquisition are entered into~~Transaction. For the avoidance of doubt, if the Borrower has exercised its option under ~~this clause (h), and any~~the first sentence of this paragraph, and any representation and warranty shall fail to be true and correct following the LCT Test Date for the applicable Limited Condition Transaction or any Default, Event of Default or specified Event of Default occurs following the LCT Test ~~d~~Date ~~the definitive agreements~~ for the applicable Limited Condition ~~Acquisition were entered into~~Transaction and prior to or on the date of the consummation of such Limited Condition ~~Acquisition~~Transaction, any such failure, Default ~~or~~, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition ~~Acquisition~~Transaction is permitted hereunder.

(i)            For purposes of determining whether Holdings, the Borrower and its Restricted Subsidiaries comply with any exception to Article VII (other than the Financial Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit Holdings and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

(h)            Notwithstanding anything to the contrary herein, financial ratios and tests (including the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Interest Coverage Ratio and Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Test Period (or most recently ended period of four consecutive fiscal quarters for which financial statements are internally available) during which any Specified Transaction occurs shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of a financial ratio or test (i) a Specified Transaction shall have occurred or (ii) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Subsidiaries since the beginning of such period shall have consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such period as if such Specified Transaction had occurred at the beginning of the applicable period (it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) the Consolidated First Lien Net Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and (y) compliance with Section 7.11 (other than for the purpose of determining pro forma compliance with Section 7.11 as a condition to taking any action under this Agreement), the date of the required calculation shall be the last day of the applicable period, and no Specified Transaction occurring thereafter shall be taken into account).

(~~i~~k)         For purposes of Section 2.14 and the definition of “Available Incremental Amount”, (i) to the extent of availability under ~~the~~any applicable ratio based prong under the Available Incremental Amount, unless the Borrower elects otherwise, such availability will be deemed to be used, in connection with any incurrence or establishment of any Incremental Facility or any Incremental Equivalent Debt, prior to the usage of the Free and Clear Incremental Amount, (ii) in the case of incurrence or establishment of any Incremental Facility or any Incremental Equivalent Debt in reliance in part on the Incurrence-Based Incremental Amount and in part on the Free and Clear Incremental Amount prong, (A) the portion incurred in reliance on the Free and Clear Incremental Amount shall be disregarded for purposes of testing under the Incurrence-Based Incremental Amount, but giving full pro forma effect to any increase in the amount of Consolidated EBITDA resulting from the application of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the Free and Clear Incremental Amount shall be calculated thereafter and (iii) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under the Free and Clear Incremental Amount will be automatically reclassified as having been incurred under the Incurrence-Based Incremental Amount if, at any time after the incurrence or implementation thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in the financial statements internally available for the most recently ended Test Period, be permitted under the Consolidated First Lien Net Leverage Ratio test, the Consolidated Secured Net Leverage Ratio test, the Consolidated Total Net Leverage Ratio test or the Consolidated Interest Coverage Ratio test, as applicable, set forth as part of the Incurrence-Based Incremental Amount; it being understood and agreed that once such Incremental Facility or Incremental Equivalent Debt is reclassified in accordance with this clause (iii), it shall not further be reclassified as having been incurred under the provision of the definition of “Available Incremental Amount” in reliance on which such Incremental Facility or Incremental Equivalent Debt was originally incurred. For purposes of Article VII, (x) to the extent of availability under any applicable ratio based basket set forth therein, such availability will be deemed to be used prior to the usage of any applicable fixed amount set forth therein and (y) in the case of any incurrence test in reliance on any ratio based basket set forth therein, for purposes of calculating whether such ratio has been satisfied in connection with such incurrence any other Indebtedness or Lien that is substantially concurrently incurred in reliance on any provision thereof that does not require compliance with any financial ratio or test shall be disregarded in the calculation of such ratio, even if such other Indebtedness or Lien is of the same tranche or series (or, in the case of Liens, secures Indebtedness of the same tranche or series) as such Indebtedness being incurred in reliance on a basket that requires compliance with such ratio. If any commitments under any Incremental Revolving Facility or delayed draw term commitments are deemed to be fully drawn at the time of the initial establishment thereof, any subsequent draws thereunder shall not require compliance with any incurrence basket for purposes of determining whether such Indebtedness is permitted hereunder.

SECTION 1.03  Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the ~~Audited~~most recently delivered ~~F~~financial ~~S~~statements that have been delivered pursuant to Section 6.01(a), except as otherwise specifically prescribed herein.

(b)            Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio ~~and~~, the Consolidated Total Net Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04   Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05  References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06   Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07   Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08  Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

SECTION 1.09  Divisions.

For all purposes under the Loan Documents, in connection with any Delaware LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.10   Additional Approved Currencies.

(a)            The Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Approved Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily transferable and readily convertible into Dollars in the relevant interbank market. Such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders in the case of any Revolving Credit Loans, in each case, in their sole discretion; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall also be subject to the approval of the applicable L/C Issuer, Administrative Agent and the Revolving Credit Lenders in their sole discretion.

(b)            Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), five (5) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to (i) in the case of Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and (ii) in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall also promptly notify the applicable L/C Issuer thereof. Each Revolving Credit Lender and the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), three (3) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Revolving Credit Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Revolving Credit Lenders consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify Borrower and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect any necessary interest rate mechanics for such currency and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement. Upon effectiveness of such amendment, such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Borrowing of Revolving Credit Loans; and if the applicable L/C Issuer also consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II
The Commitments and Credit Extensions

SECTION 2.01 The Loans.

(a)           The Dollar Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees (i~~) to make to the Borrower on the Closing Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial Dollar Term Commitment, (ii) to make to the Borrower on the Amendment No. 1 Effective Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial B-1 Dollar Term Commitment, (iii) to make to the Borrower on the Amendment No. 2 Effective Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial B-2 Dollar Term Commitment, (iv) (x) to make to the Borrower on the Amendment No. 4 Effective Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial B-3 Dollar Term Commitment and (y) all of the Converted Initial B-3 Dollar Term Loans of each Converting Initial B-2 Dollar Term Lender shall be converted into an Initial B-3 Dollar Term Loans of such Lender effective as of the Amendment No. 4 Effective Date in a like principal amount and (v~~) to make to the Borrower on the Amendment No. 6 Effective Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial B-4 Dollar Term Commitment~~. For the avoidance of doubt, such conversion shall not constitute a novation of any interest owing to any Converting Initial B-2 Term Lender and each Converting Initial B-2 Dollar Term Lender shall receive all accrued and unpaid interest owing to it from the Borrower through but not including the Amendment No. 4 Effective Date with respect to its Converted Initial B-3 Dollar Term Loan (which, in the case of accrued interest, shall be payable~~ and (ii) to make to the Borrower on the Amendment No. ~~4~~9 Effective Date~~)~~ loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial B-5 Dollar Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Dollar Term Loans may be Base Rate Loans, RFR Loans or Term SOFR Loans, as further provided herein.

(b)           ~~The Euro Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees (i) to make to the Borrower on the Closing Date loans denominated in euros in an aggregate amount not to exceed the amount of such Term Lender’s Initial Euro Term Commitment, (ii) to make to the Borrower on the Amendment No. 1 Effective Date loans denominated in euros in an aggregate amount not to exceed the amount of such Term Lender’s Initial B-1 Euro Term Commitment and (iii) to make to the Borrower on the Amendment No. 2 Effective Date loans denominated in euros in an aggregate amount not to exceed the amount of such Term Lender’s Initial B-2 Euro Term Commitment.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Euro Term Loans will be RFR Loans. The Borrower shall pay all accrued and unpaid interest on the Initial B-1 Euro Term Loans to the Term Lenders to, but not including, the Amendment No. 2 Effective Date on such Amendment No. 2 Effective Date. The Initial B-2 Euro Term Loans shall have the same term, rights and obligations as the Initial B-1 Euro Term Loans as set forth in this Agreement and the other Loan Documents, except as modified by Amendment No. 2.~~[Reserved].

(c)           The Revolving Credit Borrowings. On the Amendment No. ~~5~~9 Effective Date, in accordance with, and upon the terms and conditions set forth in, Amendment No. ~~5~~9 the entire amount of the existing Revolving Credit Commitments of each ~~New~~ Revolving Credit Lender outstanding on such date shall continue hereunder and be reclassified as ~~New~~ Revolving Credit Commitments on such date, together with any additional ~~New~~ Revolving Credit Commitments pursuant to Amendment No. ~~5~~9, in an amount for each ~~New~~ Revolving Credit Lender as set forth on Schedule I of Amendment No. ~~5~~9 under the caption “~~New~~ Revolving Credit Commitments”. Subject to the terms and conditions set forth herein each ~~New~~ Revolving Credit Lender severally agrees to make revolving credit loans denominated in an Approved Currency to the Borrower from its applicable Lending Office ~~(each such loan, a “New Revolving Credit Loan”)~~ from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period from the Amendment No. ~~5~~9 Effective Date until the Maturity Date with respect to such ~~New~~ Revolving Credit Lender’s applicable ~~New~~ Revolving Credit Commitment, in an aggregate Principal Amount not to exceed at any time outstanding the amount of such Lender’s ~~New~~ Revolving Credit Commitment at such time; provided that after giving effect to any ~~New~~ Revolving Credit Borrowing, the aggregate Outstanding Amount of the ~~New~~ Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations~~, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s New Revolving Credit Commitment~~; provided further that (i) the Euros Outstanding shall not exceed the Euro Sublimit, (ii) the Sterling Outstanding shall not exceed the Sterling Sublimit and (iii) the Yen Outstanding shall not exceed the Yen Sublimit . Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans denominated in Dollars may be Base Rate Loans, RFR Loans or Term SOFR Loans, as further provided herein. Any existing Revolving Credit Loans outstanding on the Amendment No. ~~5~~9 Effective Date shall be continued as Revolving Credit Loans hereunder; provided that the existing Revolving Credit Loans of each ~~New~~  Revolving Credit Lender will be reclassified as ~~New~~ Revolving Credit Loans hereunder.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a)           Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of RFR Loans or Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. New York City time three Business Days prior to the requested date of any Borrowing or continuation of RFR Loans or any conversion of Base Rate Loans to RFR Loans, in each case other than RFR Loans denominated in Yen, (ii) 1:00 p.m. New York City time five Business Days prior to the requested date of any Borrowing or continuation of TIBOR Rate Loans denominated in Yen or any conversion of Base Rate Loans to TIBOR Rate Loans denominated in Yen, (iii) 1:00 p.m. New York City time four Business Days prior to the requested date of any Borrowing or continuation of SONIA Rate Loans denominated in Sterling or any conversion of Base Rate Loans to SONIA Rate Loans denominated in Sterling, (iv) 11:00 a.m. New York City Time three Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans or any conversion of Base Rate Loans to Term SOFR Loans ~~and~~, (v) 1:00 p.m. New York City time on the requested date of any Borrowing of Base Rate Loans and (vi) if applicable, 12:00 noon New York City time on the requested date of any Borrowing of ~~Base Rate Loans or (if applicable)~~ Daily SOFR Loans; provided that the notice referred to in subclause (i) above may be delivered ~~(x) no later than one (1) Business Day prior to the Closing Date in the case of initial Credit Extensions denominated in Dollars and (y)~~based on such shorter period of time as may be agreed to by the Administrative Agent in the case of the Borrowing of Initial B~~-3~~-5 Dollar Term Loans on the Amendment No. ~~4~~9 Effective Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of RFR Loans or Term SOFR Loans or (if applicable) Daily SOFR Loans shall be in a minimum principal amount of (A) if such RFR Loan or Term SOFR Loan is denominated in Dollars, $2,000,000, or a whole multiple of $1,000,000 in excess thereof, (B) if such SONIA Rate Loan is denominated in Sterling, £1,000,000, or a whole multiple of £500,000 in excess thereof, (C) if such RFR Loan is denominated in euros, €2,000,000, or a whole multiple of €1,000,000 in excess thereof and (D) if such RFR Loan is denominated in Yen, ¥2,000,000,000, or a whole multiple of ¥1,000,000,000 in excess thereof. Except as provided in Sections 2.03~~(c), 2.04~~(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans or Daily SOFR Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing of a particular Class, a Revolving Credit Borrowing, a conversion of Term Loans of any Class or Revolving Credit Loans from one Type to the other, or a continuation of RFR Loans or Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class or Revolving Credit Loans are to be converted, (v) in the case of a Revolving Credit Borrowing, the relevant Approved Currency in which such Revolving Credit Borrowing is to be denominated and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify an Approved Currency of a Loan in a Committed Loan Notice, such Loan shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as or converted to (x) in the case of any Loan denominated in Dollars, Base Rate Loans or (y) in the case of any Loan denominated in an Approved Foreign Currency, RFR Loans in the Approved Currency having an Interest Period of one month, as applicable. Any such automatic conversion to Base Rate Loans or one-month RFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable RFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of RFR Loans or Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Loan may be converted into or continued as a Loan denominated in another Approved Currency, but instead must be prepaid in the original Approved Currency or reborrowed in another Approved Currency.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and Approved Currency) of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (i) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of RFR Loans denominated in Dollars or Term SOFR Loans, (ii) 8:00 a.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of RFR Loans denominated in an Approved Foreign Currency and (iii) ~~2:00 p.m~~3:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Base Rate Loans. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           ~~Except as otherwise provided herein, a Term SOFR Loan or RFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or RFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans in any Approved Currency may be converted to or continued as Term SOFR Loans or RFR Loans, as applicable, and the Required Lenders may demand that any or all of the then outstanding Term SOFR Loans or RFR Loans, as applicable, denominated in an Approved Foreign Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.~~[Reserved].

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans or RFR Loans upon determination of such interest rate. The determination of Term SOFR or any RFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e)           After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect~~.~~; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three Interest Periods for each applicable Class so established.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

~~(g)           Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the parties hereto agree that (i) to the extent any Loan bearing interest at the Eurocurrency Rate (as such term was defined in this Agreement prior to the Amendment No. 7 Effective Date) is outstanding on the Amendment No. 7 Effective Date, such Loan shall continue to bear interest at the Eurocurrency Rate until the end of the current Interest Period (as such term was defined in this Agreement prior to the Amendment No. 7 Effective Date) applicable to such Loan, (ii) any request for a new Eurocurrency Rate Loan (as such term was defined in this Agreement prior to the Amendment No. 7 Effective Date) or a continuation of an existing Eurocurrency Rate Loan, in each case denominated in Dollars, shall be deemed to be a request for a new Loan bearing interest at Term SOFR and (iii) at the end of the current Interest Period with respect to any Eurocurrency Rate Loan, denominated in an Approved Currency other than Dollars, such Loan shall be converted to an RFR Loan.~~

SECTION 2.03 Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date to issue Letters of Credit at sight denominated in any Approved Currency for the account of ~~the Borrower~~Holdings or any Restricted Subsidiary ~~of the Borrower~~ and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that, subject to clause (p) below, no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit ~~or (z) the Letter of Credit Percentage of any L/C Issuer would exceed the Letter of Credit Percentage for such L/C Issuer~~; provided further that (i) the Euros Outstanding shall not exceed the Euro Sublimit, (ii) the Sterling Outstanding shall not exceed the Sterling Sublimit and (iii) the Yen Outstanding shall not exceed the Yen Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to be issued hereunder in the name of the Borrower for the benefit of the Borrower or Subsidiary of Holdings in whose name such Existing Letter of Credit is outstanding immediately prior to the Amendment No. 9 Effective Date and shall constitute Letters of Credit subject to the terms hereof.

(ii)            An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)            subject to Section 2.03(b)(iii) and Section 2.03(a)(ii)(C), the expiry date of such requested Letter of Credit would occur ~~more~~later than the earlier of (x) twelve months after the date of issuance or last renewal or (y) the fifth Business Day prior to the Maturity Date of the Revolving Credit Facility, unless (1) each Appropriate Lender has approved of such expiration date or (2) the L/C Issuer thereof has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

(C)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the applicable Revolving Credit Lenders have approved such expiry date;

(D)            the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(E)            the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(F)            any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)           An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Issuance Request (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(v)           The Borrower may, at any time and from time to time, reduce the L/C Commitment of any L/C Issuer with the consent of such L/C Issuer and upon notice to the Administrative Agent; provided that the Borrower shall not reduce the L/C Commitment of any L/C Issuer if, after giving effect to such reduction, the conditions set forth in clause (i) above would not be satisfied.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Issuance Request, appropriately completed and signed by a Responsible Officer of the Borrower or his/her delegate or designee. Such Letter of Credit Issuance Request must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. (New York City time) at least two (or, if the relevant L/C Issuer is Royal Bank of Canada or any of its Affiliates or branches, three) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such other date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the relevant Approved Currency in which such Letter of Credit is to be denominated; (d) the expiry date thereof; (e) the name and address of the beneficiary thereof; (f) the documents to be presented by such beneficiary in case of any drawing thereunder; (g) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request. If requested by the applicable L/C Issuer, the Borrower shall also submit a letter of credit application to the extent required by the applicable L/C Issuer using such L/C Issuer’s standard form for any request for an initial issuance of a Letter of Credit or amendment of an outstanding Letter of Credit, as applicable.

(ii)            Promptly after receipt of any Letter of Credit Issuance Request, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Issuance Request from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or, if applicable, the Restricted Subsidiary, or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable Letter of Credit Issuance Request, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a number of days (the “Non-Extension Notice Date”) prior to the last day of such twelve month period to be agreed upon by the relevant L/C Issuer and the Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Approved Foreign Currency, the Borrower shall reimburse the L/C Issuer in such Approved Currency, unless the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Approved Foreign Currency, the L/C Issuer shall notify the ~~Company~~Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. (New York City time), in the case of a drawing in Dollars, or 2:00 p.m. (London time) (or, if earlier, 9:00 a.m. New York ~~c~~City time), in the case of a drawing in an Approved Foreign Currency, on (1) the next Business Day immediately following the date of any honoring of a drawing by an L/C Issuer under a Letter of Credit that the Borrower receives notice thereof (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the relevant Approved Currency; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit Borrowing under the Revolving Credit Facility ~~or a Swing Line Borrowing under the Swing Line Facility~~ in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing ~~or Swing Line Borrowing, as applicable~~. In the event that (x) a drawing denominated in an Approved Foreign Currency is to be reimbursed in Dollars pursuant to the first sentence of this Section 2.03(c)(i) and (y) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the applicable Approved Foreign Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Approved Currency in the full amount of the drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Term SOFR Loans or RFR Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan, Term SOFR Loan or RFR Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer in Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans, Term SOFR Loans or RFR Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate for Revolving Credit Loans. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the applicable L/C Issuer, the Administrative Agent or the Collateral Agent, as the case may be, and shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the ~~applicable Overnight~~Federal Funds Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not ~~strictly~~ comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi)          any adverse change in the relevant exchange rates or in the availability of Dollars or the relevant Approved Foreign Currency to ~~the Borrower~~Holdings or any Subsidiary or in the relevant currency markets generally; and

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)            Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Issuance Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e) or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such L/C Issuer; provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which ~~the Borrower proves were~~are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of willful misconduct or gross negligence on the part of the relevant L/C Issuer or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined in a final and non-appealable judgment by a court of competent jurisdiction, such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, or refuse to accept and make payment upon such documents if such documents are not in compliance with the terms of such Letter of Credit.

(g)           Cash Collateral. If (i) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn (and without limiting the requirements of Section 2.03(a)(ii)(C)), (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York City time on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent~~,~~ or the L/C Issuer ~~or the Swing Line Lender~~, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents as directed by the Borrower. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h)           Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders for the applicable Revolving Credit Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Revolving Credit Loans ~~times~~that are Term SOFR Loans, multiplied by the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in any Applicable Rate for Revolving Credit Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by such Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar Equivalent of the ~~stated~~aggregate face amount of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)            Conflict with Letter of Credit Issuance Request. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Issuance Request, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Issuance Request, the terms hereof shall control.

(k)            Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l)            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m)           Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n)           Provisions Related to Letters of Credit in respect of Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.

(o)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower and Holdings, and that the Borrower’s and Holdings’ business derives substantial benefits from the businesses of such Restricted Subsidiaries.

~~(p)           On the Amendment No. 5 Effective Date, the L/C Obligations in any issued and outstanding Letters of Credit shall be reallocated so that after giving effect thereto the Revolving Credit Lenders shall share ratably in such L/C Obligations in accordance with their Pro Rata Share of the aggregate Revolving Credit Commitments. Thereafter, L/C Obligations in any newly-issued Letters of Credit shall be allocated in accordance with each Revolving Credit Lender’s Pro Rata Share of the aggregate Revolving Credit Commitments.~~

~~SECTION 2.04 Swing Line Loans.~~

~~(a)           The Swing Line. Subject to the terms and conditions set forth herein, Credit Suisse AG, Cayman Island Branch, in its capacity as Swing Line Lender, agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.~~

~~(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the requested borrowing date and shall specify (i) the principal amount to be borrowed, which principal amount shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be in integral multiples of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. New York City time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. New York City time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.~~

~~(c)            Refinancing of Swing Line Loans.~~

~~(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. New York City time on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.~~

~~(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.~~

~~(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.~~

~~(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.~~

~~(d)           Repayment of Participations.~~

~~(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.~~

~~(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.~~

~~(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan, Term SOFR Loan, RFR Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.~~

~~(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.~~

(~~g~~p)         Provisions Related to Extended Revolving Credit Commitments. ~~If the maturity date shall have occurred in respect of any tranche of~~In connection with the establishment of any Extended Revolving Credit Commitments ~~(the “Expiring Credit Commitment”) at a time when another tranche or tranches of~~or Other Revolving Credit Commitments ~~is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans may be reduced as agreed between the Swing Line Lender and the Borrower, without the consent of any other Person.~~and subject to the availability of unused Commitments with respect to such Class and the satisfaction of the conditions set forth in Section 4.02, the Borrower may with the written consent of the applicable L/C Issuer designate any outstanding Letter of Credit to be a Letter of Credit issued pursuant to such Class of Extended Revolving Credit Commitments or Other Revolving Credit Commitments. Upon such designation, such Letter of Credit shall no longer be deemed to be issued and outstanding under such prior Class and shall instead be deemed to be issued and outstanding under such Class of Extended Revolving Credit Commitments or Other Revolving Credit Commitments.

(q)           Replacement of an L/C Issuer. An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. From and after the effective date of any such replacement, (x) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer being replaced under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all current and previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(r)            Resignation of an L/C Issuer. Subject to the appointment and acceptance of a successor L/C Issuer, any L/C Issuer may resign as an L/C Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such L/C Issuer shall be replaced in accordance with Section 2.03(q) above.

(s)            Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

(t)            Unless otherwise expressly agreed by an L/C Issuer and the Borrower when a Letter of Credit is issued by such L/C Issuer, the rules of the ISP shall be stated therein to apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and such L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

SECTION 2.04  [Reserved].

SECTION 2.05 Prepayments.

(a)           Optional.

(i)            The Borrower may, upon, subject to clause (iii) below, written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay Term Loans of any Class and Revolving Credit Loans in whole or in part without premium or penalty (subject to Section 2.05(a)(iv); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three Business Days prior to any date of prepayment of RFR Loans (other than SONIA Rate Loans) or Term SOFR Loans or four Business Days prior to any date of prepayment of SONIA Rate Loans, and (B) one (1) Business Day prior to any prepayment of Base Rate Loans or Daily SOFR Loans; (2) any prepayment of RFR Loans or Term SOFR Loans shall be in a minimum Principal Amount of $2,000,000 or £2,000,000 (respectively), or a whole multiple of $1,000,000 or £1,000,000 (respectively) in excess thereof; and (3) any prepayment of Base Rate Loans or Daily SOFR Loans shall be in a minimum Principal Amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a RFR Loan or a Term SOFR Loan shall be accompanied by all accrued interest thereon to such date~~, together with, in case of RFR Loans or Term SOFR Loans (solely limited to the Initial B-3 Dollar Term Loans), any additional amounts required pursuant to Section 3.05~~. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

~~(ii)            The Borrower may, upon, subject to clause (iii) below, written notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the date of the prepayment, and (2) any such prepayment shall be in a minimum Principal Amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.~~

(ii)           [reserved].

(iii)          Notwithstanding anything to the contrary contained in this Agreement, ~~subject to the payment of any amounts owing pursuant to Section 3.05 with respect to RFR Loans and Term SOFR Loans (solely limited to the Initial B-3 Dollar Term Loans),~~ the Borrower may rescind any notice of prepayment under Section~~s~~ 2.05(a)(i~~) or 2.05(a)(ii~~) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.07(a) as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).

(iv)          (A) In the event that, on or prior to the six-month anniversary of the Amendment No. 8 Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial B-4 Dollar Term Loans pursuant to a Repricing Initial B-4 Dollar Term Loans Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iv) that constitutes a Repricing Initial B-4 Dollar Term Loans Transaction), or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Initial B-4 Dollar Term Loans Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Initial B-4 Dollar Term Lender, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial B-4 Dollar Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial B-4 Dollar Term Loans outstanding immediately prior to such amendment. If, on or prior to the six-month anniversary of the Amendment No. 8 Effective Date, any Initial B-4 Dollar Term Lender that is a Non-Consenting Lender and is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Initial B-4 Dollar Term Loans Transaction, such Initial B-4 Dollar Term Lender (and not any Person who replaces such Initial B-4 Dollar Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Initial B-4 Dollar Term Loans Transaction~~.~~; and

(B)           In the event that, on or prior to the six-month anniversary of the Amendment No. 9 Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial B-5 Dollar Term Loans pursuant to a Repricing Initial B-5 Dollar Term Loans Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iv) that constitutes a Repricing Initial B-5 Dollar Term Loans Transaction), or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Initial B-5 Dollar Term Loans Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Initial B-5 Dollar Term Lender, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial B-5 Dollar Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial B-5 Dollar Term Loans outstanding immediately prior to such amendment. If, on or prior to the six-month anniversary of the Amendment No. 9 Effective Date, any Initial B-5 Dollar Term Lender that is a Non-Consenting Lender and is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Initial B-5 Dollar Term Loans Transaction, such Initial B-5 Dollar Term Lender (and not any Person who replaces such Initial B-5 Dollar Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Initial B-5 Dollar Term Loans Transaction.

(v)           Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing and, only to the extent funded at a discount, no proceeds of Revolving Credit Borrowings are applied to fund any such repayment, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings, the Borrower or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A)            Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v); provided that no Company Party shall initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B)            (1)  Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment (the “Borrower Offer of Specified Discount Prepayment”) by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate principal amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)           Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)           If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this ~~paragraph~~subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (~~2~~1) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)            (1)  Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate principal amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)           The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)            (1)   Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate principal amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)           The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)             In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F)             If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G)            To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)            Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)              Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J)            Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)           Mandatory.

(i)            Within five ~~(5)~~ Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2015) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), ~~the Borrower~~Holdings shall cause to be offered to be prepaid in accordance with clauses (b~~)~~)(vi) and (ix) below, an aggregate principal amount of Term Loans in an amount equal to (the “ECF Payment Amount”) (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus (B) the sum of (1) at the Borrower’s option, all voluntary prepayments, repurchases or redemptions of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (including, in the ~~amount of~~ cas~~h~~e ~~actually paid in respect~~ of Term Loans prepaid pursuant to (x) Section 2.05(a)(v) ~~during such time) and (2)~~, an amount equal to the principal (or face) amount of indebtedness so prepaid, repaid, retired or repurchased, (y) Section 3.07, an amount equal to the principal (or face) amount of indebtedness so prepaid, repaid, retired or repurchased and (z) open-market or other privately negotiated purchases (including an exchange) pursuant to Section 10.07(l), an amount equal to the principal (or face) amount of indebtedness so prepaid, repaid, retired or repurchased), (2) at the Borrower’s option, all voluntary prepayments, repurchases or redemptions of Revolving Credit Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, (3) at the Borrower’s option, all voluntary prepayments, repurchases or redemptions of any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Ratio Debt, incurred Indebtedness under Section 7.03(g), Senior Notes and any other Indebtedness (in the case of any revolving credit facilities, to the extent accompanied by a permanent reduction of the corresponding commitment), in each case secured by Liens on the Collateral and repurchased or redeemed on a pro rata basis or less than pro rata basis with the Initial Term Loans (except to the extent financed with proceeds of long-term funded Indebtedness (other than revolving loans)), during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, (4) the amount of Capital Expenditures or acquisitions of IP Rights to the extent not expensed and Capitalized Software Expenditures accrued or made (or committed to be made) in cash during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Capital Expenditures or acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) to the extent financed with internally generated cash or Borrowings under the Revolving Credit Facility or any other revolving credit facilities, (5) the aggregate amount of all principal payments of Indebtedness of Holdings or the Restricted Subsidiaries made (or committed to be made) during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) (including (A) the principal component of payments in respect of Financing Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and all prepayments and repayments of Revolving Credit Loans and (Y) all prepayments in respect of any other revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder to the extent financed with internally generated cash or Borrowings under the Revolving Credit Facility or borrowings under revolving credit facilities), (6) cash payments by Holdings and the Restricted Subsidiaries made (or committed to be made) during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) in respect of long-term liabilities of Holdings and the Restricted Subsidiaries other than Indebtedness, to the extent financed with internally generated cash or borrowings under the Revolving Credit Facility or any other revolving credit facilities, (7) the amount of Investments and acquisitions made (or committed to be made) by Holdings and the Restricted Subsidiaries during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Investments and acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) and paid (or committed to be paid) in cash pursuant to Section 7.02 (other than Section 7.02(a), (c) or (x)), to the extent financed with internally generated cash or Borrowings under the Revolving Credit Facility or borrowings under revolving credit facilities, (8) the amount of Restricted Payments paid in cash (or committed to be paid) during such period or, at the option of the Borrower, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period), to the extent financed with internally generated cash or Borrowings under the Revolving Credit Facility or borrowings under revolving credit facilities, (9) the aggregate amount of expenditures made (or committed to be made) by Holdings and its Restricted Subsidiaries in cash during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such expenditures are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, to the extent financed with internally generated cash or Borrowings under the Revolving Credit Facility or borrowings under revolving credit facilities, (10) the aggregate amount of any premium, make-whole or penalty payments paid (or committed to be paid) in cash by Holdings and its Restricted Subsidiaries during such period or, at the option of the Borrower, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such premium, make-whole or penalty payments are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) that are required to be made in connection with any prepayment of Indebtedness, to the extent financed with internally generated cash or Borrowings under the Revolving Credit Facility or borrowings under revolving credit facilities, (11) the amount of cash Taxes (including Tax distributions paid pursuant to Section 7.06(i)(iii)) paid (or committed to be paid) in such period or, at the option of the Borrower, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such taxes are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and (12) (x) the aggregate consideration required to be paid in cash by Holdings and its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (y) the aggregate amount of cash that is reasonably expected to be expended in respect of any planned cash expenditures by Holdings or any of the Restricted Subsidiaries in the case of each of clauses (x) and (y), relating to acquisitions or other Investments or Capital Expenditures or acquisitions of IP Rights to the extent expected to be consummated or made, in each case during the period of six consecutive fiscal quarters of Holdings following the end of such period (or if committed to be made during such six consecutive fiscal quarter period (including pursuant to any letter of intent), during the period of two consecutive fiscal quarters of Holdings following the end of such six fiscal-quarter period); provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such acquisition or other Investment, Capital Expenditures or acquisitions of IP Rights during such period of six consecutive fiscal quarters is less than the Contract Consideration (or if committed to during such six consecutive fiscal quarter period (including pursuant to any letter of intent), two consecutive fiscal quarters of Holdings following the end of such six fiscal-quarter period), the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of six consecutive fiscal quarters (or if committed to be made during such six consecutive fiscal quarter period, during the period of two consecutive fiscal quarters of Holdings following the end of such six fiscal-quarter period), in the case of each of the immediately preceding clauses (1) ~~and~~through (~~2~~12)~~, to the extent such prepayments are funded with the internally generated cash and~~, without duplication of any deduction from Excess Cash Flow in any prior period~~.~~; provided that any such amounts set forth in clauses (1) through (12) that have not been applied to reduce the prepayments which may be due from time to time pursuant to this Section 2.05(b)(i) shall be carried over to the immediately succeeding fiscal year and may reduce the prepayments due from time to time pursuant to this Section 2.05(b)(i) during such fiscal year, until such time as such amounts have been used to reduce such prepayments which may be due from time to time, minus (C) an amount equal to the greater of (x) $115,000,000 and (y) an amount equal to 15% of LTM Consolidated EBITDA at the time of such prepayment; provided, further, that, for the avoidance of doubt, only amounts in excess of the greater of (x) $115,000,000 and (y) an amount equal to 15% of LTM Consolidated EBITDA at the time of such prepayment shall be prepaid pursuant to this Section 2.05(b)(i) (at the election of the Borrower, with unused amounts described in this clause (C) carried forward to the next succeeding fiscal year and; provided that in the event that a prepayment is due in respect of a fiscal year pursuant to this Section 2.05(b)(i), the Borrower may elect, in its sole discretion, to use amounts pursuant to this clause (C) that would otherwise be available for the next succeeding fiscal year, which usage shall reduce such amounts available to the Borrower in such next succeeding fiscal year); provided, further, that if at the time that any such prepayment would be required, Holdings is required to offer to repurchase Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Ratio Debt, incurred Indebtedness under Section 7.03(g), in each case, that is secured by a Lien on the Collateral on an equal priority basis (without giving effect to the control of remedies) with or junior to the Lien securing the Term Loans or any other Indebtedness outstanding at such time that is secured by a Lien on the Collateral on an equal priority basis (without giving effect to the control of remedies) with or junior to the Lien securing the Term Loans pursuant to the terms of the documentation governing such Indebtedness with Excess Cash Flow (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then Holdings may apply the Excess Cash Flow on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) and the remaining Excess Cash Flow to the prepayment of such Other Applicable Indebtedness; provided, further, that (A) the portion of Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii)            If (x) ~~the Borrower~~Holdings or any Restricted Subsidiary ~~of the Borrower~~ Disposes of any property or assets ~~(other than any Disposition of any property or assets permitted by~~pursuant to Sections 7.05(~~a), (b), (c), (d), (e), (g), (h), (i), (l), (m) (except to the extent such property is subject to a Mortgage), (o), (p), (q) or (s)),~~j) or (y) any Casualty Event occurs, which results in the realization or receipt by ~~the Borrower~~Holdings or Restricted Subsidiary of Net Proceeds, ~~the Borrower~~Holdings shall cause to be offered to be prepaid in accordance with clause (b~~)~~)(vi) and (ix) below, on or prior to the date which is ~~ten~~twenty (~~10~~20) Business Days after the date of the realization or receipt by ~~the Borrower~~Holdings or any Restricted Subsidiary of such Net Proceeds, subject to clause (b~~)~~)(~~xi~~x) below, an aggregate principal amount of Term Loans in an amount equal to ~~100%~~the Applicable Asset Sale Percentage of all Net Proceeds received (such amount, the “Applicable Proceeds”); provided that if at the time that any such prepayment would be required, ~~(I) to the extent such Net Proceeds are from the Disposition of ABL Priority Collateral or Non-U.S. ABL Facility Collateral or Casualty Event with respect to ABL Priority Collateral or Non-U.S. ABL Facility Collateral, the Borrower elects to offer to permanently reduce ABL Debt, pursuant to the terms of the documentation governing such ABL Debt, or any other Indebtedness of the Borrower or a Guarantor that is secured by a Lien on such ABL Priority Collateral that is prior to the Lien on the ABL Priority Collateral securing the Obligations or secured by a Lien on such Non-U.S. ABL Facility Collateral (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto), then the Borrower may apply such Net Proceeds to such ABL Debt and (II) the Borrower~~Holdings is required to offer to repurchase any ~~Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such~~Other Applicable Indebtedness with the Net Proceeds of such Disposition or Casualty Event ~~(such Indebtedness required to be offered to be so repurchased, “~~, then Holdings may apply the Applicable Proceeds to such Other Applicable Indebtedness~~”)~~, ~~then the Borrower may apply such Net Proceeds on a pro~~at the election of Holdings, on a pro rata or less than pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) and the remaining Net Proceeds so received to the prepayment of such Other Applicable Indebtedness; provided, further, that (A) the portion of ~~such~~the Applicable Proceeds (but not the other Net Proceeds received) allocated to the Other Applicable Indebtedness shall not exceed the amount of ~~such Net~~Applicable Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. ~~If any such Disposition provided for in the preceding sentence involves any Term Priority Collateral, then, prior to the Discharge of Senior Secured Debt Obligations of the ABL Secured Parties (each such term as defined in the ABL Intercreditor Agreement), the Net Proceeds therefrom shall be deposited by the applicable Loan Party into the Term Priority Collateral Account pending application thereof as provided in this clause (ii).~~

~~(iii)          [Reserved].~~

(~~iv~~iii)       If ~~the Borrower~~Holdings or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 ~~(excluding Section 7.03(t)), the Borrower~~), Holdings shall cause to be offered to be prepaid in accordance with clause (b~~)~~)(vi) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five ~~(5)~~ Business Days after the receipt by ~~the Borrower~~Holdings or such Restricted Subsidiary of such Net Proceeds~~.~~; provided that if at the time that any such prepayment would be required, Holdings is required to offer to repurchase any Other Applicable Indebtedness with the Net Proceeds of such Indebtedness, then Holdings may apply such Net Proceeds to such Other Applicable Indebtedness, at the election of Holdings, on a pro rata or less than pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) to the prepayment of Other Applicable Indebtedness; provided, further, that (A) the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(iii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. If the Borrower or any other Loan Party incurs any Credit Agreement Refinancing Indebtedness, the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be used pursuant to clause (iv) of the definition thereof.

(~~v~~iv)        If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Credit Commitments on the Maturity Date with respect thereto), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and ~~Swing Line Loans and~~/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(~~v~~iv) unless after the prepayment in full of the Revolving Credit Loans ~~and Swing Line Loans~~ such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(~~vi~~v)        Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, Revolver Extension Request or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ~~ratably to each~~as between series, Classes or tranches of Term Loans as directed by the~~n outstanding~~Borrower (provided that (i) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iv) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07(a) ~~as~~in direct order of maturity (without premium or penalty), unless otherwise directed by the Borrower; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vi~~i~~)         The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

~~(viii)        Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a RFR Loan or Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans) on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such RFR Loan or Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans) pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of RFR Loans or Term SOFR Loans (solely limited to the Initial B-3 Dollar Term Loans) is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).~~

(vii)           [Reserved].

(~~ix~~viii)              Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.05(b)(i) or (ii), (A) each Lender of Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (“Declined Proceeds”) (in which case the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (B) below) , (B) the Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the Borrower pursuant to Section 2.05(b)(vii) and (C) any Declined Proceeds may be retained by the Borrower.

(~~x~~ix)          In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans, Term SOFR Loans or RFR Loans; provided that ~~if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(ix), then, with respect to such mandatory prepayment,~~ the amount of such mandatory prepayment within any tranche of Term Loans shall be applied first to Term Loans of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans of such tranche that are RFR Loans or Term SOFR Loans ~~in a manner that minimizes the amount of any payments required to be made by the Borrower~~ (giving effect to the exercise by any Lender of such Lender’s right to waive a given mandatory prepayment of the Term Loans pursuant to Section ~~3.05~~2.05(b)(viii)).

(~~xi~~x)         ~~Foreign Dispositions~~Non-Guarantors and Excess Cash Flow. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Proceeds of any Disposition by a ~~Foreign~~Restricted Subsidiary ~~(“Foreign Disposition”)~~ that is not a Loan Party or Excess Cash Flow attributable to ~~Foreign~~a Restricted Subsidiar~~ies~~y that is not a Loan Party are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable ~~Foreign~~Restricted Subsidiary that is not a Loan Party so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable ~~Foreign~~Restricted Subsidiary that is not a Loan Party to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Sections 2.05(b)(i) or 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Proceeds of any ~~Foreign~~ Disposition ~~or~~by a Foreign Subsidiary~~’s~~ or a Restricted Subsidiary that is not a Loan Party’s Excess Cash Flow would have material adverse tax ~~cost~~ consequences to Holdings, the Borrower, any direct or indirect owner of the Borrower or any of the Borrower’s direct or indirect Subsidiaries with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable ~~Foreign~~Restricted Subsidiary that is not a Loan Party; provided that in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to this Section 2.05(b), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such ~~Foreign~~Restricted Subsidiary that is not a Loan Party, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such ~~Foreign~~Restricted Subsidiary that is not a Loan Party).

(c)            Notwithstanding anything to the contrary contained in this Section 2.05, (i~~) the proceeds of the Initial B-2 Euro Term Loans made on the Amendment No. 2 Effective Date shall be used to prepay the entire amount of the Initial B-1 Euro Term Loans, (ii) the proceeds of the Initial B-3 Dollar Term Loans made on the Amendment No. 4 Effective Date shall be used to prepay the entire amount of the Initial B-2 Dollar Term Loans and (iii~~) the proceeds of the Initial B-4 Dollar Term Loans made on the Amendment No. 6 Effective Date shall be used to prepay the entire amount of the Initial B-2 Euro Term Loans~~.~~ (as defined in this Agreement as of the Amendment No. 6 Effective Date) and (ii) the proceeds of the Initial B-5 Dollar Term Loans made on the Amendment No. 9 Effective Date shall be used to prepay the entire amount of the Initial B-3 Dollar Term Loans.

SECTION 2.06 Termination or Reduction of Commitments.

(a)           Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction (unless the Administrative Agent agrees to a shorter period in its discretion), (ii) any such partial reduction shall be in a minimum aggregate principal amount of $~~5,000,000~~1,000,000, or any whole multiple of $~~1,000,000~~250,000, in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit ~~or the Swing Line Sublimit~~ exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit ~~or the Swing Line Sublimit~~ unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)           Mandatory. The Initial Term Commitment of each Term Lender ~~of each Class~~ shall be automatically and permanently reduced to $0 upon the funding of the Initial Term Loans ~~of such Class~~ to be made by it on the Closing Date. The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments. The Additional B~~-3 Dollar Term Commitment of the Additional B-3 Dollar Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial B-3 Dollar Term Loans to be made by such Additional B-3 Dollar Term Lenders on the Amendment No. 4 Effective Date. The Additional B~~-4 Dollar Term Commitment of the Additional B-4 Dollar Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial B-4 Dollar Term Loans to be made by such Additional B-4 Dollar Term Lenders on the Amendment No. 6 Effective Date. The Additional B-5 Dollar Term Commitment of the Additional B-5 Dollar Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial B-5 Dollar Term Loans to be made by such Additional B-5 Dollar Term Lenders on the Amendment No. 9 Effective Date.

(c)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit ~~Sublimit or the Swing Line~~ Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All ~~facility~~commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(a)           Term Loans.

~~(i)      The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans of each Class outstanding on the Amendment No. 2 Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Initial Term Loans of each Class, the aggregate principal amount of all Initial B-2 Dollar Term Loans or Initial B-2 Euro Term Loans of such Class outstanding on such date. In the event that, prior to the incurrence of any Incremental Term Loans in respect of the Initial B-2 Euro Term Loans, the Initial B-2 Euro Term Loans or any existing Incremental Term Loans have scheduled amortization payments under Section 2.07(a)(i) (or other equivalent section) that are less than 0.25% of the aggregate principal amount of such existing Initial B-2 Euro Term Loans when initially incurred, then at the Borrower’s option, (x) the scheduled amortization payments of such existing Initial B-2 Euro Term Loans on the effective date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 0.25% of the aggregate principal amount of such existing Initial B-2 Euro Term Loans originally incurred or (y) the scheduled amortization payment of such Incremental Term Loans shall equal such smaller percentage applicable to the existing Initial B-2 Euro Term Loans on such scheduled amortization payment date(s) (reflected as a percentage of the aggregate principal amount of such Incremental Term Loans), so long as, in the event this clause (y) is applicable, and for the avoidance of doubt, such percentage is expressly set forth in the Incremental Amendment with respect to such Incremental Term Loans. In the event any other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.~~

(i)           [Reserved].

(ii)           The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial B~~-3~~-4 Dollar Term Loans of each Class outstanding on the Amendment No. ~~4~~6 Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Initial B~~-3~~-4 Dollar Term Loans of each Class, the aggregate principal amount of all Initial B~~-3~~-4 Dollar Term Loans of such Class outstanding on such date. In the event that, prior to the incurrence of any Incremental Term Loans in respect of the Initial B~~-3~~-4 Dollar Term Loans, the Initial B~~-3~~-4 Dollar Term Loans or any existing Incremental Term Loans have scheduled amortization payments under Section 2.07(a)(i) (or other equivalent section) that are less than 0.25% of the aggregate principal amount of such existing Initial B~~-3~~-4 Dollar Term Loans when initially incurred, then at the Borrower’s option, (x) the scheduled amortization payments of such existing Initial B~~-3~~-4 Dollar Term Loans on the effective date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 0.25% of the aggregate principal amount of such existing Initial B~~-3~~-4 Dollar Term Loans originally incurred or (y) the scheduled amortization payment of such Incremental Term Loans shall equal such smaller percentage applicable to the existing Initial B~~-3~~-4 Dollar Term Loans on such scheduled amortization payment date(s) (reflected as a percentage of the aggregate principal amount of such Incremental Term Loans), so long as, in the event this clause (y) is applicable, and for the avoidance of doubt, such percentage is expressly set forth in the Incremental Amendment with respect to such Incremental Term Loans. In the event any other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(iii)           The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the fiscal quarter ending December 31, 2024, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial B~~-4~~-5 Dollar Term Loans of each Class outstanding on the Amendment No. ~~6~~9 Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Initial B~~-4~~-5 Dollar Term Loans of each Class, the aggregate principal amount of all Initial B~~-4~~-5 Dollar Term Loans of such Class outstanding on such date. In the event that, prior to the incurrence of any Incremental Term Loans in respect of the Initial B~~-4~~-5 Dollar Term Loans, the Initial B~~-4~~-5 Dollar Term Loans or any existing Incremental Term Loans have scheduled amortization payments under Section 2.07(a)(i) (or other equivalent section) that are less than 0.25% of the aggregate principal amount of such existing Initial B~~-4~~-5 Dollar Term Loans when initially incurred, then at the Borrower’s option, (x) the scheduled amortization payments of such existing Initial B~~-4~~-5 Dollar Term Loans on the effective date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 0.25% of the aggregate principal amount of such existing Initial B~~-4~~-5 Dollar Term Loans originally incurred or (y) the scheduled amortization payment of such Incremental Term Loans shall equal such smaller percentage applicable to the existing Initial B~~-4~~-5 Dollar Term Loans on such scheduled amortization payment date(s) (reflected as a percentage of the aggregate principal amount of such Incremental Term Loans), so long as, in the event this clause (y) is applicable, and for the avoidance of doubt, such percentage is expressly set forth in the Incremental Amendment with respect to such Incremental Term Loans. In the event any other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(b)           Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date.

~~(c)           Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility (although Swing Line Loans may thereafter be reborrowed, in accordance with the terms and conditions hereof, if there are one or more Classes of Revolving Credit Commitments which remain in effect).~~

SECTION 2.08 Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each RFR Loan (other than SONIA Rate Loans) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBO Rate or the TIBOR Rate, as applicable, for such Interest Period plus the Applicable Rate; (ii) each SONIA Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the SONIA Rate for such period plus the Applicable Rate; (iii) each Base Rate Loan ~~(other than a Swing Line Loan)~~ shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate~~;~~ and (iv) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to (a) ~~for Initial B-3 Dollar Term Loans, Adjusted Term SOFR~~[reserved] and (b) for Revolving Credit Loans ~~and~~, Initial B-4 Dollar Term Loans and Initial B-5 Dollar Term Loans, Term SOFR, in each case for such Interest Period plus the Applicable Rate; provided that, if Term SOFR shall be determined pursuant to clause (a)(ii) of the definition thereof, each such Loan shall be deemed to bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (x) ~~for Initial B-3 Dollar Term Loans, Adjusted Daily Simple SOFR for each day such Loan remains outstanding plus the Applicable Rate~~[reserved] and (y) for Revolving Credit Loans ~~and~~, Initial B-4 Dollar Term Loans and Initial B-5 Dollar Term Loans, Daily Simple SOFR for each day such Loan remains outstanding plus the Applicable Rate ~~and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans~~.

(b)           During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a)            ~~Facility~~Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a ~~facility~~commitment fee in Dollars equal to the ~~Applicable Rate with respect to Revolving Credit Loan facility fees~~Commitment Fee Rate, times the actual daily amount ~~of~~by which the aggregate Revolving Credit Commitments for the applicable Revolving Credit Facility ~~whether drawn or undrawn (or, if the Revolving Credit Commitments shall have expired or been terminated and there is any Outstanding Amount of Revolving Credit Loans or L/C Obligations for such Facility, times the daily amount of~~exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility, and (B) the Outstanding Amount of L/C Obligations for such Facility ~~and (C) the Outstanding Amount of Swing Line Loans for such Facility)~~; provided that any ~~facility~~commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such ~~facility~~commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no ~~facility~~commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The ~~facility~~commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the ~~applicable~~ Maturity Date for the ~~New~~ Revolving Credit Commitments~~, as the case may be~~, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date and on the Maturity Date for the ~~New~~ Revolving Credit Commitments. The ~~facility~~commitment fee shall be calculated quarterly in arrears, and if there is any change in the ~~Applicable~~Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the ~~Applicable~~Commitment Fee Rate separately for each period during such quarter that such ~~Applicable~~Commitment Fee Rate was in effect.

~~(b)           Closing Fees. (i) The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender on the Closing Date in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, an upfront fee (which may take the form of original issue discount) in an amount equal to 1.00% of the stated principal amount of such Term Lender’s Initial Dollar Term Loans and Initial Euro Term Loans, payable to such Term Lender from the proceeds of its Initial Dollar Term Loans and Initial Euro Term Loans as and when funded on the Closing Date. Such fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.~~

~~(ii)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, an upfront fee in an amount equal to 0.50% of the stated principal amount of such Revolving Credit Lender’s Revolving Credit Commitments, payable to such Revolving Credit Lender from the proceeds of the Borrowings to occur on the Closing Date as and when funded on the Closing Date.  Such fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.~~

    (~~c~~b)    Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans, SONIA Rate Loans and TIBOR Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulations Section 5f.103-1(c) and proposed Treasury Regulations Section 1.163-5(b), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register and other corresponding accounts and records of the Administrative Agent in respect of such matters, the Register and other corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender and its registered assignees, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit ~~and Swing Line Loans~~. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to an Approved Foreign Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 1:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Approved Foreign Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Approved Foreign Currency and in Same Day Funds not later than 2:00 p.m. (London time) (or, if earlier, 9:00 a.m. New York City time) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Approved Foreign Currency, the Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such Approved Foreign Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of RFR Loans or Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii)           if any Lender failed to make such payment (including, without limitation, failure to fund participations in respect of any Letter of Credit ~~or Swing Line Loan~~), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount (including, without limitation, failure to fund participations in respect of any Letter of Credit ~~or Swing Line Loan~~) forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit ~~and Swing Line Loans~~ are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share (or other applicable share as provided herein) of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations ~~and Swing Line Loans~~ held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations ~~or Swing Line Loans~~ held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata ~~with~~(or in accordance with such other share contemplated hereunder) with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14 Incremental Credit Extensions.

(a)           Incremental Commitments. The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments (which may be in the form of delayed draw commitments) in respect of term loans which may be in the same Facility ~~(each, an “Incremental Term Facility”)~~ as any outstanding Term Loans of an existing Class ~~of Term Loans~~ (a “Term Loan Increase”) or a new Class of ~~t~~Term ~~l~~Loans (each, an “Incremental Term Facility” and, collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments or any Incremental Revolving Facility (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (each, an “Incremental Revolving Facility” and, collectively with any Incremental Term Facility, an “Incremental Facility” and any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with ~~any~~the Incremental Term Commitments, ~~the~~ “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Loan Request to each of the Lenders. Incremental Commitments and Incremental Loans shall be (A) secured by the Collateral on an equal priority basis (without giving effect to the control of remedies) with the Liens securing the Initial Term Loans, (B) secured by the Collateral on a junior lien basis to the Liens securing the Initial Term Loans or (C) unsecured or not secured by all or any portion of the Collateral.

(b)           Incremental Loans. Any Incremental Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans ~~made~~ not in the same Facility of any existing Class of Term Loans made (or, in the case of any Incremental Facility in the form of a delayed draw term loan facility, committed to be made) on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement~~, except in the case of a Term Loan Increase or a Revolving Commitment Increase~~. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan ~~to the Borrower~~ (or, in the case of any Incremental Facility in the form of a delayed draw term loan facility, commit to make a Loan) to the Borrower (or any Loan Party organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, may be designated as a borrower in respect thereof) (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (or any Loan Party organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, may be designated as a borrower in respect thereof so long as all obligors under such Incremental Facility are the same as with respect to the Loans hereunder) (when borrowed, ~~an~~ “Incremental Revolving Credit Loans” and collectively with ~~any~~ Incremental Term Loans, an “Incremental Loans”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Credit Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)           Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution or other institutional lender (any such other bank or other financial institution or other institutional lender being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent, ~~each Swing Line Lender and~~ and, in the case of an Incremental Revolving Credit Commitment, each L/C Issuer shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitments ~~Increases~~ to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender, (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Credit Commitments, unless subsequently purchased from a Defaulting Lender pursuant to Section 10.07(l).

(d)           Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)     (x) ~~if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition,~~ no Event of Default under Sections 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments~~, or (y) if otherwise, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments~~;

(ii)   after giving effect to such Incremental Commitments, the conditions of Section~~s~~ 4.02(i~~) and (ii~~) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment); provided that if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition, ~~(x) the reference in Section 4.02(i) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations and (y) the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Permitted Acquisition;~~Investment, prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or other refinancing of any Indebtedness or of any Equity Interests, that in the case of equity, require irrevocable notice in advance thereof, there shall be no requirement to satisfy any or all conditions of Section 4.02(i);

(iii)  [reserved];

(iv)  each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in ~~an~~ increments of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(v)) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in ~~an~~ increments of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(v));

(v)    the aggregate principal amount of the Incremental Term Loans and the Incremental Revolving Credit Commitments, determined at the time of incurrence or establishment thereof, as the case may be shall not exceed the sum of (A) the Incremental Base Amount, plus (B) at the option of the Borrower, the amount of Indebtedness permitted to be incurred under clause (x) of Section 7.03(m) at the time such Indebtedness is incurred (such amount, the “Incremental Reallocated General Debt Amount”); provided that any Indebtedness incurred pursuant to this clause (B) in lieu of clause (x) of Section 7.03(m) shall reduce availability under clause (x) of Section 7.03(m) and Section 7.01(cc), plus (C) all voluntary prepayments, repurchases, redemptions and other retirements of Term Loans ~~and all voluntary prepayments of Revolving Credit Loans accompanied by corresponding voluntary commitment reductions of Revolving Credit Commitments~~, Incremental Equivalent First Lien Debt or other Indebtedness, in each case, secured by Liens on the Collateral (in the case of any revolving credit facilities (including any Incremental Revolving Facility), any voluntary permanent reduction in the commitments in respect of such Indebtedness prior to or simultaneous with the Incremental Facility Closing Date) (including through (x) “Dutch Auctions” open to all Lenders of the applicable Class on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) open-market or other privately negotiated purchases (including an exchange) pursuant to Section 10.07(l), which shall be credited in an amount equal to the aggregate principal amount of Loans purchased or retired in connection with such “Dutch Auction” or open-market purchase) (excluding voluntary prepayments, repurchases, redemptions and other retirements of Incremental Term Loans and all voluntary prepayments of Revolving Credit Loans accompanied by corresponding voluntary ~~commitment~~permanent reductions of Incremental Revolving Credit Commitments, ~~to the extent such Incremental Term Loans and Incremental Revolving Credit Commitments were obtained pursuant to~~in each c~~l~~a~~u~~se ~~(C) below or~~, to the extent funded with a contemporaneous incurrence of long-term funded Indebtedness (other than revolving loans, including any Incremental Revolving Facility)), plus (~~C~~D) additional amounts (including at any time prior to the utilization of amounts under clauses (A) ~~and~~, (B) and (C) above) so long as (1) if such Indebtedness is secured by the Collateral on an equal priority basis (without giving effect to the control of remedies) with the Liens securing the Initial Term Loans, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, ~~as if any Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, available under such Incremental Commitments had been outstanding on the last day of such period, and, in each case (x) with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder, and (y) without netting the cash proceeds of any such Incremental Loans, does not exceed 4.75 to 1.00~~ does not exceed (x) 4.75 to 1.00 or (y) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of any related transactions, (2) if such Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Initial Term Loans, the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, does not exceed (x) 6.00 to 1.00 or (y) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of any related transactions and (3) if such Indebtedness is unsecured (or secured by assets that do not constitute Collateral), either (a) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, does not exceed (x) 6.25 to 1.00 or (y) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of any related transactions or (b) the Consolidated Interest Coverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, is not less than (x) 2.00 to 1.00 or (y) in the case of any such Indebtedness being applied to finance a Permitted Acquisition or other permitted Investment, the Consolidated Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of any related transactions (the amounts under the foregoing clauses (A) ~~and~~, (B) and (C) are herein referred to as the “Free and Clear Incremental Amount”, and the amounts under the foregoing clause (~~C~~D) are herein referred to as the “Incurrence-Based Incremental Amount” (the Free and Clear Incremental Amount, together with the Incurrence-Based Incremental Amount, less the aggregate principal amount of ~~Indebtedness~~(x) Incremental Term Loans and (y) Incremental Equivalent Debt incurred pursuant to Section 7.03(q) ~~or~~and Section 7.03(~~u~~w), in each case, incurred pursuant to clauses (A), (B) and (C) of this Section 2.14(d)(v), at or prior to such time, are herein referred to as the “Available Incremental Amount”)); and

(vi)  such other conditions as the Borrower~~,~~ and each Incremental Lender providing such Incremental Commitments ~~and the Administrative Agent~~ shall agree.

The Borrower may elect to use the Incurrence-Based Incremental Amount prior to the Free and Clear Incremental Amount or any combination or order thereof, and any portion of any Incremental Facility incurred in reliance on the Free and Clear Incremental Amount shall be reclassified, as the Borrower may elect from time to time, as incurred under the Incurrence-Based Incremental Amount if the Borrower meets the applicable ratio for the Incurrence-Based Incremental Amount at such time on a Pro Forma Basis, and if any applicable ratio for the Incurrence-Based Incremental Amount would be satisfied on a Pro Forma Basis as of the end of any subsequent fiscal quarter after the initial incurrence of such Incremental Facility, such reclassification shall be deemed to have automatically occurred whether or not elected by the Borrower.

For purposes of determining Pro Forma Compliance and any testing of any ratios in the Incurrence-Based Incremental Amount, (a) it shall be assumed that all commitments under any Incremental Equivalent Debt in the form of a revolving facility or any Incremental Revolving Facility then being established are fully drawn ~~and~~, (b) with respect to any delayed draw term commitments under any Incremental Facility, the Borrower may elect to test the availability of the Available Incremental Amount either at the time such commitments are established (assuming such commitments are fully drawn) or solely at the time Incremental Term Loans incurred under such commitments are incurred, (c) the cash proceeds of any Incremental Facility shall be excluded from any calculation of “net” Indebtedness in determining whether such Incremental Facility can be incurred (provided that the use of proceeds thereof and any other Pro Forma Adjustments shall be included) and (d) the incurrence (including by assumption or guarantee) or repayment of any Indebtedness in respect of the Revolving Credit Facility (and/or any Incremental Revolving Facility and any other revolving facilities included in such calculation) prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made, and/or any incurrence of Indebtedness under the Revolving Credit Facility or any other revolving facility that is used to finance working capital needs of Holdings and its Restricted Subsidiaries (as reasonably determined by the Borrower), in each case, shall be disregarded.

(e)           Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Loans and the Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments~~,~~ (and ~~except as otherwise set forth herein, to the extent not identical to the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to~~for the avoidance of doubt, no consent of the Administrative Agent shall be required except to the extent affecting the rights and duties of, or any fees or other amounts payable to, such Administrative Agent ~~(it being understood~~); provided that to the extent any more restrictive financial maintenance covenant is added for the benefit of ~~any~~such Incremental ~~Term~~ Loans ~~and Incremental Term Commitments or the Incremental~~, such financial maintenance covenant shall be added for the benefit of the Revolving Credit ~~Loans and Incremental Revolving Credit Commitments, no consent shall be required from the Administrative Agent or any of the Lenders~~Facility that then benefits from a financial maintenance covenant and is remaining outstanding (except to the extent ~~that~~ such financial maintenance covenant is ~~also added for the benefit of any corresponding existing~~ applicable only to periods after the Latest Maturity Date of such Revolving Credit Facility). In any event:

(i)     the Incremental Term Loans:

~~(A)           shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,~~

(~~B~~A)        subject to the Permitted Earlier Maturity Indebtedness Exception, shall not mature earlier than the ~~Latest~~ Maturity Date of ~~any Term Loans outstanding at the time of incurrence of such Incremental~~the Initial B-5 Dollar Term Loans,

(~~C~~B)         subject to the Permitted Earlier Maturity Indebtedness Exception, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial B-5 Dollar Term Loans,

(~~D~~C)        shall have an Applicable Rate, and subject to clauses (e)(i)(~~B~~A) and (e)(i)(~~C~~B) above and clause (e)(iii) below, amortization determined by the Borrower and the applicable Incremental Term Lenders, ~~and~~

(~~E~~D)         ~~the Incremental Term Loans~~ may participate on a pro rata basis or less than pro rata basis (~~but not on a greater than pro rata basis) in any voluntary or~~other than with respect to any mandatory prepayments of Term Loans pursuant to Section 2.05(b)(iii)) in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment~~.~~, and

(E)           shall be available in Dollars or any other Approved Currency.

(ii)           the Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be identical to the Revolving Credit Commitments and the Revolving Credit Loans, other than the Maturity Date and as set forth in this Section 2.14(e)(ii); provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(A)           any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall ~~rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,~~

~~(B)           any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall not mature~~not (i) mature or provide for mandatory commitment reductions earlier than the Latest Maturity Date of any Revolving Credit ~~Loans~~Commitments outstanding at the time of incurrence of such Incremental Revolving Credit Commitments or (ii) require scheduled amortization,

(~~C~~B)         the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (~~E~~D) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis (or, in the case of repayment, on a pro rata basis or less than a pro rata basis) with all other Revolving Credit Commitments on the Incremental Facility Closing Date,

(~~D~~C)        subject to the provisions of Section~~s~~ 2.03(n) ~~and 2.04(g)~~ to the extent dealing with ~~Swing Line Loans and~~ Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Credit Commitments with a longer maturity date, ~~all Swing Line Loans and~~ Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the Incremental Facility Closing Date (and except as provided in Section 2.03(n) ~~and Section 2.04(g)~~, without giving effect to changes thereto on an earlier maturity date with respect to ~~Swing Line Loans and~~ Letters of Credit theretofore incurred or issued),

(~~E~~D)         the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis or less than pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class,

(~~F~~E)         assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the Incremental Facility Closing Date, ~~and~~

(~~G~~F)         any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date~~; and~~,

(G)           shall be available in Dollars or any other Approved Currency; and

(iii)           the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans or Incremental Revolving Credit Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Loans under Incremental Term ~~Loan~~ Commitments made on or prior to the date that is 18 months after the Closing Date, if the All-In Yield applicable to such Incremental Term Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Term Loans of any Class denominated in the same currency as such Incremental Term Loans by more than 50 basis points per annum (the amount of such excess, the “Yield Differential”) then the interest rate (together with, as provided in the proviso below, the Term SOFR, RFR or Base Rate floor) with respect to each such Class of Term Loans denominated in such currency shall be increased by the applicable Yield Differential; provided, further, that, if any Incremental Term Loans include a Term SOFR, RFR or Base Rate floor that is greater than the Term SOFR, RFR or Base Rate floor applicable to any existing Class of Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (iii) but only to the extent an increase in the Term SOFR, RFR or Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Term SOFR, RFR and Base Rate floors (but not the Applicable Rate) applicable to the existing Term Loans shall be increased to the extent of such differential between interest rate floors.

(f)           Incremental Amendment. Commitments (including in the form of delayed draw term loan commitments) in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments ~~(or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment)~~, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, any Loan Party organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, that may be designated as a borrower in respect thereof (if any), each Incremental Lender providing such Commitments and acknowledged by the Administrative Agent; provided that failure to obtain such acknowledgement shall in no way affect the effectiveness of any Incremental Amendment. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the ~~Administrative Agent and the~~ Borrower, to effect the provisions of this Section 2.14. The Borrower shall provide the Administrative Agent prompt written notice of any Incremental Amendment pursuant to this Section 2.14 and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such Incremental Amendment as promptly as practicable following such written notice; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Law any claims with respect to such acknowledgment. The Borrower (or any Loan Party organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, that may be designated as a borrower in respect thereof) will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees.

(g)           Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Credit Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)           This Section 2.14 shall supersede any provisions in Section 2.13, 4.02 or 10.01 to the contrary.

(i)           Notwithstanding the foregoing, Incremental Term Facilities and Incremental Revolving Facilities may be established and incurred as a means of effectively extending the maturity or effecting a repricing or a refinancing, in whole or in part, without utilizing any of the Available Incremental Amount, without regard to whether an Event of Default has occurred and is continuing and, without regard to the minimums set forth in Section 2.14(d)(iv), to the extent that the net cash proceeds from the Incremental Term Loans and Incremental Revolving Credit Loans, as applicable, are used to either (x) prepay Term Loans or (y) permanently reduce the Revolving Credit Commitments, Extended Revolving Credit Commitments or Incremental Revolving Credit Commitments; provided that (i) the Lenders with respect to any Class of Loans or Commitments being prepaid are offered the opportunity to participate in such transaction on a pro rata basis (and on the same terms) and (ii) the aggregate principal amount of such Class of Loans or Commitments, as the case may be, does not exceed the sum of (A) the aggregate principal amount of the applicable Class of Loans or Commitments being prepaid, extended, repriced or refinanced, (B) fees and expenses associated with the such prepayment (including any prepayment premium, penalties or other call protection) and (C) fees and expenses (including any OID, upfront fees, commitment fees, amendment fees, arrangement fees, underwriting fees or other fees) related to the establishment and incurrence of such Incremental Term Facilities and Incremental Revolving Facilities, as applicable.

SECTION 2.15 Refinancing Amendments.

(a)           On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans or Other Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.15 (each, an “Additional Refinancing Lender”) (provided that (i) solely with respect to Other Revolving Credit Commitments, the Administrative Agent~~, each Swing Line Lender~~  and each L/C Issuer, if applicable, shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Refinancing Lender’s ~~making such Refinancing Term Loans or~~ providing such Other Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of ~~Loans or~~ Revolving Credit Commitments~~, as applicable,~~  to such Lender or Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Affiliated Lender providing Refinancing Term Loans shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Other Revolving Credit Commitments), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the Borrower in its sole discretion, of Term Loans or Revolving Credit Loans (or unused ~~Revolving Credit~~ Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments, or Other Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(n) ~~and Section 2.04(g)~~ to the extent dealing ~~with Swing Line Loans and~~ Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Credit Commitments with a longer maturity date, all ~~Swing Line Loans and~~ Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments in respect of Revolving Credit ~~Commitments~~Loans (and except as provided in Section 2.03(n) ~~and Section 2.04(g)~~, without giving effect to changes thereto on an earlier maturity date with respect to ~~Swing Line Loans and~~ Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Commitments in respect of Revolving Credit ~~Commitments~~Loans, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b)           The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion ~~reasonably satisfactory to the Administrative Agent~~ and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents. For the avoidance of doubt, no consent of the Administrative Agent shall be required except to the extent affecting the rights and duties of, or any fees or other amounts payable to, such Administrative Agent.

(c)           Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)           Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders or any Agent, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the ~~Administrative Agent and the~~ Borrower, to effect the provisions of this Section 2.15~~, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment~~.

(e)           This Section 2.15 shall supersede any provisions in Section 2.13, 4.02 or 10.01 to the contrary.

SECTION 2.16 Extension of Term Loans; Extension of Revolving Credit Loans.

(a)           Extension of Term Loans. The Borrower may at any time and from time to time, in its sole discretion, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans or to make any other changes to the terms of such Term Loans (excluding any changes to the guarantees, Collateral or payment or lien priority (unless such change is to make such payment or lien priority junior to the Existing Term Loan Tranche and in such case an Intercreditor Agreement or subordination agreement shall be entered into) (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) (A) the ~~Effective Yield~~interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans ~~(whether in the form of interest rate margin, upfront fees, original issue discount or otherwise)~~ may be different than ~~the Effective Yield~~those for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms ~~that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans)~~; and (iv) Extended Term Loans may have prepayment premiums or call protection as may be agreed by the Borrower and the Lenders thereof; provided that ~~no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans were amended are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such Existing Term Loan Tranche; provided, however, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E~~(A) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (~~F~~B) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any ~~voluntary or~~ mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $~~10,000,000~~5,000,000.

(b)           Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time, in its sole discretion, request that all or a portion of the Revolving Credit Commitments or Incremental Revolving Credit Commitments of a given Class (or series or tranche thereof) (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments or Incremental Revolving Credit Commitments or to make any other changes to the terms of such Revolving Credit Commitments or Incremental Revolving Credit Commitments (excluding any changes to the guarantees, Collateral or payment or lien priority (unless such change is to make such payment or lien priority junior to the Existing Revolver Tranche and in such case an Intercreditor Agreement or subordination agreement shall be entered into) (any such Revolving Credit Commitments or Incremental Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) (A) the ~~Effective Yield~~interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to ~~extensions of credit under~~ the Extended Revolving Credit Commitments ~~(whether in the form of interest rate margin, upfront fees, commitment fees, original issue discount or otherwise)~~ may be different than ~~the Effective Yield for extensions of credit under~~those for the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms ~~that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments)~~; and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that ~~(A) no Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D)~~ all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $~~5,000,000~~1,000,000.

(c)           Extension Request. The Borrower shall provide the applicable Extension Request at least three ~~(3)~~ Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d)           Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower~~, the Administrative Agent~~  and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, and acknowledged by the Administrative Agent, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of the Administrative Agent or any other Lender); provided that failure to obtain such acknowledgement shall in no way affect the effectiveness of any Extension Amendment. The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02(i) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion ~~reasonably satisfactory to the Administrative Agent~~ and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. For the avoidance of doubt, no consent of any Agent shall be required except to the extent affecting the rights and duties of, or any fees or other amounts payable to, such Agent. The Borrower may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans, Revolving Credit Commitments or Incremental Revolving Credit Commitments (as applicable), of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any Agent or any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of any Agent and the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the ~~Administrative Agent and the~~ Borrower, to effect the provisions of this Section 2.16~~,~~  and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)           No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f)           This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.17  Defaulting Lenders.

(a)           ~~Adjustments.~~ Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuers ~~or Swing Line Lender~~ hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer ~~or Swing Line Lender~~, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any ~~Swing Line Loan or~~ Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders~~,~~ or the L/C Issuers ~~or the Swing Line Lender~~ as a result of any judgment of a court of competent jurisdiction obtained by any Lender~~,~~ or any L/C Issuer ~~or the Swing Line Lender~~ against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any ~~facility~~commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv)           Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit ~~or Swing Line Loans~~ pursuant to Sections 2.03 ~~and 2.04~~, the Pro Rata Share of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit ~~and Swing Line Loans~~ shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender, minus (2) the aggregate Outstanding Amount of the Loans of that Lender. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the allocation described in this clause (iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures satisfactory to such L/C Issuer (in its sole discretion).

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent~~, Swing Line Lender~~  and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit ~~and Swing Line Loans~~ to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a)           Except as provided in this Section 3.01, any and all payments made by or on account of any obligation of the Borrower ~~(the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued)~~ or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax applicable thereto (collectively, “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable ~~w~~Withholding ~~a~~Agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable ~~w~~Withholding ~~a~~Agent shall make such deductions or withholdings, (C) the applicable ~~w~~Withholding ~~a~~Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable ~~w~~Withholding ~~a~~Agent, the Borrower or such Guarantor, as applicable, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b)           In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such ~~amounts~~taxes or charges that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the ~~Agent or Lender~~assignor and/or the assignee has with the taxing jurisdiction other than ~~the~~a connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from an assignment ~~or~~, participation or change in Lending Office that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”). As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.01(b), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)           Each Loan Party agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes ~~imposed with respect to payments hereunder~~ and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender) and delivered to the Borrower and the Administrative Agent, accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)           Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under ~~the~~any Loan Document~~s~~. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the ~~applicable withholding~~Borrower or the Administrative ~~a~~Agent) or promptly notify the Borrower and the Administrative Agent in writing of its ~~inability~~legal ineligibility to do so. Unless the applicable ~~w~~Withholding ~~a~~Agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable ~~w~~Withholding ~~a~~Agent ~~shall~~may withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any ~~form~~documentation pursuant to this clause (d) that such Lender is not legally ~~able~~eligible to deliver and if in the Lender’s reasonable judgment completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(A), (d)(B) and (d)(D) of this Section) would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:

(A)          Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time upon the reasonable request of the Borrower or Administrative Agent) two properly completed and duly signed ~~original~~ copies of Internal Revenue Service Form W-9 (or any applicable successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(B)           Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement ~~one~~(and from time to time upon the reasonable request of the Borrower or Administrative Agent) whichever of the following is applicable:

(I)             two properly completed and duly signed ~~original~~ copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(II)            two properly completed and duly signed ~~original~~ copies of Internal Revenue Service Form W-8ECI (or any applicable successor forms),

(III)          a United States Tax Compliance Certificate ~~in the form of Exhibit N~~ claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, and two properly completed and duly signed ~~original~~ copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) or

(IV)          to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any applicable successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9~~, Form W-8IMY~~  and/or any other required information from each beneficial owner, as applicable and to the extent required under this Section 3.01(d)~~(i)~~  as if such beneficial owner were a Lender hereunder (provided that if the Lender is a partnership and not a participating Lender, and one or more ~~beneficial~~direct or indirect partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner(s)).

(C)           Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time upon the reasonable request of the Borrower or Administrative Agent) executed copies of any other form and in such number as prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) and reasonably requested by the Borrower or the Administrative Agent as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or reduction required to be made.

(~~i~~D)         Without limiting the provisions of clause (d)(~~i~~A), (B), (C) or (E) of this Section 3.01, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and~~, as necessary,~~  to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(~~ii~~D), “FATCA” shall include any amendments made to FATCA after the ~~Closing~~Amendment No. 9 Effective Date.

(E)           Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(d).

(e)           Any Lender claiming any additional amounts payable pursuant to this Section 3.01 ~~and~~or Section 3.04(a) shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f)           If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has receive~~s~~d a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant ~~taxing~~Governmental ~~a~~Authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant ~~taxing~~Governmental ~~a~~Authority) to such ~~party~~Lender or Agent in the event such ~~party~~Lender or Agent is required to repay such refund to the relevant ~~taxing authority~~Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Lender or Agent be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require the Administrative Agent or any Lender to make available its ~~t~~Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g)           The Administrative Agent and each Supplemental Agent, if any, shall deliver to the Borrower, on or prior to the Amendment No. 9 Effective Date (or, in the case of a Supplemental Agent or a successor Administrative Agent pursuant to Section 9.09 hereof, on or before the date on which it becomes a Supplemental Agent or the Administrative Agent, as applicable), a copy of a properly completed and duly executed (x) Internal Revenue Service Form W-9, or (y) Internal Revenue Service Form W-8ECI (with respect to any payments to be received on its own behalf) and Internal Revenue Service Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulations Section 1.1441-1(e)(5) that has assumed primary with-holding obligations under the Code, including Chapter 3 and 4 of the Code, or a “U.S. branch” within the meaning of Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations that is treated as a United States person (as defined in Section 7701(a)(30) of the Code) for purposes of withholding obligations under the Code) (with respect to any payments received by the Administrative Agent and each Supplemental Agent, if any, on the account of others), as applicable), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent and each Supplemental Agent, if any, without withholding or deduction on account of U.S. federal withholding Tax; provided that no Administrative Agent or Supplemental Agent shall be required to provide any documentation under this Section 3.01(g) that such person is legally ineligible to deliver as a result of a change in Law after the date hereof.

(~~g~~h)        For the avoidance of doubt, the term “~~Lender~~applicable Law” for purposes of this Section 3.01 shall include ~~each L/C Issuer and Swing Line Lender and the term “applicable Law” shall include~~ FATCA.

(i)           Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund RFR Loans (whether denominated in Dollars or any other Approved Currency) or Term SOFR Loans, or to determine or charge interest rates based upon an RFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (a) any obligation of such Lender to make or continue RFR Loans or Term SOFR Loans in the affected currency or currencies, or, in the case of RFR Loans or Term SOFR Loans denominated in Dollars, to convert Base Rate Loans to RFR Loans or Term SOFR Loans, as applicable, shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to such component of Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all applicable RFR Loans or Term SOFR Loans, as applicable, of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such RFR Loans or Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such RFR Loans or Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR (it being understood that such Lender agrees to so advise the Administrative Agent once such illegality no longer exists). Upon any such prepayment or conversion ~~of RFR Loans or Term SOFR Loans~~, the Borrower shall also pay accrued interest on the amounts so prepaid or converted ~~and all amounts due (solely limited to the Initial B-3 Dollar Term Loans), if any, in connection with such prepayment or conversion under Section 3.05~~. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. For the avoidance of doubt, invalidity of Term SOFR determined pursuant to clause (a) ~~of the definition~~ thereof without giving effect to clause (a)(ii) thereof shall not affect the ability of the Borrower to incur Daily SOFR Loans pursuant to such clause (a)(ii) ~~of the definition thereof~~.

SECTION 3.03 Inability to Determine Rates.

If either the Required Lenders or the Administrative Agent reasonably determines in good faith that (i) for any reason adequate and reasonable means do not exist for determining the EURIBO Rate, TIBOR Rate, SONIA Rate or Term SOFR for any requested Interest Period, as applicable with respect to a proposed RFR Loan or Term SOFR Loan in a given Approved Currency, or (ii) that the EURIBO Rate, TIBOR Rate, SONIA Rate or ~~Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans) or~~ RFR Loan in such Approved Currency, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in the applicable Approved Currency in which such proposed RFR Loan ~~or Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans)~~ is to be denominated are not being offered to banks in the applicable offshore interbank market for the applicable amount and the Interest Period of such RFR Loan ~~or Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans)~~, in each case, in the applicable Approved Currency, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain RFR Loans or Term SOFR Loans, as applicable, in the affected Approved Currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of RFR Loans or a Borrowing of or conversion to Term SOFR Loans, in each case, denominated in the affected Approved Currency, and with respect to Term SOFR Loans make any such request into a request for a Borrowing of Daily SOFR Loans, or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves.

(a)           If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any RFR Loans or Term SOFR Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i) through (v) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining RFR Loan or Term SOFR Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International ~~s~~Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable RFR Loan or Term SOFR Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any RFR Loans or Term SOFR Loan of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).

SECTION 3.05 ~~Funding Losses~~[Reserved].

~~Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the  Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:~~

~~(a)           any continuation, conversion, payment or prepayment of any RFR Loan or Term SOFR Loan (solely limited to Initial B-3 Dollar Term Loans) of the Borrower on a day other than the last day of the Interest Period for such Loan;~~

~~(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any RFR Loan or Term SOFR Loan (solely limited to Initial B-3 Dollar Term Loans) of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or~~

~~(c)           any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Approved Foreign Currency on its scheduled due date or any payment thereof in a different currency.~~

~~For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each RFR Loan made by it at the RFR or Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans) made by it at Term SOFR, as applicable, for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such RFR Loan or Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans) was in fact so funded.~~

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable RFR Loan, ~~to make Term SOFR Loans (solely limited to the Initial B-3 Dollar Term Loans),~~ or, if applicable, to convert Base Rate Loans into RFR Loans ~~or Term SOFR Loans~~, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            If the obligation of any Lender to make or continue any RFR Loan or ~~Term SOFR Loan (solely limited to the Initial B-3 Dollar Term Loans), or~~ to convert Base Rate Loans into RFR Loans ~~or Term SOFR Loans (solely limited to the Initial B-3 Dollar Term Loans)~~, as applicable, shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable RFR Loans ~~or Term SOFR Loans (solely limited to the Initial B-3 Dollar Term Loans)~~, shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such RFR Loans ~~or Term SOFR Loans (solely limited to the Initial B-3 Dollar Term Loans)~~ (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)     to the extent that such Lender’s RFR Loans ~~or Term SOFR Loans, as applicable,~~ have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable RFR Loans ~~or Term SOFR Loans, as applicable,~~ shall be applied instead to its ~~Daily SOFR Loans or~~ Base Rate Loans~~, as applicable~~; and

(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as RFR Loans ~~or Term SOFR Loans, as applicable,~~ shall be made or continued instead as Daily SOFR Loans or Base Rate Loans (if possible), as applicable, and all Base Rate Loans of such Lender that would otherwise be converted into RFR Loans ~~or Term SOFR Loans, as applicable,~~ shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s RFR Loans ~~or Term SOFR Loans, as applicable,~~ pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when RFR Loans ~~or Term SOFR Loans~~ made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding RFR Loans ~~or Term SOFR Loans~~, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding RFR Loans ~~or Term SOFR Loans~~ under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

SECTION 3.07 Replacement of Lenders under Certain Circumstances.

(a)            If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any ~~RFR Loans or~~ Term SOFR Loans or RFR Loans, in each case, as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower, may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ~~ten (10)~~five Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or (ii) or, with respect to a Class vote, clause (iii) above) to one or more Eligible Assignees (or with respect to any assignment to any Affiliated Lender, pursuant to Section 10.07(l)); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer (in respect of any applicable Facility only in the case of clauses (i) ~~or clause~~through (iii)), as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as well as all Letters of Credit issued by such L/C Issuer as of such termination date and ~~cancel~~arrange cancellation or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or (ii) or, with respect to a Class vote, clause (iii).

(b)           Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations ~~and Swing Line Loans~~ in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations ~~and Swing Line Loans~~, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement ~~within five (5) Business Days of~~on the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)           Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back~~u~~stop standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender~~.~~”.

SECTION 3.08 Survival.

~~All of the Borrower’s~~Each party’s obligations under this Article III shall survive the resignation or removal of the Administrative Agent or any assignment of rights, or the replacement of, a Lender, the termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations hereunder or under any Loan Document.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Initial Credit Extension.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)            a Committed Loan Notice in accordance with the requirements hereof;

(ii)           executed counterparts of this Agreement;

(iii)           each Collateral Document set forth on Schedule 1.01B required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with (subject to the last paragraph of this Section 4.01):

(A)           certificates, if any, representing the Pledged Equity in the Borrower and, to the extent received from the Seller after Holdings’ use of commercially reasonable efforts to obtain such Pledged Equity, in each ~~wholly-owned~~wholly owned Domestic Subsidiary (other than those described under clause (b) of the definition of “Excluded Subsidiary”) accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt referred to therein (including the Intercompany Note) indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B)            copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement on assets of Holdings, the Borrower and each Subsidiary Guarantor that is party to the Security Agreement, covering the Collateral described in the Security Agreement; and

(C)            evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)          subject to the last paragraph of this Section 4.01 ~~and Section 6.16~~, all actions necessary to establish that the Collateral Agent will have (i) a perfected first priority security interest in the Fixed Asset Collateral (as defined in this Agreement as of the Closing Date) and (ii) a perfected second priority security interest in the ABL Priority Collateral (as defined in this Agreement as of the Closing Date) (in each case, subject to Liens permitted under Section 7.01 which by operation of law of contract would have priority over the Liens securing the Obligations) shall have been taken;

(v)           such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates, certificates of incorporation and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi)          an opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties;

(vii)         a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E-2;

(viii)        a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(h), (i) and (j);

(ix)           the Perfection Certificate, duly completed and executed by the Loan Parties; and

(x)            copies of recent UCC, tax and judgment Lien searches in each jurisdiction reasonably requested by the Administrative Agent, and searches of the United States Patent and Trademark Office and the United States Copyright Office with respect to the Loan Parties.

(b)           The Closing Fees and all fees and expenses due to the Lead Arrangers and their Affiliates required to be paid on the Closing Date and (in the case of expenses) invoiced at least three Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.

(c)            Prior to or substantially simultaneously with the initial Credit Extensions, the Borrower shall have received at least $1,040,000,000 in gross cash proceeds from the issuance of ~~the D~~dollar ~~S~~senior ~~N~~notes and €235,000,000 in gross cash proceeds from the issuance of ~~the E~~euro ~~S~~senior ~~N~~notes.

(d)            The Administrative Agent shall have received reasonably satisfactory evidence that prior to or substantially simultaneously with the initial Credit Extensions the Refinancing (as such term was defined in the Credit Agreement as of the Closing Date) has been consummated.

(e)            The Lead Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements (as such terms were defined in the Credit Agreement as of the Closing Date).

(f)            The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date.

(g)           Prior to or substantially simultaneously with the initial Credit Extensions, the Borrower and the other parties thereto shall have entered into the ABL Credit Agreement and the ABL Credit Agreement shall be effective (in each case, as defined in this Agreement as of the Closing Date).

(h)           Since December 31, 2013, there has been no effect, change, event, occurrence, development or circumstance that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase Agreement as in effect on April 4, 2014) on the Company.

(i)             The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities, in accordance with the terms of the Purchase Agreement.  The Purchase Agreement shall not have been amended or waived in any material respect by Borrower or any of its Affiliates, nor shall Borrower or any of its Affiliates have given a material consent thereunder, in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change to the definition of “Material Adverse Effect” contained in the Purchase Agreement shall be deemed to be materially adverse to the Lenders).

(j)            (A) The Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (or in all respects, if any such Purchase Agreement Representation or Specified Representation is already qualified by materiality); provided that any reference to “Material Adverse Effect” in such Purchase Agreement Representations shall be deemed to refer to “Material Adverse Effect” (as defined in the Purchase Agreement as in effect on April 4, 2014); and (B) the Equity Contribution shall have been consummated and the Borrower shall have received the proceeds from the Equity Contribution.

(k)            A completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance, to the extent required under Section 6.07(c) hereof.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to the execution and delivery of those certain Collateral Documents required to be delivered on the Closing Date pursuant to Schedule 1.01B and any UCC Filing Collateral (as defined below), to the extent any Lien on any Collateral is not provided and/or perfected on the Closing Date after Holdings’ and the Borrower’s use of commercially reasonable efforts to do so, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be delivered after the Closing Date in accordance with Sections 6.11~~,~~ and 6.13 ~~and 6.16~~; provided that Holdings and the Borrower shall have delivered all Pledged Equity referred to in Section 4.01(a)(iii)(A). For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.

SECTION 4.02 Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of RFR Loans or Term SOFR Loans and other than a Request for Credit Extension ~~for~~in connection with an Incremental ~~Facility~~Amendment (or the funding of any delayed draw term loans in connection therewith), which shall be governed by Section 2.14(d)), other than on the Closing Date, is subject to the following conditions precedent in each case, subject to the provisions set forth herein in connection with Limited Condition Transactions:

(i)     The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(ii)    No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii)   The Administrative Agent and, if applicable, the relevant L/C Issuer ~~or the Swing Line Lender~~ shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of RFR Loans or Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) (or, in the case of a Request for Credit Extension ~~for~~in connection with an Incremental ~~Facility~~Amendment, the conditions specified in Section 2.14(d)) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
Representations and Warranties

The Borrower, Holdings (solely to the extent applicable to it) and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders at the time of each applicable Credit Extension that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized, incorporated or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party~~, and the consummation of the Transactions,~~  are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention ~~or~~, payment (but not creation of Liens) or violation referred to in clauses (b)(i), (b)(ii) and (~~x~~b)(iii) above, to the extent that such violation, conflict, breach, contravention or payment ~~c~~would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority ~~or any other Person~~ is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities (including the United States Patent and Trademark Office and the United States Copyright Office, as applicable) necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make ~~c~~would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 ~~Binding Effect~~Execution, Delivery and Enforceability.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

~~(a)           (i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.~~

~~(ii)            The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.~~

(~~b~~a)        The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Holdings and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(~~c~~b)         Since December 31, ~~2013~~2023, there has been no event or circumstance, either individually or in the aggregate, that has had or ~~c~~would ~~reasonably be expected to~~ have a Material Adverse Effect.

(~~d~~c)         As of the Closing Date, none of the Borrower and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents~~, the ABL Credit Agreement~~  or under the Senior Notes Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor ~~c~~would reasonably be expected to have a Material Adverse Effect).

SECTION 5.06 Litigation.

Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against ~~the Borrower~~Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, ~~c~~would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 [Reserved].

SECTION 5.08 Ownership of Property; Liens; Real Property.

~~(a)            The Borrower~~Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property which is necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest ~~c~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

~~(b)          As of the Closing Date, Schedule 7 to the Perfection Certificate dated as of the Closing Date  contains a true and complete list of each Material Real Property owned by the Borrower and the Subsidiaries.~~

SECTION 5.09 Environmental Matters.

Except as specifically disclosed in Schedule 5.09(a) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved without further liability or obligation, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)           the Loan Parties have not, other than any matters which have been finally resolved without further liability or obligations, received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property owned, leased~~, operated or licensed to a franchisee (subject to, in the case of such franchised Real Property not managed by the Loan Parties or Subsidiaries or their Affiliates, the knowledge of the Borrower)~~ or operated by any Loan Party ~~or Subsidiary~~ is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;

(c)            to the knowledge of the Borrower, there has been no Release of Hazardous Materials, on, at, under or from any Real Property or facilities currently or formerly owned, leased~~, operated or licensed to a franchisee (subject to, in the case of such franchised Real Property not~~ or operated by ~~the Loan Parties or Subsidiaries or their Affiliates, the knowledge of the Borrower) by~~ any Loan Party or ~~Subsidiary, or~~ arising out of the conduct of the Loan Parties that ~~c~~would ~~reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could~~ reasonably be expected to result in any Environmental Liability; and

(d)            to the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or, to the knowledge of the Borrower, formerly owned, leased~~, operated or licensed to a franchisee (subject to, in the case of such franchised Real Property not operated by the Loan Parties or Subsidiaries or their Affiliates, the knowledge of the Borrower)~~ or operated by any of the Loan Parties ~~or Subsidiaries, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could~~that would reasonably be expected to result in any Environmental Liability~~; and~~.

~~(e)            the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of the Borrower or any Loan Party or Subsidiary.~~

SECTION 5.10 Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all non-U.S. and U.S. federal, state and other ~~t~~Tax returns required to be filed by them, and have paid all non-U.S. and U.S. federal, state and other Taxes levied or imposed upon them or their properties, that are due and payable ~~(including in their capacity as a withholding agent)~~, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any of the Loan Parties against any of the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(a)           Except as ~~set forth on Schedule 5.11(a) or as~~ would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or any ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b)          (i) No ERISA Event has occurred ~~during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur~~and is continuing; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section~~s~~ 4201 ~~or 4243~~ of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that ~~c~~would be subject to Section~~s~~ 4069 or Section 4212(c) of ERISA, except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)           With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s ~~E~~enrolled ~~A~~actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder ~~(“AFTAP”)~~, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.~~”~~  Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.12 Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof) other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. ~~As of the Closing Date, Schedules 1(a) and 9(a) to the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrower and any other Guarantor in each wholly owned Subsidiary (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof), including the percentage of such ownership.~~

SECTION 5.13 Margin Regulations; Investment Company Act.

(a)           (i) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of (1) purchasing or carrying Margin Stock~~,~~  or (2) extending credit for the purpose of purchasing or carrying Margin Stock, ~~and~~in each case of the foregoing clauses (1) and (2) in a manner that violates Regulation U of the Board of Governors of the United States Federal Reserve System, and (ii) no proceeds of any Borrowings or drawings under any Letters of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)          ~~None of the Borrower, any Person Controlling the Borrower, or any of its Restricted Subsidiaries~~No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure.

To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender on or prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15 Labor Matters.

Except as, in the aggregate, ~~c~~would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (a) there are no strikes or other labor disputes against ~~the Borrower~~Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened, (b) hours worked by and payment made to employees of ~~the Borrower~~Holdings or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor ~~l~~Laws including work authorization and immigration and (d) all payments due from ~~the Borrower~~Holdings or any of its Restricted Subsidiaries on account of employee wages and health and welfare and other benefits insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.16 [Reserved].

SECTION 5.17 Intellectual Property; Licenses, Etc.

~~The Borrower~~Holdings and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, ~~c~~would not reasonably be expected to have a Material Adverse Effect. ~~The~~To the knowledge of the Borrower, the business of any Loan Party or any of ~~their~~its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which ~~c~~would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any ~~of the~~ IP Right~~s,~~  is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, ~~c~~would reasonably be expected to have a Material Adverse Effect.

~~Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedule 11 to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.~~

SECTION 5.18 Solvency.

On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.19 Subordination of Junior Financing~~; First Lien Obligations~~.

The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 5.20 OFAC; USA PATRIOT Act; FCPA.

(a)           To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b)          Neither ~~the Borrower~~Holdings nor any of its Subsidiaries nor, to the knowledge of ~~the Borrower~~Holdings and the other Loan Parties, any director, officer, employee, agent or ~~c~~Controlled ~~a~~Affiliate of ~~the Borrower~~Holdings or any of its Subsidiaries is currently the ~~subject~~target of any Sanctions, nor is ~~the Borrower~~Holdings or any of its Subsidiaries located, organized or resident in any Sanctioned ~~c~~Country ~~or territory that is the subject of~~, except to the extent authorized under applicable Sanctions laws.

(c)          No part of the proceeds of the Loans will be used, directly or knowingly indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010, as amended, or (ii) for the purpose of financing any activities or business of or with any Person that, at the time of such financing, is the ~~subject~~target of any Sanctions or in any Sanctioned Country, in each case except to the extent authorized under applicable Sanctions laws.

SECTION 5.21 Security Documents.

(a)          Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11~~,~~ and 6.13 ~~and 6.16~~ will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted by Section 7.01.

(b)           PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) issued by or registered or applied for with the United States Patent and Trademark Office, as applicable, and Copyrights (as defined in the Security Agreement) or exclusive licenses to Copyrights registered ~~or applied for~~ with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, may be necessary to perfect the Collateral Agent’s Lien on United States issued, registered or applied-for (as applicable) Patents, Trademarks ~~and~~, Copyrights and exclusive licenses to United States registered Copyrights acquired by the grantors ~~thereof~~ after the Closing Date).

(c)           Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Propert~~ies~~y thereunder and the proceeds thereof, subject only to Liens permitted by Section 7.01 and when the Mortgages are filed in the ~~offices specified on Schedule 6 to the Perfection Certificate dated the Closing Date~~filing offices in the jurisdictions in which the Mortgaged Properties are located (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11~~,~~ and 6.13 ~~and 6.16~~, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11~~,~~ and 6.13 ~~and 6.16), the~~), such Mortgage~~s~~ shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Propert~~ies~~y thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.

Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE VI
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, ~~the Borrower~~Holdings shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

SECTION 6.01 Financial Statements.

(a)           Deliver to the Administrative Agent for prompt further distribution to each Lender, within one hundred twenty (120) days after the end of the fiscal year ending December 31, 2014 and within ninety (90) days after the end of each subsequent fiscal year, a consolidated balance sheet of ~~the Borrower~~Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit ~~other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely from an upcoming maturity date under the Facilities occurring within one year from the time such opinion is delivered or, solely~~(provided that, for the avoidance of doubt, an explanatory or emphasis of matter paragraph does not constitute a qualification or exception and such opinion may contain qualifications and exceptions in respect of or resulting from (w) activities, operations, financial results or liabilities of any Unrestricted Subsidiary, (x) the impending maturity of any Indebtedness, (y) with respect to the Term Loans or any other Indebtedness not containing a financial maintenance covenant, any actual or prospective default under, or potential inability to satisfy, any financial covenant and (z) with respect to the Revolving Credit Facility~~, a~~ or any other agreement containing a financial maintenance covenant, any prospective default ~~under Section 7.11~~or any potential inability to satisfy, any financial covenant);

(b)           Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days (or seventy-five (75) days in the case of the fiscal quarters ending on September 30, 2014, March 31, 2015 and June 30, 2015) after the end of each of the first three fiscal quarters of each fiscal year of ~~the Borrower, a~~Holdings, an unaudited consolidated balance sheet of ~~the Borrower~~Holdings and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of ~~the Borrower~~Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of ~~the Borrower~~Holdings and its Subsidiaries in accordance with GAAP in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           [reserved]; and

(d)           Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, (x) the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of ~~the Borrower~~Holdings and the Subsidiaries by furnishing (A) the applicable financial statements of ~~the Borrower~~Holdings (or any direct or indirect parent of ~~the Borrower~~Holdings) or (B) ~~the Borrower’s~~Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of ~~the Borrower~~Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences (in Holdings’ sole discretion) between the information relating to ~~the Borrower~~Holdings (or such parent), on the one hand, and the information relating to ~~the Borrower~~Holdings and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit~~.~~ and (y) the financial information of Holdings and the Subsidiaries required to be delivered pursuant to paragraphs (a) and (b) of this Section 6.01 may be furnished at any time on or prior to the date applicable to Holdings (or any direct or indirect parent thereof) pursuant to the SEC’s rules and regulations under the Exchange Act to the extent such date applicable to Holdings (or any direct or indirect parent thereof) is later than the date set forth in paragraphs (a) and (b) of this Section 6.01 (and the deadline for such delivery shall be deemed to be extended pursuant hereto.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which ~~the Borrower~~Holdings (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at ~~the Borrower’s~~Holdings’ website address listed on Schedule 6.01; or (ii) on which such documents are posted on ~~the Borrower’s~~Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.02 Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            no later than five (5) days after the earlier of (i) the actual delivery of the financial statements referred to in Sections 6.01(a) and (b) and (ii) the date such financial statements are required to be delivered pursuant to Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of ~~the Borrower~~Holdings;

(b)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(c)            promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of public debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of ~~the ABL Credit Agreement,~~ any Senior Notes Documents or any Junior Financing Documentation with a principal amount in excess of the Threshold Amount and, in each case, any Permitted Refinancing thereof, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)           together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of ~~the Borrower~~Holdings that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and

(e)            promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request~~.~~; provided that notwithstanding anything to the contrary in this Section 6.02(e), none of Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or binding agreement (or would otherwise cause a breach or default thereunder) (solely to the extent not entered into in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

SECTION 6.03 Notices.

Promptly after a Responsible Officer of the Borrower ~~or any Subsidiary Guarantor~~ has obtained knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(a)           of the occurrence of any Default or Event of Default;

(b)           of any ~~matter~~litigation that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(c)           of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings, the Borrower or any of its Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document affecting the rights and obligations of the Borrower or any other Loan Party.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation except (x) in a transaction permitted by Sections 7.04 or 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII or clause (a)(y) of this Section 6.05.

SECTION 6.06 Maintenance of Properties.

Except if the failure to do so ~~c~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and expiration of IP Rights in accordance with their maximum statutory term excepted.

SECTION 6.07 Maintenance of Insurance.

(a)           Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as ~~the Borrower~~Holdings and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)           Requirements of Insurance. All such insurance shall (i) provide (to the extent customary and reasonably available with respect to such policy and/or the carrier thereof), that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to ~~the Borrower~~Holdings or one of its Subsidiaries and applied in accordance with this Agreement), as applicable.

(c)           Flood Insurance. If any portion of any improved Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the ~~National~~ Flood Insurance ~~Act of 1968 (as now or hereafter in effect or successor act thereto)~~Laws, then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and ~~otherwise~~on such terms sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of such flood insurance. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent and the Lenders for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Loan Parties, and evidence of flood insurance, as applicable.

SECTION 6.08 Compliance with Laws.

Comply with, the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith ~~c~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.09 Books and Records.

Maintain proper books of record and accounts, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of ~~the Borrower~~Holdings or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of ~~the Borrower~~Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement (or would otherwise cause a breach or default thereunder) (solely to the extent not entered into in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 6.11 Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)            Upon (x) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC and is not otherwise an Excluded Subsidiary), (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) the designation in accordance with Section 6.14 of an existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i)            within sixty (60) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its discretion, notify the Administrative Agent thereof and:

(A)            cause each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note, each Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in (f) of the “Collateral and Guarantee Requirement”, it being understood, however, that any Mortgages and related deliverables shall be governed by the timeframe in Section 6.11(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the, Security Agreement and other security agreements in effect on the Closing Date and the Mortgages delivered pursuant ~~to Section 6.16~~hereto), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)            cause each such Domestic Subsidiary (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(~~C~~ii)         within ninety (90) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its discretion, take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and ~~i~~Intellectual ~~p~~Property ~~s~~Security ~~a~~Agreements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement (it being understood, however, that any Mortgages and related deliverables shall be governed by the timeframe in Section 6.11(b));

~~(ii)           if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion)~~, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan ~~Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;~~

(iii)          as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts, surveys or environmental assessment reports, to the extent available and in the possession ~~or control~~ of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and

(iv)          if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b)            Not later than ~~ninety (90~~forty-five (45) days (or such longer period as the Administrative Agent may agree in writing in its discretion) after the later of (x) confirmation from the Lenders that flood due diligence and flood insurance compliance as required by Section 6.07 hereto has been completed and (y) forty-five (45) days after the acquisition by any Loan Party (including, without limitation, any acquisition pursuant to a Delaware LLC Division) of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) ~~(or such longer period as the Administrative Agent may agree in writing in its discretion)~~ that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement~~, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents~~, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

SECTION 6.12 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so ~~c~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

SECTION 6.13 Further Assurances.

Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. ~~If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a Mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of FIRREA.~~

SECTION 6.14 Designation of Subsidiaries.

~~The Borrower~~Holdings may at any time designate any Restricted Subsidiary of ~~the Borrower~~Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately ~~before and after such designation, no Default shall have occurred and be continuing, (ii) immediately~~ after giving effect to such designation, ~~the Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.11 (it being understood that if no Test Period cited in Section 7.11 has passed, the covenant in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended) if then in effect, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance,~~ no Event of Default under Sections 8.01(a) or, solely with respect to the Borrower, 8.01(f) shall have occurred and be continuing and (ii~~i~~) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any ~~Senior Notes Documents, the ABL Credit Agreement or any~~ Junior Financing~~, as applicable, and (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously~~  with an aggregate outstanding principal amount in excess of the Threshold Amount at the time of such designat~~ed~~ion ~~an Unrestricted Subsidiary~~. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by ~~the Borrower~~Holdings therein at the date of designation in an amount equal to the fair market value of the ~~Borrower’s~~Holdings’ or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by ~~the Borrower~~Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of ~~the Borrower’s~~Holdings’ or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, no Loan Party may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own any Material Intellectual Property (and no Material Intellectual Property may be transferred to an existing Unrestricted Subsidiary).

SECTION 6.15 Maintenance of Ratings.

In respect of the Borrower, use commercially reasonable efforts to (i) cause ~~each Facility~~the Term Loans to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.

SECTION 6.16 ~~Post-Closing Covenants~~[Reserved].

SECTION 6.17 Transactions with Affiliates.

Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, outside of the ordinary course of business, involving aggregate payments or consideration in excess of the greater of (x) $75,000,000 and (y) 10% of LTM Consolidated EBITDA, other than (a) loans and other transactions among Holdings and/or the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under Article VII, (b) on terms (when taken as a whole) that are not materially less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or, if in the good-faith judgment of Holdings, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to Holdings or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) the payment of management, monitoring, consulting, transaction, termination and advisory fees in an aggregate amount pursuant to the Investor Management Agreement and related indemnities and reasonable expenses, (e) Restricted Payments permitted under Section 7.06, Investments permitted under Section 7.02 and prepayments redemptions, purchases, defeasances and other payments permitted by Section 7.10, (f) employment and severance arrangements between Holdings and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or consistent with past practice and transactions pursuant to equity-based plans and employee benefit plans and arrangements in the ordinary course of business or consistent with past practice, (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings and the Restricted Subsidiaries (or any other direct or indirect parent of Holdings) in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders in any material respect, (i) (x) [reserved], (y) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors and (z) customary payments by Holdings and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of Holdings, in good faith, (j) payments by Holdings or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings and its Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) to any Permitted Holder or to any former, present or future director, manager, officer, employee or consultant (or any Affiliate or any Immediate Family Member of any of the foregoing) of Holdings, any of its Subsidiaries or any direct or indirect parent thereof, (l) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, factoring arrangements or similar transactions, (m) Permitted Intercompany Activities, (n) a joint venture which would constitute a transaction with an Affiliate solely as a result of Holdings or any Restricted Subsidiary owning an equity interest or otherwise Controlling such joint venture or similar entity, (o) transactions with any Affiliated Lender in its capacity as a Lender party to any Loan Document or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) to the extent such Affiliated Lender is being treated no more favorably than all other Lenders or lenders thereunder, (p) transactions with wholly owned Subsidiaries for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of Holdings and its Subsidiaries, (q) transactions with joint ventures and/or Unrestricted Subsidiaries for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and in a manner consistent with past practice or industry norm (with respect to joint ventures or Unrestricted Subsidiaries, as applicable) followed by companies in the industry of Holdings and its Subsidiaries, (r) any lease entered into between Holdings or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, which is approved by the Borrower in good faith, (s) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary (and not entered into in contemplation of such designation) and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary (and not entered into in contemplation of such redesignation), (t) pledges of Equity Interests of Unrestricted Subsidiaries, (u) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an certificate of a Responsible Officer) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement, (v) transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium and (w) Permitted Intercompany Activities.

SECTION 6.18 Use of Proceeds.

The proceeds of the Revolving Credit Loans on the Closing Date in an aggregate amount not to exceed $30,000,000 will be used to finance the Transactions and fees and expenses related to the Transactions and for working capital needs, including working capital purchase price adjustments pursuant to the Purchase Agreement.  After the Closing Date, the proceeds of the Revolving Credit Loans shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments.  The Letters of Credit shall be used solely to support obligations of Holdings and its Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement The proceeds of the Initial B-4 Dollar Term Loans shall be applied on the Amendment No. 6 Effective Date to prepay the entire amount of the Initial B-2 Euro Term Loans (as defined in this Agreement as of the Amendment No. 6 Effective Date). The proceeds of the Initial B-5 Dollar Term Loans shall be applied on the Amendment No. 9 Effective Date to (i) refinance and replace the entire amount of the Initial B-3 Dollar Term Loans, (ii) to repay in full all of the outstanding indebtedness under the ABL Credit Agreement (as defined in this Agreement immediately prior to the Amendment No. 9 Effective Date) and the termination of all commitments thereunder and all security interests and guarantees in connection therewith and (iii) to pay costs, fees and expenses in connection with the foregoing.

SECTION 6.19 Accounting Changes.

Holdings shall not make any change in its fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.20 Change in Nature of Business.

Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

~~Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).~~

ARTICLE VII
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

SECTION 7.01 Liens.

Neither Holdings, the Borrower nor ~~the~~any Restricted Subsidiar~~ies~~y shall, directly or indirectly, create, incur, assume or suffer to exist any Lien ~~upon any of its property, assets or revenues,~~that secures obligations constituting Indebtedness for borrowed money whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document and Liens securing any Permitted Refinancing thereof;

(b)            Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)            Liens for Taxes, governmental duties, levies, assessments and charges (including any Lien imposed by the PBGC or similar Liens) that are not overdue for a period of more than ~~thirty~~sixty (~~30~~60) days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)           statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than ~~forty-five~~sixty (~~45~~60) days or if more than ~~forty-five~~sixty (~~45~~60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP (as determined by the Borrower in good faith);

(e)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance ~~to the Borrower~~or self-insurance to Holdings or any of ~~its~~the Restricted Subsidiaries;

(f)            ~~deposits~~Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) and letters of credit, bank guarantees or bankers acceptances and completion guarantees, in each case, issued or incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Property, and any exceptions on the final Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries, taken as a whole;

(h)            Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) or (ii) securing appeal or other surety bonds related to such judgments;

(i)             (i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business or consistent with past practice which do not ~~(i)~~ interfere in any material respect with the business of Holdings and the ~~Borrower and its~~ Restricted Subsidiaries, taken as a whole ~~or~~and (ii) ~~secure any Indebtedness~~leases, licenses, subleases or sublicenses constituting a Disposition permitted under Section 7.05;

(j)             Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice and (ii) ~~Liens~~ on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l)             Liens (i) on cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted pursuant to ~~Sections 7.02(i)~~this Agreement and (n) to be applied against the purchase price for such Investment~~,~~ or (y) the buyer of any property to be Disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to Dispose of any property in a Disposition ~~permitted under Section 7.05~~, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)           Liens (i) in favor of ~~the Borrower~~Holdings or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of ~~the Borrower~~Holdings or any Subsidiary Guarantor;

(n)            any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisors’, licensor’s or sublicensor’s interest under leases, subleases, licenses, or sublicenses entered into by ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries in the ordinary course of business or consistent with past practice, or with respect to IP Rights that are not material to the conduct of the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries in the ordinary course of business or consistent with past practice permitted by this Agreement;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(r)            Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(s)            Liens solely on any cash earnest money deposits made by ~~the Borrower~~Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)            ground leases in respect of Real Property on which facilities owned or leased by ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries are located;

(u)           Liens to secure Indebtedness permitted under Section  7.03(e); provided that (i)  ~~such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii)~~  such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (ii~~i~~)  with respect to ~~Capitalized~~Financing Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such ~~Capitalized~~Financing Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)           Liens on property of any Restricted Subsidiary that is not a Loan Party and ~~that does~~on assets which do not constitute Collateral, which Liens secure Indebtedness of Restricted Subsidiaries that are not Loan Parties ~~permitted~~not prohibited under Section  7.03 or other obligations not otherwise prohibited under this Agreement;

(w)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section  6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i)  such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii)  such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii)  the Indebtedness secured thereby is permitted under Section  7.03~~(g)~~;

(x)            (i)  zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii)  any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any ~~r~~Real ~~p~~Property that does not materially interfere with the ordinary conduct of the business of Holdings and the ~~Borrower and its~~ Restricted Subsidiaries, taken as a whole;

(y)            Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)          the modification, replacement, renewal or extension of any Lien permitted by clauses (u)  and (w)  of this Section  7.01; provided that (i)  the Lien does not extend to any additional property, other than (A)  after-acquired property that is affixed or incorporated into the property covered by such Lien (or property described in clause (ii)  or (iii)  to the proviso to Section  7.01(u)  or described in the parenthetical in clause (ii)  to the proviso to Section  7.01(w)) and (B)  proceeds and products thereof, and (ii)  the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section  7.03 (to the extent constituting Indebtedness);

(bb)         ~~(i)~~  Liens ~~on the Collateral and any Non-U.S. ABL Facility Collateral securing Indebtedness with respect to the ABL Credit Agreement permitted to be incurred under Section  7.03(a)  and (ii)  Liens on the Collateral and any Non-U.S. ABL Facility Collateral securing any Swap Contract or Treasury Services Agreement incurred with any ABL Lender (or its Affiliates), in each case subject to the ABL~~with respect to property or assets of Holdings or any of the Restricted Subsidiaries securing obligations in respect of Section  7.03(w)  ; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement then in effect or that will be in effect at the time of incurrence of such Indebtedness, if applicable;

(cc)          Liens with respect to property or assets of ~~the Borrower~~Holdings or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time of incurrence of such Liens not to exceed the ~~greater~~sum of (i)  the greater of (x)  $~~145,000,000~~115,000,000 and (~~ii~~y)  ~~2.00~~15% of ~~Total Assets~~LTM Consolidated EBITDA, in each case determined as of the date of incurrence~~;~~ and (ii)  the amount of Indebtedness that would be permitted under Section  7.03(m); provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement then in effect or that will be in effect at the time of incurrence of such Indebtedness, if applicable;

~~(dd)         Liens to secure Indebtedness (other than in the form of loans that are secured by the Collateral on a pari passu basis with the Obligations) permitted under Sections  7.03(q)  or 7.03(s); provided that the representative of the holders of each such Indebtedness becomes party to (i)  if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement (if any) as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement and (ii)  if such Indebtedness is secured by the Collateral on a junior priority basis to the liens securing the Obligations, the Junior Lien Intercreditor Agreement as a “Junior Lien Representative” (as defined in the Junior Lien Intercreditor Agreement);~~

(dd)         Liens securing Indebtedness permitted under Sections 7.03(g), 7.03(q)  or 7.03(s); provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement then in effect or that will be in effect at the time of incurrence of such Indebtedness, if applicable;

(ee)          Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt or Permitted Junior Lien Refinancing Debt (and any Permitted Refinancing of any of the foregoing); provided that ~~(x)  any such Liens securing any Permitted Refinancing in respect of such Permitted First Priority Refinancing Debt are subject to the First Lien~~an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement ~~and the ABL Intercreditor Agreement and (y)  any such Liens securing any Permitted Refinancing in respect of such Permitted Junior Lien Refinancing Debt are subject to the Junior Lien Intercreditor Agreement;~~then in effect or that will be in effect at the time of incurrence of such Indebtedness;

(ff)           Liens on receivables, Securitization Assets and related assets incurred in connection with (i)  a Qualified Securitization Facility or (ii)  a factoring arrangement entered into in the ordinary course of business or consistent with past practice or industry norm;

(~~ff~~gg)      Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(~~gg~~hh)    Liens on cash paid as a benefit on the group life insurance policies securing the COLI Loans; ~~and~~

(~~hh~~ii)       Liens~~, including Liens on the Collateral ranking equal in priority with or junior in priority to the Liens on the Collateral securing the Obligations, securing letters of credit~~ on cash or Cash Equivalents to secure Indebtedness permitted under Sections 7.03(~~y~~f)~~.~~ or (l), to the extent created in the ordinary course of business or consistent with past practice;

~~Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (bb), (cc), (dd) and (ee) above.~~

(jj)            Liens securing any Permitted Refinancing directly or indirectly permitted under Sections 7.03(a)(ii), (b), (g), (m), (q), (s), (t), (v)  or (y)  that are secured by Liens on the same assets as the Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended by such Permitted Refinancing, plus improvements, accessions, dividends, distributions, proceeds or products thereof and after-acquired property;

(kk)          any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(ll)            Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(mm)        deposits of cash with the owner or lessor of premises leased and operated by Holdings or any of its Subsidiaries in the ordinary course of business of Holdings and such Subsidiary or consistent with past practice to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(nn)         security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(oo)          Liens on any funds or securities held in escrow accounts or similar arrangements established for the purpose of holding proceeds from issuances of debt securities or incurrences of other Indebtedness by Holdings or any of the Restricted Subsidiaries issued after the Amendment No.  9 Effective Date, together with any payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness) additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;

(pp)         Liens on cash and Cash Equivalents arising in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness, so long as such defeasance, satisfaction, discharge or redemption is not prohibited by the terms of this Agreement;

(qq)         customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is incurred; and

(rr)           Liens on vehicles or equipment of Holdings or any of the Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice or industry norm.

For purposes of determining compliance with this Section  7.01, (A)  Liens need not be incurred solely by reference to one category of Liens permitted by this Section  7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B)  in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section  7.01, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision, (C)  in the event that ~~a~~all or any portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section  7.01(dd)  above (giving ~~p~~Pro ~~f~~Forma ~~e~~Effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify ~~such~~all or any portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section  7.01(dd)  above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section  7.01 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time and (D)  with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section  7.03(~~z~~aa) in respect of such Indebtedness. Any Liens in respect of the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, in each case in respect of any Indebtedness, shall not be deemed to be an incurrence of a Lien in respect of such Indebtedness for purposes of this Section  7.01.

SECTION  7.02 Investments.

Neither Holdings, the Borrower nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a)            Investments by ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b)            loans or advances to future, present or former officers, directors, managers, members, partners, independent contractors, consultants and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i)  for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii)  in connection with such Person’s purchase of Equity Interests of ~~Holdings~~the Borrower or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to Holdings or the Borrower, as applicable, in cash as ~~common e~~Equity Interests other than Disqualified Equity Interests) and (iii)  for any other purposes not described in the foregoing clauses (i)  and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii)  above shall not exceed the greater of (x)  $~~15,000,000~~40,000,000 and (y)  5% of LTM Consolidated EBITDA, in each case determined at the time of such loan or advance;

(c)           Investments by ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries in ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries or any Person that will, upon such Investment become a Restricted Subsidiary; ~~provided that (x)  any Investment made by any Person that is not a Loan Party in any Loan Party pursuant to this clause (c)  shall be subordinated in right of payment to the Loans and (y)  any Investment made by any Loan Party in any Person that is not a Loan Party shall either (i)  be made in the ordinary course of business or (ii)  be evidenced by a note pledged as Collateral on a first priority basis for the benefit of the Obligations, which note shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note shall be satisfactory to the Administrative Agent);~~

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(e)            Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section  7.02(m)  below) consisting of transactions permitted under Sections 7.01 (other than 7.01(p)), 7.03 (other than 7.03(c)  and (d)), 7.04 (other than 7.04(c), (d)  and (e)), 7.05 (other than 7.05(e)), 7.06 (other than 7.06(e)  and (i)(iv)) and 7.13, respectively;

(f)             Investments (i)  existing or contemplated on the Closing Date and, with respect to each such Investments in an amount in excess of $2,500,000, set forth on Schedule 7.02(f)  and any modification, replacement, renewal, reinvestment or extension thereof and (ii)  existing on the Closing Date by ~~the Borrower~~Holdings or any Restricted Subsidiary in ~~the Borrower~~Holdings or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section  7.02;

(g)           Investments in Swap Contracts permitted under Section  7.03;

(h)           ~~promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section  7.05~~Investments constituting COLI Loans;

(i)             any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i)  no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  shall have occurred and be continuing, (ii)  any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section  7.03 and (iii)  to the extent required by the Collateral and Guarantee Requirement, (A)  the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B)  any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section  6.11 (any such acquisition, a “Permitted Acquisition”);

(j)             so long as no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  has occurred and is continuing or would result therefrom, Holdings and the ~~Borrower and its~~ Restricted Subsidiaries may make Investments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available is less than or equal to 5.50 to 1.00;

(k)            Investments in the ordinary course of business consisting of UCC Article  3 endorsements for collection or deposit and UCC Article  4 customary trade arrangements with customers consistent with past practices;

(l)             Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)           loans and advances to the Borrower and any other direct or indirect parent of the Borrower, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(g), (h)  or (i);

(n)           other Investments in an aggregate amount outstanding pursuant to this clause (n)  (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any time not to exceed (x)  the greater of (i)  $~~290,000,000~~300,000,000 and (ii)  ~~4.00~~40% of ~~Total Assets~~LTM Consolidated EBITDA measured at the time of such Investment (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) plus (y)   the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (y)  plus (z)  the Available RP Capacity Amount;

(o)           advances of payroll payments to employees in the ordinary course of business or consistent with past practice;

(p)           Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests and the Equity Contribution) of the Borrower (or any direct or indirect parent of the Borrower);

(q)           Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into Holdings or the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section  7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)             ~~[reserved];~~the contribution, assignment, licensing, cross-licensing, sub-licensing, lease, sublease or other Investment of IP Rights or other general intangibles pursuant to (i)  any Intercompany License Agreement and any other Investments made in connection therewith or (ii)  any joint research or development, joint venture, or strategic alliance arrangements with other Persons;

(s)           Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section  7.05;

(t)            Guarantees by ~~the Borrower~~Holdings or any of its Restricted Subsidiaries of leases (other than ~~Capitalized~~Financing Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practice;

(u)           Investments ~~constituting COLI Loans;~~in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith ;

(v)           Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v)  that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (i)  $~~165,000,000~~150,000,000 and (ii)  ~~2.25~~20% of ~~Total Assets~~LTM Consolidated EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); ~~provided that any Investment made by any Loan Party pursuant to this clause (v)  shall be subordinated in right of payment to the Loans;~~

(w)           any Investment in a Similar Business when taken together with all other Investments made pursuant to this clause (w)  that are at that time outstanding not to exceed the greater of (i)  $~~290,000,000~~300,000,000 and (ii)  ~~4.00~~40% of ~~Total Assets~~LTM Consolidated EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); ~~provided, however, that if any Investment pursuant to this clause (w)  is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (c)  above and shall cease to have been made pursuant to this clause (w);~~

(x)            Investments constituting Permitted Intercompany Activities;

(y)            [reserved];

(z)            Investments in joint ventures of ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (z)  that are at that time outstanding, not to exceed the greater of (i)  $~~145,000,000~~230,000,000 and (ii)  ~~2.00~~30% of ~~Total Assets~~LTM Consolidated EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value)~~.~~;

(aa)         earnest money deposits required in connection with Permitted Acquisitions or Investments not prohibited hereunder;

(bb)         contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Holdings or the Borrower;

(cc)         deposits in the ordinary course of business or consistent with past practice or industry norm to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business or consistent with past practice or industry norm;

(dd)         Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or industry norm;

(ee)         Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business or consistent with past practice or industry norm;

(ff)          non-cash Investments made in connection with tax planning and reorganization activities;

(gg)         (i)  Investments consisting of unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Law and (ii)  Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business, consistent with past practice or consistent with industry norm;

(hh)         to the extent constituting an Investment,  Investments consisting of escrow deposits to secure indemnification obligations in connection with (i)  a Disposition or (ii)  an acquisition of any business, assets or a Subsidiary not prohibited by this Agreement;

(ii)            Guarantee obligations of Holdings or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of Holdings or any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(jj)           Investments in deposit accounts and securities accounts in the ordinary course of business or consistent with past practice or industry norm; and

(kk)         any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice or industry norm;

(ll)           loans and advances to customers in the ordinary course of business or consistent with past practice or industry norm in respect of the payment of insurance premiums.

For purposes of determining compliance with this Section  7.02, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section  7.02 and will only be required to include the amount and type of such Investment in one or more of the above clauses. In the event that all or a portion of the Investments could be classified as incurred under a “ratio-based” basket (giving ~~p~~Pro ~~f~~Forma ~~e~~Effect to the making of such Investments), the Borrower, in its sole discretion, may classify ~~such~~all or any portion of such Investment as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Investments as having been incurred pursuant to one or more of the other clauses of this Section  7.02 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time. If any Investment pursuant is made pursuant to clauses (n), (v), (w)  or (z)  in any Person that is not Holdings or a Restricted Subsidiary at the date of making such Investment, and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (c)  above and shall cease to have been made pursuant to clause (n),(v), (w)  or (z), as applicable.

SECTION  7.03 Indebtedness.

Neither Holdings, the Borrower nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness ~~of any Loan Party~~ under (i)  the Loan Documents~~,~~ and (ii)  ~~the ABL Credit Agreement in an aggregate principal amount not to exceed $475,000,000, (iii)~~   the Dollar Senior Notes Documents in an aggregate principal amount not to exceed $~~1,040,000,000 and (iv)  the Euro Senior Notes Documents in an aggregate principal amount not to exceed €235,000,000~~500,000,000 and, in the case of clause (ii), ~~(iii)  and (iv),~~ any Permitted Refinancing thereof;

(b)            (i)  Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b)  and any Permitted Refinancing thereof and (ii)  Indebtedness owed to ~~the Borrower~~Holdings or any Restricted Subsidiary outstanding on the Closing Date and any refinancing thereof with Indebtedness owed to ~~the Borrower~~Holdings or any Restricted Subsidiary in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the intercompany Indebtedness so refinanced; ~~provided that (x)  any Indebtedness advanced by any Person that is not a Loan Party to any Loan Party pursuant to this clause (b)  shall be subordinated in right of payment to the Loans and (y)  any Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall either (i)  be made in the ordinary course of business or (ii)  be evidenced by a note pledged as Collateral on a first priority basis for the benefit of the Obligations, which note shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note shall be satisfactory to the Administrative Agent);~~

(c)            Guarantees by ~~the Borrower~~Holdings and any Restricted Subsidiary in respect of Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary ~~of the Borrower~~ otherwise permitted hereunder; provided that (A)  no Guarantee (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) of any Senior Notes~~, the ABL Credit Agreement (other than Canadian Subsidiaries which guarantee Indebtedness under the ABL Credit Agreement)~~  or any Indebtedness constituting Junior Financing with a principal amount in excess of the Threshold Amount shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B)  if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)           Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary owing to ~~the Borrower~~Holdings or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section  7.02; ~~provided that all such Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall be evidenced by an Intercompany Note and any such Indebtedness advanced by any Person that is not a Loan Party to any Loan Party shall be subordinated in right of payment to the Loans (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party shall be deemed to be expressly subordinated in right of payment to the Loans unless the terms of such Indebtedness expressly provide otherwise);~~

(e)            (i)  ~~Attributable Indebtedness~~Financing Lease Obligations and other Indebtedness (including ~~Capitalized~~Financing Leases) financing an acquisition, construction, repair, replacement, lease, expansion, development, installation, relocation, renewal, maintenance, upgrade or improvement of a fixed or capital asset incurred by ~~the Borrower~~Holdings or any Restricted Subsidiary ~~prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset~~ in an aggregate amount not to exceed (A)  the amount of such Indebtedness outstanding on the Amendment No.  9 Effective Date plus (B)  the greater of (~~i~~1) $~~290,000,000~~230,000,000 and (~~ii~~2) ~~4.00~~30% of ~~Total Assets~~LTM Consolidated EBITDA, in each case determined at the time of incurrence at any time outstanding plus (C)  additional amounts (including at any time prior to the utilization of amounts under clause (B)  above) so long as the Consolidated First Lien Net Leverage Ratio (provided that, solely for purposes of calculating the Consolidated First Lien Net Leverage Ratio in connection with this clause (C), such Indebtedness incurred pursuant to this Section  7.03(e)  shall be deemed to constitute Consolidated First Lien Net Debt), determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, does not exceed 4.75 to 1.00 (together with any Permitted Refinancings thereof) ~~at any time outstanding~~, (ii)  ~~Attributable Indebtedness~~Financing Lease Obligations arising out of any Sale and Lease-Back Transaction or leas~~al~~e-leaseback transactions permitted by Section  7.05~~(m)~~   and (iii)  any Permitted Refinancing of any of the foregoing;

(f)            Indebtedness in respect of Swap Contracts ~~designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks~~or other derivatives, in each case, incurred in the ordinary course of business and not for speculative purposes;

(g)           Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition, ~~and any Permitted Refinancing thereof~~Investment or similar transaction not prohibited hereunder; provided that after giving ~~p~~Pro ~~f~~Forma ~~e~~Effect to such Permitted Acquisition,  Investment or similar transaction and the incurrence or assumption of such Indebtedness, the aggregate principal amount of such Indebtedness does not exceed (x)  the greater of (1)  $~~100,000,000~~150,000,000 and (2)  20% of LTM Consolidated EBITDA at any time outstanding, in each case determined at the time of incurrence, plus (y)  any additional amount of such Indebtedness so long (~~i~~A) if such Indebtedness is secured ~~on a junior basis to the Facilities, (A)  the Consolidated Secured Net Leverage Ratio determined on a Pro Forma Basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or assumed is no greater than 6.00 to 1.00 or (B)  the Consolidated Secured Net Leverage Ratio determined on a Pro Forma Basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or assumed is no greater than the Consolidated Secured Net Leverage Ratio immediately prior to such Permitted Acquisition and the assumption of such Indebtedness, (ii)  if such Indebtedness is secured on a pari passu basis with the Facilities, (A~~by the Collateral on an equal priority basis with the Liens securing the Obligations (without giving effect to the control of remedies), either (1)  the Consolidated First Lien Net Leverage Ratio determined on a Pro Forma Basis ~~for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or assumed is no greater than 4.75 to 1.00 or (B)~~would not exceed the Consolidated First Lien Net Leverage Ratio immediately prior thereto or (2)  on a Pro Forma Basis, Holdings could incur $1.00 of Permitted First Lien Ratio Debt, (B)  if such Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Initial Term Loans, either (1)  the Consolidated Secured Net Leverage Ratio determined on a Pro Forma Basis ~~for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or assumed is no greater than~~would not exceed the Consolidated ~~First Lien~~Secured Net Leverage Ratio immediately prior ~~to such Permitted Acquisition and the assumption of such Indebtedness or (iii~~thereto or (2)  on a Pro Forma Basis, Holdings could incur $1.00 of Permitted Junior Secured Ratio Debt or (C)  if such Indebtedness is unsecured~~, (A)  the~~ or not secured by all or any portion of the Collateral (and including all such Indebtedness of Restricted Subsidiaries that are not Loan Parties), either (1)  either (I)  the Consolidated Interest Coverage Ratio determined on a Pro Forma Basis would be greater than or equal to the Consolidated Interest Coverage Ratio immediately prior thereto or (II)  the Consolidated Total Net Leverage Ratio determined on a Pro Forma Basis ~~(including a pro forma application of the net proceeds therefrom) for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or assumed would have been no greater than 6.25 to 1.00 or (B)  the Consolidated Total Net Leverage Ratio determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred or assumed is no greater than~~would not exceed the Consolidated Total Net Leverage Ratio immediately prior ~~to such~~thereto or (2)  on a Pro Forma Basis, Holdings could incur $1.00 of Permitted ~~Acquisition and the assumption of such Indebtedness~~Unsecured Ratio Debt; provided that ~~any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with~~if any Indebtedness incurred ~~by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(q), 7.03(s), 7.03(u)  or 7.03(w), does not exceed in the aggregate at any time outstanding the greater of (i)  $165,000,000 and (ii)  2.25% of Total Assets, in each case determined at the time of incurrence~~(but not assumed, unless the Borrower otherwise elects) pursuant to this clause (g)  shall be secured by all or a portion of the Collateral, such Indebtedness shall be subject to each applicable Intercreditor Agreement then in effect or that will be in effect at the time such Indebtedness is incurred and (ii)  any Permitted Refinancing thereof; provided, further~~,~~  that any Indebtedness incurred (but not assumed) pursuant to this clause (g)  ~~which is secured~~ shall be subject to the requirements included in the first proviso under the definition of “Permitted Ratio Debt”;

(h)           Indebtedness representing deferred compensation ~~to~~or similar arrangements to any future, present or former employees ~~of~~, directors, officers, managers, partners, independent contractors or consultants of Holdings, the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(i)             Indebtedness consisting of promissory notes issued by ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries to ~~current~~future, present or former officers, managers, members, independent contractors, consultants, directors and employees, their respective ~~estates, spouses or former spouses~~Controlled Investment Affiliates or Immediate Family Members, in each case, to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by  Section  7.06;

(j)             Indebtedness incurred by ~~the Borrower~~Holdings or any ~~of its~~ Restricted Subsidiar~~ies~~y in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k)            Indebtedness consisting of obligations of ~~the Borrower~~Holdings or any ~~of its~~ Restricted Subsidiar~~ies~~y under deferred ~~compensation~~purchase price, earnouts or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)             obligations in respect of Treasury Services Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m)           (i)  Indebtedness of ~~the Borrower~~Holdings or any ~~of its~~ Restricted Subsidiar~~ies~~y, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (x)  the greater of (~~i~~1) $~~290,000,000~~300,000,000 and (~~ii~~2) ~~4.00~~40% of ~~Total Assets~~LTM Consolidated EBITDA at any time outstanding, in each case determined at the time of incurrence, plus (y)  200% of the cumulative amount of the net cash proceeds and Cash Equivalent proceeds received from the sale of Equity Interests (other than Excluded Contributions, proceeds of Disqualified Equity Interests~~, Designated Equity Contributions~~ or sales of Equity Interests to ~~the Borrower~~Holdings or any of its Subsidiaries) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of ~~the Borrower~~Holdings and the aggregate amount of contributions to the common capital (other than from any Subsidiary) of Holdings received after the Closing Date, in each case, to the extent that has been Not Otherwise Applied, and (ii)  in each case, any Permitted Refinancing thereof;

(n)           Indebtedness consisting of (~~a~~i) the financing of insurance premiums or (~~b~~ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(o)           Indebtedness incurred by ~~the Borrower~~Holdings or any ~~of its~~ Restricted Subsidiar~~ies~~y in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments or other discounting or factoring of receivables, or similar facilities or instruments related thereto issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; ~~provided that any reimbursement obligations in respect thereof are reimbursed within 30 Business Days following the incurrence thereof;~~

(p)           obligations in respect of self-insurance and obligations in respect of stays, customs, performance, bid, indemnity, appeal, judgment and ~~surety~~other similar bonds or instruments and performance, bankers’ acceptance and completion guarantees and similar obligations provided by ~~the Borrower~~Holdings or any ~~of its~~ Restricted Subsidiar~~ies~~y or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)           Indebtedness incurred by Holdings or any Restricted Subsidiary (x)  and secured ~~on a pari passu basis with the Facilities~~by the Collateral on an equal priority basis (without giving effect to the control of remedies) with the Initial Term Loans (“Incremental Equivalent First Lien Debt”) or (y)  and secured by the Collateral on a junior ~~L~~lien basis to the ~~Facilities~~ Liens securing with the Initial Term Loans and any Permitted Refinancing thereof (“Incremental Equivalent Junior Lien Debt”), in ~~each case and any Permitted Refinancing thereof, in~~ an aggregate principal amount under this clause (q), ~~when aggregated with the amount of Incremental Term Loans and Incremental Revolving Credit Commitments pursuant to Section  2.14(d)(v)(A)  and Incremental Equivalent Unsecured Debt incurred pursuant to Section  7.03(u),~~ not to exceed the Available Incremental ~~Base~~ Amount, so long as no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, Section  8.01(f)  shall have occurred and be continuing or would exist after giving effect to such Indebtedness; provided that such Indebtedness shall (A)  in the case of ~~clause (x~~Incremental Equivalent First Lien Debt (other than revolving indebtedness) ~~above~~, have a maturity date that is on or after the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of ~~clause (y)  above~~Incremental Equivalent Junior Lien Debt, have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred (and in each case subject to the Permitted Earlier Maturity Indebtedness Exception), (B)  in the case of ~~clause (x~~Incremental Equivalent First Lien Debt (other than any revolving indebtedness) ~~above~~, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and, in the case of ~~clause (y)  above~~Incremental Equivalent Junior Lien Debt, shall not be subject to scheduled amortization prior to maturity~~,~~  (and in each case subject to the Permitted Earlier Maturity Indebtedness Exception) and (C)  if such Indebtedness is ~~in~~secur~~r~~ed ~~or guaranteed on a junior lien basis~~ by a Loan Party with respect to the Collateral, be subject to ~~the Junior Lien~~each applicable Intercreditor Agreement ~~and, if~~ then ~~Indebtedness is secured on a pari passu basis with the Facilities, be subject to the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement and (D)  have terms and conditions (other than (x)  pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions and (y)  covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness and to the extent any financial maintenance covenant is added for the benefit of such Incremental Equivalent First Lien Debt or Incremental Equivalent Junior Lien Debt, to the extent that such financial maintenance covenant is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Incremental Equivalent First Lien Debt or Incremental Equivalent Junior Lien Debt, as applicable) that (1)  in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) or reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (D)  delivered at least five (5)  Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (D), shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5)  Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) or (2)  are otherwise as agreed between the Borrower and the lender, holder or other provider of such Indebtedness; provided, further, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections  7.03(g), 7.03(s), 7.03(u)  or 7.03(w), does not exceed in the aggregate at any time outstanding, the greater of (i)  $165,000,000 and (ii)  2.25% of Total Assets, in each case determined at the time of incurrence and~~in effect or that will be in effect at the time such Indebtedness is incurred and (ii)  any Permitted Refinancing thereof;

(r)             Indebtedness supported by a ~~Letter of Credit or a~~ letter of credit ~~under the ABL Credit Agreement~~, in a principal amount not to exceed the face amount of such ~~Letter of Credit or~~ letter of credit;

(s)            Permitted Ratio Debt and any Permitted Refinancing thereof;

(t)            Credit Agreement Refinancing Indebtedness;

(u)            (i)  ~~unsecured (or not secured by all or any portion of the Collateral) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount under this clause (u), and when aggregated with the amount of Incremental Term Loans and Incremental Revolving Credit Commitments pursuant to Section  2.14(d)(v)(A)  and Incremental Equivalent First Lien Debt and Incremental Equivalent Junior Lien Debt incurred pursuant to Section  7.03(q)  not to exceed the Incremental Base Amount (“Incremental Equivalent Unsecured Debt”, and together with the Incremental Equivalent First Lien Debt and the Incremental Equivalent Junior Lien Debt, “Incremental Equivalent Debt”); provided that such Incremental Equivalent Unsecured Debt shall (A)  have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Incremental Equivalent Unsecured Debt is incurred, (B)  have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and (C)  have terms and conditions (other than (x)  pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions and (y)  covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness and to the extent any financial maintenance covenant is added for the benefit of such Incremental Equivalent Unsecured Debt, to the extent that such financial maintenance covenant is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Incremental Equivalent Unsecured Debt) that (1)  in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) or reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (1)  delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the materials terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (C), shall be conclusive) or (2)  are otherwise as agreed between the Borrower and the lender, holder or other provider of such Indebtedness; provided, further, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any~~ Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party; provided that such Indebtedness incurred pursuant to this Section~~s~~ 7.03(~~g~~u)~~, 7.03(q), 7.03(s)  or 7.03(w),~~  does not exceed in the aggregate the greater of (x)  $275,000,000 and (y)  35% of LTM Consolidated EBITDA at any time outstanding~~, the greater of (i)  $165,000,000 and (ii)  2.25% of Total Assets~~, in each case determined at the time of incurrence, and (ii)  any Permitted Refinancing thereof;~~;~~

(v)            Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v)  and then outstanding, does not exceed the greater of (i)  $500,000.000 and (ii)  10% of Foreign Subsidiary Total Assets, and any Permitted Refinancing thereof;

(w)           (i)  unsecured (or secured by assets that do not constitute Collateral) Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary~~, so long as the Consolidated Total Net Leverage Ratio on a consolidated basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been no greater than 6.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period and without duplication, Permitted Refinancings of such~~  in an aggregate principal amount under this clause (w), not to exceed the Available Incremental Amount (“Incremental Equivalent Unsecured Debt”, and together with the Incremental Equivalent First Lien Debt and the Incremental Equivalent Junior Lien Debt, “Incremental Equivalent Debt”), so long as no Event of Default under Section  8.01(a)  or, solely with respect to the Borrower, Section  8.01(f)  shall have occurred and be continuing or would exist after giving effect to such Indebtedness; provided that such ~~Indebtedness~~Incremental Equivalent Unsecured Debt shall (A)  have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such ~~Indebtedness~~Incremental Equivalent Unsecured Debt is incurred (subject to the Permitted Earlier Maturity Indebtedness Exception) and (B)  have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities~~; provided, further, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections  7.03(g), 7.03(q), 7.03(u)  or 7.03(s), does not exceed in the aggregate at any time outstanding, the greater of (i)  $165,000,000 and (ii)  2.25% of Total Assets, in each case determined at the time of incurrence;~~ (subject to the Permitted Earlier Maturity Indebtedness Exception;

(x)            Indebtedness arising from Permitted Intercompany Activities;

(y)           Indebtedness in the form of letters of credit, bank guarantees or similar obligations in an aggregate face amount not to exceed $~~50,000,000~~75,000,000 at any time outstanding; ~~and~~

(z)            Indebtedness incurred by Holdings or a Restricted Subsidiary as a result of leases entered into by Holdings or such Restricted Subsidiary in the ordinary course of business;

(aa)         Indebtedness incurred by Holdings or any Restricted Subsidiary for the benefit of joint ventures, that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of (i)  $150,000,000 and (ii)  20% of LTM Consolidated EBITDA at any time outstanding, in each case determined at the time of incurrence; and

(~~z~~bb)       all premiums (if any), interest (including post-petition interest and paid-in-kind interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a)  through (~~y~~aa) above.

For purposes of determining compliance with this Section  7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower ~~shall~~may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof (including as between the Free and Clear Incremental Amount and the Incurrence-Based Incremental Amount) in a manner that complies with this Section  7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents~~, the ABL Credit Agreement~~  and any Senior Notes Documents and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section  7.03(a)  (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify,  Indebtedness incurred under Section  2.14 or Sections 7.03(g), 7.03(q), 7.03(s)~~, 7.03(u)~~   or 7.03(w)). In the event that a portion of Indebtedness or other obligations could be classified as incurred under a “ratio-based” basket (giving ~~p~~Pro ~~f~~Forma ~~e~~Effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Indebtedness or other obligations as having been incurred pursuant to one or more of the other clauses of this Section  7.03 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section  7.03.

SECTION  7.04 Fundamental Changes.

Neither Holdings, the Borrower nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)            any Restricted Subsidiary may merge, amalgamate or consolidate with (i)  Holdings or the Borrower (including a merger, the purpose of which is to reorganize Holdings or the Borrower into a new jurisdiction); provided that Holdings or the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii)  one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)            (i)  any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii)  any Subsidiary may liquidate or dissolve or ~~the Borrower~~Holdings or any Subsidiary may change its legal form ~~(x)  if the Borrower~~if Holdings determines in good faith that such action is in the best interest of ~~the Borrower~~Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders ~~and (y)  to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section  7.02(e)) or Section  7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution~~ (it being understood ~~that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);~~and agreed that Omaha Holdings LLC, Gates Global LLC and Gates Holdings 1 LLC may liquidate or dissolve on or following the Amendment No.  9 Effective Date);

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to ~~the Borrower or to~~Holdings or any ~~an~~other Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i)  the transferee must be a Guarantor or the Borrower or (ii)  to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)            (I)  so long as no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  exists or ~~would~~will result therefrom, the Borrower may merge or consolidate with any other Person or assign its rights and obligations under this Agreement and the other Loan Documents to any other Person; provided that (i)  the Borrower shall be the continuing or surviving corporation or entity or (ii)  if the Person formed by or surviving any such ~~merger or consolidation~~transaction is not the Borrower (any such Person, the “Successor ~~Company~~Borrower”), (A)  the Successor ~~Company~~Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof~~,~~ or the District of Columbia ~~or any territory thereof~~, (B)  the Successor ~~Company~~Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C)  each Guarantor, unless it is the other party to such ~~merger or consolidation~~transaction, shall have confirmed that its Guaranty shall apply to the Successor ~~Company’s~~Borrower’s obligations under the Loan Documents, (D)  each Guarantor, unless it is the other party to such ~~merger or consolidation~~transaction, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor ~~Company’s~~Borrower’s obligations under the Loan Documents, (E)  if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such ~~merger or consolidation~~transaction, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor ~~Company’s~~Borrower’s obligations under the Loan Documents, and (F)  the Borrower shall have delivered to the Administrative Agent an officer’s certificate ~~and an opinion of counsel, each~~ stating that such ~~merger or consolidation~~transaction and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor ~~Company~~Borrower will succeed to, and be substituted for, the Borrower under this Agreement~~; and~~ and (II)  so long as no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  exists or will result therefrom, Holdings may merge or consolidate with any other Person or assign its rights and obligations under this Agreement and the other Loan Documents to any other Person; provided that (i)  Holdings shall be the continuing or surviving corporation or entity or (ii)  if the Person formed by or surviving any such transaction is not Holdings (any such Person, the “Successor Holdings”), (A)  the Successor Holdings shall be an entity organized or existing under the Laws of an Acceptable Jurisdiction, (B)  the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C)  Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such transaction and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(e)            ~~so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party),~~ any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section  7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary ~~or~~, the Borrower or Holdings, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section  6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f)             ~~so long as no Default exists or would result therefrom,~~ a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section  7.05;

(g)            ~~the Borrower~~Holdings and its Subsidiaries may consummate Permitted Intercompany Activities; and

(h)            ~~the Borrower~~Holdings and its Subsidiaries may effect the formation, dissolution, liquidation or Disposition of any Subsidiary that is a Delaware Divided LLC, provided that, upon formation of such Delaware Divided LLC, the Borrower has complied with Section  6.11 to the extent applicable.

SECTION  7.05 Dispositions.

Neither Holdings, the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a)            (i)  Dispositions of obsolete, non-core, worn out or surplus property, whether now owned or hereafter acquired, ~~in the ordinary course of business~~ and Dispositions of property no longer used or useful or economically practical to maintain in the conduct of the business of ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries ~~and~~, (ii)  Dispositions of property no longer used or useful in the conduct of the business of Holdings and the ~~Borrower and its~~ Restricted Subsidiaries outside the ordinary course of business (and for consideration complying with the requirements applicable to Dispositions pursuant to clause (j)  below) in an aggregate amount not to exceed the greater of (x)  $~~25,000,000~~150,000,000 and (y)  20% of LTM Consolidated EBITDA, in each case determined at the time of such Disposition, and (iii)  write-off or write-down of any unrecoupable loans or advances;

(b)            Dispositions of inventory, accounts receivable, notes receivable, equipment or other assets or goods held for sale and immaterial assets (including allowing any registrations or any applications for registration of any immaterial ~~intellectual property~~IP Rights to lapse or go abandoned ~~in the ordinary course of business~~), in each case, in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable;

(c)            Dispositions of property to the extent that (i)  such property is exchanged for credit against the purchase price of similar replacement property or (ii)  the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property to ~~the Borrower~~Holdings or any of the Restricted Subsidiar~~y~~ies~~; provided that if the transferor of such property is a Loan Party, (i)  the transferee thereof must be a Loan Party or (ii)  if such transaction constitutes an Investment, such transaction is permitted under Section  7.02;~~.

(e)             (i)  to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section  7.02(e)), 7.04 (other than Section  7.04(f)) and 7.06 or (ii)  any Disposition, the proceeds of which are used to fund an Investment permitted by Section  7.02 (other than Section  7.02(e)) or the making of a Restricted Payment permitted by Section  7.06;

(f)             Dispositions contemplated as of the Closing Date and listed on Schedule 7.05(f);

(g)            Dispositions of Cash Equivalents;

(h)            (i)  leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business or consistent with past practice and which do not materially interfere with the business of ~~the Borrower~~Holdings or any of ~~its~~the Restricted Subsidiaries and (ii)  Dispositions ~~of intellectual property that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries so long as Holdings, the Borrower or any of its Restricted Subsidiaries receives a license or other ownership rights to use such intellectual property;~~(including abandonment, expiration or lapse) of immaterial IP Rights;

(i)             transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j)             Dispositions of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary; provided that (i)  at the time of such Disposition, no Event of Default under Section  8.01(a)  or, solely with respect to the Borrower, 8.01(f)  shall exist or would result from such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no ~~Default exists), no Default shall exist or would result from such Disposition and (ii~~such Event of Default under Section  8.01(a)  or, solely with respect to the Borrower, 8.01(f)), (ii)  such Disposition is at fair market value (as determined in good faith by the Borrower) and (iii)  with respect to any Disposition pursuant to this clause (j)  for a purchase price in excess of the greater of $~~40,000,000, the Borrower or any of its~~115,000,000 and 15% of LTM Consolidated EBITDA, Holdings or any of the Restricted Subsidiaries shall receive not less than 75% of ~~such~~the consideration for such Disposition, together with all other Dispositions pursuant to this clause (j)  since the Closing Date (calculated on a cumulative basis), in the form of cash or Cash Equivalents ~~(in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section  7.01 and Liens permitted by Sections 7.01(a), (f), (k), (p), (q), (r)(i), (r)(ii), (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and (ee) (only to the extent the Obligations are secured by such cash and Cash Equivalents)~~; provided, however, that for the purposes of this clause (j~~)(ii)~~), the following shall be deemed to be cash:

(A)             the greater of the principal amount and the carrying value of any liabilities (as shown on ~~the Borrower’s~~Holdings’ (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on Holdings’ or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by Holdings) of Holdings or such Restricted Subsidiary, other than liabilities (other than intercompany liabilities owing to a Restricted Subsidiary being Disposed of) that are by their terms subordinated to the payment in cash of the Obligations, ~~that are~~(i)  assumed by the transferee ~~with respect to the applicable Disposition and for which the Borrower and all of its~~of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies Holdings or such Restricted Subsidiar~~ies~~y ~~shall have been validly released by all applicable creditors in writing~~from such liabilities or (ii)  otherwise cancelled or terminated in connection with the transaction,

(B)             any securities, notes or other obligations or assets received by ~~the Borrower~~Holdings or the applicable Restricted Subsidiary from such transferee that are converted by ~~the Borrower~~, or reasonably expected to be converted by, Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received~~)~~ or expected to be received) or by their terms are required to be satisfied for cash or Cash Equivalents within 180 days following the closing of the applicable Disposition, and

(C)             aggregate non-cash consideration received by ~~the Borrower~~Holdings or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed ~~4.0% of Total Assets~~the greater of $200,000,000 and 25% of LTM Consolidated EBITDA at any time (net of any non-cash consideration converted into cash and Cash Equivalents);

(k)            ~~[reserved];~~the conveyance, sale, transfer, assignment, lease, sublease, licensing, cross-licensing, sub-licensing or other Disposition of IP Rights or other general intangibles pursuant to any Intercompany License Agreement or in the ordinary course of business or consistent with industry practices;

(l)             (i)  Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business~~;~~ or consistent with past practice or consistent with industry norm (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii)  Dispositions of receivables, or participations therein, and other assets (or the Equity Interests in a Subsidiary, all or substantially all of the assets of which are receivables or participations therein, and other assets) pursuant to any Qualified Securitization Facility;

(m)           Dispositions of property pursuant to any Sale and Lease-Back Transaction or leas~~al~~e-leaseback transactions; ~~provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $100,000,000;~~

(n)            (i)  any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of ~~the Borrower~~Holdings and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower and (ii)  any swap or exchange of like property for use in a Similar Business;

(o)            any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such an Unrestricted Subsidiary);

(p)            the unwinding of any Swap Contract pursuant to its terms;

(q)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r)            the lapse or abandonment ~~in the ordinary course of business~~ of any registrations or applications for registration of any immaterial IP Rights;

(s)            Permitted Intercompany Activities; ~~and~~

(t)             any Dispositions after the Amendment No.  9 Effective Date in an amount not to exceed the greater of $150,000,000 and 20% of LTM Consolidated EBITDA in any calendar year (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year);

(u)            so long as no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  has occurred and is continuing or would result therefrom, Holdings and its Restricted Subsidiaries may make Dispositions in an unlimited amount so long as the Consolidated Total Net Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available would be less than or equal to 5.50 to 1.00;

(v)            Dispositions of assets (i)  acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are not used or useful to the core or principal business of Holdings and the Restricted Subsidiaries, (ii)  not constituting Collateral not to exceed the greater of $230,000,000 and 30% of LTM Consolidated EBITDA at any time or (iii)  that are made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition;

(w)           to the extent allowable under Section  1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(~~t~~x)           Dispositions to effect the formation of any Subsidiary that is a Delaware Divided LLC, provided that upon formation of such Delaware Divided LLC, the Borrower has complied with Section  6.11, to the extent applicable; and

(y)            Dispositions of any asset between or among Holdings and/or Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a)  through (x)  above.

~~provided that any Disposition of any property pursuant to this Section  7.05 (except pursuant to Sections 7.05(e), (i), (p), (r)  and (s)  and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition.~~ To the extent any Collateral is Disposed of as expressly permitted by this Section  7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall ~~be authorized to~~ take any actions deemed appropriate in order to evidence or effect the foregoing.

SECTION  7.06 Restricted Payments.

Neither Holdings, the Borrower nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a)             each Restricted Subsidiary may make Restricted Payments to ~~the Borrower,~~Holdings and other Restricted Subsidiaries ~~of the Borrower~~ (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to ~~the Borrower~~Holdings and any other Restricted Subsidiary ~~and~~, as compared to ~~each~~the other owners of Equity Interests ~~of~~in such Restricted Subsidiary, on a pro rata or more than pro rata basis based on their relative ownership interests of the relevant class of Equity Interests or as otherwise required by such class of Equity Interests);

(b)             ~~the Borrower~~Holdings and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section  7.03) of such Person or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section  7.03);

(c)            Restricted Payments to effect the Transactions;

(d)            so long as no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  has occurred and is continuing or would result therefrom, Holdings and the ~~Borrower and its~~ Restricted Subsidiaries may make Restricted Payments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available is less than or equal to 5.50 to 1.00;

(e)            to the extent constituting Restricted Payments, Holdings and the ~~Borrower and its~~ Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 6.17 (other than Sections 6.17(e)  and (j)), 7.02 (other than Sections 7.02(e)  and (m))~~,~~ or 7.04 ~~or 7.08 (other than Sections 7.08(e)  and (j))~~;

(f)             repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary ~~of the Borrower~~ deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)             ~~the Borrower~~Holdings and each Restricted Subsidiary may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager, member, partner, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager, officer, member, partner, independent contractor or director stock option plan or any other employee, manager, officer, member, partner, independent contractor or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer, member, partner, independent contractor or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g)  shall not exceed the greater of (x)  $~~30,000,000~~75,000,000 and (y)  10% of LTM Consolidated EBITDA in any calendar year (~~which shall increase to $60,000,000 subsequent to the consummation of a Qualified IPO) (~~with unused amounts in any calendar year being carried over to succeeding calendar years ~~subject to a maximum of $50,000,000 in any calendar year or $100,000,000 subsequent to the consummation of a Qualified IPO, respectively~~); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)               to the extent contributed to ~~the Borrower~~Holdings , the net cash proceeds from the sale or issuance of Equity Interests (other than Disqualified Equity Interests or Designated Equity Contributions) of any of the Borrower’s direct or indirect parent companies, in each case to any future, present or former employees, officers, members of management, managers, partners, independent contractors, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii)             the net cash proceeds of key man life insurance policies received by ~~the Borrower~~Holdings or its Restricted Subsidiaries; ~~less~~plus

(iii)             the amount of any cash bonuses otherwise payable to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any direct or indirect parent of the Borrower, the Borrower or any of the Subsidiaries that are foregone in exchange for the receipt of Equity Interests of the Borrower or any direct or indirect parent thereof pursuant to any compensation arrangement, including any deferred compensation plan; less

(~~iii~~iv)                  the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i)  ~~and~~, (ii)  and (iii)  of this Section  7.06(g);

provided further that, the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i), (ii)  or (iii)  above in any calendar year and, in addition, the cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any parent or indirect parent of the Borrower, the Borrower or any of the Restricted Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Equity Interests will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(h)            ~~the Borrower~~Holdings may make Restricted Payments in an aggregate amount not to exceed~~, when combined with prepayment of Indebtedness pursuant to Section  7.13(a)(iv),~~  (x)  the greater of (i)  $~~215,000,000~~300,000,000 and (ii)  ~~3.00~~40% of ~~Total Assets, plus (y)  so long as no Default has~~LTM Consolidated EBITDA, plus (y)  subject to, solely in the case of the portion of the Cumulative Credit attributable to clause (b)  thereof, no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  having occurred and ~~is~~ continuing or ~~would~~ resulting therefrom, the portion, if any, of the Cumulative Credit on such date that ~~the Borrower~~Holdings elects to apply to this paragraph; ~~provided that, to the extent any such Restricted Payment is made by utilizing clause (b)  of the definition of the Cumulative Credit, the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis shall not exceed 6.00 to 1.00;~~

(i)             Holdings and/or the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower:

(i)               to pay its organizational, operating costs and ~~expenses~~other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters) incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries ~~and~~, any costs, expenses and liabilities incurred by Holdings in connection with any litigation or arbitration attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries and listing fees and other costs and expenses attributable to being a publicly traded company;

(ii)              the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence or privilege of doing business;

(iii)             for any taxable period ending after the Closing Date ~~(A)~~   in which ~~the Borrower~~Holdings and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group ~~(a “Tax Group”)~~ of which a direct or indirect parent of Borrower is the common parent ~~or (B)  in which the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income~~ (a “~~t~~Tax ~~purposes~~Group”) , to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of ~~the Borrower~~Holdings and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that ~~the Borrower~~Holdings and its Subsidiaries would have been required to pay if they were a ~~stand-alone Tax Group with the Borrower as the corporate common parent of such~~ stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (iii)  with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to ~~the Borrower~~Holdings or its Restricted Subsidiaries for the purposes of paying such consolidated, combined unitary or similar Taxes;

(iv)             to finance any Investment that would be permitted to be made pursuant to Section  7.02 (other than Section  7.02(e)) if such parent were subject to such Section  7.02; provided that (A)  such Restricted Payment shall be made ~~substantially concurrently~~ within 120 days the closing of such Investment and (B)  such parent shall, immediately following the closing thereof, cause (1)  all property acquired (whether assets or Equity Interests) to be contributed to ~~the Borrower~~Holdings or the Restricted Subsidiaries or (2)  the merger (to the extent permitted in Section  7.04) of the Person formed or acquired into ~~the Borrower~~Holdings or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section  6.11;

(v)             the proceeds of which shall be used to pay customary salary, bonus, indemnity and other benefits payable to future, present or former officers ~~and~~, directors, managers, members, partners, consultants, independent contractors or employees of Holdings, the Borrower or any direct or indirect parent company of Holdings to the extent such salaries, bonuses, indemnity and other benefits are attributable to the ownership or operation of ~~the Borrower~~Holdings and the Restricted Subsidiaries; and

(vi)             the proceeds of which shall be used by Holdings or the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any ~~unsuccessful~~ equity or debt offering ~~by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower~~financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction not prohibited by this Agreement (whether or not successful); provided that any such transaction was in the good faith judgment of Holdings intended to be for the benefit of Holdings and its Restricted Subsidiaries;

(j)             payments made or expected to be made by ~~the Borrower~~Holdings or any of the Restricted Subsidiaries in respect of required withholding or similar ~~non-US~~ Taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award with respect to any future, present or former employee, director, manager, officer, partner, independent consultant or consultant (or their respective Controlled Investment Affiliates and Immediate Family Members) of Holdings or any Restricted Subsidiaries and any repurchases of Equity Interests in consideration of such payments including ~~deemed repurchases~~ in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar stock based awards;

(k)            ~~the Borrower~~Holdings or any Restricted Subsidiary may (i)  pay cash in lieu of fractional Equity Interests in connection with any dividend, distribution, split, merger, consolidation, amalgamation or combination thereof or any Permitted Acquisition and (ii)  honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l)             ~~after a Qualified IPO,~~so long as no Event of Default under Sections 8.01(a)  or, solely with respect to the Borrower, 8.01(f)  has occurred and is continuing or would result therefrom (i)  any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii)  Restricted Payments not to exceed ~~up to~~ the sum of (A)  up to ~~6~~7% per annum of the net proceeds received by (or contributed to) ~~the Borrower~~Holdings and its Restricted Subsidiaries from such Qualified IPO and ~~(B~~any other follow on Equity Offering and (y)  in the case of an SPAC IPO, cash held by Holdings or any of its Restricted Subsidiaries remaining following the consummation of the SPAC IPO and (C)  Restricted Payments in an aggregate amount per annum not to exceed 7.00% of Market Capitalization;

(m)           ~~[reserved]~~distributions or payments of Securitization Fees and purchases of receivables in connection with any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(n)           (i)  the declaration and payment of any cash dividends by ~~the Borrower~~Holdings or (ii)  the declaration and payment of dividends or distributions by ~~the Borrower~~Holdings to, or the making of loans to, any direct or indirect parent company of ~~the Borrower~~Holdings in amounts required for any direct or indirect parent company of ~~the Borrower~~Holdings to declare and pay any cash dividends, in each case of subclauses (i)  and (ii), pursuant to the terms of the applicable certificate of designations to holders of any class or series of preferred stock issued in exchange for Equity Interests of the Asian JV; provided, that the aggregate amount of Restricted Payments made under this clause, (A)  shall be unlimited if, after giving pro forma effect to the payment of such Restricted Payment, the Consolidated Total Net Leverage Ratio is less than or equal to 6.00 to 1.00 and (B)  shall not exceed $~~50.0 million~~100,000,000 in any calendar year if, after giving pro forma effect to the payment of such Restricted Payment, the Consolidated Total Net Leverage Ratio is greater than 6.00 to 1.00;

(o)           the distribution, by dividend or otherwise, of Equity Interests of~~,~~  an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets) or Indebtedness owed to ~~the Borrower~~Holdings or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents~~) (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents)); and~~;

(p)            Restricted Payments that are made in (i)  an amount equal to the amount of Excluded Contributions previously received and Holdings elects to apply under this clause (p)  or (ii)  without duplication with clause (i), ~~in~~ an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions~~.~~, in each case, to the extent Not Otherwise Applied;

(q)            payments or distributions to dissenting stockholders pursuant to applicable Law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of assets permitted by Section  7.02 (other than Section  7.02(e)) or Section  7.04;

(r)             the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement;

(s)             Holdings may make Restricted Payments constituting interest payments on Disqualified Equity Interests, to the extent such Disqualified Equity Interests constitutes Indebtedness, was incurred in compliance with Section  7.03 and such Restricted Payments are included in the calculation of Consolidated Interest Expense;

(t)             Holdings may pay Restricted Payments to pay for the redemption, discharge, defeasance, retirement, repurchase or other acquisition, in each case for nominal value, of Equity Interests of Holdings (or any direct or indirect parent thereof) or Holdings from a former investor of a business acquired in an acquisition or other Investment or a current or former employee, officer, director, manager, or consultant or independent contractor of a business acquired in an acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Equity Interests was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates the failure of such earn-out to fully vest; and

(v)           any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section  163(i)(1)  of the Code

For purposes of determining compliance with this Section  7.06, in the event that all or a portion of a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such Restricted Payment or any portion thereof in a manner that complies with this Section  7.06 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses. In the event that a Restricted Payment or other obligations could be classified as incurred under a “ratio-based” basket (giving ~~p~~Pro ~~f~~Forma ~~e~~Effect to the making of such portion of such Restricted Payment), the Borrower, in its sole discretion, may classify such portion of such Restricted Payment (and any obligations in respect thereof) as having been made pursuant to such “ratio-based” basket and thereafter the remainder of the Restricted Payment as having been made pursuant to one or more of the other clauses of this Section  7.06 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.

SECTION  7.07 ~~Change in Nature of Business~~[Reserved].

~~The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.~~

SECTION  7.08 ~~Transactions with Affiliates~~[Reserved].

~~The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a)  loans and other transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under this Article  VII, (b)  on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c)  the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d)  so long as no Event of Default under Sections  8.01(a)  or (f)  has occurred and is continuing, the payment of management, monitoring, consulting, transaction, termination and advisory fees in an aggregate amount pursuant to the Investor Management Agreement and related indemnities and reasonable expenses, (e)  Restricted Payments permitted under Section  7.06 and Investments permitted under Section  7.02, (f)  employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g)  the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h)  transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i)  customary payments by the Borrower and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower, in good faith, (j)  payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, but only to the extent permitted by Section  7.06(i)(iii), (k)  the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, (l)  [reserved], (m)  Permitted Intercompany Activities or (n)  a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.~~

SECTION  7.09 Burdensome Agreements.

~~The~~Holdings and the Borrower shall not, nor shall ~~the Borrower~~Holdings permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that ~~limits the ability of~~prohibits (a)  any Restricted Subsidiary of Holdings (other than the Borrower) that is not a Guarantor to make Restricted Payments to ~~the Borrower~~Holdings or any Guarantor or to make or repay intercompany loans and advances to the Borrower or any Guarantor or (b)  any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person that constitutes Collateral for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a)  and (b)  shall not apply to Contractual Obligations which (i)(x)  exist on the Closing Date and (to the extent not otherwise permitted by this Section  7.09) are listed on Schedule 7.09 hereto and (y)  to the extent Contractual Obligations permitted by clause (x)  are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii)  are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary ~~of the Borrower~~, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary ~~of the Borrower~~; provided, further, that this clause (ii)  shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section  6.14, (iii)  represent Indebtedness of a Restricted Subsidiary ~~of the Borrower~~ which is not a Loan Party which is permitted by Section  7.03, (iv)  arise in connection with (x)  any Lien permitted by Section  7.01 and relate to the property subject to such Lien or (y)  any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v)  are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section  7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi)  are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section  7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii)  are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii)  comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section  7.03~~(e), (g)  or (m)~~   and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix)  are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of ~~the Borrower~~Holdings or any Restricted Subsidiary or the assignment of any license or sublicense agreement, (x)  are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi)  are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business~~, (xii)~~   or consistent with past practice, (xii)  are restrictions set forth in any agreement evidencing or governing any Qualified Securitization Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Qualified Securitization Facility and relate solely to the Securitization Assets subject thereto, (xiii)  arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit ~~and (xiii~~, (xiv)  any agreement or instrument (A)  relating to any Indebtedness, Disqualified Equity Interests permitted to be incurred or issued subsequent to the Closing Date pursuant to Section  7.03 hereof if the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated borrowers (as determined in good faith by the Borrower) or is otherwise in effect on the Closing Date and (B)  either (x)  the Borrower determines that such encumbrance or restriction will not materially adversely affect the Borrower’s ability to make principal and interest payments on the Loans as and when they come due or (y)  such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness and (xv)  are customary restrictions contained in any Senior Notes Documents~~, the ABL Credit Agreement~~  or any Permitted Refinancing thereof.

SECTION  7.10 ~~Use of Proceeds~~[Reserved].

~~The proceeds of the Initial Dollar Term Loans and Initial Euro Term Loans received on the Closing Date, together with the proceeds of the issuance of the Senior Notes received on the Closing Date and borrowings under the ABL Credit Agreement shall not be used for any purpose other than for the Transactions. The proceeds of the Revolving Credit Loans on the Closing Date in an aggregate amount not to exceed $30,000,000 will be used to finance the Transactions and fees and expenses related to the Transactions and for working capital needs, including working capital purchase price adjustments pursuant to the Purchase Agreement.   After the Closing Date, the proceeds of the Revolving Credit Loans and Swing Line Loans shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments.   The Letters of Credit shall be used solely to support obligations of the Borrower and its Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement. The proceeds of the Initial B-2 Euro Term Loans shall be applied on the Amendment No.  2 Effective Date to prepay the entire amount of the Initial B-1 Euro Term Loans. The proceeds of the Initial B-3 Dollar Term Loans shall be applied on the Amendment No.  4 Effective Date to prepay the entire amount of the Initial B-2 Dollar Term Loans. The proceeds of the Initial B-4 Dollar Term Loans shall be applied on the Amendment No.  6 Effective Date to prepay the entire amount of the Initial B-2 Euro Term Loans.~~

SECTION  7.11 Financial Covenant.

~~The Borrower~~Except with the written consent of the Required Revolving Credit Lenders, Holdings will not permit the Consolidated First Lien Net Leverage Ratio as of the last day of a Test Period ~~(commencing with the Test Period ending December  31, 2014)~~ to exceed ~~5.75~~4.50 to 1.00 (provided that the provisions of this Section  7.11 shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Credit Loans~~, Swing Line Loans~~  and/or Letters of Credit (excluding up to $35,000,000 of Letters of Credit and other Letters of Credit which have been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer) that are issued and/or outstanding is equal to or less than 30% of the Revolving Credit Facility) (the “Financial Covenant”).

SECTION  7.12 ~~Accounting Changes~~[Reserved].

~~The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.~~

SECTION  7.13 Prepayments, Etc. of Indebtedness.

(a)            ~~The~~Holdings and the Borrower shall not, nor shall ~~the Borrower~~Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy on or prior to the ~~scheduled~~date that occurs earlier than one year prior to the stated maturity date thereof in any manner (it being understood that (A)  payments of regularly scheduled principal and interest, (B)  customary “AHYDO catchup” payments and (C)  any prepayment, redemption, purchase, defeasance or other retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of such prepayment redemption, purchase, defeasance or other retirement thereof shall be permitted), any ~~subordinated Indebtedness incurred under Section  7.03(g), (q), (s), (u)  or (w)  or any other~~principal amount in respect of any ~~I~~indebtedness for borrowed money that is or is required to be contractually payment subordinated~~, in right of payment,~~  to the Obligations pursuant to the terms of the Loan Documents ~~or any Indebtedness secured by the Collateral on a junior priority basis to the Liens securing the Obligations (it being understood that ABL Debt will not be considered Junior Financing)~~, in each case, in an aggregate principal amount outstanding in excess of the Threshold Amount (collectively, “Junior Financing”), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i)  the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section  7.03(g), (q), (s), (~~u~~w) or (~~w~~z), is permitted pursuant to Section  7.03(g), (q), (s), (~~u~~w) or (~~w~~z)), to the extent not required to prepay any Loans pursuant to Section  2.05(b), (ii)  the conversion of any Junior Financing to, or the exchange of Junior Financing for, Equity Interests (other than Disqualified Equity Interests) of ~~Holdings~~the Borrower or any of its direct or indirect parents, (iii)  the prepayment of Indebtedness of ~~the Borrower~~Holdings or any Restricted Subsidiary to ~~the Borrower~~Holdings or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note ~~and~~, (iv)  prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in (x)  an amount equal to the amount of Excluded Contributions previously received and Holdings elects to apply under this clause (iv)  or (y)  without duplication with clause (x), in an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied, (v)  prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed~~, when combined with the amount of Restricted Payments pursuant to Section  7.06(h),~~  (x)  the greater of (~~i~~I) $~~215,000,000 and (ii)  3.00% of Total Assets plus (y)~~300,000,000 and (II)  40% of LTM Consolidated EBITDA, plus (y)  subject to, solely in the case of the portion of the Cumulative Credit attributable to clause (b)  thereof, no Event of Default under Sections 8.01(a)  or (f)  with respect to the Borrower having occurred and continuing or resulting therefrom, the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (a)~~.~~, (vi)  prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Available RP Capacity Amount and (vii)  so long as no Event of Default under Section  8.01(a)  or, solely with respect to the Borrower, Section  8.01(f)  has occurred and is continuing or would result therefrom, prepayments, redemptions, or purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available is less than or equal to 5.50 to 1.00.

(b)             ~~The~~Holdings and the Borrower shall not, nor shall ~~it~~the Borrower permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

For purposes of determining compliance with this Section 7.13, in the event that a payment meets the criteria of more than one of the categories of payments described above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such payment or any portion thereof in a manner that complies with this Section 7.13 and will only be required to include the amount and type of such payment in one or more of the above clauses. In the event that a payment or other obligations could be classified as incurred under a “ratio-based” basket (giving ~~p~~Pro ~~f~~Forma ~~e~~Effect to the making of such portion of such payment), the Borrower, in its sole discretion, may classify such portion of such payment (and any obligations in respect thereof) as having been made pursuant to such “ratio-based” basket and thereafter the remainder of the payment as having been made pursuant to one or more of the other clauses of this Section 7.13 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.

~~SECTION 7.14 Permitted Activities.~~

~~Holdings shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Senior Notes Documents, the ABL Credit Agreement and any other Indebtedness, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, payment of dividends, making contributions to the capital of the Borrower, (vi) incurrence of debt and guaranteeing the obligations of the Borrower (other than as described under clause (iii) above) in an amount not to exceed $100,000,000, (vii) participating in tax, accounting and other administrative matters as owner of the Borrower, (viii) holding any cash incidental to any activities permitted under this Section 7.14, (ix) providing indemnification to officers, managers and directors, (x) in the case of Holdings I, following a Holdings II Event, its ownership of the Equity Interests of Holdings II and activities incidental thereto, (xi) its ownership of the Equity Interests in a subsidiary that holds net proceeds of a Specified IPO which Equity Interests may be contributed, directly or indirectly, to the Borrower in connection with a Specified IPO and (xii) any activities incidental to the foregoing. Holdings shall not incur any Liens on Equity Interests of the Borrower other than those for the benefit of the Obligations and ABL Debt or any comparable term in any Permitted Refinancing thereof and Holdings shall not own any Equity Interests other than those of the Borrower. Upon the occurrence of a Holdings II Event, Holdings I shall (x) cause Holdings II to (i) duly execute and deliver to the Administrative Agent a joinder to this Agreement separately, and jointly and severally, incurring the obligations of “Holdings” as a Guarantor, a Security Agreement Supplement and joinders to each applicable Intercreditor Agreement, if applicable, each in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other applicable agreements in effect on the Amendment No. 2 Effective Date), (ii) deliver any and all certificates representing Equity Interests in the Borrower owned by Holdings II, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (iii) take whatever action (including the filing of Uniform Commercial Code financing statements) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement and (y) deliver such other certificates, opinions of counsel and other documentation with respect to Holdings II as reasonably requested by the Administrative Agent.~~

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)            Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, ~~or~~ (ii) within five ~~(5)~~ Business Days after the same becomes due, any interest on any Loan or (iii) within ten Business Days after the same becomes due, any regularly scheduled fees or any other amounts payable hereunder or with respect to any other Loan Document; or

(b)            Specific Covenants. ~~The~~Holdings, the Borrower~~,~~ or any Restricted Subsidiary ~~or, in the case of Section 7.14, Holdings~~, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower) or ~~6.16 or~~ Article VII; provided that ~~a~~(i) an Event of Default as a result of a breach of Section 7.11 (a “Financial Covenant Event of Default”) is subject to cure pursuant to Section 8.05 and (ii) subsequent delivery of a notice to the Administrative Agent of the occurrence of any Default or Event of Default shall cure an Event of Default for failure to provide a notice under Section 6.03(a) unless a Responsible Officer of Holdings or the Borrower had actual knowledge that such Default or Event of Default had occurred and was continuing; provided, further, that a Financial Covenant Event of Default or any breach of a financial maintenance covenant under any Incremental Revolving Credit Loan or any revolving facility that constitutes Credit Agreement Refinancing Indebtedness shall not constitute an Event of Default with respect to any Term Loans unless and until the Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated, in each case in accordance with this Agreement and such declaration has not been rescinded on or before such date (the “Term Loan Standstill Period”); or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; or

(e)            Cross-Default. ~~Any Loan Party~~Holdings or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than any Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any ~~such~~ Indebtedness (other than any Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or any other event occurs (other than, with respect to Indebtedness consisting of Swap ~~Agreement~~Contracts, termination events or equivalent events pursuant to the terms of such Swap ~~Agreements~~Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that (x) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (y) this clause (e~~)~~)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)             Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments. There is entered against ~~any Loan Party~~Holdings or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, settled, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)             Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)             Change of Control. There occurs any Change of Control; or

(k)            Collateral Documents. ~~(i)~~ Any Collateral Document after delivery thereof pursuant to Sections 4.01 ~~or Sections~~, 6.11~~,~~ or 6.13 or ~~6.16~~the Security Agreement shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results ~~solely~~ from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage~~, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents~~; or

(l)            ERISA. (i) An ERISA Event occurs which has resulted or ~~c~~would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which ~~c~~would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which ~~c~~would reasonably be expected to result in a Material Adverse Effect~~; or~~.

~~(m)            Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be (A) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation and (B) “First Lien Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.~~

Notwithstanding anything to the contrary, no Default or Event of Default shall constitute a “Default” or “Event of Default” if such Default or Event of Default has not been cured or waived and is continuing for more than two (2) years following the earlier of (a) notice to the Administrative Agent of such Default or Event of Default and (b) public disclosure of, or Lenders become generally aware of, such Default or Event of Default or the circumstances giving rise thereto. Additionally, any Default or Event of Default (including any Default or Event of Default (or similar term) resulting from a failure to provide notice of a Default or Event of Default), other than with respect to a Default under Section 8.01(a) or (f), shall be deemed not to “exist” or be “continuing” if (i) with respect to any Default or Event of Default that occurs due to a failure by Holdings, the Borrower or any of its Restricted Subsidiaries to take any action (including taking any action by a specified time), Holdings, the Borrower or such Restricted Subsidiary takes such action, or (ii) with respect to any Default or Event of Default that occurs due to the taking of any action by Holdings, the Borrower or any of its Restricted Subsidiaries that is not then permitted under the Loan Documents, on the earlier to occur of (A) the date such action would be permitted to be taken hereunder pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers); provided that, subject to Section 8.01(b)(ii), any Default or Event of Default resulting from the failure to deliver a notice of Default or Event of Default shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured. Any court of competent jurisdiction may (x) extend or stay any grace period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by any Administrative Agent upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable Law.

SECTION 8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the Term Loan Standstill Period, at the request of the Required Revolving Credit Lenders under the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Commitments, Revolving Credit Loans, ~~Swing Line Loans,~~ L/C Obligations, any Letters of Credit and L/C Credit Extensions):

(i)     declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)   require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Holdings or the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries.

Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01(f) or (g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of ~~the Borrower~~Holdings, have assets with a fair market value in excess of ~~2.5~~5% of Total Assets(it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 8.05 ~~Borrower’s~~ Right to Cure.

(a)            Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02, if ~~the Borrower~~Holdings determines that an Event of Default under the covenant set forth in Section 7.11 has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter~~,~~ (the ~~Investors may make~~“Cure Expiration Date”), a Specified Equity Contribution may be made to Holdings (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds (i) are actually received by ~~the Borrower~~Holdings as cash common equity (including through capital contribution of such net cash proceeds to ~~the Borrower~~Holdings) during the period commencing after the beginning of the last fiscal quarter included in such Test Period by ~~the Borrower and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder~~Holdings and ending on the Cure Expiration Date and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.11. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon designation of the Designated Equity Contribution by Holdings in an amount necessary to cure any Event of Default under the covenant set forth in Section 7.11, such covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with such covenant and any Event of Default under such covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, and (B) from and after the date that Holdings delivers a written notice to the Administrative Agent that it intends to exercise its cure right under this Section 8.05 (a “Notice of Intent to Cure”) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the covenant set forth in Section 7.11 with respect to the quarter for which a Notice of Intent to Cure has been provided (and any other Default as a result thereof).

(b)           (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of ~~this Agreement~~the Revolving Credit Facility, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause ~~the Borrower~~Holdings to be in Pro Forma Compliance with Section 7.11 for any applicable period ~~and~~, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Designated Equity Contribution was ~~made~~deemed to be applied (the “Testing Quarter”); provided that to the extent such proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any ~~subsequent~~ fiscal quarter~~.~~ subsequent to the Testing Quarter and (v) to the extent the proceeds of any Designated Equity Contribution remain on the balance sheet of Holdings and its Restricted Subsidiaries, such proceeds in the form of cash and Cash Equivalents may be subtracted for the purposes of calculating Consolidated Total Net Debt in any fiscal quarter subsequent to the Testing Quarter and (vi) other than as set forth in the proviso to clause (iv) and in clause (v) above, no Designated Equity Contribution may be included for purposes of calculating any financial ratios other than compliance with the financial covenant and shall not result in any adjustment to any “baskets” or other amounts other than the amount of Consolidated EBITDA referred to in clause (a) above.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of Agents.

(a)            Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Persons” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)            Each of the Secured Parties (by acceptance of the benefits of the Collateral Documents) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d)            Each Lender and each other Secured Party (by acceptance of the benefits of the Collateral Documents) hereby (i) acknowledges that it has received a copy of the Intercreditor Agreements, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, and (iii) authorizes and instructs the Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent and on behalf of such Lender or Secured Party.

(e)            Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

SECTION 9.02 Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

SECTION 9.03 Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein)~~,~~  or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or ~~p~~Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

SECTION 9.04 Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the Term Loan Standstill Period, the Required Revolving Credit Lenders under the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Commitments, Revolving Credit Loans, ~~Swing Line Loans,~~ L/C Obligations, Letters of Credit and L/C Credit Extensions) in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so) acting as an Agent, pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties and without limiting their obligation to do so. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

SECTION 9.08 Agents in Their Individual Capacities.

~~Credit Suisse~~UBS AG~~,~~ Cayman Islands Branch ~~and its~~, UBS AG, Stamford Branch and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though ~~Credit Suisse~~UBS AG~~,~~ Cayman Islands Branch and UBS AG, Stamford Branch were not the Administrative Agent, the Collateral Agent, ~~Swing Line Lender~~ or an L/C Issuer, as applicable, hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, ~~Credit Suisse~~UBS AG~~,~~ Cayman Islands Branch ~~or its~~, UBS AG, Stamford Branch or their respective Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, ~~Credit Suisse~~UBS AG~~,~~ Cayman Islands Branch ~~and its~~, UBS AG, Stamford Branch and their respective Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent~~, Swing Line Lender~~  or an L/C Issuer, as applicable, and the terms “Lender” and “Lenders” include ~~Credit Suisse~~UBS AG~~,~~ Cayman Islands Branch ~~in its~~and UBS AG, Stamford Branch in their individual capacit~~y~~ies. Any successor to ~~Credit Suisse~~UBS AG~~,~~ Cayman Islands Branch as the Administrative Agent or UBS AG, Stamford Branch as the Collateral Agent shall also have the rights attributed to ~~Credit Suisse~~UBS AG~~,~~ Cayman Islands Branch and UBS AG, Stamford Branch under this Section 9.08.

SECTION 9.09 Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint ~~from among the Lenders~~ a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent ~~from among the Lenders~~; provided that, for the avoidance of doubt, the resignation or removal, as applicable of the Administrative Agent shall be effective on such date regardless as to whether a successor agent has been pointed by such date. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

SECTION 9.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11 Collateral and Guaranty Matters.

~~The~~Each Lender~~s~~ (including in its capacity as a counterparty to a Secured Hedge Agreement or Treasury Services Agreement) and each other Secured Party by its acceptance of the Collateral Documents irrevocably agrees:

(a)            that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit (or if such Letters of Credit have been backstopped by letters of credit reasonably satisfactory to the applicable L/C Issuers or deemed reissued under another agreement reasonably satisfactory to the applicable L/C Issuers), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents ~~(or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (y) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset and (z) the priority of the new Lien is the same as that of the original Lien and the Lien of the Secured Parties on such asset is not impaired or otherwise adversely affected by such release and granting of such new Lien as reasonably determined by the Administrative Agent),~~, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such asset constitutes an Excluded Asset or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below; provided that, without limitation to the operation of the automatic releases described in this clause (a), a certificate of a Responsible Officer, delivered at the option of the Borrower, to the Administrative Agent with respect to any release described in this clause (a) stating that the Borrower has determined in good faith that such release satisfies the foregoing requirements shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent may rely conclusively on such certificate without further inquiry);

(b)            ~~That~~that upon the request of the Borrower, the Administrative Agent and the Collateral Agent ~~may~~shall release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01 (b), (e), (f), (g), (i), (j), (k), (l), (n), (o), (p), (q), (r), (s), (t), (u) ~~or~~, (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens), (x), (z), (aa), (ff), (gg), (hh), (ii) (to the extent the applicable Liens are securing any Permitted Refinancing directly or indirectly permitted under Section 7.03(b)), (jj), (kk), (ll) or (mm) pursuant to documents reasonably acceptable to the Administrative Agent;

(c)            ~~That~~that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes~~, the ABL Credit Agreement (other than Canadian Subsidiaries which guarantee Indebtedness under the ABL Credit Agreement)~~  or any Junior Financing with a principal amount in excess of the Threshold Amount; ~~and~~provided, further, that, without limitation of the operation of the automatic releases described in this clause (c), a certificate of a Responsible Officer delivered at the option of the Borrower, to the Administrative Agent with respect to any such automatic release stating that such Subsidiary Guarantor has ceased to be a Restricted Subsidiary or has become an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, as the case may be, shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent may rely conclusively on such certificate without further inquiry); and

(d)            the Collateral Agent may, without any further consent of any Lender, enter into ~~(i) a ABL Intercreditor Agreement or First Lien Intercreditor Agreement with the collateral agent or other representatives of holders of Permitted Ratio Debt that is intended to be secured on a pari passu basis with the Liens securing the Obligations and/or (ii) a Junior Lien~~any Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness ~~permitted~~not prohibited under Section 7.03 ~~that is intended to be secured on a junior basis to the Liens securing the Obligations, in each case, where such Indebtedness is~~and secured by Liens ~~permitted~~not prohibited under Section 7.01~~. The~~ (and the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are ~~permitted~~not prohibited). Any ~~First Lien~~ Intercreditor ~~Agreement, ABL Intercreditor Agreement or Junior Lien Intercreditor~~ Agreement entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Subject to the following paragraph, each Secured Party hereby authorizes and directs the Administrative Agent and the Collateral Agent to deliver any documentation reasonably requested by the Borrower to evidence any such release in connection with the foregoing clauses (a) through (d).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11; provided that absent such confirmation in writing from the Required Lenders, the act of the Administrative Agent or the Collateral Agent making such request shall not prohibit the Administrative Agent or the Collateral Agent from releasing or subordinating its interests if it otherwise conclusively relies on a certificate of the Borrower. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes and requires the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent. Each Lender and each other Secured Party agrees that it will take such action and execute any such documents as may be reasonably requested by the Borrower, at the Borrower’s sole cost and expense, in connection with any of the foregoing releases or any such subordination and irrevocably authorizes and requires the Administrative Agent and the Collateral Agent to take such action and execute any such document and consents to such reliance by the Administrative Agent or the Collateral Agent on a certificate from a Responsible Officer of the Borrower certifying as the satisfaction of any of the requirements in this Section 9.11. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.11 shall require the consent of any holder of obligations under Secured Hedge Agreement or any Treasury Services Agreements.

SECTION 9.12 Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner,” “joint lead arranger” or “co-manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Withholding Tax Indemnity.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ~~10~~ten days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any Guarantor pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower or any Guarantor to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation ~~and/or replacement~~or removal of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this Section 9.13 shall include each L/C Issuer ~~and Swing Line Lender~~.

SECTION 9.14 Appointment of Supplemental Agents.

(a)            It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)            In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)            Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 9.15 Certain ERISA Matters.

(a)            Each Revolving Credit Lender and each Initial B-5 Dollar Term Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, all of the conditions of which are satisfied,

(iii)   (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84--14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)   such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, the Borrower, and such Lender, which agreement will not be unreasonably withheld.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Revolving Credit Lender or an Initial B-5 Dollar Term Lender or (2) a Revolving Credit Lender or Initial B-5 Dollar Term Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent each Lead Arranger and their respective Affiliates, that none of the Administrative Agent, any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.16 Erroneous Payments.

(a)            With respect to any Revolving Credit Lender or Initial B-5 Dollar Term Lender, if the Administrative Agent notifies such Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, but in any event excluding the Loan Parties and their Affiliates (other than any Affiliated Lenders), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)), that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof)), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)             an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)            such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b).

(c)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par, plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and any applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)            The parties hereto agree that an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or removal of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h)            Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates (other than any Affiliated Lender who is a Payment Recipient) shall have any obligations or liabilities directly or indirectly arising out of this Section 9.16 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 9.16(d) above).

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clauses (g) or (~~i~~j) below, shall only require the consent of such Loan Party and the Required Revolving Credit Lenders, Required Class Lenders or the Required Facility Lenders under the applicable Class or Facility, as applicable; provided, further, that no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)            postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.07 or 2.08 without the written consent of each Lender ~~holding the applicable Obligation~~directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans or waiver of any Default or Event of Default shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio,” “Consolidated Secured Net Leverage Ratio,” ~~or~~ “Consolidated Total Net Leverage Ratio,” or “Consolidated Interest Coverage Ratio” or, in each case, in the component definitions thereof and/or Section 2.14(e)(iii) shall not constitute a reduction or forgiveness in any rate of interest);

(c)            reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (ii~~i~~) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or ~~change~~extend the timing of payments of such fees or other amounts) without the written consent of each Lender ~~holding such Loan, L/C Borrowing or to whom such fee or other amount is owed~~directly and adversely affected thereby (it being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio,” “Consolidated Secured Net Leverage Ratio” or “Consolidated Total Net Leverage Ratio,” or “Consolidated Interest Coverage Ratio” or, in each case, in the component definitions thereof and/or Section 2.14(e)(iii) or any waiver of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)            change any provision of (i) Section~~s~~ 8.04 ~~or~~, (ii) this Section 10.01 or (iii) the definition of “Required Revolving Credit Lenders,” “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender (or Lenders of any Class, as the case may be) directly and adversely affected thereby;

(e)            other than in connection with a transaction permitted under Sections 7.04 or 7.05 or pursuant to any Intercreditor Agreement, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Sections 7.04 or 7.05 or pursuant to any Intercreditor Agreement, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g)            (1) waive any condition set forth in Section 4.02 as to any Credit Extension under one or more Revolving Credit Facilities or (2) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more ~~Revolving Credit~~Classes or Facilities, as applicable, and does not directly and adversely affect Lenders under any other Class or Facility, as applicable (including any waiver, amendment or modification of Section 7.11 or the definition of “Consolidated First Lien Net Leverage Ratio” or the component definitions thereof (but only to the extent of any such component definition’s effect on the definition of “Consolidated First Lien Net Leverage Ratio” for the purposes of Section 7.11)), in each case, without the written consent of the Required ~~Facility~~Class Lenders under ~~such applicable Revolving Credit Facility or Facilities (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (g) shall not require the consent of any Lenders other than the~~each affected Class or Required Facility Lenders under ~~such~~each affected Facility ~~or Facilities~~, as applicable;

~~(h)            amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby; or~~

(h)            [reserved];

(i)             other than (x) in connection with the incurrence of any debtor-in-possession financing and (y) the subordination of any Lien permitted under Section 9.11(b), contractually subordinate the Liens on the Collateral securing the Obligations to any other Lien on the Collateral securing any other Indebtedness for borrowed money incurred by any Loan Party (the “Priority Indebtedness”) without the written consent of each directly and adversely affected Lender, except to the extent such directly and adversely affected Lender is offered a reasonable, bona fide opportunity to participate on a no less than pro rata basis in any portion of such Priority Indebtedness that is made available, which offer shall remain open to such directly and adversely affected Lender for a period of not less than five Business Days; provided, however, that if any such directly and adversely affected Lender does not accept an offer to provide its pro rata share of the portion of such Priority Indebtedness made available within the time specified for acceptance of such offer being made, such directly and adversely affected Lender shall be deemed to have declined such offer; and

(~~i~~j)            amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 (but not the conditions to implementing Incremental Term Loans or Incremental Revolving Credit Commitments pursuant to Section 2.14(d)(v) and Section 2.14(e) (other than Section 2.14(e)(iii)) with respect to Incremental Term Loans and Incremental Revolving Credit Commitments, under Section 2.15 with respect to Refinancing Term Loans and Other Revolving Credit Commitments and under Section 2.16 with respect to Extended Term Loans or Extended Revolving Credit Commitments and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments and does not directly and adversely affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments (and in the case of multiple Facilities which are directly and adversely affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (~~i~~j) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments, as the case may be;

~~and~~ provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Issuance Request relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by ~~a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Credit Lenders are not affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by~~ the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; ~~(iv~~provided that any removal or replacement of the Administrative Agent or the Collateral Agent in accordance with the provisions of Section 9.09 shall not require the consent of the Administrative Agent or the Collateral Agent and (iii) Section 10.07(~~h~~i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification~~; and (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes~~. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender~~.~~;

provided further that any amendment, waiver or consent with respect to any term or provision which only takes effect after the maturity of certain Classes of Loans or Commitments and which is in favor of a Class of Lenders holding Loans or Commitments maturing after the maturity of such Classes of Lenders will only require the written consent of the Required Class Lenders holding such later maturing Loans or Commitments.

Notwithstanding the foregoing, no Lender consent is required to effect the entry into any Intercreditor Agreement by the Administrative Agent or the Collateral Agent or to effect any amendment or supplement to any ~~First Lien~~ Intercreditor ~~Agreement, ABL Intercreditor Agreement, any Junior Lien Intercreditor~~ Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the ~~holders of Permitted First Priority Refinancing Debt, or Permitted Junior Lien Refinancing Debt~~Other Debt Representatives or otherwise, as expressly contemplated by the terms of such ~~First Lien Intercreditor Agreement, ABL Intercreditor Agreement, such Junior Lien~~ Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable, pursuant to the terms thereof (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the ~~Administrative Agent~~Borrower, are required to effectuate the foregoing ~~and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders~~); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, any provision of this Agreement may be amended, amended and restated, supplemented or waived with the written consent of the Required Lenders (or the Required Facility Lenders or Required Class Lenders, as applicable), the Administrative Agent (but only to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent), the Borrower and without the consent of any other Lenders unless specifically stated in clauses (a) through (f) of this Section 10.01 to require the consent of a greater percentage of Lenders.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (~~x~~A) to correct or cure ambiguities, errors, omissions or defects, (~~y~~B) to effect administrative changes of a technical or immaterial nature ~~or~~, (~~z~~C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document ~~and,~~ , (D) solely to add benefit to one or more existing Facilities, including but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any Incremental Facility (including, for the avoidance of doubt, any delayed draw commitments) to be fungible with any existing Facility, (E) to add any financial covenant or other terms for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, (F) solely to make the terms of this Agreement or any other Loan Document more restrictive (or less favorable) to Holdings and its Restricted Subsidiaries (as determined by the Borrower) and (G) to implement a Successor Alternative Benchmark Rate and in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document ~~if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.  The~~. In addition to the foregoing, the Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document ~~if the same~~(provided that, solely to the extent reasonably requested by the Administrative Agent, such amendment shall not become effective unless such amendment is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof).

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and, if applicable, the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, any Refinancing Amendment in accordance with Section 2.15 and any Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be ~~mailed,~~ faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     subject to Section 10.07(q), if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent~~,~~ or an L/C Issuer ~~or the Swing Line Lender~~, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, each L/C Issuer ~~and the Swing Line Lender~~.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by ~~mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by~~ facsimile, when sent and receipt has been confirmed by telephone; and (~~D~~C) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(~~c~~d)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, and an L/C Issuer ~~and the Swing Line Lender~~ pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message nor mail be effective as a notice, communication or confirmation hereunder. Any notice not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)            Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed ~~Loan Notices and Swing Line~~ Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by FpML messaging and Internet or intranet websites pursuant to procedures approved by the Administrative Agent acting reasonably; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent, the L/C Issuers or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by FpML messaging and Internet or intranet websites pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.

SECTION 10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof ~~(whether or not the transactions contemplated thereby are consummated)~~, and the consummation and administration of the transactions contemplated hereby and thereby (~~including all~~but limited, (i) in the case of Attorney Costs, ~~which shall be limited to Cahill Gordon & Reindel~~to Davis Polk & Wardwell LLP and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole and (ii) in the case of any other advisors or professionals, solely to the extent consented to by the Borrower in its sole discretion) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, ~~and including all respective~~but limited (i) in the case of Attorney Costs ~~which shall be limited to Attorney Costs~~, of one counsel to the Administrative Agent and the Lead Arrangers (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole) and (ii) in the case of any other advisors or professionals, solely to the extent consented to by the Borrower in its sole discretion). The foregoing costs and expenses shall include all reasonable search, filing~~,~~ and recording ~~and title insurance~~ charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

SECTION 10.05 Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lead Arranger, each Lender, each L/C Issuer and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (~~including Attorney Costs~~ but limited, (i) in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees and (ii) in the case of any other advisors or professionals, solely to the extent consented to by the Borrower in its sole discretion) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way ~~relating to or~~ arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an ~~a~~Agent ~~or arranger or any similar role or as a letter of credit issuer or swing line bank~~or as a Lead Arranger under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower, the Investors or any of ~~their respective~~its Affiliates)~~. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary~~. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.

No Agent-Related Person, Lead Arranger, Lender, or their respective Affiliates, or their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Exculpated Persons”) shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak, Debtdomain, Roadshow Access (if applicable) or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable Law, shall any Exculpated Person, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Exculpated Person to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 10.05); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary.

The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

SECTION 10.06 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

SECTION 10.07 Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(l), (B) in the case of any Assignee that is Holdings or any of its Subsidiaries, Section 2.05(a)(v) or Section 10.07(m), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(p), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(~~h~~j) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, (x) no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender (~~it being understood that the Administrative Agent shall have no obligation or duty to monitor or track whether any~~or an Affiliate or Approved Fund of such Disqualified Lender ~~shall have become an assignee or Lender hereunder), (ii)~~) (and any failure of the Borrower to respond to any request for consent of assignment shall not cause such Person to cease to constitute a Disqualified Lender), (ii) a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (iii) to Holdings, the Borrower or any of their respective Subsidiaries (except pursuant to Section 2.05(a)(v) or Section 10.07(m)) and (y) no Lender may assign ~~or transfer by participation~~ any of its rights or obligations under the Revolving Credit Facility or Revolving Credit Exposure hereunder without the consent of the Borrower (not to be unreasonably withheld ~~or~~, delayed or conditioned, it being understood and agreed that the investment objectives and/or history of any proposed Assignee or its Affiliates shall be a reasonable basis for Borrower to withhold consent) unless (i) such assignment ~~or transfer~~ is by a Revolving Credit Lender to an Affiliate of such assigning Revolving Credit Lender of similar creditworthiness ~~or~~to such assigning Revolving Credit Lender (excluding any Affiliates or Approved Funds that are “distressed debt” funds or are otherwise engaged in the making, purchasing, holding or otherwise investing in distressed commercial loans, bonds and other similar extensions of credit in the ordinary course, which shall require the express written consent of the Borrower), (ii) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing or (iii) such assignment is by and among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall have objected thereto within fifteen (15) Business Days after ~~a Responsible Officer of the Borrower having~~the Persons identified in Section 10.07(q) have received the written request therefor (other than to any Disqualified Lender or any Affiliate or Approved Fund of such Disqualified Lender, which shall require the express written consent of the Borrower at all times). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

If any Loans or Commitments are assigned or participated (x) to a Disqualified Lender or (y) without complying with the notice requirement under Section 10.07(q), then: (a) the Borrower may (i) terminate any Commitment of such person and prepay any applicable outstanding Loans at a price equal to the lesser of (x) the current trading price of the Loans, (y) par and (z) the amount such person paid to acquire such Loans, in each case, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within three Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such person, then such person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (b) no such person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (c) for purposes of voting, any Loans or Commitments held by such person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (c) above) so approves, and (e) such person shall not be entitled to any expense reimbursement or indemnification rights under any Loan Documents (including Sections 10.04 and 10.05) and the Borrower expressly reserves all rights against such person under contract, tort or any other theory and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Lender and not to any assignee of such Disqualified Lender that becomes a Lender so long as such assignee is not a Disqualified Lender or an affiliate thereof.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(b)            (i)  Subject to Section 10.07(a) and the conditions set forth in paragraph (b~~)~~)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations ~~and in Swing Line Loans~~) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld ~~or~~, delayed or conditioned) of:

(A)            the Borrower, it being understood and agreed that the investment objectives and/or history of any proposed Assignee or its Affiliates shall be a reasonable basis for Borrower to withhold consent; provided that no consent of the Borrower shall be required ~~for~~ (i) for an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (excluding any Affiliates or Approved Funds that are “distressed debt” funds or are otherwise primarily engaged in the making, purchasing, holding or otherwise investing in distressed commercial loans, bonds and other similar extensions of credit), (ii) for an assignment related to Revolving Credit Commitments or Revolving Credit Exposure by a Revolving Credit Lender to another Revolving Credit Lender or an Affiliate of such Revolving Credit Lender of similar creditworthiness~~,~~ to such assigning Revolving Credit Lender (excluding any Affiliates or Approved Funds that are “distressed debt” funds or are otherwise primarily engaged in the making, purchasing, holding or otherwise investing in distressed commercial loans, bonds and other similar extensions of credit), (iii) if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, (iv) for an assignment of all or a portion of the Commitments or Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p) ~~or~~, (v) any assignment made in connection with the primary syndication of the Facilities to Eligible Assignees approved by the Borrower on or prior to the Amendment No. 6 Effective Date or (vi) for an assignment by and among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC;

(B)            the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Administrative Agent shall be required for an assignment of (i) ~~of~~ all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(l) or Section 10.07(m); and

(C)            each L/C Issuer at the time of such assignment (such consent not to be unreasonably withheld, delayed or conditioned); provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure~~; and~~.

~~(D)            the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.~~

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $~~2,500,000~~5,000,000 (in the case of each Revolving Credit Loan or Revolving Credit Commitment), $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $~~1,000,000~~500,000 (in the case of each Revolving Credit Loan or Revolving Credit Commitment) or $~~1,000,000~~250,000 (in the case of Term Loans) in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C)            other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable ~~l~~Laws, including federal and state securities laws) and all applicable tax forms and certificates required pursuant to Section 3.01(d).

~~This~~Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment or Loans assigned, except this paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit ~~and Swing Line Loans~~ in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, ~~3.05,~~ 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note(s), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d)            The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower to the Administrative Agent pursuant to Section 10.07(m) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans ~~or Incremental Term Loans~~ held by Affiliated Lenders.  Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding ~~Term~~ Loans ~~or Incremental Term Loans~~and/or Commitments at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding ~~Term~~ Loans ~~or Incremental Term Loans~~and/or Commitments at such time.

(e)            Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower~~, the Swing Line Lender~~  and each L/C Issuer to such assignment and any applicable tax forms and certificates required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)            Any Lender may at any time sell participations to any Person, subject to ~~the proviso to~~ Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations ~~and/or Swing Line Loans~~) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall (i) include a requirement that such Participant comply with the provisions of this Section 10.07(f) in connection with any subparticipations it may sell to any Person (including those provisions relating to Disqualified Lender) and (ii) provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender, in each case to the extent the Participant is directly and adversely affected thereby. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01~~,~~ and 3.04 ~~and 3.05~~ (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant ~~agrees to~~shall be subject to Section 2.13 as though it were a Lender. Each Participant and each SPC will provide any applicable tax forms and certificates required pursuant to Section 3.01(d) solely to the participating Lender or Granting Lender, as applicable. Each Lender that sells a participation or grants a Loan to an SPC shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and SPC and the principal amounts (and ~~stated~~related interest amounts) of each ~~p~~Participant’s and each SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent ~~that~~(x) such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5(b) of the proposed United States Treasury Regulations or any applicable temporary, final or other successor regulations, (y) upon request of the Borrower, to confirm no Participant or SPC of Term Loans is a Disqualified Lender, a natural Person or (z) in connection with the request for consent for participation in respect of any Revolving Credit Facility or Revolving Credit Exposure. The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)            A Participant shall not be entitled to receive any greater payment under Sections 3.01~~,~~ or 3.04 ~~or 3.05~~ than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed~~.~~ (for the avoidance of doubt, it is understood and agreed that (i) the investment objectives and/or history of any proposed Participant or its Affiliates shall be a reasonable basis for Borrower to withhold consent and (ii) the Borrower shall have reasonable basis for withholding consent if any participation would result in increased indemnification obligations to the Borrower at such time).

(h)            ~~Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.~~[Reserved].

(i)             Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01~~,~~ and 3.04 ~~and 3.05~~ (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Sections 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, ~~the~~it is understood and agreed that (A) the investment objectives and/or history of any proposed SPC or its Affiliates shall be a reasonable basis for Borrower to withhold consent and (B) the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any Rating Agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)            Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, ~~(1)~~ any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it (and ~~(2)~~in the case of any ~~Lender that is a~~ Fund ~~may create a~~, such security interest ~~in all or any portion of the Loans owing to it and the Note, if any, held by it to~~may be created in favor of the trustee for holders of obligations owed~~,~~  or securities issued, by such Fund as security for such obligations or securities), including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that unless and until such ~~trustee~~pledgee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such ~~trustee~~pledgee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such ~~trustee~~pledgee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)            Notwithstanding anything to the contrary contained herein, any L/C Issuer ~~or Swing Line Lender~~ may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer ~~or Swing Line Lender, respectively~~; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer ~~or Swing Line Lender~~ shall have identified a successor L/C Issuer ~~or Swing Line Lender~~ reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer ~~or Swing Line Lender, as applicable, and to assume a Letter of Credit Percentage equal to or greater than the Letter of Credit Percentage of the resigning L/C Issuer. In the event of any such resignation of an L/C Issuer or Swing Line Lender~~, unless, at the option of the Borrower, the Borrower shall ~~be entitled to~~have appointed one or more L/C Issuers from among the Lenders willing to accept such appointment as a successor L/C Issuer ~~or Swing Line Lender~~ hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer ~~or the Swing Line Lender, as the case may be~~, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). ~~If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, RFR Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).~~

(l)            (1) Any Lender may~~, so long as no Default has occurred and is continuing~~, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) “Dutch ~~a~~Auctions” open to all Lenders of the applicable Class on a pro rata basis in accordance with analogous procedures of the type described in Section 2.05(a)(v) ~~or (y) open market purchases on a~~(or other procedures as agreed between the Borrower and the Administrative Agent (or other agent managing such auction)) or (y) open-market or other privately negotiated purchases (including an exchange on a pro rata or non-pro rata basis and (2) any Affiliated Lender may, at any time, purchase all or a portion of the rights and obligations of a Defaulting Lender, in each case subject to the following limitations:

(i)             the assigning Lender and the Affiliated Lender purchasing such Lender’s ~~Term~~ Loans and/or Commitments shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit ~~M~~L-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii)            Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii)           the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 30% of the principal amount of all Term Loans outstanding at such time ~~outstanding~~(measured at the time of purchase) (such percentage, the “Affiliated Lender Cap”); ~~and~~

(iv)            with respect to Section 10.07(l)(2), any non-Defaulting Lender of the same Class willing to repurchase any Loans/Commitments of the Defaulting Lenders from the Affiliated Lenders shall have the right to make such repurchase at par, plus accrued and unpaid interest or at a lower price agreed to by such Defaulting Lender on a pro rata basis based on their share of the applicable Facility; and

(~~iv~~v)         as a condition to each assignment pursuant to this clause (l), the Administrative Agent shall have been provided ~~a~~an Affiliated Lender ~~n~~Notice ~~in the form of Exhibit M-2~~ to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such ~~Term~~ Loans and/or Commitments against the Administrative Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit ~~M~~L-2.

Notwithstanding anything to the contrary set forth herein, an Affiliated Lender may, but shall not be required to, contribute any Term Loans held by it at any time directly or indirectly to the Borrower (including in exchange for any issuance of capital stock of Holdings or a direct or indirect parent thereof that is otherwise permitted to be issued by the Borrower or such parent entity at such time, which shall not be required to be made to any other Lender whether on a pro rata or non-pro rata basis, for the avoidance of doubt), in which case, such Term Loans shall be canceled as described in Section 10.07(m)(ii).

(m)            Any Lender may, so long as no Event of Default has occurred and is continuing and, only to the extent purchased at a discount, no proceeds of Revolving Credit ~~Borrowings~~Loans are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to ~~Holdings or~~ the Borrower or any of its Subsidiaries through (x) “Dutch ~~a~~Auctions” open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) (or such other procedures as agreed between the Borrower and the Administrative Agent (or other agent managing such auction)) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, ~~open market~~open-market or other privately negotiated purchases ~~on a~~(including an exchange) on a pro rata or non-pro rata basis; provided that in connection with assignments pursuant to clauses (x) and (y) above:

(i)             if Holdings or any Subsidiary of the Borrower is the assignee, upon such assignment, transfer or contribution, Holdings or such Subsidiary shall automatically be deemed to have contributed, assigned or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or

(ii)            if the assignee is the Borrower (including through contribution or transfers set forth in clause (i) above), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(n)            Notwithstanding anything in Section 10.01 or the definition of “Required Lenders~~,~~”, “Required Class Lenders~~,~~”, or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Class Lenders ~~(in respect of a Class of Term Loans)~~ or the Required Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, unless the action in question affects any ~~Non-Debt Fund~~ Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders, or subject to Section 10.07(o), any plan of reorganization pursuant to the ~~U.S.~~ Bankruptcy Code of the United States, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A)            all ~~Term~~Commitments or Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required Class Lenders ~~(in respect of a Class of Term Loans)~~ or the Required Facility Lenders have taken any actions; and

(B)            all ~~Term~~Commitments or Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(o)            Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the ~~Term~~ Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the ~~Term~~ Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by ~~Term~~ Lenders that are not Affiliated Lenders.

(p)            Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Credit Commitments and Revolving Credit Loans held by Debt Fund Affiliates may not account for more than 50% (pro rata among such Debt Fund Affiliates) of the Term Loans, Revolving Credit Commitments and Revolving Credit Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(q)            Any request for consent of the Borrower pursuant to Section 10.07(b)(i)(A) or Section 10.07(f) and related communications shall be delivered by the Administrative Agent simultaneously to (A) any recipient that is an employee of Holdings or the Borrower, as designated in writing to the Administrative Agent by the Borrower from time to time (if any) and (B) the chief financial officer of the Borrower or any other Responsible Officer designated by the Borrower in writing to the Administrative Agent from time to time.

SECTION 10.08      Confidentiality.

Each of the Agents, the Lead Arrangers and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and ~~its~~ Approved Funds and its and their respective managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors, financing sources and agents, including accountants, legal counsel and other advisors (excluding Affiliates~~’~~, managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents~~, including accountants, legal counsel and other advisors~~ that are engaged as principals primarily in the business of (i) asset management or (ii) the sale or distribution of asset management products, including, without limitation, mutual funds, in each case, other than a limited number of senior employees who are required, in accordance with such Lender’s internal policies and procedures, to act in a supervisory capacity and such Lender’s internal legal, compliance, risk management, credit or investment committee members (each, with respect to any Lender, an “Excluded Person”)) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent, such Lead Arranger or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement or to the Permitted Holders; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(~~h~~j), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (other than an Excluded Person that is not a Bona Fide Debt Fund) (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledg~~e~~ment and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information); provided that nothing in this Section 10.08 shall prohibit any Lender from disclosing any such information to an Excluded Person that is a Bona Fide Debt Fund in its capacity as an Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arrangers, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Investor or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) ~~to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender;~~ [reserved]; (j) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with ~~the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder~~establishing a “due diligence” defense or (l) to the extent such Information is independently developed by the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender or Excluded Person (other than an Excluded Person that is a Bona Fide Debt Fund in its capacity as a prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement). In addition, the Agents, the Lead Arrangers and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any Lead Arranger, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from Holdings, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Notwithstanding the foregoing, for the avoidance of doubt, each of the Agents, the Lead Arrangers and the Lenders agree that no Information shall be disclosed to any credit research firms, providers of indenture and loan agreement analysis or similar services.

SECTION 10.09      Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

SECTION 10.10      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11      Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by ~~a manually signed~~an original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

SECTION 10.12      Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent~~,~~ or the L/C Issuers ~~or the Swing Line Lender~~, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited. ~~Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.~~

SECTION 10.15      GOVERNING LAW.

(a)            THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK ~~CITY~~COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.

SECTION 10.16      WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17      Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent, the L/C Issuers and the Administrative Agent shall have been notified by each Lender~~,~~ and the ~~Swing Line~~L/C Issuers that each Lender and the L/C ~~Issuers that each Lender, the Swing Line Lender and the L/C~~ Issuers have executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.18      USA PATRIOT Act; Beneficial Ownership.

Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower in accordance with the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, and is effective as to the Lenders and the Administrative Agent.

SECTION 10.19      No Advisory or Fiduciary Responsibility.

(a)            In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, Lead Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable ~~l~~Law relating to agency and fiduciary obligations.

(b)            Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arrangers or Affiliate thereof were not a Lender, the Lead Arrangers or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Lead Arrangers and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower, an Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Lead Arrangers or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Lead Arrangers or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrower, an Investor or an Affiliate thereof.

SECTION 10.20      Electronic Execution of Assignments.

The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any Assignment and Assumption, amendment, Request for Credit Extension, waiver or consent) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable ~~l~~Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.21      Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02(a) was inaccurate or was restated (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, or such restatement would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a corrected or restated financial statement and a corrected or updated Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the ~~corrected~~updated Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within fifteen (15) days after the delivery of the corrected or restated financial statements and the updated Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01; provided that any underpayment due to change in Applicable Rate shall not in itself constitute a Default or Event of Default under Section 8.01 so long as such additional interest or fees are paid within the 15-day period set forth above.

SECTION 10.22      Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

SECTION 10.23      Acknowledg~~e~~ment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b)	the effects of any Bail-~~i~~In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent ~~undertaking~~entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.24      ~~Acknowledgement Regarding any Supported QFCs~~Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Facilities, Facilities in connection with any Refinancing Series, Extended Term Loans, Extended Revolving Credit Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement).

SECTION 10.25      Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States)~~:~~.

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section ~~10.24~~10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

~~SECTION 10.25      Borrower Obligations.~~

~~(a)            Notwithstanding anything herein or in any Loan Document to the contrary, and solely with respect to the Initial B-4 Dollar Term Loan Obligations, the Borrower and Co-Borrowers shall have joint and several liability in respect of all Initial B-4 Dollar Term Loan Obligations, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrower and the Co-Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or the Co-Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Initial B-4 Dollar Term Loan Obligations of the Borrower and the Co-Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrower, the Co-Borrowers or against any other person which may be or become liable in respect of all or any part of the Initial B-4 Dollar Term Loan Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. Each of the Borrower and the Co-Borrowers hereby acknowledge and agree that, solely with respect to the Initial B-4 Dollar Term Loans, this Agreement is the independent and several obligation of each of the Borrower and the Co-Borrowers (regardless of the Borrower having delivered a request for borrowings under Section 2.02) and may be enforced against each of the Borrower and the Co-Borrowers separately, whether or not enforcement of any right or remedy hereunder has been sought against the Borrower or any Co-Borrower. Each of the Borrower and the Co-Borrowers hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any other Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Initial B-4 Dollar Term Loan Obligations. The foregoing is in addition to, and not in lieu of, any of the other obligations of the Borrower and the Co-Borrowers under this Agreement, including, for the avoidance of doubt, the primary obligations of the Borrower and the Co-Borrowers, and the Guaranty of the Obligations by the Co-Borrowers.~~

~~(b)            Solely with respect to the Initial B-4 Dollar Term Loans, any Subsidiary Guarantor may become a Co-Borrower and a Borrower hereunder by execution of a joinder agreement substantially in the form of Exhibit O (or such other form as may be agreed to by the Administrative Agent acting reasonably).~~

~~(c)            Notwithstanding anything herein or in any Loan Document to the contrary, when any Subsidiary Guarantor becomes a Co-Borrower hereunder, so long as such Subsidiary remains a Co-Borrower, such Subsidiary shall (i) not be or become an Excluded Subsidiary, (ii) shall continue to be a “Guarantor” and a “Subsidiary Guarantor” and (iii) not be or become a Transferred Guarantor.~~

~~SECTION 10.26      Restructuring TransactionsSECTION 10.27~~

~~(a)            Each Additional B-4 Dollar Term Lender agrees that, at the election of the Borrower, in one or more transactions and from time to time after the Restructuring Consent Date, (i) (A) each of Omaha Holdings LLC (or any other Person otherwise constituting “Holdings I”) and Gates Holdings 1 LLC (or any other Person otherwise constituting “Holdings II”) (collectively, “Existing Holdings”) may assign all of its rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents as “Holdings” and a Guarantor to one or more Persons organized, formed or incorporated under the Laws of the United States, any state thereof or the District of Columbia or organized, formed or incorporated under the Laws of England and Wales (or such other jurisdiction as reasonably acceptable to the Administrative Agent) (such Person or Persons, individually or collectively, as applicable, “New Holdings”); provided that (1) one of New Holdings directly and collectively owns 100% of the issued and outstanding Equity Interests in the Borrower, (2) New Holdings issues a Guarantee of the Obligations and assumes all of such rights, title, interests, duties, liabilities and obligations of Existing Holdings under this Agreement and the other Loan Documents, (3) no Event of Default shall have occurred and be continuing at the time of the Holdings Restructuring Transaction (as defined below) or shall result therefrom, (4) the Administrative Agent shall have received all documentation and other information about New Holdings, required under applicable “know your customer” and anti-money laundering rules and regulations and reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent) in writing, (5) New Holdings shall have become party to the ABL Intercreditor Agreement pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent, (6) New Holdings shall have pledged 100% of the Equity Interests of the Borrower and, if applicable, the Equity Interests of its direct Subsidiaries, as applicable, in each case to the Collateral Agent for the benefit of the Secured Parties pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent, shall have become party to the Security Agreement and shall have satisfied the Collateral and Guarantee Requirement applicable to New Holdings (provided that (x) if New Holdings is organized under the Laws of England and Wales, New Holdings shall cause a Companies House filing to be made to the extent necessary to perfect the security interest of the Collateral Agent in the Equity Interests of the Borrower and, if applicable, the Equity Interests of its direct Subsidiaries, as applicable, and (y) if New Holdings is organized under the Laws of a jurisdiction other than the United States, any state thereof, the District of Columbia or England and Wales, New Holdings shall take such actions as it and the Collateral Agent may reasonably agree are necessary to perfect the security interest of the Collateral Agent in the Equity Interests of the Borrower and if applicable, the Equity Interests of its direct Subsidiaries, as applicable, in each case notwithstanding any limitations set forth in the Collateral and Guarantee Requirement) and (7) the Holdings Restructuring Transactions (as defined below) do not, taken as a whole, materially impair the aggregate value or the enforceability of the Guarantees under the Loan Documents of the Obligations or the Liens of the Collateral Agent in the Collateral (this clause (i)(A), the “Holdings Assignment and Assumption”) and (B) immediately after giving effect to the Holdings Assignment and Assumption, and without affecting the continuing rights, title, interest, duties, liabilities and obligations of New Holdings, Existing Holdings shall be released from all of its rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents (including any Collateral and Guarantee Requirement) (if any) as “Holdings” (this clause (i), the “Holdings Restructuring Transactions”) and (ii) (A) the Borrower (in such capacity, the “Existing Borrower”) may assign all of its rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents as the “Borrower” to any other Person (including any Co-Borrower) organized under the Laws of the United States, any state thereof or the District of Columbia (a “New Borrower”); provided that (1) the New Borrower assumes all of such rights, title, interests, duties, liabilities and obligations of the Existing Borrower under this Agreement and the other Loan Documents, (2) no Event of Default shall have occurred and be continuing at the time of the Borrower Restructuring Transactions or shall result therefrom, (3) the Administrative Agent shall have received all documentation and other information about the New Borrower, required under applicable “know your customer” and anti-money laundering rules and regulations and reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent) in writing, (4) New Borrower shall have become party to the ABL Intercreditor Agreement pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent, (5) the Collateral owned by or transferred to the New Borrower from the Existing Borrower shall continue to constitute Collateral under the Collateral Documents, (6) New Borrower shall have become party to the Security Agreement and satisfied the Collateral and Guarantee Requirement, applicable to “Borrowers”, (7) each Guarantor shall have confirmed in writing that its Guarantee of the Obligations shall apply to the New Borrower’s obligations under the Loan Documents and shall have confirmed its prior grant of Liens under the Collateral Documents continue in full force and effect after giving effect to the Borrower Restructuring Transaction, and (8) the Borrower Restructuring Transactions do not materially impair the aggregate value or the enforceability of the Guarantees under the Loan Documents of the Obligations or the Liens of the Collateral Agent in the Collateral (this clause (ii)(A), the “Borrower Assignment and Assumption”) and (B) immediately after giving effect to such Borrower Assignment and Assumption, and without affecting the continuing rights, title, interest, duties, liabilities and obligations of such New Borrower, such Existing Borrower shall be released from all of its rights, title, interests, duties, liabilities and obligations (including the Obligations) under the Loan Documents (including any Collateral and Guarantee Requirement) (if any) as a “Borrower” (this clause (ii), the “Borrower Restructuring Transactions” and, together with the Holdings Restructuring Transactions, the “Restructuring Transactions”).~~

~~(b)            Each Additional B-4 Dollar Term Lender hereby consents to each of the Restructuring Transactions, the Equity Pledge Limitation (as defined below) and the Guarantor Limitation (as defined below) and acknowledges and agrees that in no event shall any Restructuring Transaction be deemed to constitute a Change of Control. Following the Restructuring Consent Date, the Administrative Agent and the Borrower may amend this Agreement (i) to reflect the Restructuring Transactions and such other related changes to this Agreement as may be applicable, including that, for purposes of Section 7.14, New Holdings shall be permitted to directly own the Equity Interests of Subsidiaries that are not the Borrower (in addition to the Equity Interests of the Borrower) and (ii) notwithstanding anything to the contrary in the Loan Documents, with respect to a Loan to a U.S. Borrower, to limit the pledge of voting Equity Interests in any CFC or FSHCO in each case that is a direct or indirect Subsidiary of a U.S. Borrower (including any such Equity Interests previously pledged to secure the Obligations), in each case, to 65% of the voting power of all outstanding Equity Interests of such CFC or FSHCO (the “Equity Pledge Limitation”) and (iii) notwithstanding anything to the contrary in the Loan Documents, with respect to a Loan to a U.S. Borrower, to exclude from the requirement to be a Subsidiary Guarantor (including removing any existing Subsidiary Guarantor) any CFC or FSHCO in each case that is a direct or indirect Subsidiary of a U.S. Borrower (the “Guarantor Limitation”), and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement. Each Additional B-4 Dollar Term Lender authorizes the Administrative Agent and the Collateral Agent to execute and deliver such documents, and take such other actions as the Borrower or Holdings may reasonably request, to give effect to the Restructuring Transactions, the Equity Pledge Limitation and the Guarantor Limitation.~~

~~(c)            From and after the consummation of the Holdings Restructuring Transactions and the Restructuring Consent Date, New Holdings shall be “Holdings” and a “Guarantor” under this Agreement and the other Loan Documents and a “Grantor” under the Security Agreement. New Holdings shall represent and warrant that, as of the date of the Holdings Restructuring Transactions, one of New Holdings directly and collectively owns 100% of the Equity Interests of the Borrower.~~

~~(d)            From and after the Borrower Restructuring Transactions and the Restructuring Consent Date, the New Borrower shall be a “Borrower” under this Agreement and the other Loan Documents and a “Grantor” under the Security Agreement.~~

ARTICLE XI
Guaranty

SECTION 11.01      The Guaranty.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by ~~any Loan Party~~the Borrower or any of its Subsidiaries under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 11.02      Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Secured Hedge Agreements, the Treasury Services Agreements, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)            any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)            any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)            the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the Secured Hedge Agreements, the Treasury Services Agreements or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 11.03      Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

SECTION 11.04      Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 11.05      Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

SECTION 11.06      Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 11.07      Continuing Guaranty.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 11.08      General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 11.09      Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent, any L/C Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 11.10      Release of Guarantors.

Any Guarantor shall be released from its obligations under this Article XI pursuant to the terms of Section 9.11.

~~If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer or upon becoming an Excluded Subsidiary, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes, the ABL Credit Agreement (other than Canadian Subsidiaries which guarantee Indebtedness under the ABL Credit Agreement) or any Junior Financing with a principal amount in excess of the Threshold Amount.~~

~~When all Commitments hereunder have terminated, and all Loans or other Obligation (other than obligations under Treasury Services Agreements or Secured Hedge Agreements) hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.~~

SECTION 11.11      Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuer~~, the Swing Line Lender~~  and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuer~~, the Swing Line Lender~~  and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 11.12      ~~Cross-Guaranty~~UK Limitation on Guarantee Obligations.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, to the extent the guarantee herein is given by a Guarantor incorporated under the laws of England and Wales, such guarantee shall not apply to any liability to the extent that it would constitute unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of the United Kingdom.

SECTION 11.13      Cross-Guaranty.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.

[Signature pages intentionally omitted]

Exhibit B

[On file with the Administrative Agent]

Exhibit C

Exhibits

Exhibit D

UK Security Agreement